As filed with the Securities and Exchange Commission on January 28, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OPTI CANADA INC.
(Exact name of Registrant as specified in its charter)

Canada (Province or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No., if applicable)

2100, 555-4th Avenue S.W.
Calgary, Alberta
Canada T2P 4H2
(403) 249-9425
(Address and telephone number of Registrant’s principal executive offices)
CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
(212) 894-8700
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:
David Halford Chief Financial Officer OPTI Canada Inc. 2100, 555-4th Avenue S.W. Calgary, Alberta Canada T2P 4H2 (403) 249-9425	R. Craig Hoskins, Esq. Macleod Dixon LLP 3700, 400-3 Avenue S.W. Calgary, Alberta Canada T2P 4H2 (403) 267-8222	Andrew J. Foley, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019- 6064 (212) 373-3000

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.
Province of Alberta, Canada
(Principal jurisdiction regulating this offering (if applicable))

It is proposed that this filing shall become effective (check appropriate box below):
A.☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.☑	at some future date (check appropriate box below)
1. ☐pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).
2. ☐pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).
3. ☑pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4. ☐after the filing of the next amendment to this Form (if preliminary material is being filed).
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

		Proposed
Title of each class		maximum	Proposed maximum	Amount of
of securities to be	Amount to be	offering price	aggregate offering	registration
registered	registered	per note	price(1)	fee(2)
8 1/4% Senior Secured Notes due 2014	$1,000,000,000	100%	$1,000,000,000	$39,300
7 7/ 8% Senior Secured Notes due 2014	$750,000,000	100%	$750,000,000	$29,475
Total	$1,750,000,000	100%	$1,750,000,000	$68,775

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933.

(2)	The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act of 1933.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
We are permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. We prepare our financial statements in accordance with Canadian generally accepted accounting principles, and they are subject to Canadian auditing and auditor independence standards. They may not be comparable to financial statements of United States companies.
Owning the debt securities may subject you to tax consequences both in the United States and Canada. This prospectus may not describe these tax consequences fully.
Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because we are incorporated in Canada, most of our officers and directors and some of the experts named in this prospectus are Canadian residents, and most of our assets or the assets of our directors and officers and experts are located outside the United States.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
Preliminary Short Form Prospectus

January 28, 2008
Exchange Offer for US$1,000,000,000 of our
8.25% Senior Secured Notes due 2014
and
Exchange Offer for US$750,000,000 of our
7.875% Senior Secured Notes due 2014
Terms of the exchange offer
•	The exchange offer will expire at 5:00 p.m., New York City time, on •, 2008, unless OPTI Canada Inc. extends the offer.

•	If all the conditions of this exchange offer are satisfied, OPTI Canada Inc. will exchange all of the 8.25% Senior Secured Notes due 2014 issued on December 8, 2006 (the “Initial December Notes”), that are validly tendered and not withdrawn for new December notes (the “New December Notes”) and OPTI Canada Inc. will exchange all of the 7.875% Senior Secured Notes due 2014 issued on June 25, 2007 (the “Initial June Notes”, the Initial December Notes and the Initial June Notes collectively referred to herein as the “Initial Notes”), that are validly tendered and not withdrawn for new June notes (the “New June Notes”, the New December Notes and the New June Notes collectively referred to herein as the “Exchange Notes”).

•	You may withdraw your tender of Initial Notes at any time before the expiration of this exchange offer.

•	The Exchange Notes that OPTI Canada Inc. will issue you in exchange for your Initial Notes will be substantially identical to your Initial Notes except that, unlike your Initial Notes, the Exchange Notes will have no transfer restrictions.
     Before participating in this exchange offer, please refer to the section in this prospectus entitled “Risk Factors” commencing on page 26.
     Neither the United States Securities and Exchange Commission (“SEC”) nor any state securities commission has expressed an opinion about these securities or determined if this prospectus is truthful or complete and it is an offence to claim otherwise.
     No underwriter has been involved in the preparation of this prospectus or performed any review of the contents of this prospectus.
     Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution”.

DOCUMENTS INCORPORATED BY REFERENCE
     Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Manager of Investor Relations of the Corporation at 2100, 555 – 4th Avenue S.W., Calgary, Alberta, telephone (403) 249-9425. Copies of the documents incorporated herein by reference are also available at www.sedar.com.
     The following documents of the Corporation, filed with the various provincial securities commissions or similar authorities in Canada, are specifically incorporated into and form an integral part of this prospectus:
(a)	the annual information form of the Corporation dated January 22, 2008, for the year ended December 31, 2007 (the “AIF”);

(b)	the audited comparative consolidated financial statements of the Corporation as at and for the years ended December 31, 2007 and 2006 together with the notes thereto and the Auditors’ Report thereon and related amended and restated management’s discussion and analysis of the financial condition and operations of the Corporation; and

(c)	the Notice of 2007 Annual and Special Meeting and Management Proxy dated March 7, 2007 in connection with the annual and special meeting of the shareholders of the Corporation held on April 27, 2007.

     Any documents of the type required by National Instrument 44-101 to be incorporated by reference in a prospectus including any material change reports (excluding confidential reports), comparative interim financial statements, comparative annual financial statements and the auditor’s report thereon, information circulars, annual information forms and business acquisition reports filed by the Corporation with the securities commissions or similar authorities in the provinces of Canada subsequent to the date of this prospectus and prior to the termination of this distribution, shall be deemed to be incorporated by reference in this prospectus.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS
     We are a corporation organized under the laws of Canada. The majority of our directors and officers and some of the experts named in this prospectus reside principally in Canada. Because most of these persons are located outside the United States, it may not be possible for you to effect service of process within the United States on these persons. Furthermore, it may not be possible for you to enforce against us or them, in the United States, judgments obtained in United States courts, because all or a substantial portion of our assets and the assets of these persons are located outside the United States. We have been advised by Macleod Dixon LLP, our Canadian counsel, that there is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based upon the United States federal securities laws and as to the enforceability in Canadian courts of judgments of United States courts obtained in actions based upon the civil liability provisions of the United States federal securities laws. Therefore, it may not be possible to enforce those actions against us, our directors and officers or some of the experts named in this prospectus.
PRESENTATION OF FINANCIAL INFORMATION
     The financial statements included in this prospectus are presented in Canadian dollars. In this prospectus, references to “$” are to Canadian dollars and references to “US$” and “U.S. dollars” are to United States dollars. See “Currency Translation”.
     The financial statements included in this prospectus have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”). Canadian GAAP differs in some material respects from U.S. generally accepted accounting principles (“U.S. GAAP”), and so these financial statements may not be comparable to the financial statements of U.S. companies. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP as they relate to us, see Note 10 to our consolidated financial statements, which are included in this prospectus.
CURRENCY TRANSLATION
     The following table lists, for each period presented, the high and low exchange rates, the average of the exchange rates on the last day of each month during the period indicated and the exchange rates at the end of the period for one Canadian dollar, expressed in U.S. dollars, based on the noon buying rate of the Bank of Canada.

	Year Ended December 31,
	2005		2006		2007
High for the period	US$	0.87	US$	0.91	US$	1.09
Low for the period		0.79		0.85		0.84
End of period		0.86		0.87		1.01
Average for the period(1)		$0.83		$0.87		$0.93

Notes:

(1)	Average represents the average of the rates on the last day of each month during the period.

(2)	The exchange rate for one Canadian dollar, expressed in U.S. dollars on January 10, 2008, based on the noon buying rate of the Bank of Canada, was US$0.9927.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed a registration statement on Form F-10 with the SEC regarding the Exchange Notes. This prospectus is part of our registration statement. For further information about us and the Exchange Notes, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since the prospectus may not contain all of the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.
     We are not currently subject to the periodic reporting and other informational requirements of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”). Upon effectiveness of the registration statement of which this prospectus is a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act during the fiscal year in which the registration statement becomes effective and accordingly we will be required to file reports and other information with the SEC. However, we are a “foreign private issuer” as defined in Rule 405 of the Securities Act, and are therefore not required to comply with Exchange Act provisions regarding proxy statements and short swing profit disclosure.
     The registration statement (including the attached exhibits) and any other statements and information we file with the SEC will be available for inspection at the public reference room at the SEC’s office located at 100 F Street, N.E., Washington, D.C. 20549.
     Copies may also be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at, 100 F Street, N.E., Washington, D.C. 20549. Information can also be obtained by calling the SEC at 1-800-732-0330. The SEC also maintains an Internet website that contains reports and other information about issuers who file reports with the SEC. The address of that website is www.sec.gov.
     We also file information, such as periodic reports and financial information, with the Canadian Securities Administrators, which may be accessed at www.sedar.com.
     Anyone who receives a copy of this prospectus may obtain copies of the indentures governing the notes without charge by writing to our Manager of Investor Relations at Suite 2100, 555 — 4th Avenue S.W., Calgary, Alberta, T2P 3E7.
FORWARD LOOKING STATEMENTS AND FORWARD LOOKING INFORMATION
     This prospectus contains forward looking statements and forward looking information within the meaning of the U.S. federal securities laws and applicable Canadian securities laws. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward looking statements and forward looking information. The words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “scheduled” and similar expressions, as well as future or conditional verbs such as “will,” “should,” “would” and “could” often identify forward looking statements and forward looking information. These statements and information are only predictions. Actual events or results may differ materially. In addition, this prospectus may contain forward looking statements and forward looking information attributed to third party industry sources. Undue reliance should not be placed on these forward looking statements and forward looking information, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward looking statements and forward looking information involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward looking statements and forward looking information will not occur.

     Specific forward looking statements and forward looking information contained in this prospectus include, among others, statements regarding:
•	the expected cost to construct the Project;

•	the timing of commencement of operations and the level of production achieved;

•	the operation of our facilities, including the steam-to-oil ratio (“SOR”) of the SAGD Operation and the Premium Sweet Crude (“PSC™”) yield of the Long Lake Upgrader;

•	our estimated general financial performance in future periods;

•	our reserve and resource estimates and our estimates of the present value of our future net cash flow;

•	our expansion plans for our properties and our expected increases in revenues attributable to our expansions;

•	the impact of governmental controls and regulations on our operations;

•	our competitive advantages and ability to compete successfully; and

•	our expectations regarding the development and production potential of our properties.
     With respect to forward looking statements and forward looking information contained in this prospectus, we have made assumptions regarding, among other things:
•	future natural gas and crude oil prices;

•	our ability to obtain qualified staff and equipment in a timely and cost-efficient manner to meet our demand;

•	the regulatory framework representing royalties, taxes and environmental matters in which we conduct our business;

•	our ability to market PSC™ successfully to customers;

•	the impact of increasing competition; and

•	our ability to obtain financing on acceptable terms.
     Some of the risks that could affect our future results and could cause results to differ materially from those expressed in our forward looking statements and forward looking information include:
•	the cost of constructing the Project and maintaining the Project construction schedule and planned start-up dates;

•	difficulties encountered during the production of PSC™;

•	costs associated with producing and upgrading bitumen;

•	the impact of competition;

•	the need to obtain required approvals and permits from regulatory authorities;

•	liabilities as a result of accidental damage to the environment;

•	compliance with and liabilities under environmental laws and regulations;

•	the uncertainty of estimates by our independent consultants with respect to our bitumen and synthetic crude oil reserves and resources;

•	the volatility of crude oil and natural gas prices and of the differential between heavy and light crude oil prices;

•	changes in the foreign exchange rate among the Canadian and U.S. dollar;

•	risks that our financial counterparties may not fulfill financial obligations to us;

•	difficulties encountered in delivering PSC™ to commercial markets;

•	we may be unable to sufficiently protect our proprietary technology or may be the subject of technology infringement claims from third parties;

•	general economic conditions in Canada and the United States;

•	failure to obtain industry partner and other third party consents and approvals, when required;

•	royalties payable in respect of our production;

•	the impact of amendments to the Income Tax Act (Canada) on us;

•	changes in or the introduction of new government regulations, in particular related to carbon dioxide (“CO2”), relating to our business; and

•	the uncertainty of our ability to attract capital.
     The information contained in this prospectus, including the information provided under the heading “Risk Factors,” identifies additional factors that could affect our operating results and performance. We urge you to carefully consider those factors and the other information contained in this prospectus.
     Our forward looking statements and forward looking information are expressly qualified in their entirety by this cautionary statement. Our forward looking statements and forward looking information are only made as of the date of this prospectus. We undertake no obligation to update these forward looking statements and forward looking information to reflect new information, subsequent events or otherwise, except as required by law.
PRESENTATION OF OUR RESERVE AND RESOURCE INFORMATION
     The determination of oil reserves and resources involves the preparation of estimates that have an inherent degree of associated uncertainty. The estimation and classification of reserves and resources requires the application of professional judgment combined with geological and engineering knowledge to assess whether or not specific reserves classification criteria have been satisfied. Knowledge of concepts including uncertainty and risk, probability, statistics and deterministic and probabilistic estimation methods is required to properly use and apply reserves and resources definitions.
     The SEC generally permits US oil and gas companies, in their filings with the SEC, to disclose only proved reserves and production, net of royalties and interests of others, that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Because the SEC permits us to prepare this prospectus in accordance with Canadian disclosure requirements, we present our reserves as upgraded products, including synthetic crude oil and butane volumes, which in turn allows us to recognize the inclusion of a bitumen upgrader in the development of our bitumen resources. In addition, our estimated future net revenues and net present values of those future net revenues include the net revenues associated with the production and sale of upgraded products. The SEC would not permit US oil and gas companies to present reserves as synthetic crude oil and would require the presentation of the net revenues associated with the production and sale of bitumen. We do not intend to sell a significant portion of our reserves as bitumen. Lastly, the SEC permits us to disclose proved reserves, probable reserves and possible reserves (as well as certain categories of resources, discussed in further detail below) and to disclose production on a gross basis before deducting royalties. Accordingly, we have disclosed in this prospectus reserves and resources in accordance with Canadian securities laws, which permit, among other things, reserves to be designated as “gross” in addition to “net” and production on a gross basis before deducting royalties.
     “gross” means:
(a)	in relation to a company’s interest in production or reserves, its working interest (operating or non operating) share before deduction of royalties and without including any royalty interests of the company;

(b)	in relation to wells, the total number of wells in which a company has an interest; and

(c)	in relation to properties, the total area of properties in which a company has an interest.
     “net” means:
(a)	in relation to a company’s interest in production or reserves, its working interest (operating or non operating) share after deduction of royalty obligations, plus its royalty interests in production or reserves;

(b)	in relation to a company’s interest in wells, the number of wells obtained by aggregating the company’s working interest in each of its gross wells; and

(c)	in relation to a company’s interest in a property, the total area of properties in which the company has an interest multiplied by the working interest owned by the company.
Disclosure of Reserves
     The reserves estimates and net present values presented in this prospectus were prepared to comply with Canadian reserves disclosure standards and reserves definitions as set out in the Canadian National Instrument 51-101, Standards of Disclosure for Oil and Gas Activities (“NI 51-101”), issued by the Canadian Securities Administrators, and the Canadian Oil and Gas Evaluation Handbook, referred to as the COGE Handbook, prepared jointly by The Society of Petroleum Evaluation Engineers (Calgary Chapter) and the Canadian Institute of Mining, Metallurgy & Petroleum (Petroleum Society).
     Reserves are estimated remaining quantities of oil and natural gas and related substances anticipated to be recoverable from known accumulations, from a given date forward, based on:
•	analysis of drilling, geological, geophysical and engineering data;

•	the use of established technology; and

•	specified economic conditions, which are generally accepted as being reasonable.
     Reserves are classified according to the degree of certainty associated with the estimates:
•	proved reserves are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves;

•	probable reserves are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves; and

•	possible reserves are those additional reserves that are less certain to be recovered than probable reserves. It is unlikely that the actual remaining quantities recovered will exceed the sum of the estimated proved plus probable plus possible reserves.
     Each of the reserves categories (proved, probable and possible) may be divided into developed and undeveloped categories:
•	developed reserves are those reserves that are expected to be recovered from existing wells and installed facilities or, if facilities have not been installed, that would involve a low expenditure (for example, when compared to the cost of drilling a well) to put the reserves on production. The developed category may be subdivided into producing and non-producing;

•	developed producing reserves are those reserves that are expected to be recovered from completion intervals open at the time of the estimate. These reserves may be currently producing or, if shut-in, they must have previously been on production, and the date of resumption of production must be known with reasonable certainty;

•	developed non producing reserves are those reserves that either have not been on production, or have previously been on production, but are shut-in, and the date of resumption of production is unknown; and

•	undeveloped reserves are those reserves expected to be recovered from known accumulations where a significant expenditure (for example, when compared to the cost of drilling a well) is required to render them capable of production. They must fully meet the requirements of the reserves classification (proved, probable, possible) to which they are assigned.
     In multi-well pools it may be appropriate to allocate total pool reserves between the developed and undeveloped categories or to subdivide the developed reserves for the pool between developed producing and developed non producing. This allocation should be based on the estimator’s assessment as to the reserves that will be recovered from specific wells, facilities and completion intervals in the pool and their respective development and production status.
     The qualitative certainty levels referred to in the definitions above are applicable to individual reserves entities (which refers to the lowest level at which reserves calculations are performed) and to reported reserves (which refers to the highest level or the sum of individual entity estimates for which reserves estimates are presented). Reported reserves should target the following levels of certainty under a specific set of economic conditions:
•	at least a 90% probability that the quantities actually recovered will equal or exceed the estimated proved reserves;

•	at least a 50% probability that the quantities actually recovered will equal or exceed the sum of the estimated proved plus probable reserves; and

•	at least a 10% probability that the quantities actually recovered will equal or exceed the sum of the estimated proved plus probable plus possible reserves.
     Additional clarification for the classification of reserves and the certainty levels associated with reserves estimates is provided in the COGE Handbook.
Disclosure of Resources
     In this prospectus, we also refer to “resources.” We have categorized most of our resources as Contingent Resources, with a portion categorized as Prospective Resources. The definitions of these categories, as defined in the COGE Handbook are provided as footnotes to the Summary of Bitumen Resources tables on pages 9 and 25 of this prospectus. See “Summary of Reserves and Resources Information — Resource Data”.

SUMMARY
     The following summary is qualified in its entirety by and should be read in conjunction with the detailed information and financial statements appearing elsewhere in this prospectus. You should read the entire prospectus closely. Except as otherwise indicated or unless the context otherwise require the terms “OPTI,” “we,” “our” and “us,” refer to OPTI Canada Inc. See “Glossary of Terms” for certain other defined terms.
OPTI
     We are a Calgary, Alberta-based oil sands development company. We and Nexen Inc. (“Nexen”), the JV Participants, each own a 50% undivided interest in the Project, which upon completion will, among other things, include the Long Lake SAGD Operation and the Long Lake Upgrader, each with expected through-put rates of approximately 72,000 barrels per day (bbl/d) of bitumen. We expect the yield from the Long Lake Upgrader to be 57,700 bbl/d of PSC™ and approximately 800 bbl/d of butane. We expect PSC™ to sell at a price similar to West Texas Intermediate (“WTI”) crude oil. We expect SAGD volumes from the Long Lake SAGD Operation to ramp-up to about 50% capacity in mid-2008 in preparation for Upgrader start-up and SAGD volumes to reach full design rates of approximately 72,000 bbl/d of bitumen in 2009. We expect that the increasing capacity of the Long Lake Upgrader during ramp-up will enable us to process all of the forecasted SAGD volumes.
     We are the operator of the Long Lake Upgrader and Nexen is the operator of the Long Lake SAGD Operation. Nexen Marketing is currently responsible for marketing all of the output from the Project.
     The leases that support our development plans are located in the Athabasca region of north-eastern Alberta. The Project is being developed on a portion of the Long Lake leases that are dedicated to the Project. Additional portions of the Long Lake leases and other leases in areas commonly referred to as Cottonwood and Leismer will be used for possible future expansion phases.
     The McDaniel & Associates Consultants Ltd. (“McDaniel”), evaluation of our Long Lake Phase 1 lands recognizes the impact of upgrading on the reserves. Most of the raw bitumen will be upgraded and sold as PSCtm and butane, and is shown as synthetic crude oil or butane reserves. Bitumen will be sold following start-up of the SAGD Operation prior to the Long Lake Upgrader start-up, and thereafter during periods of the Long Lake Upgrader downtime, and is shown as bitumen reserves. The following table shows our working interest in raw bitumen reserves and the corresponding sales volumes at December 31, 2007 before deducting royalties and using forecast prices and costs.
Summary of Raw Bitumen Reserves and Sales Volumes
December 31, 2007
(MMbbls)

	Raw	Sales Volumes
	Bitumen	PSC(tm)	Bitumen	Butane
Proved	268	202	16	3
Proved plus Probable	803	620	29	9
Proved plus Probable plus Possible (1)	941	731	29	10

Note:

(1)	Possible reserves are those additional reserves that are less certain to be recovered than probable reserves. There is a 10% probability that the remaining quantities actually recovered will be greater than the sum of proved plus probable plus possible reserves.

     In addition to estimating the reserves, McDaniel has estimated bitumen resources associated with the remainder of the Long Lake, the Leismer and the Cottonwood Leases. A summary of our working interest in the additional resource estimates is shown below:
Summary of Bitumen Resources (1)
December 31, 2007
(MMbbl)

Raw Bitumen

Remainder of Long Lake leases(2)	704
Leismer(2)	960
Cottonwood(3)	542

Total	2,206

Notes:

(1)	These estimates represent the “best estimate” of our resource estimates, are not classified or recognized reserves, and are in addition to our disclosed reserve volumes. These resource estimates are categorized primarily as Contingent Resources, with some categorized as Prospective Resources. See Notes (2) and (3) below.

Contingent Resources are those quantities of petroleum estimated, as of a given date, to be potentially recoverable from known accumulations using established technology or technology under development, but which are not currently considered to be commercially recoverable due to one or more contingencies. Contingencies may include factors such as economic, legal, environmental, political, and regulatory matters, or a lack of markets. It is also appropriate to classify as Contingent Resources the estimated discovered recoverable quantities associated with a project in the early evaluation stage. There is no certainty that it will be commercially viable to produce any portion of the Contingent Resources.

Prospective Resources are those quantities of petroleum estimated, as of a given date, to be potentially recoverable from undiscovered accumulations by application of future development projects. Prospective Resources have both an associated chance of discovery and a chance of development. There is no certainty that any portion of the Prospective Resources will be discovered. If discovered, there is no certainty that it will be commercially viable to produce any portion of the resources.

(2)	The resource estimates for Leismer and Long Lake are categorized as Contingent Resources. These volumes are classified as a resource rather than a reserve primarily due to less delineation and the absence of regulatory approvals, detailed design estimates and near term development plans.

(3)	The estimate for Cottonwood is categorized as both Contingent and Prospective Resources. The estimate of 542 million barrels is comprised of 247 MMbbl of Contingent Resources and 295 MMbbl of Prospective Resources. These Contingent Resource volumes are classified as a resource rather than a reserve primarily due to less delineation, the absence of regulatory approvals, detailed design estimates and near term development plans, and less certainty of the economic viability of their recovery. In addition to those factors that result in Contingent Resources being classified as such, Prospective Resources are classified as such due to the absence of proximate delineation drilling.
Our Industry
     Oil sands operators produce and process bitumen, which is the extremely heavy oil trapped in the sands. According to the EUB, Canada’s oil sands are estimated to hold 315 billion barrels of ultimately recoverable bitumen reserves, with established reserves of 173 billion barrels at the end of 2006, second only to Saudi Arabia and significantly more than the recoverable reserves in the United States. According to the Canadian Association of Petroleum Producers (“CAPP”), in 2006 oil sands production reached over 1.1 million bbl/d and surpassed conventional production for the first time. The EUB estimates that oil sands production will reach 3.2 million bbl/d by 2016.
     Of the 315 billion barrels of potentially recoverable bitumen estimated to be contained in Canada’s oil sands, only about 20% are shallow enough to be mined, leaving the remainder of the resource to be exploited using in-situ techniques. The in-situ techniques currently in use employ steam to heat the bitumen, allowing it to flow into a well and to be produced to the surface. The two most common methods of in-situ production are Cyclic Steam Injection (“CSS”) and SAGD. The steam used in both processes is normally generated using natural gas, and natural gas is the primary input cost of both methods. SAGD typically has higher recovery rates and is a more energy efficient process than CSS in bitumen deposits such as ours.

     Bitumen is currently sold in two principal forms: either as a bitumen blend, in which the bitumen is mixed with a diluent (a very light hydrocarbon liquid) so that it will flow in pipelines; or, after upgrading, as a synthetic crude oil. Bitumen blend has many characteristics similar to, and is generally priced like, conventional heavy oil. Synthetic crude oil, depending on the level of upgrading it has undergone, has many characteristics similar to, and is generally priced like, conventional medium or light oil.
     Upgrading is the process that changes bitumen into synthetic crude oil. Bitumen, like crude oil, is a complex mixture of hydrocarbon components with a relatively high content of carbon in relation to hydrogen compared to conventional light crude oil. Some upgrading processes remove carbon, while others add hydrogen or change molecular structures. The main product of upgrading is synthetic crude oil that can be later refined like conventional oil into a range of consumer products by traditional refineries.
The Project
     In 2001, we and Nexen formed a joint venture to develop integrated oil sands projects in Canada. The first such project is Phase 1 of the Long Lake Project (the “Project”). We own a 50% undivided interest in the Project, which upon completion will, among other assets, include the Long Lake SAGD Operation and the Long Lake Upgrader, each with expected capacities of approximately 72,000 bbl/d of bitumen. We expect the yield from bitumen produced from the Long Lake SAGD Operation to be 57,700 bbl/d of PSCtm and approximately 800 bbl/d of butane resulting in an overall expected yield of 81.2%. We expect PSCtm to sell at a price similar to WTI crude oil although the selling price is expected to fluctuate above and below WTI.
     The Project is planned to be the first commercial application of the OrCrudetm Process. The Project involves two major components, being the recovery of bitumen and the upgrading of bitumen into PSCtm and other petroleum products. The Project will include a cogeneration facility that generates steam for the SAGD wells and electricity for use by the Project. The cogeneration facility will have a capacity of 170 megawatts.
     We are the operator of the Long Lake Upgrader and have primary responsibility for all matters relating to the Long Lake Upgrader, subject to certain approvals of the management committee of the joint venture. We are currently responsible for overseeing the construction, commissioning and start-up and operation of the Long Lake Upgrader.
     Nexen is the operator of the Long Lake SAGD Operation and has primary responsibility for all matters relating to such lands, plants and operations, subject to certain approvals of the management committee of the joint venture. Nexen was responsible for overseeing the operation of the SAGD Pilot facility, the construction and operations of the Long Lake SAGD Operation.
     Significant progress continues to be made on the Project as we prepare for first bitumen sales in the first quarter of 2008 with first production of PSC™ expected in mid-2008. The SAGD plant is operational with all 10 well pads steaming into both injector and producer wells to efficiently heat the reservoir. We expect that we will begin to turn over some of the producer wells into operations mode within the next several weeks. SAGD production is anticipated to reach 50 percent capacity in mid-2008 with SAGD volumes expected to ramp-up through 2008 and reach full design rates of 72,000 bbl/d in 2009.
     Construction, start-up and commissioning activities on the Upgrader continued in the fourth quarter of 2007. The OrCrude™, hydrocracker and utilities plants have been turned over to operations. The front end of the OrCrude™ unit has been filled with lube oil to allow the start-up of pumps and heaters and the utility boilers are in operation providing heat and steam.
     The gasifier and air separation units were essentially mechanically complete in December 2007, with current activities focused on final electrical work and insulation. A substantial amount of progress was made on the sulphur recovery unit in the fourth quarter of 2007 and the unit remains scheduled for mechanical completion in the first quarter of 2008.
     Once operational, we expect that the capacity of the Long Lake Upgrader during ramp-up will enable us to process all of the forecasted SAGD volumes. As a result, we expect the Project to reach full capacity of 58,500 bbl/d of PSC™ and other products in 2009.
     Our current total cost estimate of the Project is between $5.8 billion and $6.1 billion or between $2.90 billion and $3.05 billion net to us. As of December 31, 2007, $5.4 billion or $2.7 billion net to us had been incurred on the Project. The risk of changes to our forecast cost to complete and schedule are now primarily related to the typical commissioning and start-up risks associated with any major hydrocarbon processing complex.

     The Project is being governed pursuant to the terms and conditions of the COJO Agreement and the Technology Agreement. See “Material Agreements Related to the Joint Venture".
The SAGD Process
     SAGD is an in-situ process that removes bitumen from the oil sand reservoir without removing the sand. The SAGD recovery processes used by the Project will cause considerably less surface disturbance than mining operations that physically mine the sand and bitumen, extract the bitumen from the sand and return the sand to tailings ponds. The SAGD process was first used in 1978 and is being employed as the recovery process in most new in-situ projects under development.
     The SAGD process, as depicted below, involves drilling multiple pairs of horizontal wells in the oil sands. Steam is injected into the upper well and released in the oil sands reservoir where it heats the bitumen. The heated bitumen becomes mobile and flows with condensed water from the steam to the lower horizontal well and then flows or is pumped to the surface.
The Upgrader
     The Long Lake Upgrader will use the OrCrudetm Process which is a proprietary process for upgrading bitumen and heavy oil into OrCrudetm, a partially-upgraded synthetic crude oil. We have an exclusive license to use the OrCrudetm Process anywhere in Canada for an unlimited period of time, with the right to sub-license the technology to third parties. The unique feature of the OrCrudetm Process is the patented manner in which the equipment utilized in the process is integrated to upgrade the deasphalted vacuum residue stream and recycle it to extinction.
     A complete upgrading process has been developed which combines the OrCrudetm Process with proven hydrocracking and gasification processes currently in use throughout the world to produce PSCtm, a premium sweet crude oil, and a synthesis fuel gas known as syngas. The OrCrudetm Process, when combined with these hydrocracking and gasification processes, is referred to as an Integrated OrCrudetm Upgrader. The syngas produced by the Integrated OrCrudetm Upgrader is used to produce high purity hydrogen for use as a clean fuel in the Integrated OrCrudetm Upgrader, and is also available for other purposes, such as a fuel source for the steam required for in-situ bitumen production (i.e. when the Integrated OrCrudetm Upgrader is integrated with a SAGD facility) and as a fuel source for a cogeneration facility.

Project Status
     Significant progress continues to be made on the Project as we prepare for first bitumen sales in the first quarter of 2008 with first production of PSC™ expected in mid-2008. The SAGD plant is operational with all 10 well pads steaming into both injector and producer wells to efficiently heat the reservoir. We expect that we will begin to turn over some of the producer wells into operations mode within the next several weeks. SAGD production is anticipated to reach 50 percent capacity in mid-2008 with SAGD volumes expected to ramp-up through 2008 and reach full design rates of 72,000 bbl/d in 2009.
     Construction, start-up and commissioning activities on the Upgrader continued in the fourth quarter of 2007. The OrCrude™, hydrocracker and utilities plants have been turned over to operations. The front end of the OrCrude™ unit has been filled with lube oil to allow the start-up of pumps and heaters and the utility boilers are in operation providing heat and steam.
     Our current total cost estimate of the Project is between $5.8 billion and $6.1 billion or between $2.90 billion and $3.05 billion net to us. As of December 31, 2007, $5.4 billion or $2.7 billion net to us had been incurred on the Project.
Multi-Stage Expansion Plan
     We and Nexen believe that our lands will support approximately 360,000 bbl/d of PSCTM production (180,000 bbl/d net to OPTI) from six phases, including the Project currently under construction. Based on reserve and resource estimates, we believe there is potential for three phases at Long Lake. In addition, we believe we have sufficient resources to support two phases at Leismer and one at Cottonwood. From January 1, 2004 to December 31, 2007, we have spent approximately $325 million on the expansion activities beyond Phase 1 and we expect to continue to invest in engineering and planning for future phases of development.
     We continue to advance up-front engineering and planning for Phase 2 with the intention to be in a position to sanction the project in late 2008. Regulatory approval has been obtained for the Phase 2 upgrader which we expect to construct adjacent to Phase 1 of the Long Lake Upgrader. The SAGD portion of Phase 2 is planned to be located in the southern portion of the Long Lake lease (“Long Lake South”). Planning and delineation for the Phase 2 SAGD project is ongoing. In late 2006, a regulatory application for the Long Lake South project was filed, comprising two SAGD phases totalling 140,000 bbl/d of bitumen production in addition to Phase 1.
     Phase 2 sanctioning will be dependent on multiple factors including Phase 1 ramp-up performance, regulatory approval for the SAGD portion of the project, the capital cost estimate and regulations pertaining to CO2. In addition, the Alberta government announced significant changes to the oil sands royalty regime in late 2007. Increases in royalties will impact the economics of our business and may impact the timing of future investment decisions.
     We currently anticipate that subsequent phases would be sanctioned every 24 months after the approval of previous phases. To support this timeline, lease delineation and preliminary environmental evaluations are underway. Each future phase is planned to be of a similar size and design to the Project and anticipated to consist of an integrated SAGD and OrCrudeTM Upgrader project. The specific design of these phases will be dependent upon a number of factors including key learnings from Phase 1 and our strategy to address CO2 and other greenhouse gas emissions. We are currently evaluating alternatives to facilitate CO2 capture.

Project and Lease Map
Marketing
     We plan to use Nexen Marketing as an agent to market our products on behalf of the joint venture. These products primarily include Premium Synthetic Heavy (“PSH”), PSCTM, surplus electricity from our Cogeneration Facility and sulphur production. OPTI has the right to take such production in kind. The price OPTI receives is generally the price actually received by Nexen, subject to certain exceptions. No marketing fees are to be charged by Nexen Marketing.
     During SAGD start-up and other periods where the Upgrader is not operational, diluent will be purchased to blend with the bitumen to produce a bitumen blend marketed as PSH. This product will likely be sold in the Midwest region of the U.S. to refiners capable of processing heavier crude types. PSH has a gravity of approximately 20° API.
     Once the Upgrader begins operation the primary sales product will be Premium Sweet Crude, PSCTM. We expect that while some of the Project’s PSCTM may be sold in Canada, some volumes will be exported to various refineries in the U.S. Great Lakes and Midwest regions and some may also be sold as diluent to other bitumen producers in Canada. PSCTM has a low density (39° API) and low sulphur (<10 parts per million). We believe these characteristics make it attractive to other bitumen producers for use as a diluent which can improve netbacks compared to using other synthetic crude oils. The main crude products, PSH and PSCTM, are transported to market via the Enbridge Pipelines (Athabasca) Inc. (“Enbridge”) pipeline. There are currently no firm sales contracts in place for PSH or PSCTM.
     We expect that molten sulphur will be transported by rail and sold in the U.S. market..
Competitive Strengths and Operating Strategies
     Our plan is to optimize the economic recovery of reserves and resources from our lands. We plan to achieve this objective by expanding our resource base, using a combination of proven operating technologies to minimize risk, employing a systematic multi-staged approach to future expansions, and maintaining an integrated approach using SAGD combined with the Integrated OrCrude™ Upgrader to reduce our exposure to various commodity prices.

     Our competitive strengths are as follows:
Large, Low Risk Exploitable Resource Base
     Our working interest share of reserves and resources on current leases are estimated to be approximately 3.0 billion barrels of bitumen. We believe that the approval of future phases by our board of directors and by regulatory authorities in Alberta will allow us to convert our substantial resource base into additional proved reserves. According to McDaniel, as of December 31, 2007, we had proved reserves of 268 MMbbls, enough to sustain our anticipated levels of Project production for in excess of 19 years. Our reserves and resources of 3.0 billion barrels is estimated to be enough to sustain production for up to five additional phases of a similar size as the Project for approximately 40 years. See “Summary of Reserves and Resources Information”.
     When compared to a conventional exploration and production operation, we believe that an oil sands operation, like our Project, generally has lower geological risk. Unlike conventional oil exploration and production, we expect that the Project will have a constant non-declining rate of daily production during the life of the Project and therefore would not require ongoing exploration risk to maintain its production rate once operational. To maintain this daily rate of production, future maintenance and sustaining capital expenditures will be required.
     Once the Project is operational, we believe that our capital expenditures in connection with the Project will include maintenance and sustaining capital costs, which we define as those capital costs necessary to maintain production at the anticipated level over the anticipated life of the Project. We expect these costs to average approximately $6.00/bbl of PSC™, bitumen and butane produced. These costs relate to the drilling of new well pairs to sustain production and regular maintenance capital spending on plant and facilities. The $6.00/bbl does not include expenditures related to future phases.
Strong Margins
     We expect that the sale of PSCTM and lower operating costs, primarily due to lower natural gas costs, will allow us to generate strong margins.
     The following financial outlook represents our current estimates of revenue, royalties, general and administrative (“G&A”) expenses, and operating costs per barrel of product sold, when the Project is at full production capacity. The financial outlook is based on our current assumptions with respect to commodity prices, primarily WTI and natural gas, electricity prices, currently proposed provincial royalty regime/rate changes and the other variables described in the notes to the table below.
     This financial outlook provides a measure of the ability of our Project to generate netbacks assuming full production capacity. The financial outlook may not be suitable for other purposes. The netbacks generated by our Project are expected to be lower than shown in this outlook in the years immediately following start-up due to production ramp-up and an initially higher steam oil ratio. We expect to reach full capacity in 2009 and have full production capacity for 2010.
Estimated Phase 1 Future Project Netbacks(1)

$/bbl
Revenue(2)(3)	$72.26
Royalties and G&A(4)	(2.49)
Operating costs(5)
Natural gas(6)	(4.67)
Other variable(7)	(2.78)
Fixed	(10.62)

Netback	$51.70

Notes:

(1)	The per barrel amounts are based on the expected yield for the Project of 57,700 bbl/d of PSC™ and 800 bbl/d of butane, and assume that the Upgrader will have an on-stream factor of 96%. See “Forward Looking Statements and Forward Looking Information.”

(2)	Based on WTI of US$65.00, foreign exchange of $1.00=US$0.88, natural gas price (NYMEX) of US$9.29, and an electricity sales price of $126.29 per megawatt hour.

(3)	Includes sale of PSCtm, bitumen, butane and electricity.

(4)	Royalties are calculated on a pre-payout basis and are based on a light/heavy differential of US$20.89. We anticipate payout for royalty purposes to occur in 2026 based on the assumptions noted. For more information, see “Business — Royalties.” Based on the royalty structure as announced by the Government of Alberta on October 25, 2007, we estimate royalties and corporate G&A after payout to be $5.59/bbl.

(5)	Costs are unescalated and are based on 2008 Canadian dollars.

(6)	Based on our long term estimate for a SOR of 3.0.

(7)	Includes approximately $1.00/bbl for greenhouse gas mitigation costs based on an average approximate 20% reduction of CO2 emissions at a cost of $20 per tonne of CO2. “Business — Regulatory Approvals and Environmental Considerations — Greenhouse Gases and Industrial Air Pollutants.”
Significantly Advanced Project Using Previously Demonstrated Technologies
     As of December 31, 2007, SAGD reservoir warm-up was in progress with steam injection into all well pads, construction of the Upgrader was over 95% complete, and commissioning and start-up activities for the Upgrader had commenced. We expect SAGD volumes to ramp-up to about 50% capacity in mid-2008 in preparation for Upgrader start-up and SAGD volumes to reach full design rates in 2009. We expect that the increasing capacity of the Long Lake Upgrader during ramp-up will enable us to process all of the forecasted SAGD volumes.
     The Project is located in a region that has experienced a significant recent increase in oil sands activity. A number of other operators, such as Suncor Energy Inc., Petro-Canada, Husky Energy Inc. and EnCana Corporation, are currently utilizing SAGD recovery methods for their projects. The Long Lake project includes SAGD in conjunction with on-site bitumen upgrading. The Upgrader utilizes OrCrudeTM technology along with commercially available hydrocracking and gasification technologies which have been used in many applications around the world to process heavy oil into refinery and petrochemical feedstocks.
     Both the SAGD and OrCrudeTM technologies have been demonstrated by the JV Participants in the form of a SAGD Pilot and an OrCrudeTM demonstration plant. The SAGD Pilot consisted of three horizontal well pairs and associated facilities. The SAGD Pilot operated from mid 2003 to mid 2006 and provided important design and operating information that has been incorporated into the Project. The OrCrudeTM demonstration plant had a capacity of 500 bbl/d, was in operation from the second quarter of 2001 to the fourth quarter of 2003 and processed over 250,000 bbl of bitumen from various sources, including the SAGD Pilot. The OrCrudeTM demonstration plant provided design and operating parameters that have been incorporated into the Project.
Integrated Approach and OrCrude™ Technology Results in Lower Cash Flow Volatility
     The majority of in-situ bitumen projects currently being developed in Alberta are intending to use SAGD without on-site upgrading capacity. We believe that the use of the Integrated OrCrude™ Upgrader offers several advantages over these other projects in that the Integrated OrCrude™ Upgrader provides a solution to the three traditional challenges of SAGD operations:

Challenge	Integrated OrCrude™ Upgrader Solution
Exposure to fluctuating natural gas prices	Operating costs and the volatility of netbacks are reduced since the Integrated OrCrudeTM Upgrader produces synthesis gas to supply fuel and hydrogen thereby significantly reducing the need to purchase natural gas

Exposure to heavy oil differentials	The Integrated OrCrude™ Upgrader produces a high quality 39° API synthetic crude oil thereby significantly reducing this exposure

Exposure to rising diluent prices and potential diluent shortages	The Integrated OrCrude™ Upgrader produces a synthetic crude oil that does not require diluent to assist in its transportation, thereby limiting the Project’s exposure to diluent pricing and availability once the Long Lake Upgrader is operational
Strong Joint Venture Sponsorship and Technical Expertise
     We benefit from the participation, sponsorship and execution capabilities of Nexen, one of Canada’s largest independent oil and natural gas producers with reported production of over 260,000 barrels of oil equivalent per day (“boe/d”), prior to royalties, in the third quarter of 2007. Nexen has extensive holdings of heavy oil and bitumen resources, including its 7.23% interest in the Syncrude Project, and employs a team of geologists, engineers and other technical personnel to support these interests. Nexen Marketing is currently responsible for marketing all of the output from the Project. Nexen Marketing is a large marketer of crude oil and other hydrocarbon products, marketing approximately 1.8 million boe/d in the third quarter of 2007.
Experienced Management Team
     The members of our senior management team have, on average, over 20 years of industry experience. We and Nexen have also established technical teams for the construction and operation of the Project who have extensive previous experience in a number of oil sands and construction projects. Based on experience in development of the Project, our senior management team has unique knowledge with respect to development of the Project that may apply to future phases.

Corporate Structure
     OPTI Canada Inc. was incorporated under the laws of New Brunswick on January 15, 1999 and was continued under the Canada Business Corporations Act on May 30, 2002. On March 4, 2004, our articles were amended to create a class of preferred shares, issuable in a series and to increase the maximum size of the board of directors to fourteen persons. On March 5, 2004, our articles were amended to create the first series of preferred shares, being an unlimited number of Series A Convertible Preferred Shares. On April 13, 2004, our articles were amended in connection with our initial public offering to effect a reorganization of capital whereby a class of shares designated as “common shares” was created; all Class A Voting Common Shares, Class B Non-Voting Common Shares and Class C Voting Common Shares were changed into Common Shares on a one for one basis; and the Class A Voting Common Shares, Class B Non-Voting Common Shares and Class C Voting Common Shares were removed from our authorized share capital. Additionally on April 13, 2004, the restrictions on transfer were removed. On June 24, 2004, our articles were amended to create the second series of preferred shares, being an unlimited number of Series B Convertible Preferred Shares and on June 9, 2005, our articles were amended to create a third series of preferred shares, being an unlimited number of Series C Convertible Non-Voting Preferred Shares. On May 10, 2006, our articles were amended to divide our issued and outstanding common shares on a two-for-one basis which took effect on June 1, 2006.
     Effective October 1, 2004, we assigned substantially all of our interests in the Project to OPTI Long Lake L.P. (“OPTI LP”), an Alberta limited partnership. The partners of the OPTI LP were OPTI Canada Inc., as limited partner, and OPTI G.P. Inc., a wholly-owned subsidiary of OPTI Canada Inc., as the general partner. Effective January 1, 2008, the limited partnership was dissolved and OPTI Canada Inc. was amalgamated with OPTI G.P. Inc. OPTI has no material subsidiaries.
     Our head office is located at Suite 2100, 555 — 4th Avenue S.W., Calgary, AB, T2P 3E7 and our registered office is located at 3700, 400 — 3rd Avenue S.W., Calgary, Alberta, T2P 4H2. As at December 31, 2007, we had approximately 385 employees, of which approximately 225 comprise our operations group and are located in Fort McMurray.

THE EXCHANGE OFFER
We are offering to exchange US$1,000,000,000 aggregate principal amount of Initial December Notes for a like aggregate principal amount of our New December Notes and US$750,000,000 aggregate principal amount of Initial June Notes for a like aggregate principal amount of our New June Notes. In order to exchange your Initial December Notes and/or your Initial June Notes, you must properly tender them and we must accept your tender. We will exchange all outstanding Initial December Notes and Initial June Notes that are validly tendered and not validly withdrawn.

Exchange Offer	We will exchange your Initial December Notes for a like aggregate principal amount at maturity of our New December Notes.

We will exchange your Initial June Notes for a like aggregate principal amount at maturity of our New June Notes

Expiration Date	This exchange offer will expire at 5:00 p.m., New York City time, on • , unless we decide to extend it.

Conditions to the Exchange Offer	We will complete this exchange offer only if:

• there is no change in the laws and regulations which would impair our ability to proceed with this exchange offer,

• there is no change in the current interpretation of the staff of the Commission which permits resales of the Exchange Notes,

•   there is no stop order issued by the Commission which would suspend the effectiveness of the registration statement which includes this prospectus or the qualification of the Exchange Notes under the Trust Indenture Act of 1939,

• there is no litigation or threatened litigation which would impair our ability to proceed with this exchange offer, and

• we obtain all the governmental approvals we deem necessary to complete this exchange offer.

Please refer to the section in this prospectus entitled “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Initial Notes	To participate in this exchange offer, you must complete, sign and date the letter of transmittal or its facsimile and transmit it, together with your Initial Notes to be exchanged and all other documents required by the letter of transmittal, to the Bank of New York, as exchange agent, at its address indicated under “The Exchange Offer — Exchange Agent.” In the alternative, you can tender your Initial Notes by book-entry delivery following the procedures described in this prospectus. If your Initial Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly to tender your Initial Notes in this exchange offer. For more information on tendering your Initial Notes, please refer to the section in this prospectus entitled “The Exchange Offer — Procedures for Tendering Initial Notes.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of Initial Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Initial Notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedure	If you wish to tender your Initial Notes and you cannot get the required documents to the exchange agent on time, you may tender your Initial Notes by using the guaranteed delivery procedures described under the section of this prospectus entitled “The Exchange Offer — Procedures for Tendering Initial Notes — Guaranteed Delivery Procedure.”

Withdrawal Rights	You may withdraw the tender of your Initial Notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under “The Exchange Offer — Exchange Agent” before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Acceptance of Initial Notes and Delivery of Exchange Notes	If all the conditions to the completion of this exchange offer are satisfied, we will accept any and all Initial Notes that are properly tendered in this exchange offer on or before 5:00, p.m., New York City time, on the expiration date. We will return any Initial Notes that we do not accept for exchange to you without expense as promptly as practicable after the expiration date. We will deliver the Exchange Notes to you as promptly as practicable after the expiration date and the acceptance of your Initial Notes for exchange. Please refer to the section in this prospectus entitled “The Exchange Offer — Acceptance of Initial Notes for Exchange — Delivery of Exchange Notes.”

Income Tax Consequences Relating to the Exchange Offer	Subject to the assumptions and qualifications set forth herein, exchanging your Initial Notes for Exchange Notes will not be a taxable event to you for United States federal income tax purposes. Please refer to the section of this prospectus entitled “Certain Canadian and United States Income Tax Considerations.”

Exchange Agent	The Bank of New York is serving as exchange agent for the purposes of this exchange offer.

Fees and Expenses	We will pay all expenses related to this exchange offer. Please refer to the section of this prospectus entitled “The Exchange Offer — Fees and Expenses.”

Use of Proceeds	We will not receive any proceeds from the issuance of the Exchange Notes.

Consequences to Holders Who Do Not	If you do not participate in this exchange offer:
Participate in the Exchange Offer

• you will not necessarily be able to require us to register your Initial December Notes and your Initial June Notes under the Securities Act,

•   you will not be able to resell, offer to resell or otherwise transfer your Initial December Notes and your Initial June Notes unless they are registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to the Securities Act, and

•   the trading market for your Initial December Notes and your Initial June Notes will become more limited to the extent other holders of Initial December Notes and Initial June Notes participate in the exchange offer.

Please refer to the section of this prospectus entitled “The Exchange Offer — Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”

Resales	It may be possible for you to resell the notes issued under this exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to some conditions. Each broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes, where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution”. Please refer to the sections of this prospectus entitled “The Exchange Offer — Delivery of Prospectus” and “Plan of Distribution.”
Summary of Terms of the Exchange Notes
The summary below describes the principle terms of the exchange notes offering. Some of the terms and conditions described below are subject to important limitations and exceptions. You should carefully read the “Description of the Exchange Notes” section of this prospectus for a more detailed description of the exchange notes offering.

Issuer	OPTI Canada Inc. (the “Issuer”).

Exchange Notes Offered	US$1,000,000,000 aggregate principal amount of 8.25% Senior Secured Notes due 2014 and US$750,000,000 aggregate principal amount of 7.875% Senior Secured Notes due 2014. The form and terms of the Exchange Notes are the same as the form and terms of the Initial Notes except that the issuance of the Exchange Notes is registered under the Securities Act, the Exchange Notes will not bear legends restricting their transfer and will not be entitled to registration rights under our registration rights agreement. The Exchange Notes will evidence the same debt as the Initial Notes, and the Exchange Notes will be governed by the same indenture that governed the Initial Notes.

Maturity Date	December 15, 2014.

Interest	8.25% per year for the Initial December Notes and 7.875% per year for the Initial June Notes. We will make interest payments in U.S. dollars.

Interest Payment Dates	June 15 and December 15, beginning on June 15, 2007 for the Initial December Notes and June 15 and December 15, beginning on December 15, 2007 for the Initial June Notes.

Security	The notes will be secured on a second priority basis, subject to specified exceptions and permitted liens, by liens on all existing and future property of the Issuer and on all existing and future property of the Issuer’s restricted subsidiaries (the “Collateral”).

Our credit facilities, and other future priority lien debt that may be incurred under or in compliance with the Credit Agreement, will be secured by a first priority lien on the Collateral.

See “Description of the 8.25% Senior Secured Notes — Collateral Trust and Intercreditor Agreements” and “Description of the 7.875% Senior Secured Notes — Collateral Trust and Intercreditor Agreements”.

Mandatory Redemption	We will not be required to make mandatory redemption or sinking fund payments with respect to the notes.

Optional Redemption	Prior to December 15, 2009, we may redeem up to 35% of the notes with the proceeds of certain equity offerings, provided at least 65% of the aggregate principal amount of the notes under the applicable indenture remains outstanding after the redemption and subject to limitations contained in our senior secured credit facilities. At any time prior to December 15, 2010, we may redeem the notes in whole or in part at their principal amount, plus the applicable premium and accrued interest. We may redeem the notes in whole or in part at any time on or after December 15, 2010, at the redemption prices described under the heading “Description of the 8.25% Senior Secured Notes — Optional Redemption” and “Description of the 7.875% Senior Secured Notes — Optional Redemption”.

Additional Amounts and	We will make payments on the notes free of withholding or deduction for Canadian

Redemption for Changes in Canadian Withholding Taxes	taxes. If withholding or deduction is required, we will, subject to certain customary exceptions, be required to pay additional amounts so that the net amounts you receive will equal the amount you would have received if withholding or deduction had not been imposed.

If, as a result of a change in law occurring after the date of the offering, we are required to pay such additional amounts, we may redeem the notes in whole but not in part, at any time at 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date.

Change of Control	Upon specified change of control events, each holder of a note will have the right to sell to us all or a portion of its notes at a purchase price in cash equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

Ranking	The notes will be:

• general senior obligations of the Issuer;

• equal in right of payment to all existing and future indebtedness of the Issuer that is not subordinated in right of payment to the notes;

• senior in right of payment to any permitted future subordinated indebtedness of the Issuer; and

•   effectively subordinated to all existing and future secured indebtedness of the Issuer and of its restricted subsidiaries, including our Credit Agreement and Restated Credit Agreement, that is secured by liens that rank senior to the liens securing the notes, to the extent of the value of the collateral subject thereto.

Certain Covenants	The indentures governing the notes limit our ability and that of our restricted subsidiaries to, among other things:

• incur additional indebtedness and issue preferred stock;

• create liens;

• make restricted payments;

• create or permit to exist restrictions on our ability or the ability of our restricted subsidiaries to make certain payments and distributions;

• engage in amalgamations, mergers or consolidations;

• make certain dispositions and transfers of assets; and

• engage in transactions with affiliates.

These covenants are subject to important exceptions and qualifications, which are described under “Description of the 8.25% Senior Secured Notes — Certain Covenants” and “Description of the 7.875% Senior Secured Notes — Certain Covenants” in this prospectus.

ERISA	The fiduciary of any plan, account or arrangement subject to Title 1 of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or any similar law must determine that the purchase and holding of the notes is consistent with its fiduciary duties and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or a violation under any applicable similar laws. For further discussion of the possible

ERISA consequences of an investment in the notes, see “Certain ERISA Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of the Exchange Notes in exchange for the outstanding Initial Notes. We are making this exchange solely to satisfy our obligations under the registration rights agreements entered into in connection with the offering of the Initial Notes.

Summary of Selected Historical Consolidated Financial Data
     The table set forth below provides our summary selected historical consolidated financial data for each of the years ended December 31, 2007, 2006 and 2005. The financial data for each of the years ended December 31, 2007, 2006 and 2005 have been derived from our audited consolidated financial statements for those years. The audited consolidated financial statements for each of the years ended December 31, 2007, 2006 and 2005 are included in this prospectus.
     Our consolidated financial statements have been prepared in accordance with Canadian GAAP, which differs in some material respects from U.S. GAAP. For a discussion of the principal differences between U.S. GAAP and Canadian GAAP as they related to our financial statements, you should read Note 10 to our consolidated financial statements included in this prospectus.
     This summary financial data should be read along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Historical Consolidated Financial Data,” and our consolidated financial statements and the related notes included in this prospectus.

	As at December 31
	2007	2006	2005
	(in thousands)

Canadian GAAP
Balance Sheet Data:
Current assets	$461,327	$711,815	$262,648
Interest reserve account (long term portion)	—	146,241	—
Deferred financing charges	—	38,428	19,462
Future income tax asset	2,153	—	—
Property, plant and equipment	3,373,908	2,477,898	1,302,860

Current liabilities	190,723	157,844	128,816
Long term debt	1,734,775	1,689,685	—
Future income tax liability	—	47,040	31,328
Obligations under capital lease	29,600	25,550	8,730
Other long term liabilities	66,677	10,658	34,030

Shareholders’ equity	1,815,613	1,443,605	1,382,066

	Years Ended December 31
	2007	2006	2005
	(in thousands, except ratios and per share amounts)
Canadian GAAP
Statement of Loss and Comprehensive Loss Data:
Interest income	$13,303	$10,400	$14,469
Expenses
General and administrative	14,206	10,027	6,881
Financing charges	11,927	—	—
Unrealized loss on commodity contracts	3,779	—	—
Amortization and accretion	2,011	22,291	4,700
Tax expense (recovery)	(9,134)	(11,702)	4,637
Net loss	(9,486)	(10,216)	(1,749)
Net loss per share, basic and diluted	(0.05)	(0.06)	(0.01)

Statement of Cash Flows Data:
Cash provided (used by)
Operating activities	$4,925	$(681)	$3,176
Investing activities	(940,008)	(1,341,204)	(364,797)
Financing activities	713,364	1,669,809	237,287
Cash and cash equivalents, end of period	310,504	536,666	205,666

Other Financial Data:
Ratio of earnings (loss) to fixed charges in accordance with Canadian GAAP(1)	nil	nil	0.4
Ratio of earnings (loss) to fixed charges in accordance with U.S. GAAP(2)	1.0	nil	nil

U.S. GAAP Reconciliation(3):
Net earnings (loss)	$121,820	$(50,745)	$(14,869)
Net earnings (loss) per share, basic and diluted	0.69	(0.30)	(0.10)

Notes:

(1)	For the purposes of calculating this ratio, earnings are defined as net earnings or loss before taxes plus fixed charges. Fixed charges include interest costs on all debt and amortization of deferred debt financing charges. In all of the periods above, earnings are inadequate to support fixed charges. This amount in accordance with Canadian GAAP, referred to as the coverage deficiency, is: (i) $148,729 for the year ended December 31, 2007; (ii) $69,146 for the year ended December 31, 2006; and (iii) $9,092 for the year ended December 31, 2005.

(2)	For the purposes of calculating this ratio, earnings are defined as net earnings or loss before taxes plus fixed charges. Fixed charges include interest costs on all debt and amortization of deferred debt financing charges. In 2006 and 2005, earnings are inadequate to support fixed charges. This amount in accordance with U.S. GAAP, referred to as the coverage deficiency, is: (i) not applicable for the year ended December 31, 2007; (ii) $130,758 for the year ended December 31, 2006; and (iii) $23,833 for the year ended December 31, 2005.

(3)	For a reconciliation of balance sheet amounts in accordance with U.S. GAAP, please see note 10 to our consolidated financial statements.

Summary of Reserves and Resources Information
     Reserve engineering is a subjective process of estimating and evaluating underground accumulations of crude oil, natural gas and natural gas liquids that cannot be measured in an exact way. The accuracy of any reserve or resource estimate depends on the quality of available data and the interpretation of that data by petroleum engineers. In addition, the results of drilling, testing and production activities may require revisions of reserve and resource estimates that were made previously. Accordingly, estimates of reserves and resources and their value are inherently imprecise and are subject to constant revision and change, and they should not be construed as representing the actual quantities of future production or future net revenue to be realized from oil and gas properties or the fair market value of such properties. See “Reserves Data and Other Oil and Gas Information”.
     We estimate our total reserve and resource volume by adding our proved plus probable reserve estimate of 803 MMbbls to our best estimate resource estimate of 2,206 MMbbls, resulting in an overall estimate of 3,009 MMbbls. Additional information on our reserves is included in this prospectus as Appendix A — Reserves Data and Other Oil and Gas Information.
Reserves Data
     McDaniel, established in 1955, is an independent petroleum consulting firm headquartered in Calgary, Alberta. McDaniel provides specialized services to the petroleum industry in such areas as reservoir engineering, reserve estimation, geological studies, reservoir simulation and all related economic evaluations.
     McDaniel has prepared a report dated January 8, 2008 evaluating the bitumen reserves and synthetic oil reserves of the Long Lake Leases effective as of December 31, 2007 (the “McDaniel Report”). Reserves have been recognized at Long Lake in the Phase 1 area as proved, probable and possible reserves, and in the Phase 2 area as probable and possible reserves. The recognition of probable and possible reserves in the Phase 2 area reflects the greater certainty of their development than in prior years and the advancement of the regulatory approval process. No reserves have been assigned to either Leismer or Cottonwood because near-term development is not sufficiently certain.
     The McDaniel Report has been prepared in compliance with the requirements of NI 51-101, issued by the Canadian Securities Administrators. See Appendix A for additional reserves data and other oil and gas information presented in accordance with NI 51-101.
     The McDaniel Report recognizes the impact of upgrading on the reserves. Most of the raw bitumen will be upgraded and sold as PSC™ and butane, and is shown as synthetic crude oil or butane reserves. Bitumen will be sold upon start-up of the SAGD Operation prior to Long Lake Upgrader start-up, and thereafter during periods of Long Lake Upgrader downtime, and is shown as bitumen reserves.
     The following table shows our working interest in the raw bitumen reserves and the corresponding sales volumes before deducting royalties and using forecast prices and costs.
Summary of Raw Bitumen Reserves and Sales Volumes
December 31, 2007
(MMbbl)

	Raw	Sales Volumes
	Bitumen	PSC™	Bitumen	Butane
Proved	268	202	16	3
Proved plus Probable	803	620	29	9
Proved plus Probable plus Possible(1)	941	731	29	10

Note:

(1)	Possible reserves are those additional reserves that are less certain to be recovered than probable reserves. There is a 10% probability that the remaining quantities actually recovered will be greater than the sum of proved plus probable plus possible reserves.

Resources Data
     In addition to estimating the reserves, McDaniel has estimated bitumen resources associated with the remainder of the Long Lake, the Leismer and the Cottonwood Leases. A summary of our working interest in the additional resource estimates is shown below:
Summary of Bitumen Resources (1)
December 31, 2007
(MMbbl)

Raw Bitumen

Remainder of Long Lake leases(2)	704
Leismer(2)	960
Cottonwood(3)	542

Total	2,206

Notes:

(1)	These estimates represent the “best estimate” of our resource estimates, are not classified or recognized reserves, and are in addition to our disclosed reserve volumes. These resource estimates are categorized primarily as Contingent Resources, with some categorized as Prospective Resources. See Notes (2) and (3) below.

Contingent Resources are those quantities of petroleum estimated, as of a given date, to be potentially recoverable from known accumulations using established technology or technology under development, but which are not currently considered to be commercially recoverable due to one or more contingencies. Contingencies may include factors such as economic, legal, environmental, political, and regulatory matters, or a lack of markets. It is also appropriate to classify as Contingent Resources the estimated discovered recoverable quantities associated with a project in the early evaluation stage. There is no certainty that it will be commercially viable to produce any portion of the Contingent Resources.

Prospective Resources are those quantities of petroleum estimated, as of a given date, to be potentially recoverable from undiscovered accumulations by application of future development projects. Prospective Resources have both an associated chance of discovery and a chance of development. There is no certainty that any portion of the Prospective Resources will be discovered. If discovered, there is no certainty that it will be commercially viable to produce any portion of the resources.

(2)	The resource estimates for Leismer and Long Lake are categorized as Contingent Resources. These volumes are classified as a resource rather than a reserve primarily due to less delineation and the absence of regulatory approvals, detailed design estimates and near term development plans.

(3)	The estimate for Cottonwood is categorized as both Contingent and Prospective Resources. The estimate of 542 million barrels is comprised of 247 MMbbl of Contingent Resources and 295 MMbbl of Prospective Resources. These Contingent Resource volumes are classified as a resource rather than a reserve primarily due to less delineation, the absence of regulatory approvals, detailed design estimates and near term development plans, and less certainty of the economic viability of their recovery. In addition to those factors that result in Contingent Resources being classified as such, Prospective Resources are classified as such due to the absence of proximate delineation drilling.
PV-10 Reserves Data
     The McDaniel Report contains net present values of estimated future revenue associated with our reserves, based on forecast pricing. See “Appendix A — Reserves Data and Other Oil and Gas Information”.
     The following table shows the net present value of estimated future net revenue associated with our reserves, before taxes, discounted at 10%, which we refer to as PV-10, based on McDaniel’s forecast prices and costs as at December 31, 2007.
Net Present Value of Future Net Revenues
Before Taxes, Discounted at 10%
(in $ millions)

McDaniel Forecast
Proved	3,789
Proved plus Probable	5,904
Proved plus Probable plus Possible	7,017
     PV-10 information does not purport to present the fair market value of our reserves and properties and is not necessarily indicative of actual future net revenues.

RISK FACTORS
     You should carefully consider the following risk factors, as well as other information contained in this prospectus, before tendering your Initial Notes in the exchange offer. An investment in the notes offered hereby involves a high degree of risk.
     Risks Relating to the Project
     The Project is in the construction stage. It may not be completed on time, on budget or at all, and once operational, it may be subject to delays, interruptions or increased costs that may materially adversely affect our results of operations.
     The Project is in the construction stage. There have been increases in cost to complete above our original estimates. There is a risk that the Project will not be completed within the timeframes or costs discussed herein or at all. Additionally, there is a risk that the Project may have delays, interruption of operations or increased costs due to many factors, including, without limitation:
•	shortages of, or delays in obtaining qualified labour, equipment, construction materials or services;

•	labour disputes, disruptions or declines in productivity;

•	changes in the scope of the Project or increases in the amount or cost of materials or labour;

•	contractor or operator errors in design or construction and non-performance by, or financial failure of, third party contractors;

•	breakdown or failure of equipment or processes;

•	delays in obtaining, or conditions imposed by, regulatory approvals;

•	challenges to our proprietary technology and/or that of our affiliates or suppliers or of our licensors;

•	transportation or construction accidents, disruption or delays in availability of transportation services or adverse weather conditions affecting construction or transportation;

•	unforeseen site surface or subsurface conditions;

•	disruption in the supply of energy; and

•	catastrophic events such as fires, storms or explosions.
     Given the stage of development of the Project, various changes to it may be made prior to the time it is completed by the JV Participants. SAGD Operations are currently in the process of starting up and based upon current scheduling, we do not expect to start commercial PSCtm production until mid-2008. The information contained in this prospectus, including, without limitation, reserve and economic evaluations, is conditional upon receipt of all regulatory approvals and no material changes being made to the Project or its scope.
     The current construction and operations schedules may not proceed as planned. There may be delays and for this and other reasons, the Project may not be completed within our current total cost estimate of the Project of between $5.8 billion and $6.1 billion, or between $2.9 billion and $3.05 billion net to us. Any such cost increases could be significant and may require additional financing which may not be available when needed.
     The Project is our only source of potential revenue for the next several years, and if the Project is not completed, is over budget or is late, our ability to meet our obligations, including making debt repayments and interest payments beyond 2008, may be materially adversely affected.
Our SAGD and Long Lake Upgrader facilities may not operate as planned.
     The performance of either the SAGD Operation or the Long Lake Upgrader may differ from our expectations. The variances from expectation may include, without limitation:
•	the ability to operate at the expected level of throughput or production;

•	the percentage conversion of bitumen to PSCtm;

•	the quality and characteristics of the PSCTM; and

•	the reliability or availability of the facilities.
     If the facilities do not perform to our expectations or as required by regulatory approvals, we may be required to invest additional capital to correct deficiencies or we may not be able to produce the expected level of production of either bitumen or PSCtm. If these expectations are not met, our revenue, cash flows and earnings may be reduced.
     As the Project is our only source of potential revenue for the next several years, any significant deviation from our expectations in the operation or performance of the SAGD Operation or the Long Lake Upgrader could compromise our ability to meet our obligations, including making debt repayments and interest payments beyond 2008.
     There are technology license agreements in place for some SAGD and Long Lake Upgrader facilities. If these facilities fail to perform as expected, we may not be able to recover damages from the licensors, and if we do recover damages from the licensors, they may not be sufficient to compensate us for our losses.
The operating costs of the Project may vary considerably during the operating period. If they increase, our earnings may be reduced.
     The operating costs of the Project are significant components of the cost of production of the petroleum products produced by the Project. Those operating costs may vary considerably during the operating period. The principal factors which could affect operating costs include, without limitation;
•	amount and cost of labour to operate the Project;

•	cost of catalyst and chemicals;

•	actual SOR required to operate the SAGD well pairs;

•	cost of natural gas and electricity;

•	cost of complying with regulatory approvals;

•	maintenance cost of the facilities;

•	cost to transport sales products and the cost to dispose of certain by-products; and

•	cost of insurance and taxes.
     Our earnings may be reduced if we experience increases in operating costs.
The Project is subject to numerous operational hazards and other risks against which we may not be insured.
     The operation of the Project will be subject to the customary hazards of recovering, transporting and processing hydrocarbons, such as fires, explosions, gaseous leaks, migration of harmful substances, blowouts and oil spills. A casualty occurrence might result in the loss of equipment or life, as well as injury or property damage. We do not and will not carry insurance with respect to all potential casualty occurrences and disruptions. There can be no assurance that our insurance will be sufficient to cover any casualty occurrences or disruptions that may occur in the future. The Project could be interrupted by natural disasters or other events beyond the control of the JV Participants. Losses and liabilities arising from uninsured or under-insured occurrences could have a material adverse effect on the Project and, accordingly, on our business, financial condition and results of operations.
     Recovering bitumen from oil sands and upgrading the recovered bitumen into synthetic crude oil and other products involve particular risks and uncertainties. The Project is susceptible to loss of production, slowdowns, or restrictions on its ability to produce higher value products due to the interdependence of its component systems. Severe climatic conditions can cause reduced production and in some situations result in higher costs. SAGD bitumen recovery facilities and development and expansion of production can entail significant capital outlays. The costs associated with synthetic crude oil production are largely fixed and, as a result, operating costs per unit are largely dependent on levels of production.
     The bitumen upgrading facilities of the Project are subject to numerous risks related to the operation of upgrading facilities and other distribution facilities, including loss of product or disruptions and slowdowns due to equipment failures or other accidents.

     The SAGD Operation and Long Lake Upgrader will process large volumes of hydrocarbons at high pressure and at high temperatures in equipment with fine tolerances and will handle large volumes of high pressure steam. Equipment failures could result in damage to the Project’s facilities and liability to third parties and regulators against which we may not be able to fully insure or may elect not to insure because of high premium costs or for other reasons.
     Certain components of the Project will produce sour gas, which is gas containing hydrogen sulphide. Sour gas is a colourless, corrosive gas which is toxic at relatively low levels to plants, animals and humans. The Project will include integrated facilities for handling and treating the sour gas, including the use of gas sweetening units, sulphur recovery systems and emergency flaring systems. Failures or leaks from these systems or other exposure to sour gas produced as part of the Project could result in damage to other equipment, liability to third parties, adverse effect to humans, animals and the environment, or the shut-down of operations.
We plan to expand the Project through development of future phases and these expansions may not proceed on our expected timeline or at all.
     We have announced a multi-stage expansion plan, including plans to increase total production to 360,000 bbl/d in our joint venture with Nexen. In order to proceed with such development, we will need to establish that the development will exceed our required conditions for development. Phase 2 sanctioning will be dependent on multiple factors including Phase 1 ramp-up performance, regulatory approval for the SAGD portion of the project, the capital cost estimate, the commodity price environment as well as further clarity on CO2 regulations. There is a risk that these factors in aggregate may not be sufficient for our criteria to sanction Phase 2 or future phases.
The pool of employees with the skills required for the Project is limited, so we may not be able to hire all of the labour force we require at the compensation levels budgeted for or at all.
     The Project will require experienced employees with particular areas of expertise. There can be no assurance that all of the required employees with the necessary expertise will be available. There are other oil sands projects and expansions currently under construction and significant projects and expansions have been announced by other oil sands developers. We currently anticipate that some of these projects and expansions will proceed in the same time frame as the Project. This means that we will compete with these other projects for experienced employees and such competition may impact the availability of employees and/or may result in increases to compensation paid to such employees.
Our business may suffer if we lose key personnel.
     We face numerous risks due to the stage of development of our company, as well as certain other factors. Our success will depend in part on the ability, expertise, judgment, discretion and good faith of our management and our ability to retain them. We do not maintain key-man life insurance with respect to any of our employees. If we lose any key personnel, it may have a material adverse effect on our business, financial condition or results of operations.
We plan to expand the Project and we may not be able to efficiently manage or finance such expansion, which could have a material adverse effect on our business, financial condition or results of operations.
     We have announced a multistage expansion plan, including plans to increase total production to 360,000 bbl/d in our joint venture with Nexen. In order to proceed with such development, we will require additional financing in order to fund a portion of our share of costs associated with such expansion. Our participation in any additional phases of the Project will be subject to substantially all of the same risks as those set forth in this prospectus for the Project in general.
     The industry is in a period where unprecedented oil sands development and industrial activity is planned at a time when activity in many other sectors is also high. Our expansion projects will need to compete for equipment, supplies, services, and labour in this environment, which could result in increased costs, shortages of goods and services that delay progress, or both. In addition, participation in expansion projects will significantly increase the demands on our management and administrative resources and require significant financing. We may not be able to effectively manage or finance the expansions, and any failure to do so could have a material adverse effect on our business, financial condition or results of operations. See “Risk Factors — Risks Related to Financing and Our Indebtedness”.

The Project must obtain and maintain regulatory approvals under and comply with stringent environmental laws and regulations. The failure to attain such approvals and comply with any of these laws and regulations could, among other things, prevent or limit our operations or subject us to substantial liability, which, in turn, could have a material adverse effect on our business and financial condition.
     The construction, operation and decommissioning of the Project and reclamation of the Project’s lands are conditional upon various environmental and regulatory approvals issued by governmental authorities. There is no assurance such approvals will be issued, or once issued, not appealed, or renewed, or that they will not contain terms and conditions which make the Project uneconomic or cause us and our partners to significantly alter the Project. Further, the construction, operation and decommissioning of the Project and reclamation of the Project’s lands are and will be subject to approvals, laws and regulations relating to environmental protection and operational safety. Risks of substantial costs and liabilities are inherent in oil sands recovery and upgrading operations, as well as operations associated with the cogeneration facility, and there can be no assurance that substantial costs and liabilities will not be incurred or that the Project will be permitted to carry on operations. Moreover, it is possible that other developments, such as increasingly strict environmental and safety laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the Project’s operations, could result in substantial costs and liabilities to us or delays to, or abandonment of, the Project.
     No assurance can be given that future environmental approvals, processes, laws or regulations will not adversely impact our ability to operate the Project or increase or maintain production of the Project or will not increase our unit costs of production. Canada is a signatory to the United Nations Framework Convention on Climate Change and has ratified the Kyoto Protocol established thereunder to set legally binding targets to reduce nation-wide emissions of CO2, methane, nitrous oxide and other greenhouse gases (“GHGs”). The Project will be a significant producer of some GHGs covered by the Convention. On April 26, 2007 the Canadian Federal Government released a Regulatory Framework for Air Emissions (the “Framework”) which outlines proposed new requirements governing the emission of GHGs and other industrial air pollutants, including sulphur oxides, volatile organic compounds, particulate matter, and possibly additional sector-specific pollutants, in accordance with the Canadian Federal Government’s Notice of Intent to Develop and Implement Regulations and Other Measures to Reduce Air Emissions released on October 19, 2006. The Framework introduces further, but not full, detail on new GHG and industrial air pollutant limits and compliance mechanisms that will apply to various industrial sectors, including the oil sands extraction, upgrading and electricity production industries starting in 2010. The Canadian Federal Government is in the process of consulting stakeholders about the emission-intensity reduction targets which are contemplated to form the basis of new draft regulations scheduled to be released in early 2008. The proposed compliance mechanisms include fixed emission caps and an emissions credit trading system for certain industrial air pollutants, and several options for companies to choose among to meet GHG emission reduction targets and encourage the development of new emission reduction technologies.
     These future federal industrial air pollutant and GHG emission reduction targets, together with provincial emission reduction requirements contemplated in Alberta’s Climate Change and Emissions Management Act, or emission reduction requirements in future regulatory approvals, may require the reduction of emissions or emissions intensity from our operations and facilities, payments to a technology fund or purchase of emission reduction or off-set credits. The required emission reductions may not be technically or economically feasible for the Project and the failure to meet such emission reduction requirements or other compliance mechanisms may materially adversely affect our business and result in fines, penalties and the suspension of operations. As well, equipment from suppliers which can meet future emission standards may not be available on an economic basis and other compliance methods of reducing emissions or emission intensity to required levels in the future may significantly increase our operating costs or reduce output of the Project. Emission reduction or off-set credits may not be available for acquisition by the Project or may not be available on an economic basis. There is also the risk that the provincial government could impose additional emission or emission-intensity reduction requirements, or that the federal and/or provincial governments could pass legislation which would tax such emissions.
     To operate the facilities, the Project relies on groundwater, which is obtained under licenses from Alberta Environment (“AE”). There can be no assurance that the licenses to withdraw groundwater will not be rescinded or that additional conditions will be not be added to these licenses. There can be no assurance that we will not have to pay a fee for the use of water in the future or that any such fees will be reasonable. In addition, the expansion of the Project relies on securing licenses for additional water withdrawal, and there can be no assurance that these licenses will be granted on terms favourable to the company or at all, or that such additional water will in fact be available to divert under such licenses.
We will be responsible for abandonment and reclamation costs which may be substantial but which we cannot currently estimate.
     We will be responsible for compliance with terms and conditions of environmental and regulatory approvals and all laws and regulations regarding the abandonment of the Project and reclamation of the Project lands at the end of their economic life.

Abandonment and reclamation costs may be substantial. A breach of such legislation and/or regulations may result in the imposition of fines and penalties, including an order for cessation of operations at the site until satisfactory remedies are made. It is not possible to estimate reliably the abandonment and reclamation costs since they will be a function of regulatory requirements at the time and the value of the salvaged equipment may be more or less than the abandonment and reclamation costs. In addition, in the future we may determine it prudent or be required by applicable laws, regulations or regulatory approvals to establish and fund one or more reclamation funds to provide for payment of future abandonment and reclamation costs.
Risks Relating to Reserves and Resources
Undue reliance should not be placed on estimates of reserves and resources, since these estimates are subject to numerous uncertainties, and our actual reserves could be lower than such estimates.
     There are numerous uncertainties inherent in estimating quantities of reserves and resources, including many factors beyond our control, and no assurance can be given that the indicated level of reserves or recovery of bitumen will be realized. In general, estimates of economically recoverable bitumen reserves and resources and the future net revenues therefrom are based upon a number of factors and assumptions made as of the date on which the reserve and resource estimates were determined, such as geological and engineering estimates which have inherent uncertainties, the assumed effects of regulation by governmental agencies and estimates of future commodity prices and operating costs, all of which may vary considerably from actual results. All such estimates are, to some degree, uncertain and classifications of reserves and resources are only attempts to define the degree of uncertainty involved. For these reasons, estimates of the economically recoverable bitumen, the classification of such reserves and resources based on risk of recovery and estimates of future net revenues expected therefrom, prepared by different engineers or by the same engineers at different times, may vary substantially. References to “resources” in this prospectus should be distinguished from “reserves.” See “Summary of Reserves and Resources Information” and Appendix A to this prospectus for more information.
     Estimates with respect to reserves and resources that may be developed and produced in the future are often based upon volumetric calculations, probabilistic methods and upon analogy to similar types of reserves or resources, rather than upon actual production history. Estimates based on these methods generally are less reliable than those based on actual production history. Subsequent evaluation of the same reserves or resources based upon production history will result in variations, which may be material, in the estimated reserves or resources.
     Reserve and resource estimates may require revision based on actual production experience. Such figures have been determined based upon assumed oil prices and operating costs. Market price fluctuations of oil prices may render uneconomic the recovery of certain grades of bitumen. Moreover, short term factors relating to oil sands resources may impair the profitability of the Project in any particular period.
     No assurance can be provided as to the quality of bitumen produced from the Long Lake leases. The quality of the bitumen can ultimately determine the amount of syngas and PSCtm produced from the Long Lake Upgrader.
The SAGD bitumen recovery process is subject to uncertainty.
     The recovery of bitumen using the SAGD process is subject to uncertainty. The SAGD process has had limited operating history in commercial projects and has only had limited testing on the Long Lake leases. Although we have conducted pilot tests on the Long Lake leases reservoir, there can be no assurance that the Project will achieve the same or similar results as the SAGD Pilot which was used to evaluate well design, confirm reservoir performance and obtain site specific operating experience in respect of the Project or that the Long Lake SAGD Operation will produce bitumen at the expected levels or on schedule.
     We have a limited operating history with respect to the SOR for the Project. Although we believe our current estimates of SOR are reasonable, there can be no assurance that the estimates will be achieved. Should the actual SOR in commercial operations be higher than these estimates, it may result in some or all of the following:
•	an increase in operating costs;

•	lower bitumen production; or

•	the requirement for additional facilities.
     Any of these could have a significant adverse impact on the future activities and economic performance of the Project.

     Full use of the upgrading capacity of the Long Lake Upgrader may depend on the supply of third party bitumen, which may not be available at all or at commercially acceptable prices. We may enter into long-term agreements with others for the supply of such bitumen but there is no guarantee that such suppliers will be able to meet their commitments to us under such agreements.
Risks Relating to Commodity Pricing
Our results of operations will depend upon the prevailing prices of oil and natural gas in the worldwide markets, and those prices can fluctuate substantially.
     Our revenues, cash flows, earnings, cost of capital, asset values, results of operations and financial condition will be dependent upon the prevailing price of crude oil and natural gas. Oil prices have historically been extremely volatile and fluctuate significantly in response to regional, national and global supply and demand factors beyond our control. Among the factors that can cause oil price and natural gas price fluctuation are:
•	the level of consumer product demand;

•	the domestic and foreign supply of natural gas and crude oil, including the decisions of the Organization of Petroleum Exporting Countries relating to export quotas and their compliance or non-compliance with such self-imposed quotas;

•	weather conditions, including hurricanes, floods and other natural disasters;

•	domestic and foreign governmental regulations;

•	the effect of worldwide conservation of resources;

•	the price and availability of alternative fuels, including liquefied natural gas;

•	political conditions in crude oil and natural gas producing regions, including wars, terrorist activities and other hostilities;

•	the proximity of reserves to, and capacity of, transportation facilities;

•	the price of foreign imports of crude oil and natural gas;

•	overall global and domestic economic conditions; and

•	concern over climate change or GHG emissions.
     Any material decline in oil prices or, prior to Upgrader start-up, any material rise in natural gas prices could result in a material reduction of our operating results, production revenue, reserves and overall value. In addition, any prolonged period of low oil prices could result in a decision by us and/or Nexen to suspend or reduce production. Any such suspension or reduction of production would result in a corresponding substantial decrease in our revenues and earnings and could materially impact our ability to meet our debt servicing obligations and could expose us to significant additional expense as a result of any future long-term contracts. If production was not suspended or reduced during such period, the sale of the petroleum products produced by the Project at such reduced prices would lower our revenues.
     We conduct an assessment of the carrying value of our assets to the extent required by GAAP. If oil prices decline, the carrying value of our assets could be subject to downward revision, and our earnings could be adversely affected.
The price we receive for PSCtm will depend upon the demand for it, which is not currently proven.
     The price we will receive for PSCtm will be dependent on the demand for it. PSCtm will compete against other synthetic crude oils and natural crude oils. As PSCtm will be a new synthetic crude oil product, no assurance can be given as to the price and marketability of PSCtm.
     The production of PSCtm may generate GHG emissions that are higher than those generated during the production of other synthetic or conventional oils, which could limit our ability to sell PSCtm.
We will be subject to foreign currency exchange fluctuation exposure.
     Crude oil prices are generally based on a U.S. dollar market price, while certain of our operating and capital costs will be primarily in Canadian dollars. Fluctuations in exchange rates between the U.S. and Canadian dollar will therefore give rise to foreign currency exchange exposure. A material increase in the value of the Canadian dollar relative to the U.S. dollar may negatively affect our revenue by decreasing the Canadian dollars we receive for a given U.S. dollar price. We may mitigate the impact of exchange rate fluctuations on the revenue from the Project by entering into currency hedges, but there is no assurance that any hedges we may enter into will be successful and, if not successful, those hedges could result in serious adverse effects on our financial condition and business.
We enter into commodity price hedging arrangements, which may subject us to additional risks.
     The nature of our operations will result in exposure to fluctuations in commodity prices. We use financial instruments and may also use physical delivery contracts to hedge our exposure to these risks. If we continue to engage in hedging, we will be exposed to credit-related losses in the event of non-performance by counterparties to the financial instruments. Additionally, if product prices increase above those levels specified in any future hedging agreements, we could lose the cost of floors or ceilings or a fixed price could prevent us from receiving the full benefit of commodity price increases. Our current and any future hedging arrangements could cause us to suffer financial loss if we are unable to commence operations on schedule, if we are unable to produce sufficient quantities of oil to fulfill our obligations, if we are required to pay a margin call on a hedge contract or if we are required to pay royalties based on a market or reference price that is higher than our fixed ceiling price.
Risks Relating to Technology
The Integrated OrCrudetm Upgrading Process may not be successful, which could have a significant adverse impact on our financial condition of the Project.
     There can be no assurance that the Long Lake Upgrader will achieve the same performance results as the OrCrudetm demonstration plant owned and operated by us from 2001 to 2003, nor that the Long Lake Upgrader will have the same level of success in upgrading the bitumen production from the Long Lake leases and other lands owned by the JV Participants to the desired product specifications, at the expected levels, on schedule or at all. If we are unable to upgrade the bitumen for any reason, we may decide to, or may be forced to, sell it as bitumen without upgrading it. Bitumen blend is not as readily marketable as conventional light oil and market prices are lower for bitumen blend on a comparable basis. This could have a significant adverse impact on our financial performance and future activities of the Project and expansion projects.
Our results of operations, business and financial condition are dependent in large part on our ability to protect our proprietary technology.
     Our future results of operations depend to a significant extent on our proprietary technology, the proprietary technology of third parties that has been, or is required to be, licensed by us, and our ability, and that of such third parties, to prevent others from copying or infringing upon such proprietary technologies. We currently rely on intellectual property rights and other contractual or proprietary rights, including (without limitation) copyright, trademark, trade secrets, confidentiality procedures, contractual provisions, licenses and patents, to protect our proprietary technology, and on third parties, from whom licenses have been received, to protect their proprietary technology. From time to time, we may have to engage in litigation in order to protect patents or other intellectual property rights, or to determine the validity or scope of the proprietary rights of others. This kind of litigation can be time-consuming and expensive, regardless of whether or not we are successful. The process of seeking patent protection can itself be long and expensive, and there can be no assurance that any currently pending or future patent applications by us, or by such third parties will actually result in issued patents, or that, even if patents are issued, they will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to us. Even if patents are issued, our licensors may fail to maintain these patents or may determine not to pursue litigation against other companies that are infringing these patents. Such failures or determinations could adversely affect the intellectual property we license, and our competitive position could be harmed.
     Despite our efforts, or those of such third parties, our intellectual property rights, particularly in existing or future patents, may be invalidated, circumvented, challenged, infringed or required to be licensed to others. There can be no assurance that any steps we, or such third parties, may take to protect our and their intellectual property rights and other rights to such proprietary technologies that are central to our operations will prevent misappropriation or infringement. One or more of our licensors may allege that we have breached our license agreement with them and, accordingly, may seek to terminate our license. If successful, this could result in our loss of the right to use the licensed intellectual property, which could adversely affect our ability to operate the Project and/or to commercialize these technologies or services, as well as harm our competitive business position and business prospects.

     With respect to proprietary know-how that is not patentable, we rely on trade secret protection and confidentiality agreements. We require all employees, consultants and collaborators who are involved in the development of our technology to enter into confidentiality agreements. There can be no assurance, however, that these agreements will provide adequate protection or remedies for any breach, or that our trade secrets will not otherwise become known or independently discovered by our competitors.
     There is also a risk that we may not be able to enter into licensing arrangements with third parties for the hydrocracking, gasification and other technologies required for the expansion plans as announced by us or for future Integrated OrCrudetm Upgraders that we may desire to build.
We may be the subject of claims by third parties that we, or our licensors, have infringed their intellectual property rights.
     A third party may claim that we or our licensors have infringed such third party’s rights or may challenge our right in that third party’s intellectual property. In such event, we will undertake a review to determine what, if any, actions we should take with respect to such claim. Any claim, whether or not with merit, could be time-consuming to evaluate, result in costly litigation, cause delays or interruptions in our operations or the Project or require us to enter into licensing agreements that may require the payment of a license fee or royalties to the owner of the intellectual property. Such royalty or licensing agreements, if required, may not be available on terms that are commercially reasonable or acceptable to us, if at all. In addition, if we were to lose an intellectual property infringement litigation, we may be required to cease operations or pay significant monetary damages and to redesign our technology to avoid future infringement. Our agreements with our licensors generally include exclusions of indirect or consequential damages and limits on the recovery of direct damages. Accordingly, if an infringement claim relates to a licensed technology, we may not be able to claim reimbursement and/or damages from our licensors.
Risks Relating to Third Parties
The success of the Project is dependent in part upon our joint venture partner Nexen.
     Our business, and the Project in particular, is also subject to the risk that Nexen may change its business strategies and future phases of project development and/or decide to not engage in any future activities with us.
     We will be subject to the risk of default by Nexen in meeting its financial commitments and/or other obligations to the Project. Such default by Nexen may adversely affect the continuation of the Project, the construction or operations of the Project or other facets of the Project, any of which may adversely affect us. In addition, subject to certain conditions, Nexen may sell its interest in the joint venture and our new partner may not have the resources or experience that Nexen has.
     The Project is being undertaken jointly by the JV Participants pursuant to the Construction, Ownership and Joint Operation of the Project Agreement (the “COJO Agreement”). The COJO Agreement provides for the creation of a management committee which is responsible for the supervision and direction of the management and operation of the Project, the supervision and control of the operators and all other matters relating to the development of the Project. If our interest in the Project falls below 25% as a result of a sale of our working interest or is reduced due to failure to maintain financial commitments, Nexen may be able to make decisions respecting the Project without input from us, which may adversely affect us or our operations.
We are subject to extensive government regulation. We may have to expend substantial amounts for compliance with regulations or we may become liable for failure to comply with regulations.
     The oil and gas industry in Canada, including the oil sands industry, operates under Canadian federal, provincial and municipal legislation and regulation governing such matters as land tenure, prices, royalties, production rates, environmental protection controls, income, the exportation of crude oil, natural gas and other products, the use of groundwater in our operations, as well as other matters. The industry is also subject to regulation by federal, provincial and municipal governments in such matters as the awarding or acquisition of exploration and production rights, oil sands or other interests, the imposition of specific drilling obligations, environmental protection controls, control over the development and abandonment of fields and mine sites (including restrictions on production) and possibly expropriation or cancellation of contract rights.

     Government regulations may be changed from time to time in response to economic or political conditions. The exercise of discretion by governmental authorities under existing regulations, the implementation of new regulations or the modification of existing regulations affecting the crude oil and natural gas industry could reduce demand for crude oil and natural gas, increase our costs and have a material adverse impact on us.
     Before proceeding with the Project, the JV Participants must obtain all required regulatory approvals. To date, we believe the Project has received substantially all of the approvals currently required. The regulatory approval process can involve stakeholder consultation, environmental impact assessments, public hearings and appeals to tribunals and courts, among other things. In addition, regulatory approvals may be subject to conditions including security deposit obligations and other commitments. Failure to obtain regulatory approvals, or failure to obtain them on a timely basis, could result in delays or restructuring of the Project and increased costs, all of which could have a material adverse affect on us. The Project is also subject to periodic inspections by regulatory authorities to ensure our compliance with the conditions of regulatory approvals. Negative inspection results may lead to the imposition of fines or penalties or the suspension or rescission of the Project’s regulatory approvals.
The Project will depend on utility infrastructure owned and operated by third parties, and the failure by those third parties to provide services required by the Project could have a material adverse effect on our business and results of operations.
     The Project will depend on successful operation of certain infrastructure owned and operated by others, including, without limitation:
•	pipelines for the transportation of feedstocks to the Long Lake Upgrader and petroleum products to be sold from the Long Lake Upgrader;

•	pipelines for the transportation of natural gas;

•	a railway spur for the transportation of Long Lake Upgrader products and by-products; and

•	electricity transmission systems for the provision and/or sale of electricity.
     The failure of any or all of these utilities to supply service will negatively impact the operation of the Project which, in turn, may have a material adverse effect on our business or results of operations.
The inability of counterparties to fulfill their obligations to us could adversely impact us.
     Our oil revenue and associated accounts receivable will be concentrated among a limited number of counterparties. There is a risk that these counterparties will not pay amounts owing to us on a timely basis or at all. Derivative instruments expose us to certain risks, including the risk of loss from fluctuating commodity prices, credit risks if a counterparty is unable to meet its contractual obligations and the risk of margin calls from third-parties. The inability to close out options, futures and forward positions could have an adverse impact on the use of derivative instruments to effectively hedge our position.
Our operating cash flows will be directly affected by the applicable royalty regime.
     We are currently required to pay a royalty to the Government of the Province of Alberta on our bitumen production. The implementation of the proposed changes to the royalty regime in Alberta is subject to certain risks and uncertainties. The significant changes to the royalty regime require new legislation, changes to existing legislation and regulation and development of proprietary software to support the calculation and collection of royalties. Additionally, certain proposed changes contemplate further public and/or industry consultation. There may be modifications introduced to the proposed royalty structure prior to the implementation thereof.
Changes in tax laws may adversely affect us, the Project and future expansion phases.
     Income tax laws or government incentive programs relating to the oil and gas industry and in particular the oil sands sector may in the future be changed or interpreted in a manner that adversely affects us, the Project and future expansion phases. There is also the risk that the provincial government could impose additional emission or emission-intensity reduction requirements, or that the federal and/or provincial governments could pass legislation which would tax such emissions.

Our industry is highly competitive and many of our competitors have greater resources than we do.
     The Canadian and international petroleum industry is highly competitive in all aspects, including the exploration for, and the development of, new sources of supply, the acquisition of oil interests and the distribution and marketing of petroleum products. The Project will compete with other producers of synthetic crude oil blends and other producers of conventional crude oil. Some of the conventional producers have lower operating costs than we are anticipated to have, and many of them have greater resources then we have. The petroleum industry also competes with other industries in supplying energy, fuel and related products to consumers.
     A number of companies other than our company have announced plans to enter the oil sands business and begin production of synthetic crude oil, or expand existing operations. Expansion of existing operations and development of new projects could materially increase the supply of synthetic crude oil and other competing crude oil products in the marketplace. Depending on the levels of future demand, increased supplies could have a negative impact on prices of synthetic crude oil and, accordingly our results of operations and cash flows.
Unforeseen title defects may result in a loss of entitlement to production and reserves.
     We have not obtained title opinions in respect of the leases that we intend to develop and, accordingly, our ownership of the leases could be subject to prior unregistered agreements or interests or undetected claims or interests. If such were the case, our entitlement to the production and reserves associated with such leases could be jeopardized, which could have a material adverse effect on our financial condition, results of operations and our ability to execute our business plan in a timely manner or at all.
The land on which the Project is located is subject to Aboriginal claims which, if determined adversely to us, could have a significant adverse effect on the Project and on us.
     Aboriginal peoples have claimed aboriginal title and rights to a substantial portion of western Canada. Certain aboriginal peoples have filed a claim against the Government of Canada, the Province of Alberta, certain governmental entities and the regional municipality of Wood Buffalo (which includes the City of Fort McMurray, Alberta) claiming, among other things, aboriginal title to large areas of lands surrounding Fort McMurray, including the lands on which the Project and most of the other oil sands operations in Alberta are located. Such claims, if successful, could have a significant adverse effect on the Project and on us.
Risks Relating to Financing and Our Indebtedness
If we are unable to obtain sufficient funding, we may lose our ownership interests in the Project.
     Significant amounts of financing are required to develop the Project. Our current estimated total cost of the Project is between $5.8 billion and $6.1 billion, or between $2.9 billion and $3.05 billion net to us. If our current cost estimates were to increase, it is not certain that we would be able to finance our portion of the increased capital cost. Future capital requirements are subject to capital market risks, primarily the availability and cost of capital. In the future, there can be no assurance that sufficient capital will be available to us on acceptable terms, or on a timely basis or at all.
     Nexen has a first priority fixed lien, charge and security interest in our ownership interest in the Project to secure payment and performance of our obligations. Should we fail to meet all or some part of our obligations to the Project, Nexen has the right, in certain circumstances, to acquire some or all of our interest in the Project (excluding our rights to the OrCrudetm Process technology and certain royalties payable to us) at 80% of cost.
     We have announced a multi-stage expansion plan. Expenditures are necessary and we will need to secure additional financing to proceed according to the multi-stage expansion plans. The inability to complete these financings on a timely basis or at all would have a material adverse effect on our expansion plans, potentially causing the delay or cancellation of future phases of the Project. Nexen has the right, in certain circumstances, to acquire some or all of our interest in the expansion phases (excluding our rights to the OrCrudetm Process technology and certain royalties payable to us). See “The New COJO Agreements”.
We may not be able to draw down on the Revolving Credit Facility which may have a material adverse effect on our business.
     We must satisfy a number of conditions precedent prior to each borrowing under the Revolving Credit Facility, including that we have sufficient funding to complete the Project. There can be no assurance that we will be able to satisfy all of the conditions precedent, in which case we will not be able to access the Revolving Credit Facility to satisfy our capital commitments in respect of the Project.
We borrow funds in U.S. dollars.
     A significant portion of our debt is denominated in U.S. dollars. We have hedged a portion of this exposure through the completion of certain cross currency swaps. Fluctuations in exchange rates may significantly increase the amount of debt recorded on our financial statements and negatively impact our reported earnings.
Risks Relating to the Notes and this Offering
Our indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.
     We have now and, after this offering, will continue to have a significant amount of indebtedness. As of December 31, 2007, we would have had total indebtedness of USD$1.75 billion (excluding intercompany indebtedness). See “Capitalization” and “Description of Material Indebtedness.” Our indebtedness could materially and adversely affect us in a number of ways. For example, it could:
•	make it more difficult for us to satisfy our obligations with respect to the notes, including our repurchase or redemption obligations;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds to meet our operating expenses and for other purposes.
Despite our current level of indebtedness, we and our subsidiaries may still be able to incur substantially more debt, which could further exacerbate the risks associated with our substantial leverage.
     We may be able to incur substantial additional indebtedness in the future, including additional secured indebtedness. The terms of the indentures governing the notes and our credit facilities restrict, but do not prevent, us from doing so. In addition, the indentures governing the notes permit us to issue additional notes in the future. If new debt is added to our current level of indebtedness, the risks associated with our indebtedness discussed above will be increased. See “Description of Material Indebtedness.”
To service our indebtedness, we will require a significant amount of cash. However, our ability to generate cash depends on many factors beyond our control.
     Our ability to make payments on, and to refinance, our indebtedness, including the notes, and to fund planned capital expenditures, will depend on our ability to generate cash in the future which, in turn, is subject to general economic, financial, competitive, legislative, regulatory and other factors, many of which are beyond our control.
     The Project may not generate sufficient cash flow from operations and we may not have available to us future borrowings in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. In these circumstances, we may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We may not be able to refinance any of our indebtedness, including our credit facilities and the notes, on commercially reasonable terms or at all. Without this financing, we could be forced to sell assets, sell an interest in the JV or secure additional financing to make up for any shortfall in our payment obligations under unfavorable circumstances. However, we may not be able to secure additional financing on terms favorable to us or at all and, in addition, the terms of our credit facilities and the indentures governing the notes limit our ability to sell assets and also restrict the use of proceeds from such a sale. Moreover, substantially all of our assets have been pledged to secure repayment of our indebtedness under our credit facilities. In addition, we may not be able to sell assets quickly enough or for sufficient amounts to enable us to meet our obligations, including our obligations under the notes.

Our existing indebtedness contains mandatory prepayment obligations and restrictive covenants.
     Upon the occurrence of any event of default under our Credit Agreement, our lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If the lenders providing our Credit Agreement accelerate the payment of the indebtedness, we cannot assure you that our assets would be sufficient to repay in full that indebtedness and our other indebtedness, including the notes.
     The indentures governing the notes also impose significant operating and financial restrictions on us. These restrictions limit our ability and that of our restricted subsidiaries to, among other things:
•	incur additional indebtedness and issue preferred stock;

•	create liens;

•	make restricted payments;

•	create or permit to exist restrictions on our ability or the ability of our subsidiaries to make certain payments and distributions;

•	engage in mergers or consolidations;

•	make certain dispositions and transfers of assets; and

•	engage in transactions with affiliates.
     The restrictions in our Credit Agreement or in the indentures governing the notes may adversely affect our ability to finance our future operations and capital needs and to pursue available business opportunities. Moreover, any new indebtedness we incur may impose financial restrictions and other covenants on us that may be more restrictive than the indentures governing the notes.
Other secured indebtedness, including indebtedness under our credit facilities, will be effectively senior to the notes to the extent of the value of the collateral securing such facility on a first-priority basis.
     Our credit facilities are collateralized by a first-priority lien, subject to permitted liens in, among other things, all of our and our subsidiaries’ assets. In addition, the indentures governing the notes permit us to incur additional indebtedness secured on a first-priority basis by such assets in the future. The first-priority liens in the Collateral securing indebtedness under our credit facilities and any such future indebtedness will be higher in priority as to such Collateral than the security interests securing the notes. The notes will be secured, subject to permitted liens, by a second-priority lien in the Collateral. Lenders under our credit facilities and any other indebtedness collateralized by a first-priority lien in the Collateral will be entitled to receive proceeds from the realization of value of such Collateral to repay such indebtedness in full before the holders of the notes will be entitled to any recovery from the Collateral. As a result, holders of the notes will only be entitled to receive proceeds from the realization of value of the Collateral after all indebtedness and other obligations under our credit facilities and any other obligations secured by first-priority liens on the Collateral are repaid in full. As a result, the notes will be junior in right of payment to indebtedness under our credit facilities and any other indebtedness collateralized by a higher- priority lien in our assets, to the extent of the realizable value of the Collateral.
The lien ranking provisions of the indentures governing the notes will limit the rights of holders of the notes with respect to the Collateral, even during an event of default.
     The rights of the holders of the notes with respect to the Collateral will be substantially limited by the terms of the lien ranking provisions set forth in the indentures governing the notes, even during an event of default. Under the indentures, at any time that obligations that have the benefit of the higher-priority liens are outstanding, any actions that may be taken with respect to or in respect of the Collateral, including the ability to cause the commencement of enforcement proceedings against the Collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of the Collateral from the lien of, and waivers of past defaults under, such documents relating to the Collateral, will be at the direction of the holders of the obligations secured by the first-priority liens, and the holders of the notes secured by lower-priority liens may be adversely affected.
     In addition, the indentures governing the notes will contain certain provisions benefiting lenders under credit facilities including provisions requiring the trustee not to object following the filing of a bankruptcy petition to a number of important matters regarding the Collateral. After such filing, the value of the Collateral could materially deteriorate and holders of the notes would be unable to raise an objection. In addition, the right of holders of obligations secured by priority liens to foreclose upon and sell such Collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if we or any of our subsidiaries become subject to a bankruptcy proceeding.
     The Collateral will also be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the lenders under our credit facilities and other creditors that have the benefit of first-priority liens on the Collateral from time to time, whether on or after the date the notes were issued. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the Collateral as well as the ability of the collateral agent to realize or foreclose on the Collateral. The existence thereof could adversely affect the value of the Collateral that will secure the notes as well as the ability of the holders of the notes to direct the collateral agent to realize or foreclose on the Collateral.
The value of the Collateral securing the notes may not be sufficient to satisfy our obligations under the notes.
     No appraisal of the value of the Collateral has been made in connection with this offering, and the fair market value of the Collateral is subject to fluctuations based on factors that include, among others, general economic conditions and similar factors. The amount to be received upon a sale of the Collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the Collateral at such time, the timing and the manner of the sale and the availability of buyers. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the Collateral may not be sold in a timely or orderly manner and the proceeds from any sale or liquidation of the Collateral may not be sufficient to pay our obligations under the notes.
The Collateral also secures our Existing Notes.
     To the extent the Collateral is encumbered by pre-existing liens, liens permitted under the indentures governing the notes and other rights, including liens on excluded assets, such as those securing purchase money obligations and capital lease obligations granted to other parties (in addition to the holders of obligations secured by first-priority liens), those parties have or may exercise rights and remedies with respect to the Collateral that could adversely affect the value of the Collateral and the ability of the collateral agent, the trustee under the indentures or the holders of the notes to realize or foreclose on the Collateral.
     There may not be sufficient Collateral to pay off any additional amounts we may borrow under our credit facilities or any additional notes we may issue after this offering.
     Consequently, liquidating the Collateral may not result in proceeds in an amount sufficient to pay any amounts due under the notes after also satisfying the obligations to pay any creditors with prior liens. If the proceeds of any sale of the Collateral are not sufficient to repay all amounts due on the notes, the holders of the notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured, unsubordinated claim against our remaining assets.
Your rights in the Collateral may be adversely affected by the failure to perfect security interests in certain collateral.
     In accordance with customary financing practices, the Collateral may not be fully perfected at all possible registries. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute Collateral or the perfection of any security interest in favor of the notes against third parties.
We may not have the ability to raise the funds necessary to finance, and may also be prohibited from making the change of control offer required by the indentures governing the notes.
     Upon the occurrence of certain specific kinds of change of control events, we will be required under the terms of the indentures governing the notes to offer to repurchase all outstanding notes, including our Existing Notes, at 101% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. We may not have sufficient funds at the time of the change of control to make the required repurchase of notes. In addition, restrictions in our credit facilities may not allow repurchases of the notes prior to their stated maturity regardless of our obligations under the indentures and a change of control may constitute an event of default under our credit facilities. In the event a change of control occurs at a time when we are prohibited from purchasing the notes under our credit facilities and we are unable to get consent from our lenders to repurchase the notes or are unable to refinance such obligations, we may be unable to repurchase the notes. Any failure to repurchase the notes under a change of control situation would constitute an event of default under the indentures governing the notes, which may in turn lead to an event of default under our credit facilities.

You might have difficulty enforcing civil liabilities against us in the United States.
     We are a corporation continued under the laws of Canada. Most of our directors and officers and some of the experts named in this prospectus reside principally in Canada or otherwise outside the United States. Because these persons are located outside the United States, it may not be possible for you to effect service of process within the United States on them. Furthermore, it may not be possible for you to enforce against us or them, in the United States, judgments obtained in United States courts, because all or a substantial portion of our assets and the assets of these persons are located outside the United States. We have been advised by Macleod Dixon LLP, our Canadian counsel, that there is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based on the United States federal securities laws and as to the enforceability in Canadian courts of judgments of United States courts obtained in actions based on the civil liability provisions of the United States federal securities laws. Therefore, it may not be possible to enforce those judgments against us, our directors and officers or some of the experts named in this prospectus.
The market price for the Exchange Notes may be volatile
     Prior to this offering, there was no public market for the notes. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial fluctuations in the price of securities. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. As a result, even if a trading market for the Exchange Notes develops, it may be subject to disruptions and price volatility
The issuance of the exchange notes may adversely affect the market for the Initial Notes.
     To the extent the Initial Notes are tendered and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted Initial Notes could be adversely affected. Because we anticipate that most holders of the Initial Notes will elect to exchange their Initial Notes for Exchange Notes due to the absence of restrictions on the resale of Exchange Notes under the Securities Act, we anticipate that the liquidity of the market for any Initial Notes remaining after the completion of this exchange offer may be substantially limited. Please refer to the section in this prospectus entitled “The Exchange Offer—Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”
Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the Exchange Notes.
     Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” certain holders of notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the Exchange Notes. If such a holder transfers any Exchange Notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against, this liability.

USE OF PROCEEDS
     We will not receive any proceeds from the issuance of the Exchange Notes.
CAPITALIZATION
     Since December 31, 2007, there has been no material change in our share and loan capital. As we will realize no proceeds from this exchange offer, the completion of the exchange offer will have no material change on our share and loan capital.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
     The table set forth below provides our summary selected historical consolidated financial data for each of the years ended December 31, 2007, 2006, 2005, 2004, and 2003. The financial data for each of the years ended December 31, 2007, 2006, 2005, 2004 and 2003 have been derived from our audited consolidated financial statements for those years. The audited consolidated financial statements for each of the years ended December 31, 2007, 2006 and 2005 are included in this prospectus.
     Our audited balance sheets as at December 31, 2007 and 2006 and the statements of loss and deficit and cash flows for each of the years in the three year period ended December 31, 2007 are included in this prospectus.
     Our consolidated financial statements have been prepared in accordance with Canadian GAAP, which differs in some material respects from U.S. GAAP. For a discussion of the principal differences between U.S. GAAP and Canadian GAAP as they relate to our financial statements, you should read Note 10 to our consolidated financial statements included in this prospectus.
     This summary financial data should be read along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included in this prospectus.

	As at December 31
	2007	2006	2005	2004	2003
	(in thousands)
Canadian GAAP
Balance Sheet Data:
Current assets	$461,327	$711,815	$262,648	$761,845	$82,061
Interest reserve account (long-term portion)	—	146,241	—	—	—
Deferred financing charges	—	38,428	19,462	21,441	730
Future income tax asset	2,153	—	—	—	—
Property, plant and equipment	3,373,908	2,477,898	1,302,860	538,408	153,780

Current liabilities	190,723	157,844	128,816	115,825	15,018
Long-term debt	1,743,775	1,689,685	—	—	—
Future income tax liability	—	47,040	31,328	32,551	7,139
Obligations under capital lease	29,600	25,550	8,730	—	—
Other long-term liabilities	66,677	10,658	34,030	4,187	3,194

Shareholders’ equity	1,815,613	1,443,605	1,382,066	1,169,131	211,220

	Year Ended December 31
	2007	2006	2005	2004	2003
	(in thousands, except ratios and per share amounts)
Canadian GAAP
Statement of Earnings (Loss) Data:
Interest income	$13,303	$10,400	$14,469	$16,211	$1,856
Expenses
General and administrative	14,206	10,027	6,881	6,267	1,884
Financing charges	11,927	—	—	—	—
Unrealized loss on commodity contract	3,779	—	—	—	—
Amortization and accretion	2,011	22,291	4,700	2,355	416
Taxes	(9,134)	(11,702)	4,637	7,018	24
Net earnings (loss)	(9,486)	(10,216)	(1,749)	571	(468)
Net earnings (loss) per share, basic and diluted	(0.05)	(0.06)	(0.01)	—	(0.01)

Statement of Cash Flows Data:
Cash provided (used by)
Operating activities	$4,925	$(681)	$3,176	$8,666	$(15)
Investing activities	(940,008)	(1,341,204)	(364,797)	(696,554)	(79,000)
Financing activities	713,364	1,669,809	237,287	939,547	79,982
Cash and cash equivalents, end of period	310,504	536,666	205,666	330,000	78,341

Other Financial Data:
Ratio of earnings (loss) to fixed charges in accordance with Canadian GAAP(1)	nil	nil	0.4	1.1	N/A
Ratio of earnings (loss) to fixed charges in accordance with U.S. GAAP(2)	1.0	nil	nil	nil	nil
U.S. GAAP Reconciliation(3)
Net earnings (loss)	$121,820	$(50,745)	$(14,869)	$(47,927)	$(7,034)
Net earnings (loss) per share, basic and diluted	0.69	(0.30)	(0.10)	(0.37)	(0.17)

Notes:

(1)	For the purposes of calculating this ratio, earnings are defined as net earnings or loss before taxes plus fixed charges. Fixed charges include interest costs on all debt and amortization of deferred debt financing charges. In all of the periods above, earning are inadequate to support fixed charges. This amount in accordance with Canadian GAAP, referred to as the coverage deficiency, is: (i) $148,729 for the year ended December 31, 2007; (ii) $69,146 for the year ended December 31, 2006; (iii) $9,092 for the year ended December 31, 2005; (iv) not applicable for the year ended December 31, 2004; (v) $444 for the year ended December 31, 2003.

(2)	For the purposes of calculating this ratio, earnings are defined as net earnings or loss before taxes plus fixed charges. Fixed charges include interest costs on all debt and amortization of deferred debt financing charges. In 2006, 2005, 2004, and 2003, earning are inadequate to support fixed charges. This amount in accordance with U.S. GAAP, referred to as the coverage deficiency, is: (i) not applicable for the year ended December 31, 2007; (ii) $130,758 for the year ended December 31, 2006; (iii) $23,833 for the year ended December 31, 2005; (iv) $51,627 for the year ended December 31, 2004; (v) $7,010 for the year ended December 31, 2003.

(3)	For a reconciliation of balance sheet amounts in accordance with U.S. GAAP, please see note 10 to our consolidated financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     The following discussion and analysis is a review of our financial condition and results of operations at December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005. Our financial statements are prepared based upon Canadian GAAP and all amounts are in Canadian dollars unless specified otherwise. This discussion should be read in conjunction with “Selected Historical Consolidated Financial Data” and our consolidated financial statements and related notes included in this prospectus, including Note 10 to those statements which describes differences between Canadian GAAP and U.S. GAAP. The following discussion also contains forward looking statements and forward looking information that involve numerous risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements and forward-looking information as a result of these risks and uncertainties, including those set forth in this prospectus under “Forward-Looking Statements and Forward-Looking Information” and under “Risk Factors”.
Financial Summary

	Years ended December 31
	2007		2006	2005
	(In millions)
Net loss	$(9)		$(10)	$(2)
Capital expenditures incurred(1)	1,108		1,109	754
Working capital	271		554	134
Shareholders’ equity	1,816		1,444	1,382
Common shares outstanding(2)	195.4	(3)	172.7	156.8

Notes:

(1)	Non-cash additions are excluded.

(2)	After giving effect to the 2:1 share split to shareholders of record on June 1, 2006.

(3)	Common shares outstanding at the end of 2007 after giving effect to common share options and common share warrants would be approximately 208.8 million common shares.
Overview
     We are a Calgary, Alberta-based oil sands development company. We and our partner, Nexen, formed a joint venture to develop oil sands projects in Canada, the first of which is Phase 1 of the Long Lake Project. We own a 50% undivided interest in the Project, which upon completion will, among other things include the Long Lake SAGD Operation and the Long Lake Upgrader, each with expected capacity to process approximately 72,000 bbl/d of bitumen. The yield from bitumen produced from the Long Lake SAGD operation is expected by us to be 57,700 bbls/d of PSCtm and approximately 800 bbl/d of butane. We expect PSCtm to trade at a price similar to WTI crude oil. We are the operator of the Long Lake Upgrader while Nexen is the operator of the Long Lake SAGD operation.
Project status
     Significant progress continues to be made on the Project as we prepare for first bitumen sales in the first quarter with first production of PSC™ mid-year. The SAGD plant is operational with all 10 well pads steaming into both injector and producer wells to efficiently heat the reservoir. We expect that we will begin to turn over the producer wells into operations mode within the next several weeks. SAGD production is anticipated to reach 50 percent capacity in mid-year with SAGD volumes expected to ramp-up through 2008 and reach full design rate of 72,000 bbl/d in 2009.
     Construction, start-up and commissioning activities on the Upgrader continued in the fourth quarter. The OrCrude™, hydrocracker and utilities plants have been turned over to operations. The front end of the OrCrude™ unit has been filled with lube oil to allow the start-up of pumps and heaters and the utility boilers are in operation providing heat and steam.
     The gasifier and air separation units were essentially mechanically complete in December 2007, with current activities focused on final electrical work and insulation. A substantial amount of progress was made on the sulphur recovery unit in the fourth quarter of 2007 and the unit remains scheduled for mechanical completion in the first quarter of 2008.

     Once operational, we expect that the capacity of the Long Lake Upgrader during ramp-up will enable us to process all of the forecasted SAGD volumes. We expect the Project to reach full capacity of 58,500 bbl/d of PSCtm and other products in 2009.
     Our current total cost estimate of the Project is between $5.8 billion and $6.1 billion or between $2.90 billion and $3.05 billion net to us. As of December 31, 2007, $5.4 billion or $2.7 billion net to us had been incurred on the Project. The risk of changes to our forecast cost to complete and schedule are now primarily related to the typical commissioning and start-up risks associated with any major hydrocarbon processing complex.
Development of future phases
     We continue to advance up-front engineering and planning for Phase 2 with the intention to be in a position to sanction the project in late 2008. Regulatory approval has been obtained for the Phase 2 Upgrader, which we expect to construct adjacent to the Phase 1 plant. The SAGD portion of Phase 2 is planned to be located in the southern portion of the Long Lake lease (“Long Lake South”). Planning and delineation for the Phase 2 SAGD project is ongoing. In late 2006, a regulatory application for the Long Lake South project was filed, comprising two SAGD phases totalling 140,000 bbl/d of bitumen production in addition to Phase 1.
     Phase 2 sanctioning will be dependent on multiple factors including Phase 1 ramp-up performance, regulatory approval for the SAGD portion of the project, the capital cost estimate and regulations pertaining to CO2. In addition, the Alberta government announced significant changes to the oil sands royalty regime in late 2007. Increases in royalties will impact the economics of our business and may impact the timing of future investment decisions.
     We currently anticipate that subsequent phases would be sanctioned every 24 months after the approval of previous phases. To support this timeline, lease delineation and preliminary environmental evaluations are underway. Each future phase is planned to be of a similar size and design to the Project and anticipated to consist of an integrated SAGD and OrCrudeTM Upgrader project. The specific design of these phases will be dependent upon a number of factors including key learnings from Phase 1 and our strategy to address CO2 and other greenhouse gas emissions. We are currently evaluating alternatives to facilitate CO2 capture.
Reserves and Resources
     OPTI has a significant presence in the Athabasca oil sands, with a 50% interest in over 385 sections of land on three leases: Long Lake, Leismer and Cottonwood. We believe our existing lands will support approximately 360,000 bbl/day of PSCTM production (180,000 bbl/d net to OPTI) from six phases including Long Lake Phase 1. Based on reserve and resource estimates, we believe there is potential for three phases at Long Lake, two phases at Leismer and one at Cottonwood.
     Reserves
     McDaniel, our resource evaluator, has prepared a report evaluating the bitumen reserves and synthetic oil reserves of the Long Lake leases effective December 31, 2007. Due to the advanced nature of Long Lake Phase 2, previously recognized Contingent Resources are now booked as probable and possible reserves.
     The McDaniel evaluation of our Long Lake Phase 1 and 2 lands recognizes the impact of upgrading on the reserves. Most of the raw bitumen will be upgraded and sold as PSC™ and butane, and is shown as synthetic crude oil or butane reserves. Bitumen will be sold upon start-up of the SAGD operations, prior to Upgrader start-up, and thereafter during periods of Upgrader downtime, and is shown as bitumen reserves. The following table shows OPTI’s working interest in the raw bitumen reserves and the corresponding sales volumes at December 31, 2007.

Summary of Raw Bitumen Reserves and Sales Volumes
December 31, 2007
(MMbbls)

	Raw	Sales Volumes
	Bitumen	PSC(tm)	Bitumen	Butane
Proved	268	202	16	3
Proved plus Probable	803	620	29	9
Proved plus Probable plus Possible (1)	941	731	29	10

Note:

(1)	Possible reserves are those additional reserves that are less certain to be recovered than probable reserves. There is a 10% probability that the remaining quantities actually recovered will be greater than the sum of proved plus probable plus possible reserves.
     Resources
     In addition to estimating our reserves, McDaniel has estimated bitumen resources on all of OPTI’s lands including the Long Lake, the Leismer and the Cottonwood Leases. A summary of the additional resource estimates on a net basis to us is shown below:
Summary of Bitumen Resources (1)
December 31, 2007
(MMbbl)

Raw Bitumen

Remainder of Long Lake leases(2)	704
Leismer(2)	960
Cottonwood(3)	542

Total	2,206

Notes:

(1)	These estimates represent the “best estimate” of our resources, are not classified or recognized as reserves, and are in addition to our disclosed reserve volumes. These resource estimates are categorized primarily as Contingent Resources, with some categorized as Prospective Resources. See Notes 2 and 3 below.

Contingent Resources are those quantities of petroleum estimated, as of a given date, to be potentially recoverable from known accumulations using established technology or technology under development, but which are not currently considered to be commercially recoverable due to one or more contingencies. Contingencies may include factors such as economic, legal, environmental, political, and regulatory matters, or a lack of markets. It is also appropriate to classify as Contingent Resources the estimated discovered recoverable quantities associated with a project in the early evaluation stage. There is no certainty that it will be commercially viable to produce any portion of the Contingent Resources.

Prospective Resources are those quantities of petroleum estimated, as of a given date, to be potentially recoverable from undiscovered accumulations by application of future development projects. Prospective Resources have both an associated chance of discovery and a chance of development. There is no certainty that any portion of the Prospective Resources will be discovered. If discovered, there is no certainty that it will be commercially viable to produce any portion of the resources.

(2)	The resource estimates for Leismer and Long Lake are categorized as Contingent Resources. These volumes are classified as resources rather than reserves primarily due to less delineation and the absence of regulatory approvals, detailed design estimates and near-term development plans.

(3)	The estimate for Cottonwood is categorized as both Contingent and Prospective Resources. The estimate of 542 million barrels is comprised of 247 MMbbl of Contingent Resources and 295 MMbbl of Prospective Resources. These Contingent Resource volumes are classified as resources rather than reserves primarily due to less delineation; the absence of regulatory approvals, detailed design estimates and near-term development plans; and less certainty of the economic viability of their recovery. In addition to those factors that result in Contingent Resources being classified as such, Prospective Resources are classified as such due to the absence of proximate delineation drilling.
Principal Factors Affecting our Financial Condition and Results of Operations
Project and future phase development and construction
     Our financial condition to date has been affected primarily by financing activities, activities in connection with the development and construction of the Project and the development of future phases.
Investments to date
     Our current total cost estimate of the Project is between $5.8 billion and $6.1 billion, or between $2.9 billion and $3.05 billion net to us. We have incurred $2.7 billion (net to OPTI) in cumulative expenditures to December 31, 2007, in relation to this estimate. The table below identifies expenditures incurred by us in the referenced periods for the Project, other oil sands activities and other capital expenditures.

	Years Ended December 31
	2007	2006	2005
	(In millions)
Long Lake Project Phase 1
SAGD	$282	$440	$310
Upgrader	529	476	386
Sustaining capital and capitalized operations	54	—	—

Total Long Lake Project Phase 1	865	916	678
Other oil sands activities	96	140	56
Other capital expenditures	147	53	20

Total cash expenditures	1,108	1,109	754
Non-cash additions	(212)	66	11

Total capital expenditures	$896	$1,175	$765

Capital Expenditures
     During the year ended December 31, 2007, we had capital expenditures of $896 million. Project expenditures of $865 million primarily related to on-site construction. SAGD construction costs in 2007 were primarily incurred in the central plant and cogeneration facilities, site-wide services and in start-up and commissioning costs. Upgrader construction costs in 2007 were primarily incurred in the OrCrudetm, air separation, gasification, utilities and sulphur facilities and in start-up and commissioning costs. We also invested $96 million in other oil sands activities, $147 million in other capital expenditures and had a recovery of $212 million related to non-cash items. The expenditures of $96 million for other oil sands activities during the period related to engineering costs and resource delineation for future phases. The other capital expenditures of $147 million related to $130 million of capitalized interest and standby charges in connection with our long-term debt and $17 million of corporate capital costs. The $212 million recovery of non-cash capital charges related primarily to a $235-million capitalized foreign exchange gain with respect to the remeasurement of our U.S. dollar denominated long-term debt and cash. In addition, we had capital lease additions of $4 million, a capitalized future tax recovery of $36 million and an unrealized hedging loss of $57 million related to the interest rate swap.
     During the year ended December 31, 2006, we had capital expenditures of $1,175 million. Expenditures on the Project of $916 million focused on the continuation of on-site construction. SAGD construction costs were primarily incurred in the central plant, field facilities and cogeneration facilities. Long Lake Upgrader construction costs were primarily incurred in the OrCrudetm, gasification, hydrocracker and sulphur facilities. We also invested $140 million in other oil sands activities, $53 million in other capital expenditures and had $66 million of non-cash additions. The expenditures for other oil sands activities during the year related to land acquisition, engineering costs, resource delineation and SAGD pilot operations. The other capital expenditures included $6 million of corporate capital costs and $47 million of capitalized interest and standby charges in connection with our long-term debt.

The $66 million of non-cash additions related primarily to $29 million net in capitalized foreign exchange losses with respect to the re-measurement of our U.S. denominated long-term debt and cash, capital leases of $17 million, capitalized future taxes of $13 million and an unrealized hedging loss of $5 million.
     During the year ended December 31, 2005, we had capital expenditures of $765 million, consisting primarily of expenditures on the Project of $678 million. Project expenditures during the year focused on engineering progress, major equipment manufacturing, drilling of commercial well pairs, modular construction and continuation of above ground field construction. In addition to Project expenditures, during the year ended December 31, 2005, we invested $56 million in other oil sands activities, $20 million in other capital expenditures and $11 million in non-cash additions. The majority of other oil sands activities are in connection with future phases. Expenditures during the year relate to land acquisition, SAGD pilot operations and resource delineation. Other capital expenditures include capitalized interest and standby charges in connection with the LP Project Facility and the $100 million revolving debt facility that was cancelled in early 2006. The non-cash additions relate to capital lease costs, asset retirement costs, future tax costs and capitalized stock-based compensation.
Operation of the Project
     Once we complete the construction of the Project and commence commercial operations, we expect that our revenues from the Project will primarily consist of PSCtm revenue and our operating costs relating to the Project will primarily consist of labour, maintenance and the purchase of natural gas. Our results of operations will principally be driven by production rates, plant capacity and reliability, natural gas costs and oil prices. Our results of operations will also be affected by production factors, such as our success in recovering bitumen using the SAGD process, including the Project’s SOR. For more information, see “Risk Factors — Risks Relating to the Project.”
     Our results of operations will also depend on the successful operation of the Long Lake Upgrader and prior to the planned start-up of the Long Lake Upgrader, we intend to blend bitumen produced by the SAGD operation with diluent such as synthetic crude oil and sell it as a bitumen blend. In addition, during periods when the Upgrader is not operating, such as for planned and unplanned maintenance and repair, we may not be able to upgrade the bitumen produced by the SAGD operation. During these periods, bitumen would be mixed with a purchased diluent and sold as a bitumen blend, which would be sold at a price significantly less than conventional light oil.
Financial Summary

	Years ended December 31
	2007	2006	2005
	(In millions)
Interest Income	$13	$10	$14
Expenses
General and administrative expenses	14	10	7
Unrealized loss on commodity contracts	4	—	—
Financing charges	12	—	—
Amortization and accretion expenses	2	22	5
Tax expense (recovery)	(9)	(12)	5
Revenues
     Because we have not yet completed the Project, our historical revenues have consisted entirely of interest income. Interest income consists of interest on cash, cash equivalents and short-term investments and is affected by average balances of interest-bearing instruments and associated interest rates.
Expenses
     Our expenses have historically consisted of G&A expenses, amortization and accretion expenses and income taxes. G&A expenses primarily consist of salaries and information technology costs. Amortization and accretion expenses primarily relate to amortization of corporate assets. Income taxes consist of future tax expense or recovery. We do not currently pay income taxes. The timing of the payment of income taxes in the future will be primarily influenced by the construction cost of the Project, commodity prices, SAGD production and Upgrader operations, foreign exchange rates, operating costs, interest rates and future phase activities.
Results of Operations
Year ended December 31, 2007 compared to year ended December 31, 2006
Interest Income
     For the year ended December 31, 2007, interest income increased to $13 million from $10 million in the corresponding period in 2006. The increase was due to an increase in average cash and cash equivalent balances as a result of the proceeds from debt issuances in December 2006 and July 2007 and equity issuances in late 2007.
G&A Expenses
     For the year ended December 31, 2007, G&A expenses increased to $14 million from $10 million in the corresponding period in 2006. The increase was due to increased levels of corporate staff and information technology expenditures.
Unrealized Loss on Commodity Contracts
     For the year ended December 31, 2007, we had a loss of $4 million compared to $nil in the corresponding period in 2006. During 2007, we entered into a put option with respect to 5,500 bbls/d of production for 2008 with an exercise price of US$50 per barrel. The loss was due to the fair value measurement of our commodity contract as a result of an increase in the forward price of WTI during 2008.
Financing Charges
     For the year ended December 31, 2007, financing charges are $12 million compared to $nil in the same period in 2006. The expense was primarily in relation to issuance costs of our US$750 million senior secured notes. Financing charges in 2007 are expensed in accordance with the adoption of the new Canadian accounting policy for Financial Instruments.
Amortization and Accretion Expenses
     For the year ended December 31, 2007, amortization and accretion expenses are $2 million compared with $22 million in the same period in 2006. The expense in 2007 was primarily related to the amortization of corporate assets. The expense in 2006 was due to the cancellation of two credit facilities, our subordinated debt facility, which resulted in $3 million in amortization expense, and our LP Project Facility, which resulted in a further $15 million in amortization expense.
Taxes
     Future tax expense for the year ended December 31, 2007, is a recovery of $9 million compared with a recovery of $12 million in the corresponding period in 2006. The recovery of taxes in 2007 were primarily due to a reduction in the federal tax rate expected in future periods which reduced the applicable combined Federal and Provincial corporate tax rate from 29% to 25%. The recovery in future tax expense in 2006 was primarily due to a reduction in the applicable tax rate from 33.6% to 29.0% and an increase in amortization of deferred financing charges.
Cross Currency Swap
     OPTI is exposed to foreign exchange rate risk on our U.S. dollar denominated debt. To partially mitigate this exposure, we have entered into US$875 million of cross currency interest rate swaps to manage our exposure to repayment and interest payments risk on our U.S. dollar denominated long-term debt. In line with the maturity date of the Notes, the swaps provide for a fixed Canadian dollar payment of $928 million in exchange for receipt of US$875 million in December 2014. The swaps also provide for semi-annual Canadian dollar interest payments until December 2014 at a fixed rate of 8.15% based on notional $928 million of debt. The interest portion of the swaps essentially replaces our semi-annual interest payments at a fixed rate of 8.25% based on notional US$875 million. This contract has not been designated as a hedge for accounting purposes. The fair value adjustment has been capitalized as the underlying debt instrument is used to fund development of our major projects. The value of the swaps was unfavourable to OPTI due to an increase in the value of the Canadian dollar during the period. As a result, OPTI has capitalized an unrealized loss in relation to the swaps of $60 million during the period. This unrealized loss is more than offset by translation gains on our long-term debt during the period the swaps have been outstanding.
Selected Annual Information

	Years ended December 31
	2007	2006	2005
	(In millions, except per share amounts)
Interest Income	$13	$10	$14
Net loss	(9)	(10)	(2)
Net loss per share, basic and diluted(1)	(0.05)	(0.06)	(0.01)
Total assets	3,837	3,374	1,585
Total long term financial liabilities	1,735	1,690	Nil

Note:

(1)	After giving effect to the 2:1 share split to shareholders of record on June 1, 2006.
     The amount of interest income in each year is primarily the result of cash and cash equivalents available for investments. The amount of cash in each year is influenced by the size and timing of financing activities, as well as capital expenditures related to project development. Net loss has been influenced by increasing G&A expenses as well as fluctuations in tax expense. Amortization expense increased significantly in 2006 thereby increasing the net loss as a result of the write off of financing costs associated with the cancellation of various credit facilities.
Year ended December 31, 2006 compared to year ended December 31, 2005
Interest Income
     For the year ended December 31, 2006, interest income decreased to $10 million from $14 million in 2005. The decrease was due to a reduction in average cash and cash equivalent balances in 2006.
G&A Expenses
     For the year ended December 31, 2006, G&A expenses increased to $10 million from $7 million in 2005. The increase in 2006 was due to increased levels of corporate staff and information technology expenditures.
Amortization and Accretion Expenses
     For the year ended December 31, 2006, amortization and accretion expenses increased to $22 million from $5 million in 2005. The increase was due to the cancellation of two primary credit facilities in 2006. In the second quarter, we cancelled our subordinated debt facility which resulted in $3 million in amortization expense and in December 2006 we cancelled our LP Project Facility, which resulted in a further $15 million in amortization expense.
Taxes
     Capital taxes are $nil for the year ended December 31, 2006, compared with an expense of $2 million in 2005. During 2006, federal legislation was enacted that provided for the elimination of the large corporation tax effective January 1, 2006. Future tax expense for the year ended December 31, 2006 is a recovery of $12 million compared with an expense of $2 million in 2005. The recovery in future tax expense in 2006 was primarily due to a reduction in the applicable tax rate from 33.6% to 29.0% and an increase in amortization of deferred financing charges.
Year ended December 31, 2005 compared to year ended December 31, 2004
Interest Income

     Interest income decreased to $14 million for the year ended December 31, 2005, from $16 million in 2004. The decrease for the year ended December 31, 2005, was due to a reduction in average investment balances in 2005 offset by an increase in the average interest rate.
G&A Expenses
     G&A expenses increased to $7 million for the year ended December 31, 2005, from $6 million in 2004. The increase from 2004 is due to increased levels of non-Project corporate staff, related services and increased regulatory and compliance costs due to our status as a public company in Canada. Stock-based compensation expense, which is included in G&A expenses, decreased to $1 million for the year ended December 31, 2005, from $2 million in 2004. The reduction in 2005 is due to a one-time grant in 2004 of 5.8 million common share options issued to the co-developers of the OrCrudetm technology. For the year ended December 31, 2005, 0.6 million common share options were granted.
Amortization and Accretion Expenses
     Amortization and accretion expenses increased to $5 million for the year ended December 31, 2005, compared with $2 million in 2004. This increase is primarily due to the amortization of deferred financing charges in relation to the LP Project Facility that commenced in the third quarter of 2004.
Taxes
     Capital taxes are unchanged at $2 million for the years ended December 31, 2005 and 2004. Although the capital tax rate decreased from 0.2% to 0.18%, the amounts subject to tax increased. Future tax expense is $2 million for the year ended December 31, 2005, compared to $5 million in 2004. The reduction in future tax expense in 2005 is primarily due to a reduction in taxable income.
Summary Financial Information

	2007				2006
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
	(in millions, except per share amounts)
Interest income	$3	$3	$2	$5	$4	$3	$2	$1
Net earnings (loss)	6	(13)	(2)	—	(11)	(1)	4	(2)
Earnings (loss) per share, basic and diluted (1)	0.03	(0.07)	(0.01)	—	(0.06)	—	0.02	(0.01)

Note:

(1)	After giving effect to the 2:1 share split to shareholders of record on June 1, 2006.
     Quarterly variations in interest income are primarily the result of the amount of cash and cash equivalents available for investments during the applicable period. The amount of cash and cash equivalents is influenced by the size and nature of financing activities and level of investing activities during the period. Earnings have also been influenced by fluctuating interest income, generally increasing levels of G&A and fluctuating tax expenses. During the fourth quarter of 2006, we recorded a $15 million increase in the amortization expense related to deferred financing charges, which increased our loss during the period. In the third quarter of 2007, we expensed financing charges of $11 million which increased our loss during the period. During the fourth quarter of 2007, we had a $9 million recovery of future taxes, primarily as a result of a reduction in the applicable federal tax rate.
Share Capital
     On November 21, 2007, OPTI issued 18,534,500 common shares at a price of $19.00 per common share and 2,430,000 flow-through common shares at a price of $24.70 per common share for aggregate gross proceeds of $412 million.
     At January 15, 2008, OPTI had 195,355,526 common shares, 7,211,116 common share options, and 3,104,000 common share warrants outstanding. The common share options have a weighted average exercise price of $13.03 per share and each common share warrant entitles the holder to purchase two common shares at a price of $14.75 each.

     At January 15, 2008, including instruments where the option to exercise resides with the holder, OPTI’s fully diluted shares outstanding was 208,774,642. This fully diluted number includes common shares outstanding and shares issuable pursuant to common share options and common share warrants but does not include shares issuable pursuant to call obligations.
Liquidity and Capital Resources
Liquidity
     We have not had any revenue from the commercial development of bitumen or PSCtm as the commercial operations of the Project are not planned to commence until mid-2008. Project expenditures, future phase expenditures and corporate costs during the year ended December 31, 2007, were funded from the issuance of debt and equity. During the first half of 2008, we expect to fund our capital expenditures from existing working capital and borrowings under our Revolving Credit Facility. In the second half of 2008, we expect that operating cash flow will fund a portion of our capital expenditures.
     For the year ended December 31, 2007, cash provided by operating activities was $5 million, cash provided by financing activities was $713 million and cash used in investing activities was $940 million. Including the foreign exchange loss on US dollar cash of $4 million, this resulted in a reduction in cash and cash equivalents during the year of $226 million compared with an increase of $331 million in 2006. Our long-term debt consists of US$1,750 million of senior secured notes and an undrawn $500-million Revolving Credit Facility. OPTI intends to register its senior secured notes with the SEC on or about January 31, 2008, in order to comply with its covenants to holders of the notes to exchange the outstanding notes for senior secured notes registered with the SEC.
     For the year ended December 31, 2006, cash used in operating activities was $1 million compared to $3 million of cash provided by operating activities in the corresponding period in 2005, primarily due to a decrease in interest income. During the year ended December 31, 2006, cash provided by financing activities increased to $1,670 million from $237 million in the corresponding period in 2005, primarily due to net borrowings on long term debt during 2006 of $1,650 million. In 2005, the primary financing activity related to proceeds from share issuances of $249 million. For the year ended December 31, 2006, cash used in investing activities increased to $1,341 million from $365 million in the corresponding period in 2005, primarily due to a $355 million increase in property, plant and equipment additions, a $270 million increase in interest reserve account offset by a $375 million decrease in short term investments in 2005.
     For the year ended December 31, 2005, cash provided by operating activities decreased to $3 million from $9 million in 2004, primarily due to a decrease in earnings before taxes. For the year ended December 31, 2005, cash provided by financing activities decreased to $237 million from $940 million in 2004, primarily due to a $774 million reduction in proceeds from share issuance. For the year ended December 31, 2005, cash used in investing activities decreased to $365 million from $697 million in 2004, primarily due to a $386 million increase in property, plant and equipment additions offset by $800 million of cash provided by changes in short term investments.
Capital Resources
     At December 31, 2007, our capital resources included total working capital of $271 million and an undrawn $500 million Revolving Credit Facility. Working capital is comprised of cash and short-term investments of $311 million, the interest reserve account of $137 million and a non-cash working capital deficiency of $177 million. We expect the total amount of the interest reserve account, which can only be used to pay interest on the notes, to cover all interest payments in respect of the Notes until December 15, 2008.
     Our current financial resources include our available working capital, the Revolving Credit Facility and the interest reserve account. We expect that these resources will be sufficient to complete construction and start-up of the Project and our budgeted 2008 expenditures related to future phases.
     Our current total cost estimate to complete the Project is between $5.8 billion and $6.1 billion, or between $2.9 billion and $3.05 billion net to us. At December 31, 2007, $5.4 billion had been incurred on the Project ($2.7 billion net to us) and our share of the remaining costs is between $0.2 and $0.35 billion. We expect the majority of these expenditures to be incurred in the first half of 2008.

     Upon the commencement of commercial operations of the Upgrader we expect to generate positive operating cash flows. Operating cash flows will play an integral part in the financing of the expenditures associated with our multi-stage expansion plans. Total cash flow from the Project in the latter part of 2008 will be impacted by many factors including, but not limited to, the final cost of the Project, timing of commencement of operations, the speed of ramp-up during the start-up phase, as well as oil and natural gas prices.
     We are planning to be in a position to sanction Phase 2 of the project in late 2008. The amount of total funding required for Phase 2 will not be known until a cost estimate is prepared in late 2008. Operating cash flows from the Project are not expected to be sufficient to fund our Phase 2 construction program so we expect to need additional debt and/or equity. The amount of new debt and equity required in future periods will primarily be impacted by factors noted above affecting total cash flow from Phase 1 over the Phase 2 construction period, the total cost of Phase 2, and the timing of Phase 2 construction expenditures. Additional financing is not expected to be needed until after Phase 2 sanctioning.
     In relation to a flow-through share issuance, we have a commitment to incur approximately $60 million in qualifying resource expenditures in 2008. A portion of these expenditures were incurred in 2007.
     We have 3,104,000 common share warrants outstanding. Each warrant entitles the holder to purchase two common shares at a price of $14.75 each and the warrants expire in November 2008. Should all holders of these warrants choose to exercise their option to exercise, it would result in gross proceeds to us of $92 million.
     We have $202 million of call obligations. The option for exercise belongs to us, and we do not expect to exercise our right to issue shares in relation to the call obligations. The call obligations consist of unconditional and irrevocable call options whereby we, at our option, can require a subscription for either a convertible preferred share or a common share for the face amount of the call obligation. We can exercise the call obligations at any time until the earlier of completion of the Project on June 30, 2008. The exercise price of the call obligations is $2.20 per share and should we exercise our option, it would result in the issuance of 91.8 million additional common shares and gross proceeds of $202 million.
Contractual Obligations and Commitments
     The following table shows our contractual obligations and commitments due during the next five years and thereafter as at December 31, 2007.

					More Than
	Total	< 1 Year	2-3 Years	4-5 Years	5 Years
Contracts and purchase orders(1)	$132	$132	$—	$—	$—
Long-term debt(2)	1,735	—	—	—	1,735
Capital leases(3)	99	2	9	8	80
Operating leases and other commitments(4)	96	9	27	18	42
Asset retirement obligation(5)	149	—	—	—	149

Total commitments	$2,211	$143	$36	$26	$2,006

Notes:

(1)	Consists of our share of commitments associated with contracts and purchase orders in connection with the Project and our other oil sands activities. Our share of remaining expenditures relating to the Project are between $0.2 billion and $0.35 billion.

(2)	Consists of US$1,000 million and US$750 million under our notes. The amounts represent only scheduled principal repayments. In addition, we are contractually obligated for interest payments on borrowings and standby charges in respect of undrawn amounts under the Revolving Credit Facility, which are not reflected in the above table. In respect of our notes, annual interest of US$142 million is due until 2014.

(3)	Consists of our share of payments under our product transportation agreements with respect to future tolls during the initial contract term.

(4)	Consists of our share of payments under our product transportation agreements with respect to future tolls during the initial contract term. This amount also includes our share of future commitments with respect to rail traffic transportation.

(5)	The total undiscounted future obligation of our asset retirement obligation is $149 million. We estimate our obligations related to drilling activities will be settled over approximately the next 20 years and our obligations relating to resource facilities will be settled in approximately 55 years.
Off-Balance Sheet Arrangements
     We have no off-balance sheet arrangements.
Control Certification

     We are responsible for establishing and maintaining disclosure controls and procedures and internal control over financial reporting. Our disclosure controls and procedures are designed to provide reasonable assurance for the timely disclosure of all material information. These systems are designed to provide reasonable, but not absolute, assurance that our disclosures are complete and accurate.
     We have evaluated the effectiveness of our disclosure controls and procedures for the year ended December 31, 2007. We have concluded that these controls and procedures provide reasonable assurance that information required to be disclosed in our annual filings, interim filings or other reports that we file or submit under applicable Canadian securities legislation is recorded, processed, summarized and reported within the time periods specified in such legislation. These controls and procedures also provide reasonable assurance that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.
Critical Accounting Estimates
     Our critical accounting estimates are estimates that have, or could have, a material impact on results of operations or financial position. These estimates require management to make assumptions and estimates in the application of Canadian GAAP. These assumptions and estimates are based on information available to management at each financial statement date and historical experience. Based on the information available and past experience, management makes estimates that it believes to be reasonable. As circumstances change and additional information becomes available, these estimates may be subject to change. Many estimates are made in the preparation of consolidated financial statements, but the following are considered critical accounting estimates used in the preparation of our financial statements.
Capital Assets
     We capitalize costs in connection with the development of oil sands projects. The measurement of these costs at each financial statement date requires estimates to be made in respect of construction progress, materials procurement and drilling progress. An increase in the measurement amount of these items would increase our property plant and equipment and accrued liabilities accordingly.
     Capital assets are reviewed for impairment whenever events or conditions indicate that their net carrying amount may not be recoverable from estimated future cash flows. The calculation of these future cash flows are dependent on a number of estimates, including reserves, production volumes, facility performance, commodity prices, operating cost estimates and foreign exchange rates. An impairment loss would be recognized in earnings in the period in which capitalized costs exceeded estimated future cash flows.
     In addition, the quantity of reserves is subject to a number of estimates, including assessment of engineering data, projected future rates of production, characteristics of bitumen reservoirs, commodity prices, foreign exchange rates, operating costs and future capital expenditures. These estimates are uncertain as we do not have any commercial production history to assist in the development of these estimates. However, all reserve and associated financial information is evaluated and reported on by a firm of qualified independent reserve engineers.
Asset Retirement Obligation
     We measure asset retirement obligations at each financial statement date. The estimate is based on our share of costs to reclaim the resource assets and certain facilities related to the Project as well as other resource assets associated with future phases. The liability is primarily related to reclamation of the SAGD facility and SAGD drilling assets. We prepare an estimate of the amount, timing and inflation of the associated abandonment costs and then apply a credit-adjusted risk-free rate to arrive at the present value of the future liability. In some cases due to the long lived nature of the asset, no such determination can be made. Due to the long-term nature of current and future project developments, abandonment costs will be incurred over many years in the future. As a result of these factors, different estimates for such abandonment costs and the associated timing could be used. An increase in the amount of future abandonment costs, or inflation, or an assumption of earlier or specified timing of abandonment would cause the asset retirement obligation and corresponding asset to increase. These changes would also cause future accretion expenses to increase and earnings to decrease.
Future Taxes

     We measure our future tax liability based on estimates of temporary differences between our book and tax assets. In addition, an estimate is required for both the timing and tax rate of this reversal. Should these estimates change, it could impact the measurement amount of our liability as well as future tax expense and earnings. These estimates would not impact cash flow from operations.
Accounting Policies
     On January 1, 2007, we adopted Canadian Institute of Chartered Accountants (“CICA”) handbook section 1530 “Comprehensive Income,” section 3251 “Equity,” section 3855 “Financial Instruments — Recognition and Measurement” and section 3865 “Hedges.” These standards result in changes in the accounting for financial instruments and hedges as well as introduce comprehensive income as a separate component of shareholders’ equity.
Comprehensive income
     Comprehensive income is comprised of net earnings or loss and other comprehensive income (“OCI”). OCI represents the change in equity for a period that arises from unrealized gains and losses on available-for-sale securities and changes in the fair market value of derivative instruments designated as cash flow hedges. OPTI does not currently have any transactions that give rise to OCI, therefore OPTI’s net loss and comprehensive loss are the same amount.
Equity
     This section establishes the standards for presentation of equity and changes in equity during the period. It requires separate presentation of changes in equity for the period arising from net income, OCI, contributed surplus, retained earnings, share capital and reserves. Accumulated OCI would be included in the consolidated balance sheet as a separate component of shareholders’ equity.
Financial instruments
     The financial instruments section establishes standards for the recognition and measurement of financial instruments, which are comprised of financial assets, financial liabilities, derivatives and non-financial derivatives. Under this standard, all financial instruments are initially recorded at fair value and are subsequently accounted for based on one of five classifications: held for trading, held-to-maturity, loans and receivables or available-for-sale. The classification of a financial instrument depends on its characteristics and the purpose for which it was acquired.
     Held for trading financial instruments are financial assets or financial liabilities that are purchased with the intention of selling or repurchasing in the near-term. Any financial instrument can be designated as held for trading as long as its fair value can be reliably measured. A derivative is classified as held for trading, unless designated as and considered an effective hedge. Held for trading instruments are recorded at fair value with any subsequent gains or losses from changes in the fair value recorded directly into earnings. Our commodity contract and cross currency swaps are derivatives and accounted for as held for trading financial instrument and recorded at fair value. Our interest rate swap was a derivative and was accounted for as held for trading financial instrument and is recorded at fair value.
     Held-to-maturity investments are financial assets with fixed or determinable payments and a fixed maturity that we have the intent and ability to hold to maturity. These financial assets are measured at amortized cost using the effective interest method. Any gains or losses arising from a held-to-maturity investment are recorded directly into earnings. All of our cash and cash equivalents, short-term investments, the interest reserve account and long-term debt are designated as held-to-maturity investments.
     Loans and receivables continue to be accounted for at amortized cost using the effective interest method. Any gains or losses on loans and receivables are recorded into earnings.
     Available-for-sale assets are those financial assets that are not classified as held for trading, held-to-maturity or loans and receivables. Available-for-sale instruments are recorded at fair value. Any gains or losses arising from the change in fair value is recorded in OCI and upon the sale of the instrument or other-than-temporary impairment, the cumulative gain or loss is transferred into earnings. We have not designated any financial instruments as available-for-sale.
     Under the financial instruments section, transaction costs relating to financial instruments must be either expensed as incurred or capitalized and amortized over the expected life of the instrument using the effective interest method. We have chosen to expense all transaction costs as incurred. At January 1, 2007, as a result of the adoption of this policy, we reduced our deferred financing charges by $38 million and our future tax liability by $11 million, with a corresponding net increase of $27 million to our opening deficit.
Hedges
     Hedge accounting is optional and we may not designate the hedging instrument as a hedge for accounting purposes. When hedge accounting is not applied, the change in the fair value of the hedging instrument is recorded directly into earnings. We have chosen not to designate any of our current hedging instruments as hedges for the purposes of hedge accounting and have classified them as a held for trading asset and recorded the fair value of these instruments on the balance sheet.
     To qualify for hedge accounting, the hedging relationship between the hedged item and hedging instrument must be designated and formally documented at the inception of the contract. The documentation includes the risk management policy, the relationship between the hedging instrument and the hedged item and whether or not the hedging relationship is effective in offsetting the changes associated with the hedged risk. Effectiveness must be tested on an ongoing basis throughout the life of the hedging relationship. Hedge accounting is discontinued if the hedging relationship is no longer considered effective or is terminated. The hedging relationship can either be measured as a cash flow hedge or a fair value hedge.
     A cash flow hedge is a hedge of the exposure to the variability of the cash flows associated with a recognized asset, liability or forecasted transaction. The effective portion of the change in the fair value of a cash flow hedge is recognized in OCI while any ineffective portion is recognized into earnings. If hedge accounting is discontinued or the hedge is sold or terminated, the amounts in accumulated OCI are recorded into earnings during the periods when the variability in the cash flows of the hedged item affects earnings.
     A fair value hedge is a hedge of the exposure to changes in fair value of a recognized asset, liability or an unrecognized firm commitment. Changes in the fair value of a fair value hedge are recorded directly into earnings along with the changes in the fair value of the associated assets or liabilities attributable to the hedged risk. If hedge accounting is discontinued, the carrying amount of the hedged item is amortized into earnings over the remaining term of the hedge.
New Accounting Pronouncements
     CICA issued three new accounting standards that become effective for OPTI in the first quarter of 2008: section 1535 “Capital Disclosures,” section 3862 “Financial Instruments — Disclosures,” and section 3863 “Financial Instruments — Presentation.”
     Section 1535 requires the disclosure of OPTI’s objectives, policies and processes for managing capital. This includes qualitative information regarding OPTI’s objectives, policies and processes for managing capital and quantitative data about what OPTI manages as capital. These disclosures are based on information that is provided internally to OPTI’s key management.
     Sections 3862 and 3863 replace section 3861 “Financial Instruments — Disclosure and Presentation,” which revises and enhances financial instruments disclosure requirements and leaves unchanged the presentation requirements. These new sections place increased emphasis on disclosures about the nature and extent of risks arising from financial instruments and how OPTI manages those risks.
     FASB issued statement of Financial Accounting No. 157, Fair Values Measurement effective for fiscal years beginning after November 15, 2007. The standard provides enhanced guidance for using fair value measurements to measure assets and liabilities, the information used to measure fair value and the effect of fair value measurement on earnings. The standard applies whenever another standard requires or permits assets or liabilities to be measured at fair value. The standard does not expand the use of fair value to any new circumstances. The Company is currently evaluating the standard and has not yet determined the impact of adoption, if any, on the financial statements in accordance with U.S. GAAP.
     FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“FAS 159”). FAS 159 permits entities to choose to measure eligible financial assets and liabilities at fair value in situations in which they are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item’s fair value in subsequent reporting periods must be recognized in current earnings. The standard also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities. The provisions of FAS 159 are effective beginning January 1, 2008. The Company is currently evaluating the standard and has not yet determined the impact of adoption, if any, on the financial statements in accordance with U.S. GAAP.
     In December 2007, the FASB issued Statement of Financial Accounting Standards (“FAS”) No. 141 (revised 2007), Business Combinations (“FAS 141(R)”) which replaces FAS No. 141, Business Combination. FAS 141(R) retains the underlying concepts of FAS 141 in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting but FAS 141(R) changed the method of applying the acquisition method in a number of significant aspects. FAS 141(R) is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies. FAS 141(R) amends FAS 109 such that adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to the effective date of FAS 141(R) would also apply the provisions of FAS 141(R). Early adoption is not allowed in accordance with U.S. GAAP.
     Concurrently, FASB issued FAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“FAS 160”) which amends ARB 51 to establish accounting and reporting standards for a non-controlling interest in a subsidiary and for deconsolidation of a subsidiary. The standard applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 and may not be applied before that date.
     We are currently evaluating the effects, if any, that FAS 141(R) and FAS 160 may have on our financial statements in accordance with U.S. GAAP.
Risk Factors
Risk Factors During Construction
Cost and Schedule Risk
     The Project requires experienced employees and contractors with particular areas of expertise. There can be no assurance that all of the required employees or contractors with the necessary expertise will be available as there are other oil sands projects in Alberta under construction, and future periods and significant expansions have been announced by various oil sands developers. This is expected to create a high level of industry activity that will reduce availability of labour and other resources required to complete the Project.

     We will compete with these other projects for experienced employees and contractors. We may experience shortages of specialized labour, labour disruptions and increases to compensation paid to such employees and contractors.
     Productivity of construction personnel is an important factor in maintaining progress within our current budget. Should productivity be less than planned, it may result in an increase to the quantity of labour required. Should low productivity occur, it may result in an increase to our costs and may delay the completion of the Project.
     The final cost and completion date of the Project could be adversely impacted by these factors.
Commodities Risk
     During 2008 and prior to the commencement of planned integrated commercial operations, we will have significant exposure to natural gas prices during SAGD ramp-up. During this period, virtually all of the energy required to generate steam for the SAGD operations will be from the purchase of natural gas. After the start up of the Long Lake Upgrader in mid-2008, this exposure will be reduced as the Long Lake Upgrader is expected to generate syngas, which will be used instead of natural gas.
     Prior to the Long Lake Upgrader start-up, we will be producing raw bitumen from the SAGD process. These bitumen barrels will be blended with a purchased diluent and sold as a bitumen blend on our behalf by Nexen. The price of purchased diluent will approximate WTI. The price we receive for this bitumen blend may vary widely and may be at a significant discount to WTI.
     The final cost of our Project could be adversely impacted by these factors as we are capitalizing startup costs and associated revenue prior to the commercial operation of the Upgrader.
Risk Factors During Operations
Operating Risk
     The performance of SAGD operation, the Long Lake Upgrader, or both may differ from our expectations. There are many factors related to the characteristics of the reservoir and SAGD operating facilities that could cause bitumen production to be lower than anticipated.
     The Long Lake Upgrader is comprised of a number of facilities that upgrade bitumen, in part using high pressure and temperature. There are inherent risks in the start-up and commissioning process as well as the ongoing operation of our facility. The introduction and processing of hydrocarbons requires intensive planning and execution expertise. Problems during this process could result in increases to cost, delays in schedule or damage to facilities. All of these factors would negatively affect our results from operations.
Natural Gas
     During commercial operations, we will require a significant amount of natural gas to provide energy to generate steam for SAGD operation. The integrated Project design has mitigated a large amount of the risk as syngas is expected to be produced through the gasification process and will be used to provide energy to the steam generation facilities. The amount of third party natural gas purchases required is largely determined by the SOR that is required for SAGD production. If the SOR is higher than anticipated, we may be required to purchase natural gas beyond existing forecasted levels at prevailing market rates. This would cause our operating costs to increase and reduce our earnings.
Oil Prices and Foreign Exchange
     Our future financial results will be dependent upon the prevailing price of crude oil. Oil prices fluctuate significantly in response to regional, national and global supply and demand factors beyond our control. Political and economic developments around the world can affect world oil supply and oil prices. The price received for our planned sales product, a premium sweet crude oil, will also be influenced by its quality, and regional supply and demand.
     The Long Lake Upgrader will ultimately produce a fully upgraded product called PSCtm. The price we will receive for PSCtm will be dependent on the demand for it. PSCtm will compete against other synthetic crude oils and conventional crude oils. Although we expect PSCtm to trade at a price similar to WTI, PSCtm will be a new synthetic crude oil product and no assurance can be given as to its price and marketability. We have engaged Nexen Marketing, who has extensive experience in marketing synthetic crude, to sell all of our production from the Long Lake Project.
     After the Long Lake Upgrader start-up and during periods when the Upgrader is not operating, such as for planned and unplanned maintenance and repair, we may be unable to upgrade the bitumen produced by the Project. During these periods, bitumen would be mixed with a purchased diluent and sold as a bitumen blend, which would be priced significantly lower than conventional light oil.
     Our future results of operations will be impacted by certain factors outside of our control, such as the gravity and quality of the bitumen produced from the Long Lake leases, which can ultimately determine the amount of syngas and PSCtm produced from the Long Lake Upgrader.
     Crude oil prices are generally based on a U.S. dollar market price, while most of our operating and capital costs are denominated in Canadian dollars. Fluctuations in exchange rates between the U.S. and Canadian dollar may give rise to foreign currency exchange exposure. Therefore, changes in the exchange rate will affect the price we receive for PSCtm. To date, we have limited protection to oil price fluctuation from our commodity put options and no protection from foreign exchange rates fluctuations related to our production.
Project Development Risk
Reserves and Resources
     There are numerous uncertainties inherent in estimating quantities of reserves and resources, including many factors beyond our control, and no assurance can be given that the indicated level of reserves or resources or recovery of bitumen will be realized. In general, estimates of resources and of economically recoverable bitumen reserves are based upon a number of factors and assumptions made as of the date on which the reserve and resource estimates were determined, such as geological and engineering estimates that have inherent uncertainties, the assumed effects of regulation by governmental agencies and estimates of future commodity prices and operating costs, all of which may vary considerably from actual results. All such estimates are, to some degree, uncertain and classifications of reserves are only attempts to define the degree of uncertainty involved. For these reasons, estimates of the economically recoverable bitumen, the classification of such reserves based on risk of recovery, prepared by different engineers or by the same engineers at different times, may vary substantially.
     The estimates with respect to reserves and resources that may be developed and produced in the future have been based upon volumetric calculations and upon analogy to similar types of reserves and resources, rather than upon actual production history. Estimates based on these methods are generally less reliable than those based on actual production history. Subsequent evaluation of the same reserves and resources based upon production history will result in variations, which may be material, in the estimated reserves and resources.
     Reserve and resource estimates may require revision based on actual production experience. Such figures have been determined based upon assumed oil prices and operating costs. Market fluctuations of oil prices may render uneconomic the recovery of certain grades of bitumen. Moreover, short term factors relating to oil sands resources may impair the profitability of the Project in any particular period.
     Should the reserve estimate change in future periods, there could be a material impact on the fair value of our securities, our results of operations and our ability to obtain financing.
Regulations
     We are subject to extensive Canadian federal, provincial and local laws and regulations governing exploration, development, transportation, production, exports, occupational health, protection and reclamation of the environment, safety and other matters.
     Completed phases of the Project will produce GHGs and other industrial air pollutants. The Canadian federal government has released a framework that outlines proposed new requirements governing the emission of GHGs and other industrial pollutants. It is possible that new Federal or Provincial requirements with respect to GHGs and industrial air pollutants will be imposed. This may require additional funding or facilities to comply with such requirements.

Future Phases
     We have announced a phased development for up to five additional phases of projects of a similar size as the Project. The development of these phases is subject to a number of risks, primarily in the areas of resource extent and quality, cost, execution and regulatory approval. If the estimates of costs to complete these future phases is higher than anticipated, these future phases may be deferred or cancelled. The execution of these future phases requires specialized labour, module construction, engineering expertise and construction management. As oil sands development in Alberta is at unprecedented levels of activity, some or all of these resources may not be available to us on the schedule that we require, which could delay development. We have regulatory approval for the second phase upgrader, but do not have regulatory approval for any future phase of SAGD development or upgraders. These regulatory approvals may delay or restrict our development of future phases.
Financing Risk
     The development of oil sands projects in connection with the Project and our multi-stage expansion plan requires a significant amount of capital investment that occurs over a number of years. Certain capital expenditures for these expansions are necessary in 2008 prior to commencement of commercial operations of the Project. In addition, our capital expenditures are expected to be greater than our operating cash flow in 2008. We currently do not have the capital or committed financing necessary to complete the future phases and we will need to complete additional debt or equity financing to obtain the funds necessary to complete future phases.
Infrastructure Risk
     The Project will depend on successful operation of certain infrastructure owned and operated by others, including, without limitation:
•	pipelines for the transportation of feedstocks to the Long Lake Upgrader and petroleum products to be sold from the Long Lake Upgrader;

•	pipelines for the transportation of natural gas;

•	a railway spur for the transportation of Long Lake Upgrader products and byproducts; and

•	electricity transmission systems for the provision and/or sale of electricity.
     The failure of any or all of these utilities to supply service will negatively impact the operation of the Project which, in turn, may have a material adverse effect on our business or results of operations.

BUSINESS
OPTI
     We are a Calgary, Alberta-based oil sands development company. We and Nexen, the JV Participants, each own a 50% undivided interest in the Project, which upon completion will, among other things, include the Long Lake SAGD Operation and the Long Lake Upgrader, each with expected through-put rates of approximately 72,000 bbl/d of bitumen. We expect the yield from the Long Lake Upgrader to be 57,700 bbl/d of PSC™ and approximately 800 bbl/d of butane. We expect PSC™ to sell at a price similar to WTI crude oil. We expect SAGD volumes from the Long Lake SAGD Operation to ramp-up to about 50% capacity in mid-2008 in preparation for Upgrader start-up and SAGD volumes to reach full design rates of approximately 72,000 bbl/d of bitumen in 2009. We expect that the increasing capacity of the Long Lake Upgrader during ramp-up will enable us to process all of the forecasted SAGD volumes.
     We are the operator of the Long Lake Upgrader and Nexen is the operator of the Long Lake SAGD Operation. Nexen Marketing is currently responsible for marketing all of the output from the Project.
     The leases that support our development plans are located in the Athabasca region of north-eastern Alberta. The Project is being developed on a portion of the Long Lake leases that are dedicated to the Project. Additional portions of the Long Lake leases and other leases in areas commonly referred to as Cottonwood and Leismer will be used for possible future expansion phases.
Competitive Strengths and Operating Strategies
     Our plan is to optimize the economic recovery of reserves and resources from our lands. We plan to achieve this objective by expanding our resource base, using a combination of proven operating technologies to minimize risk, employing a systematic multi-staged approach to future expansions, and maintaining an integrated approach using SAGD combined with the Integrated OrCrude™ Upgrader to reduce our exposure to various commodity prices.
     Our competitive strengths are as follows:
Large, Low Risk Exploitable Resource Base
     Our working interest share of reserves and resources on current leases are estimated to be approximately 3.0 billion barrels of bitumen. We believe that the approval of future phases by our board of directors and by regulatory authorities in Alberta will allow us to convert our substantial resource base into additional proved reserves. According to McDaniel, as of December 31, 2007, we had proved reserves of 268 MMbbls, enough to sustain our anticipated levels of Project production for in excess of 19 years. Our reserves and resources of 3.0 billion barrels is estimated to be enough to sustain production for up to five additional phases of a similar size as the Project for approximately 40 years. See “Summary of Reserves and Resources Information”.
     When compared to a conventional exploration and production operation, we believe that an oil sands operation, like our Project, generally has lower geological risk. Unlike conventional oil exploration and production, we expect that the Project will have a constant non-declining rate of daily production during the life of the Project and therefore would not require ongoing exploration risk to maintain its production rate once operational. To maintain this daily rate of production, future maintenance and sustaining capital expenditures will be required.
     Once the Project is operational, we believe that our capital expenditures in connection with the Project will include maintenance and sustaining capital costs, which we define as those capital costs necessary to maintain production at the anticipated level over the anticipated life of the Project. We expect these costs to average approximately $6.00/bbl of PSC™, bitumen and butane produced. These costs relate to the drilling of new well pairs to sustain production and regular maintenance capital spending on plant and facilities. The $6.00/bbl does not include expenditures related to future phases.
Strong Margins
     We expect that the sale of PSCTM and lower operating costs, primarily due to lower natural gas costs, will allow us to generate strong margins.

     The following financial outlook represents our current estimates of revenue, royalties, G&A expenses, and operating costs per barrel of product sold, when the Project is at full production capacity. The financial outlook is based on our current assumptions with respect to commodity prices, primarily WTI and natural gas, electricity prices, currently proposed provincial royalty regime/rate changes and the other variables described in the notes to the table below.
     This financial outlook provides a measure of the ability of our Project to generate netbacks assuming full production capacity. The financial outlook may not be suitable for other purposes. The netbacks generated by our Project are expected to be lower than shown in this outlook in the years immediately following start-up due to production ramp-up and an initially higher steam oil ratio. We expect to reach full capacity in 2009 and have full production capacity for 2010.
Estimated Phase 1 Future Project Netbacks(1)

$/bbl
Revenue(2)(3)	$72.26
Royalties and G&A(4)	(2.49)
Operating costs(5)
Natural gas(6)	(4.67)
Other variable(7)	(2.78)
Fixed	(10.62)

Netback	$51.70

Notes:

(1)	The per barrel amounts are based on the expected yield for the Project of 57,700 bbl/d of PSC™ and 800 bbl/d of butane, and assume that the Upgrader will have an on-stream factor of 96%. See “Forward Looking Statements and Forward Looking Information”.

(2)	Based on WTI of US$65.00, foreign exchange of $1.00=US$0.88, natural gas price (NYMEX) of US$9.29, and an electricity sales price of $126.29 per megawatt hour.

(3)	Includes sale of PSCtm, bitumen, butane and electricity.

(4)	Royalties are calculated on a pre-payout basis and are based on a light/heavy differential of US$20.89. We anticipate payout for royalty purposes to occur in 2026 based on the assumptions noted. For more information, see “Business — Royalties”. Based on the royalty structure as announced by the Government of Alberta on October 25, 2007, we estimate royalties and corporate G&A after payout to be $5.59/bbl.

(5)	Costs are unescalated and are based on 2008 Canadian dollars.

(6)	Based on our long term estimate for a SOR of 3.0.

(7)	Includes approximately $1.00/bbl for greenhouse gas mitigation costs based on an average approximate 20% reduction of CO2 emissions at a cost of $20 per tonne of CO2. “Business — Regulatory Approvals and Environmental Considerations — Greenhouse Gases and Industrial Air Pollutants.”
Significantly Advanced Project Using Previously Demonstrated Technologies
     As of December 31, 2007, SAGD reservoir warm-up was in progress with steam injection into all well pads, construction of the Upgrader was over 95% complete, and commissioning and start-up activities for the Upgrader had commenced. We expect SAGD volumes to ramp-up to about 50% capacity in mid-2008 in preparation for Upgrader start-up and SAGD volumes to reach full design rates in 2009. We expect that the increasing capacity of the Long Lake Upgrader during ramp-up will enable us to process all of the forecasted SAGD volumes.
     The Project is located in a region that has experienced a significant recent increase in oil sands activity. A number of other operators, such as Suncor Energy Inc., Petro-Canada, Husky Energy Inc. and EnCana Corporation, are currently utilizing SAGD recovery methods for their projects. The Long Lake project includes SAGD in conjunction with on-site bitumen upgrading. The Upgrader utilizes OrCrudeTM technology along with commercially available hydrocracking and gasification technologies which have been used in many applications around the world to process heavy oil into refinery and petrochemical feedstocks.
     Both the SAGD and OrCrudeTM technologies have been demonstrated by the JV Participants in the form of a SAGD Pilot and an OrCrudeTM demonstration plant. The SAGD Pilot consisted of three horizontal well pairs and associated facilities. The SAGD Pilot operated from mid 2003 to mid 2006 and provided important design and operating information that has been incorporated into the

Project. The OrCrudeTM demonstration plant had a capacity of 500 bbl/d, was in operation from the second quarter of 2001 to the fourth quarter of 2003 and processed over 250,000 bbls of bitumen from various sources, including the SAGD Pilot. The OrCrudeTM demonstration plant provided design and operating parameters that have been incorporated into the Project.
Integrated Approach and OrCrude™ Technology Results in Lower Cash Flow Volatility
     The majority of in-situ bitumen projects currently being developed in Alberta are intending to use SAGD without on-site upgrading capacity. We believe that the use of the Integrated OrCrude™ Upgrader offers several advantages over these other projects in that the Integrated OrCrude™ Upgrader provides a solution to the three traditional challenges of SAGD operations:

Challenge	Integrated OrCrude™ Upgrader Solution
Exposure to fluctuating natural gas prices	Operating costs and the volatility of netbacks are reduced since the Integrated OrCrudeTM Upgrader produces synthesis gas to supply fuel and hydrogen thereby significantly reducing the need to purchase natural gas

Exposure to heavy oil differentials	The Integrated OrCrude™ Upgrader produces a high quality 39°API synthetic crude oil thereby significantly reducing this exposure

Exposure to rising diluent prices and potential diluent shortages	The Integrated OrCrude™ Upgrader produces a synthetic crude oil that does not require diluent to assist in its transportation, thereby limiting the Project’s exposure to diluent pricing and availability once the Long Lake Upgrader is operational
Strong Joint Venture Sponsorship and Technical Expertise
     We benefit from the participation, sponsorship and execution capabilities of Nexen, one of Canada’s largest independent oil and natural gas producers with reported production of over 260,000 boe/d, prior to royalties, in the third quarter of 2007. Nexen has extensive holdings of heavy oil and bitumen resources, including its 7.23% interest in the Syncrude Project, and employs a team of geologists, engineers and other technical personnel to support these interests. Nexen Marketing is currently responsible for marketing all of the output from the Project. Nexen Marketing is a large marketer of crude oil and other hydrocarbon products, marketing approximately 1.8 million boe/d in the third quarter of 2007.
Experienced Management Team
     The members of our senior management team have, on average, over 20 years of industry experience. We and Nexen have also established technical teams for the construction and operation of the Project who have extensive previous experience in a number of oil sands and construction projects. Based on experience in development of the Project, our senior management team has unique knowledge with respect to development of the Project that may apply to future phases.
Our Industry
     Oil sands operators produce and process bitumen, which is the extremely heavy oil trapped in the sands. According to the EUB, Canada’s oil sands are estimated to hold 315 billion barrels of ultimately recoverable bitumen reserves, with established reserves of 173 billion barrels at the end of 2006, second only to Saudi Arabia and significantly more than the recoverable reserves in the United States. According to CAPP, in 2006 oil sands production reached over 1.1 million bbl/d and surpassed conventional production for the first time. The EUB estimates that oil sands production will reach 3.2 million bbl/d by 2016.
     Of the 315 billion barrels of potentially recoverable bitumen estimated to be contained in Canada’s oil sands, only about 20% are shallow enough to be mined, leaving the remainder of the resource to be exploited using in-situ techniques. The in-situ techniques currently in use employ steam to heat the bitumen, allowing it to flow into a well and to be produced to the surface. The two most common methods of in-situ production are Cyclic Steam Injection (“CSS”) and SAGD. The steam used in both processes is normally generated using natural gas, and natural gas is the primary input cost of both methods. SAGD typically has higher recovery rates and is a more energy efficient process than CSS in bitumen deposits such as ours.
     Bitumen is currently sold in two principal forms: either as a bitumen blend, in which the bitumen is mixed with a diluent (a very light hydrocarbon liquid) so that it will flow in pipelines; or, after upgrading, as a synthetic crude oil. Bitumen blend has many characteristics similar to, and is generally priced like, conventional heavy oil. Synthetic crude oil, depending on the level of upgrading it has undergone, has many characteristics similar to, and is generally priced like, conventional medium or light oil.
     Upgrading is the process that changes bitumen into synthetic crude oil. Bitumen, like crude oil, is a complex mixture of hydrocarbon components with a relatively high content of carbon in relation to hydrogen compared to conventional light crude oil. Some upgrading processes remove carbon, while others add hydrogen or change molecular structures. The main product of upgrading is synthetic crude oil that can be later refined like conventional oil into a range of consumer products by traditional refineries.
Our Principal Assets
     Our principal assets include:
•	a 50% interest in the Project and our corresponding $2.7 billion investment to the end of 2007;

•	proved plus probable plus possible bitumen reserves associated with a portion of the Long Lake Leases of 941 MMbbl;

•	bitumen resources of an estimated 2.2 billion bbl contained in the remainder of the Long Lake, Leismer and Cottonwood Leases. See “Summary of Reserves and Resources Information”; and

•	the exclusive right to use the OrCrude™ Process technology in Canada.
The Project
     In 2001, we and Nexen formed a joint venture to develop integrated oil sands projects in Canada. The first such project is Phase 1 of the Long Lake Project. We own a 50% undivided interest in the Project, which upon completion will, among other assets, include the Long Lake SAGD Operation and the Long Lake Upgrader, each with expected capacities of approximately 72,000 bbl/d of bitumen. We expect the yield from bitumen produced from the Long Lake SAGD Operation to be 57,700 bbl/d of PSCtm and approximately 800 bbl/d of butane resulting in an overall expected yield of approximately 81%. We expect PSCtm to sell at a price similar to WTI crude oil although the selling price is expected to fluctuate above and below WTI.
     The Project is planned to be the first commercial application of the OrCrudetm Process. The Project involves two major components, being the recovery of bitumen and the upgrading of bitumen into PSCtm and other petroleum products. The Project will include a cogeneration facility that generates steam for the SAGD wells and electricity for use by the Project. The cogeneration facility will have a capacity of 170 megawatts.
     We are the operator of the Long Lake Upgrader and have primary responsibility for all matters relating to the Long Lake Upgrader, subject to certain approvals of the management committee of the joint venture. We are currently responsible for overseeing the construction, commissioning and start-up and operation of the Long Lake Upgrader.
     Nexen is the operator of the Long Lake SAGD Operation and has primary responsibility for all matters relating to such lands, plants, and operations, subject to certain approvals of the management committee of the joint venture. Nexen was responsible for overseeing the operation of the SAGD Pilot facility, the construction and operations of the Long Lake SAGD Operation.
     Significant progress continues to be made on the Project as we prepare for first bitumen sales in the first quarter of 2008 with first production of PSC™ expected in mid-2008. The SAGD plant is operational with all 10 well pads steaming into both injector and producer wells to efficiently heat the reservoir. We expect that we will begin to turn over some of the producer wells into operations mode within the next several weeks. SAGD production is anticipated to reach 50 percent capacity in mid-2008 with SAGD volumes expected to ramp-up through 2008 and reach full design rates of 72,000 bbl/d in 2009.
     Construction, start-up and commissioning activities on the Upgrader continued in the fourth quarter of 2007. The OrCrude™, hydrocracker and utilities plants have been turned over to operations. The front end of the OrCrude™ unit has been filled with lube oil to allow the start-up of pumps and heaters and the utility boilers are in operation providing heat and steam.
     The gasifier and air separation units were essentially mechanically complete in December 2007, with current activities focused on final electrical work and insulation. A substantial amount of progress was made on the sulphur recovery unit in the fourth quarter of 2007 and the unit remains scheduled for mechanical completion in the first quarter of 2008.

     Once operational, we expect that the capacity of the Long Lake Upgrader during ramp-up will enable us to process all of the forecasted SAGD volumes. As a result, we expect the Project to reach full capacity of 58,500 bbl/d of PSC™ and other products in 2009.
     Our current total cost estimate of the Project is between $5.8 billion and $6.1 billion or between $2.90 billion and $3.05 billion net to us. As of December 31, 2007, $5.4 billion or $2.7 billion net to us had been incurred on the Project. The risk of changes to our forecast cost to complete and schedule are now primarily related to the typical commissioning and start-up risks associated with any major hydrocarbon processing complex.
     The Project is being governed pursuant to the terms and conditions of the COJO Agreement and the Technology Agreement. See “Material Agreements Related to the Joint Venture”.
Our Lands and Leases
     The following table sets forth our gross and net acreage in respect of the leases comprising our lands as well as the delineation wells the JV Participants have drilled on these lands to December 31, 2007.

	Gross Acres	Net Acres	Delineation Wells
Long Lake	62,720	31,360	535
Leismer	93,440	46,720	140
Cottonwood	90,240	45,120	50
Other	12,800	6,400	—

Total	259,200	129,600	725

Long Lake Leases
     We own a 50% interest in the rights to recover bitumen found in oil sands deposits within the Long Lake leases. These lands are located in the Athabasca oil sands region of Alberta approximately 40 kilometres south of Fort McMurray. The Long Lake leases cover an area of 98 sections (approximately 62,000 acres) and are estimated by McDaniel to contain approximately 1.9 billion barrels of proved, probable and possible bitumen reserves or 941 MMbbls for our working interest share. In addition, McDaniel has estimated that resources of 1.4 billion barrels of bitumen (or 704 MMbbls for our working interest share) are contained within the balance of the Long Lake leases. See “Appendix A — Reserves Data and Other Oil and Gas Information”.
     Delineation of the Long Lake leases is continuing, with the 2007/2008 winter program planned to include drilling 80 wells.
     According to the Oil Sands Tenure Regulation (AR 50/2000), the lease on which the Project is located is a deemed primary lease and can be continued beyond its term, whether it is a producing or non-producing lease, if minimum production levels or minimum levels of evaluation, respectively, have been achieved. We and Nexen conducted in excess of the minimum levels of evaluation, and Lease 27 was continued in May 2002 pursuant to section 13 of the Oil Sands Tenure Regulation. The other oil sands leases that govern the Long Lake leases are within their primary terms expiring in 2017 or 2018 unless otherwise continued.
Leismer Leases
     We own a 50% interest in the rights to recover bitumen in the Leismer leases. The Leismer leases, located approximately 64 kilometres southwest of the Project, are comprised of 146 sections of land.

     The Leismer leases are estimated by McDaniel to contain 1.9 billion barrels of bitumen (or 960 MMbbls for our working interest share). See “Summary of Reserves and Resources Information - Resources Data”.
     During the 2007/2008 winter season, 30 delineation wells and 11 square miles of 3-D seismic are planned.
Cottonwood Leases
     We own a 50% interest in the rights to recover bitumen in the Cottonwood Leases. The Cottonwood Leases, located approximately 32 kilometres southwest of the Project, are comprised of 141 sections of land.
     The Cottonwood Leases are estimated by McDaniel to contain 1.1 billion barrels of bitumen (or 542 MMbbls of bitumen resources for our working interest share). See “Summary of Reserves and Resources Information — Resources Data”.
     There are over 50 wells drilled on these lands, including 19 drilled by the JV Participants. During the 2007/2008 season, a program consisting of 25 delineation wells and 12 square miles of 3-D seismic is planned.
Long Lake SAGD Operation
     The bitumen recovery component of the Project will use the SAGD process, as depicted below, which involves drilling multiple pairs of horizontal wells in the oil sands. Steam is injected into the upper well and released in the oil sands reservoir where it heats the bitumen. The heated bitumen becomes mobile and flows with condensed water from the steam to the lower horizontal well and then flows or is pumped to the surface.
The SAGD Process
     SAGD is an in-situ process that removes bitumen from the oil sand reservoir without removing the sand. The SAGD recovery processes used by the Project will cause considerably less surface disturbance than mining operations that physically mine the sand and bitumen, extract the bitumen from the sand and return the sand to tailings ponds. The SAGD process was first used in 1978 and is being employed as the recovery process in most new in-situ projects under development.
SAGD Pilot Facility
     The JV Participants operated the SAGD Pilot from the second quarter of 2003 to the third quarter of 2006. The purpose of the SAGD Pilot was to confirm reservoir performance assumptions and the response of the Long Lake reservoir to the SAGD process as well as to gain site specific operational experience on the drilling, start-up and operation of SAGD well pairs at the Project. The SAGD Pilot consisted primarily of a steam generator and bitumen processing facilities, wellsite facilities and three horizontal well pairs. The initial phase of the SAGD Pilot, consisting of circulating steam into all producer and injector wells, commenced in the second quarter of 2003. In the third quarter of 2003, the wells were switched over to SAGD production mode.
     The performance of the three well pairs varied widely, as would be expected in a large scale commercial development. Individual well performance may be influenced by geological factors, including the presence of low bitumen saturation lean zones. Specifically lean zones were present at the SAGD Pilot and believed to have caused the lower than expected performance of the pilot wells. We expect similar lean zones may occur over a portion of the Project area. The 78 SAGD commercial well pairs that have been drilled for the Project are in areas where we expect these zones to occur less frequently than in other areas of the Long Lake leases. In the 156 horizontal commercial wells drilled for the Project, only four wells have encountered lean zones.
     The SAGD Pilot operations have provided several important lessons that may be applied to the Project well pairs, including start-up and operating strategies, well bore optimization, stimulation techniques and improvement to reservoir simulation models. Based on the absence of any sand production at the SAGD Pilot, the size of the slotted liners to be utilized in the Project wells was increased, which we anticipate will allow for enhanced productivity.
     During 2006, operation of the SAGD Pilot wells and facility was suspended in order to allow for the tie-in of the wells and portions of the facility to the Long Lake SAGD Operation. The pilot facility has been tied in with the main SAGD facilities and the SAGD Pilot wells have been re-activated coincident with the SAGD start-up.
SAGD Commercial Project
     To achieve approximately 72,000 bbl/d of bitumen production, we expect the Project to require 78 SAGD well pairs in addition to the three SAGD Pilot well pairs. Additional wells will be drilled as required in future years to maintain a stable production profile of approximately 72,000 bbl/d.
     The facilities associated with the SAGD Operation are typical of in-situ projects and consist of bitumen, gas and water processing, steam generation and cogeneration facilities and the infrastructure, such as storage tanks, to support these facilities.
     The bitumen will be processed to remove water and solids, making it suitable for use in the Long Lake Upgrader, or it will be blended with diluent and shipped to markets when the Long Lake Upgrader is unavailable. Gas produced with the bitumen will be sweetened and used as fuel for the steam generators. Over 90% of the water that will be produced with the bitumen will be recycled and converted into steam for injection into SAGD wells. Impurities in the water will be removed to allow the water to be used as a feed to the steam generators. A portion of the steam for injection will be generated using four once-through boilers while the remainder will be produced by the two cogeneration facilities, each of which will consist of a gas turbine and heat recovery steam generator. Approximately 170 megawatts of electricity is expected to be produced by the combined cogeneration facilities.
     The Project was originally designed for steam capacity to support a SOR of approximately 2.4 at a production rate of 72,000 bbl/d of bitumen. If the reservoir performance of the initial well pairs requires operation at a higher SOR, there would not have been adequate steam capacity to allow for the full production rate of 72,000 bbl/d based on the initial design. In order to mitigate this risk, the JV Participants are installing additional water treatment and steam generation facilities to allow for a SOR of up to 3.3, while maintaining the 72,000 bbl/d production rate. Our estimated capital cost of these additional facilities is approximately $360 million, or $180 million net to us, and these costs are included in the current Project forecast cost. We expect these additional steam facilities to be operational in the fourth quarter of 2008. We expect the long-term average SOR for the Project to be approximately 3.0.
Long Lake Upgrader
Upgrading of Bitumen
     The bitumen recovered by the Long Lake SAGD Operation will be upgraded in the Long Lake Upgrader. The Long Lake Upgrader will initially have the capacity to upgrade approximately 72,000 bbl/d of bitumen, yielding approximately 57,700 bbl/d of PSCTM and approximately 800 bbl/d of butane. The JV Participants also expect to sell certain other petroleum products and by-products produced by the Project to third parties, including bitumen blend (during SAGD start-up and periods of major maintenance on the Long Lake Upgrader) and electricity not consumed by the Project.

Integrated OrCrudeTM Upgrader
     A complete upgrading process has been developed which combines the OrCrudeTM Process with proven hydrocracking and gasification processes to produce PSCTM, a premium sweet crude oil, and syngas, a synthesis fuel gas. The OrCrudeTM Process, when combined with these hydrocracking and gasification processes, is referred to as an “Integrated OrCrudeTM Upgrader.” ORMAT Industries Ltd. (“ORMAT”) has been granted a patent respecting the Integrated OrCrudeTM Upgrader configuration in the United States. ORMAT has filed a similar application in Canada. The OPTI License includes the rights to use the Integrated OrCrudeTM Upgrader in Canada.
     The syngas produced by the Integrated OrCrudeTM Upgrader is used as clean fuel in the Integrated OrCrudeTM Upgrader, and is also available for other purposes, such as a fuel source for the steam required for in-situ bitumen production (i.e. when the Integrated OrCrudeTM Upgrader is integrated with a SAGD facility) and a fuel source for a cogeneration facility. As a result, the Project will only need to purchase limited amounts of third party natural gas and therefore will have significantly reduced the exposure to fluctuations in natural gas prices. The ultimate exposure to natural gas prices and cost will depend on the SOR achieved. We expect the integration of the Integrated OrCrudeTM Upgrader and the SAGD facility to create operating cost advantages for the Project over other oil sands projects.
     We expect the PSCTM to be produced by the Long Lake Upgrader to have a gravity of approximately 39°API. Therefore, the Project will not be exposed to fluctuating heavy oil differentials during regular operations. The Integrated OrCrudeTM Upgrader produces a light synthetic crude oil which will eliminate the requirement to add diluent to assist in bitumen transportation. Therefore, we will not need to purchase diluent for normal operations and will not have exposure to fluctuations in diluent prices or supply when the Long Lake Upgrader is fully operational. The Project will only need to purchase diluent for periods when the Long Lake Upgrader is not operating.
OrCrudeTM Unit
     The OrCrudeTM unit receives diluted bitumen (“Dilbit”) from the SAGD Operation, recovers the diluent and recycles it back to the SAGD Operation. It then processes the bitumen and produces the feeds to the gasifiers and the hydrocracker. Because the diluent is generated in the OrCrudeTM unit and recycled back to the SAGD Operation, the Project is not exposed to fluctuations in diluent prices while the Long Lake Upgrader is operational.
     The OrCrudeTM unit first desalts the Dilbit in a conventional desalter. The Dilbit is then fed to a single train atmospheric distillation column that recovers the diluent stream, an atmospheric gas oil distillate stream, an atmospheric bottoms stream, and some fuel gas. The atmospheric bottoms stream is fed into a vacuum distillation unit where vacuum gas oil distillate is recovered and a vacuum bottoms stream results which is in turn fed to the solvent deasphalter. There, the vacuum bottoms are deasphalted using a pentane solvent, producing asphaltenes and a deasphalted oil.
     The asphaltenes are fed to the gasifier as a liquid stream. The deasphalted oil is fed to two thermal crackers where it is cracked and recycled back to the distillation section where the converted material is recovered as additional distillate. This cycle continues until 100% of the original bitumen is converted to either distillate or asphaltenes. Distillates from both the atmospheric and vacuum units are combined and form the OrCrudeTM Product stream which is fed to the hydrocracker.
     ORMAT energy converters will be used to recover thermal energy that would otherwise be wasted in the OrCrudeTM Process. ORMAT energy converters generate power by using the waste heat to vaporize pentane, expanding it across a turbine to generate power and then condensing it with an air cooler.
Gasifier
     The gasification technology used in the Integrated OrCrudeTM Upgrader has been licensed from Shell Global Solutions International B.V. (“Shell Global Solutions”). There are a number of liquid-feed Shell Global Solutions gasification process trains currently in use around the world today.
     The asphaltene gasification unit consists of four liquid-feed gasification trains, and a common syngas processing train. The gasifier receives the liquid asphaltenes from the OrCrudeTM Process and will produce syngas consisting of mostly hydrogen and carbon monoxide.
     The oxygen required as part of the gasification process will be produced in an air separation unit. The air separation unit consists of large compressors to compress filtered outside air, cool it, and then expand the air to produce a low enough temperature to liquefy the air. The liquid air is then distilled to produce high purity oxygen and nitrogen. The single train air separation unit includes liquid oxygen storage for increased reliability.
     The syngas is purified to remove sulphur and other impurities using a SelexolTM solvent stripping process. This is a licensed process from UOP LLC and consists of a single train to contact the lean solvent with the impure gas, allowing impurities to dissolve in the solvent. The impurity-rich solvent is heated and regenerated in a solvent stripper, driving off the impurities into a concentrated gas that is further processed to remove sulphur.
     The “clean” syngas is then processed in a pressure swing adsorption unit to recover a portion of the hydrogen from the syngas fuel. The pressure swing adsorption unit produces a high-purity hydrogen and residual syngas fuel. The high-purity hydrogen is used in the hydrocracker. The remaining residual syngas fuel consists of a hydrogen and carbon monoxide mixture that is sent to the Long Lake Upgrader for use as fuel and to the Long Lake SAGD Operation to fuel the steam generators and gas turbine generators.
     Soot produced by the gasifier will be separated from the syngas by contacting it with water, producing a soot water slurry. The water is recycled back to the gasification unit.
     Initially the soot water slurry is processed to remove a portion of the water which is recycled back to the gasification unit, and the resultant product will be transported by rail or truck for sale to a metal reclaimer or disposed in an approved landfill. However, the JV Participants have developed a method to further process the gasifier soot waste through use of wet oxidation technology. By adding a soot processing facility, the soot solid waste stream is eliminated by further processing into a metals rich product with about 10% of the original volume. The resulting product can be marketed to vanadium processors. This facility is expected to reduce Project operating costs, provide additional product revenue, and reduce the environmental impact. Our capital cost estimate for the facilities is $68 million net to us and is included in the forecast project cost. We expect these additional facilities to be operational by late 2008.
Hydrocracker
     The hydrocracker unit contains the facilities to process OrCrudeTM Product into PSCTM. The hydrocracking process is licensed from Chevron Lummus Global LLC (“Chevron Lummus”). There are a number of similar hydrocrackers from Chevron Lummus currently in commercial applications using high pressure hydroprocessing and hydrocracking.
     Within the hydrocracker unit, the OrCrudeTM Product is fed to a single hydrotreating reactor, where hydrogen is added over a catalyst to remove sulphur and nitrogen compounds in the OrCrudeTM Product by converting them into gases that are processed in the sulphur treatment facilities. The hydrotreated oil is fed into a hydrocracking reactor where more hydrogen is added across a catalyst to break large hydrocarbon molecules into smaller, lighter products.
     Products from the hydrocracker are treated in two distillation columns in series to remove gas and butane from the hydrocracked oil. Some butane produced in the units is blended into the PSCtm product, and the remainder is sold as an end product.
Sulphur Facilities
     The sulphur recovery unit will treat all of the sour gas and water streams to remove the sulphur as a liquid product for sale. The unit is designed to remove virtually all of the total sulphur fed to the Long Lake Upgrader, including the sulphur from the SAGD wells.
     Liquid sulphur will be loaded directly onto rail cars for transportation to markets.
The OrCrudeTM Process
Background
     The OrCrudeTM Process is a proprietary process owned by ORMAT for upgrading bitumen and heavy oil into OrCrudeTM Product.

ORMAT was our principal founding shareholder. ORMAT has received numerous patents respecting the OrCrudeTM Process from the U.S. Patent and Trademark Office and patents from the Canadian Intellectual Property Office, and has additional outstanding patent applications respecting the OrCrudeTM Process in the United States, Canada and other jurisdictions. We have an exclusive license to use the OrCrudeTM Process anywhere in Canada for an unlimited period of time, with the right to sub-license the technology to third parties.
     The OrCrudeTM Process consists of three main process units: the distillation unit, the solvent deasphalting unit and the thermal cracking unit. All three processes have been employed in conventional upgraders and refineries around the world for over 70 years. The unique feature of the OrCrudeTM Process is the manner in which the equipment utilized in the process is integrated to upgrade the deasphalted vacuum residue stream and recycle it to extinction.
     The OrCrudeTM Process was successfully used in a 500 bbl/d demonstration plant we operated from May 2001 to November 2003. The design of the demonstration plant was very similar, with the exception of the capacity, to the OrCrudeTM portion of the Long Lake Upgrader under construction, with nearly the same number of equipment components, process streams and control system elements.
OrCrudeTM Process License
     The OrCrudeTM Process is a proprietary process that, when combined with commercially available hydrocracking and gasification processes, forms an Integrated OrCrudeTM Upgrader capable of upgrading bitumen and heavy oil into PSCTM. On July 30, 1999, ORMAT granted to its subsidiary OPTI Technologies BV (“OPTI BV”) an exclusive worldwide license (excluding Israel) to use the OrCrudeTM Process technology for an unlimited period of time, with the right to sub-license the technology to third parties. On that same date, OPTI BV granted us an exclusive license to use the OrCrudeTM Process technology for an unlimited period of time anywhere in Canada, with the right to sub-license the technology to third parties. We refer to this sub-license as the OPTI License.
     The key terms of the OPTI License are as follows:
•	OPTI Canada has undertaken to take the necessary steps to commercialize the OrCrudeTM Process;

•	improvements made by OPTI BV or ORMAT in the OrCrudeTM Process technology will be deemed to be included in the OPTI License, and OPTI Canada is obligated to license to OPTI BV, at no additional cost, the rights to use and sub-license any improvements made by OPTI Canada to the OrCrudeTM Process technology;

•	we will pay OPTI BV a royalty based on the installed cost to the end user of any facility using the OrCrudeTM Process. We estimate the royalty payable to OPTI BV for the Project will be approximately $17 million, of which our share is 50%; and

•	OPTI BV and its affiliates have the right, but not the obligation, to engineer, procure, construct and fabricate the solvent deasphalting units for projects using the OrCrudeTM Process.
     OPTI BV may terminate the OPTI License if we are wound-up or become insolvent or materially breach the terms of the OPTI License. Notwithstanding the foregoing, OPTI BV may not terminate the OPTI License in respect of a particular facility where the royalty described above has been paid by us. If OPTI BV’s license from ORMAT is terminated, the OPTI License will convert into a direct license with ORMAT on substantially the same terms and conditions provided for in the OPTI License.
Infrastructure
     The Project is located 42 kilometres southeast of Fort McMurray with connections to existing infrastructure including road access (highways 881 and 63), a natural gas supply pipeline, the electric power transmission grid to allow for both the import and export of electricity and rail spur access to the Athabasca Northern Railway. The JV Participants have a long term traffic guarantee agreement with Canadian National Railway Company (“CN”) under which traffic is moved to and from the Project site by rail and CN invests in upgrades to the Athabasca Northern Railway rail line. The rail line will move, amongst other commodities, sulphur, catalysts, and construction materials to and from the Project site. In addition, the JV Participants have drilled water supply and water disposal wells, and installed pipelines to transport the water, to support the operation of the facilities. The water supply wells consist of both fresh water and salt water sources.
     The JV Participants have an agreement with Enbridge to provide lateral facilities and transportation services on the Enbridge Athabasca Pipeline. This pipeline will transport PSH and PSCTM produced by the Project to Hardisty, Alberta, from which there are pipelines to transport product to markets in Canada and the United States. In addition, the JV Participants also have an agreement with Pembina Oil Sands Pipeline L.P. for the transportation of purchased diluent from the Athabasca Oil Sands Project pipeline system. Purchased diluent will be required during periods when the Upgrader is not operational.
Project Development
Project Design and Construction
     The JV Participants are using a number of large engineering firms, including Fluor Canada Ltd. and Colt Engineering Corporation, and construction firms, including Flint Energy Services Ltd., Ledcor Industrial Inc. and Fluor Constructors Canada Ltd., for the engineering, procurement and construction of the Project. These contractors are some of the largest contractors in Western Canada and have been involved in the design and construction of many in-situ and upgrader construction projects in Alberta.
Project Schedule
     The JV Participants and their contractors completed the necessary front-end commercial engineering, designs and plans for the Project together with a final cost estimate for the Project. Approvals by the boards of directors of each of the JV Participants were received in February 2004.
     Site preparation activities occurred throughout 2004 and into early 2005 with piling and foundations. Major mechanical on site construction started in the middle of 2005. The SAGD facilities are essentially complete and steam injection has commenced. We currently anticipate that construction on the Project will be completed this year and expect first production of PSCTM from our Upgrader to occur in mid-2008.
Project Status
     Significant progress continues to be made on the Project as we prepare for first bitumen sales in the first quarter of 2008 with first production of PSC™ expected in mid-2008. The SAGD plant is operational with all 10 well pads steaming into both injector and producer wells to efficiently heat the reservoir. We expect that we will begin to turn over some of the producer wells into operations mode within the next several weeks. SAGD production is anticipated to reach 50 percent capacity in mid-2008 with SAGD volumes expected to ramp-up through 2008 and reach full design rates of 72,000 bbl/d in 2009.
     Construction, start-up and commissioning activities on the Upgrader continued in the fourth quarter of 2007. The OrCrude™, hydrocracker and utilities plants have been turned over to operations. The front end of the OrCrude™ unit has been filled with lube oil to allow the start-up of pumps and heaters and the utility boilers are in operation providing heat and steam.
     Our current total cost estimate of the Project is between $5.8 billion and $6.1 billion or between $2.90 billion and $3.05 billion net to us. As of December 31, 2007, $5.4 billion or $2.7 billion net to us had been incurred on the Project.
Material Agreements Related to the Joint Venture
Background
     Prior to March 12, 2004, the Project was being developed by the JV Participants pursuant to the terms and conditions of a memorandum of understanding (“MOU”) dated as of October 29, 2001. The Project is now governed by the COJO Agreement and, with regard to the associated upgrading technology rights, by a technology agreement between the JV Participants (the “Technology Agreement”).
     Development of those Long Lake lands not subject to the COJO Agreement and certain other Leismer and Cottonwood area lands is governed by additional construction, ownership and joint operation agreements with Nexen that contain substantially the same terms as the COJO Agreement, and are referred to as the New COJO Agreements. The Technology Agreement will govern these projects as well.
     While the MOU was superceded by the COJO Agreement, the New COJO Agreements and the Technology Agreement with respect to the Project and certain additional lands, the MOU continues to otherwise govern the joint venture relationship between us and Nexen.
     The MOU provides for an Area of Mutual Interest respecting Townships 60 to 100 inclusive, and Ranges 1 to 24 inclusive, W4M, excepting certain specific areas. The MOU will govern any new lands jointly acquired by us and Nexen within the Area of Mutual Interest and projects thereon, unless the parties agree otherwise.
COJO Agreement and the Technology Agreement
     On March 12, 2004, we and Nexen entered into an interim joint venture agreement whereby it was agreed the COJO Agreement and the Technology Agreement superseded the MOU in respect of the subject matter of those agreements.
The COJO Agreement
General
     The COJO Agreement is based on the MOU and relevant provisions of industry standard agreements, and provides for the development, construction, ownership and operation of the Project. The purpose of the COJO Agreement is to document the terms upon which:
•	the Project will be constructed, owned and operated;

•	each JV Participant shall be responsible and pay for its respective share of joint Project costs; and

•	the share of the SAGD production volumes, Upgrader products and the surplus Project electricity will be allocated and distributed to each of the JV Participants.
     Subject to available Upgrader capacity, each JV Participant has agreed to process at the Upgrader its entire share of the SAGD production volumes produced from the Project.
Management Committee
     The COJO Agreement provides for the establishment of a Management Committee composed of representatives of each JV Participant. The Management Committee exercises supervision and control of each operator and all matters relating to the joint operation of the Project, excluding matters specifically designated to be within the exclusive jurisdiction of an operator, any unresolved audit claims, and the interpretation of the COJO Agreement. Each JV Participant has appointed one representative and one alternate representative to serve on the Management Committee. If there are only two parties to the COJO Agreement, all decisions of the Management Committee are required to be unanimous. If there are more than two parties, different Management Committee approval thresholds are specified. Generally, a matter being voted on by the Management Committee will be approved only upon the affirmative vote of two or more JV Participants having a combined Project interest of more than 75%. However, there are certain exceptions to these voting requirements and, among other things, the COJO Agreement provides that the following matters will be approved by the Management Committee only upon the unanimous approval of all JV Participants with regards to:
•	the approval of any design or scope change to a construction plan such that the facility or joint operation in question is or will be substantially different than what was provided for previously;

•	the processing at the Long Lake Upgrader of production from lands other than the Project;

•	any matter which significantly affects the integration of the Long Lake Upgrader and the SAGD Operation;

•	any enlargement work plan and budget, and any amendments thereto; or

•	the termination of the COJO Agreement.
Operators
     The COJO Agreement provides that the initial Upgrader operator shall be us and the initial SAGD operator shall be Nexen. A JV Participant that is an operator will cease to be an operator and a replacement operator will be appointed if an operator is subject to an event of insolvency, an operator is in material default of its obligations as operator under the COJO Agreement, or in certain other conditions.

     An operator may be removed by the vote of two or more JV Participants having a combined Project interest of 55% or more under certain conditions.
     In addition, after one year from the Upgrader or SAGD operational date, as the case may be, a JV Participant may challenge for operatorship by proposing terms which, if not matched by the existing operator, establish the proposing JV Participant’s operatorship terms.
     Each of OPTI as the Upgrader operator and Nexen as the SAGD operator are required by the COJO Agreement to conduct or cause to be conducted all joint operations for which it is responsible diligently, in a good and workmanlike manner and in accordance with good petroleum industry, construction and environmental practices and principles. Each operator is to conduct or cause to be conducted all joint operations as would a prudent operator under the same or similar circumstances. Each operator may sub-contract all or substantially all of its duties and responsibilities to a reliable and competent third party subcontractor or an affiliate of that operator with the approval of and on the terms approved by the Management Committee, provided that such operator retains full control and supervision of such subcontract and that any third party subcontractor is retained on a general arm’s length basis.
Contracts, Agreements and Commitments
     A contracting policy and procedure establishes limits on each operator’s authority to enter into agreements on behalf of the JV Participants for Project purposes.
Force Majeure
     If prior to an operational date an event or series of events of force majeure suspends a JV Participant’s obligations for longer than one year, any JV Participant is entitled, in certain circumstances, to terminate the COJO Agreement.
Default
     Under the terms of the COJO Agreement, each JV Participant has a first priority fixed and specific lien, charge and security interest in and on the right, title, estate and interest of each other JV Participant in the Project (including, without limitation, that JV Participant’s Project interest) to secure payment and performance of each other JV Participant’s Project obligations.
     If a JV Participant fails to pay an amount within the time period prescribed in the COJO Agreement or is otherwise in material default under the COJO Agreement, each non-defaulting JV Participant will be entitled to exercise the lien and thereafter enforce the rights and remedies set out in the COJO Agreement that include:
•	for the period prior to the expenditure by the JV Participants of 80% of the aggregate of all costs expended and to be expended in respect of the Project, treat non-payment of amounts as a sale, assignment, transfer and conveyance to the non-defaulting JV Participant of the defaulting JV Participant’s entire Project interest in and to the Project, subject to certain exclusions, provided that such sale, assignment, transfer and conveyance shall not be effective unless and until the non-defaulting JV Participant pays to the defaulting JV Participant as consideration for such sale, assignment, transfer and conveyance, 80% of the total joint account Project costs paid by the defaulting JV Participant. If this remedy is exercised, the defaulting JV Participant shall have no further obligations thereafter arising in connection with the assigned Project interest;

•	for the non-payment of amounts occurring after the expenditure by a JV Participant of 80% of such Project costs but before operation of the Project, the JV Participant exercising the lien, upon a default in payment by the other JV Participant, can acquire from the other JV Participant a portion of that JV Participant’s Project interest (subject to certain exclusions) which is determined by multiplying the defaulting JV Participant’s Project interest by the quotient obtained by taking 125% of the default amount in question, and dividing that product by the joint account expenditure amount spent in respect of the Project by the defaulting JV Participant as of the default date. If this remedy is exercised, the defaulting JV Participant will have no further obligations thereafter arising in connection with the assigned Project interest;

•	withhold from the defaulting JV Participant any further information and privileges with respect to the ongoing operations of the JV Participant, including the right to participate in decision of the Management Committee, and in such event the non-defaulting JV Participants will be entitled to, subject to certain limitations, vote the defaulting JV Participant’s interest;

•	treat the non-payment of an amount as an assignment to the non-defaulting JV Participant of the proceeds of the sale of the defaulting JV Participant’s share of production that has been produced from the Project or has been processed at the Long Lake Upgrader; and

•	if the default occurs after commercial production is achieved, the JV Participant exercising the lien may sell the defending JV Participant’s interest in the Project.
     The foregoing and certain other rights can only be exercised after notice from a non-defaulting JV Participant and the expiry of certain cure periods.
     Additionally, if material physical damage occurs to Project property prior to the last occurring operational date, each JV Participant shall have the right to nonetheless commence reconstruction efforts. If in certain circumstances reconstruction is not commenced by a JV Participant, we have the right (but not the obligation) to terminate the COJO Agreement and the Technology Agreement.
Technology
     Technology developed by the JV Participants in connection with the Project will be jointly owned by the JV Participants, provided that upgrading technology included in the Technology Agreement is expressly not subject to the COJO Agreement but rather is governed by the Technology Agreement.
Marketing
     Pursuant to the COJO Agreement, all SAGD production volumes, Upgrader products, surplus Project electricity, any sulphur production or any other by-product that is produced from or processed at the SAGD Operation or the Upgrader, as the case may be, shall be marketed by Nexen Marketing on behalf of the JV Participants, subject to each JV Participant’s right to take in kind its share of such committed production in certain circumstances. The price to which each JV Participant shall be entitled for its committed production purchased by Nexen Marketing shall be no less than the price actually received by Nexen, subject to certain exceptions. No marketing fees are to be charged by Nexen Marketing.
Right of First Offer
     If after the project sanction date a JV Participant wishes to solicit bids or has received an unsolicited bid it is favourably considering in respect of all or any of its interest in the Project, it will by notice (a “ROFO Notice”) advise the other JV Participants of its desire to make the disposition. In addition, if a JV Participant executes a binding agreement respecting the sale of all or any of its interests, it will by notice (a “ROFR Notice”) advise each other JV Participant, by providing notice of the formal sale agreement. However, a disposing JV Participant is not required to issue a ROFR Notice if that JV Participant had issued a ROFO Notice within the previous 180 days and the consideration set forth in the binding agreement which forms part of the ROFR Notice is at least 95% of the consideration set forth in that ROFO Notice.
The Technology Agreement
     The Technology Agreement grants two sets of licensed rights, the AMI License relating to the lands within the Area of Mutual Interest, and the Territory License relating to Canada, excluding the Area of Mutual Interest (the “Territory”).
License Rights
     Under the AMI License, we have granted to Nexen, for a term commencing on October 31, 2001 and ending October 31, 2026 an exclusive license (with the exception of the license to Suncor) to use the technology to process and upgrade hydrocarbons, including bitumen, oil sands and crude oil (the “Upgrading Technology”) associated patents (while they are in force), and information, knowledge and experience of a technical, operating or commercial nature of OPTI, referred to as the Licensor Information, to design, engineer, construct, operate and maintain any facility using the Upgrading Technology, including the right to sub-license the rights to third parties and affiliates.
     The Territory License is a perpetual, non-exclusive license, which grants the same rights to Nexen in the Territory as long as that use is for an upgrader used to develop hydrocarbons, including bitumen, oil sands and crude oil in which Nexen has an ownership interest and we have been offered the right to participate. Nexen is able to grant sub-licenses to its affiliates without our permission.

For Nexen to grant a sub-license to a non-affiliate for use in an upgrading facility, Nexen must have an interest in the facility, the sub-license must contain terms consistent with the Technology Agreement, including the payment of royalties to us, and we must consent to the issuance of such sub-license.
     For the purposes of each of the AMI License and the Territory License, improvements made by us and our affiliates (which includes OPTI BV and ORMAT) are included in the rights licensed to Nexen. In granting the AMI License and Territory License rights, we retain all of its rights and entitlements, including use, associated with the Upgrading Technology. Neither the AMI License rights nor the Territory License rights include the right to design or manufacture any other proprietary products of ORMAT, OPTI BV or ourselves. OPTI and our affiliates’ rights under the Technology Agreement include the right to engineer, procure, construct or fabricate solvent deasphalter units and the right to use the improvements made by Nexen. Our right to use improvements made by Nexen, its affiliates or sub-licensees survives the termination of the Technology Agreement.
Royalty Provisions
     The Technology Agreement contains a royalty structure, which depends on the ownership interest of the parties in the applicable facility and is calculated based on barrels of capacity of the applicable upgrader. If Nexen or its sub-licensees have an interest in an upgrader which is greater than 50%, Nexen must pay royalties to us based on the daily volumetric raw bitumen handling capacity (both design capacity and actual throughput) of the upgrader. If capacity is increased, there are provisions for corresponding increases in royalties. The calculation of such capacity royalties differs depending on our interest in the upgrader. There are also provisions to ensure payment of royalties from third party assignees of Nexen.
     Nexen will pay to us a royalty based on the installed cost proportionate to its working interest of any facility using the OrCrudeTM Process. We estimate the royalty payable to us in the first phase of the Project will be approximately $8.5 million. We are obligated to pay the full amount of this royalty to OPTI BV under the terms of the OPTI License.
Assignment and Termination
     Nexen may not assign the Technology Agreement without our consent, unless such assignment is to a successor in interest, a party acquiring all or substantially all of Nexen’s assets or a lender for the purposes of securing financing for a project other than the Project. We may assign the Technology Agreement at our discretion without Nexen’s consent. Either party may terminate the agreement for breach with notice, if the breach is not cured within 30 days. Additionally, either party may terminate upon an Event of Insolvency, as such term is defined in the Technology Agreement. Acts or omissions of a sub-licensee of Nexen, which would have constituted a breach of the Technology Agreement by Nexen, had they been the acts or omissions of Nexen, are considered breaches of the Technology Agreement. Upon termination for payment default by Nexen, use of the Upgrading Technology and Licensor Information must cease. In other instances of default, Nexen maintains limited rights to use the Upgrading Technology based partially on the royalties paid prior to termination.
The New COJO Agreements
     As indicated above, the New COJO Agreements are in substantially the same form as the COJO Agreement. There are only a few material differences, namely:
•	The New COJO Agreements contain provisions permitting one party to propose and conduct delineation and lease-saving operations, and to propose and prepare a development plan (in contemplation of a construction plan). If the other party does not wish to participate in those operations or activities it will be subject to a penalty. The penalty for non-participation in a delineation operation or the preparation of a development plan is a before tax return of capital of 1.5309% calculated and compounded monthly on the costs incurred to conduct the applicable operations and activities. The penalty for non-participation in a lease-saving operation is the forfeiture of that party’s interest in the applicable lease.

•	A party is required to pay for its share of costs associated with delineation operations and development plans, plus all associated penalties, prior to either the date the Management Committee approves the project construction plans or the project sanction date, before it is entitled to participate in the project.
     As was the case under the COJO Agreement, each party to each New COJO Agreement has the right, until the construction plans are approved by the Management Committee, to elect to participate in the project as to less than a 50% interest therein. If a party exercises such right and the other party elects to acquire the available interest, the acquiring party shall be required to pay the disposing party various amounts, including a technology royalty, a production royalty, and reimbursement of prior expenses incurred for the joint account in connection with the acquired interest. If a party elects to reduce its interest but no other party elects to acquire such interest, the project in question will be postponed.
     Similarly, if a party previously elected to participate as to a reduced interest, that party has the right until the project sanction date under each New COJO Agreement to elect to participate in the applicable project up to a 50% interest. If a party exercises such right it shall be required to pay various amounts, including a technology royalty, a production royalty, and reimbursement of prior expenses incurred for the joint account in connection with the acquired interest.
Royalties
     The Government of Alberta receives royalties on production of natural resources from lands in which it owns the mineral rights. On October 25, 2007, the Government of Alberta unveiled a new royalty regime. The new regime will introduce new royalties for conventional oil, natural gas and bitumen effective January 1, 2009 that are linked to commodity prices and production levels and will apply to both new and existing oil sands projects and conventional oil and gas activities.
     Currently, in respect of oil sands projects having regulatory approval, a royalty of one percent of gross bitumen revenue is payable prior to the payout of specified allowed costs, including certain exploration and development costs, operating costs and a return allowance. Once such allowed costs have been recovered, a royalty of the greater of: (a) one percent of gross bitumen revenue; and (b) 25% of net bitumen revenue (calculated as being gross bitumen revenue less operating costs and additional capital expenditures incurred since payout (“net royalty”)) is levied.
     Under the new regime, the Government of Alberta will increase its royalty share from oil sands production by introducing price-sensitive formulas which will be applied both before and after specified allowed costs have been recovered. The gross royalty will start at one percent of gross bitumen revenue and will increase for every dollar that world oil price, as reflected by the WTI crude oil price, is above $55 per barrel, to a maximum of nine percent when the WTI crude oil price is $120 per barrel or higher. The net royalty on oil sands will start at 25% of net bitumen revenue and will increase for every dollar the WTI crude oil price is above $55 per barrel to 40% when the WTI crude oil price is $120 per barrel or higher. Prior to the payout of specified allowed costs, including certain exploration and development costs, operating costs and a return allowance, the gross royalty is payable. Once such allowed costs have been recovered, a royalty of the greater of: (a) the gross royalty and (b) the net royalty is payable. The Government of Alberta has announced that it intends to review and, if necessary, revise current rules and enforcement procedures with a view to clearly defining what expenditures will qualify as specified allowed costs.
     The implementation of the proposed changes to the royalty regime in Alberta is subject to certain risks and uncertainties. The significant changes to the royalty regime require new legislation, changes to existing legislation and regulation and development of proprietary software to support the calculation and collection of royalties. Additionally, certain proposed changes contemplate further public and/or industry consultation. There may be modifications introduced to the proposed royalty structure prior to the implementation thereof.
     Our initial evaluation based on the information available to date, assuming a $65 per barrel WTI crude oil price, is that the increase in the pre-payout royalty would be approximately $1.00 per barrel of product sold when Phase 1 of the Long Lake Project is fully operational.
     In contemplation of the new royalty regime, a Government of Alberta appointed royalty review panel recommended a tradable royalty credit of 5% of eligible capital expenditures on additional upgrading capacity in Alberta. In its response to the panel recommendations, the Government of Alberta has rejected the recommendation for an upgrader credit at this time. The Government indicated that the recommendation related to a tradable upgrader credit will be studied further in the context of the province’s overall value added strategy and that they would consider other options such as taking bitumen in kind rather than cash for royalty amounts and directing that bitumen to Alberta upgraders and refineries. The Government indicated that it would also consider adjusting pipeline toll differentials to avoid subsidization of bitumen exports, requiring value-added components in future oil sands development approvals, and government investment in regional infrastructure that would support value-added initiatives within Alberta. The Government has indicated that it will consult with industry on its options, determine the most effective approach, and announce its decision in 2008.

Regulatory Approvals and Environmental Considerations
General
     The Project currently has approval from both the EUB and AE for up to 70,000 bbl/d of SAGD operation and up to 140,000 bbl/d of upgrading capacity. These approvals were granted in 2003. In September 2006, approval was received for routine amendments to these approvals. It is possible that additional amendments to these approvals will be submitted prior to commencement of operations, as is typical with projects of this nature.
     In January 2005, we filed an application to EUB and AE for approval of the Long Lake Power Project (the “Power Project”). The Power Project consists of a cogeneration facility comprised of two units, a main substation, a cogeneration substation, associated transmission lines, two OrCrudeTM energy converters and a power grid connection. The Power Project was approved by the EUB in June 2005 and AE in December 2005.
     In July 2005, we made an application to AE for a Terms of Reference (“TOR”) for a proposed expansion to the Project. After a public notice period and input from local stakeholders AE released the final TOR for the SAGD expansion which contained no unanticipated requests. We filed an application for an additional 140,000 bbl/d of SAGD production from the Long Lake lease in late 2006 known as the Long Lake South Project. The application is currently before AE and the EUB. OPTI and Nexen have received the first and second round of supplemental questions associated with this application. There are no unanticipated requests associated with either round of supplemental questions from the regulators. We anticipate the Long Lake South Project application will be deemed complete by the regulators early in 2008.
     Throughout the construction and initial start-up of operations of the Project we will require additional regulatory approvals and permits. We anticipate that such additional approvals and permits required for the Project will be received in the ordinary course.
Environmental Considerations
     The key environmental issues and stakeholder concerns to be managed by the JV Participants in the development of the Project encompass human health, surface disturbance, effects on historical and traditional resources, air quality, water quality and water use, noise and cumulative effects on ecosystems. The JV Participants have committed to monitoring programs that will track the effects of the Project and the cumulative effects of regional development on environmental components and ecosystems. We have participated at the executive level in the Cumulative Environmental Management Association, the Regional Aquatics Monitoring Program, the Wood Buffalo Environmental Association, the Regional Infrastructure Participating Group and other multi-stakeholder regional programs that address cumulative environmental and socio-economic project impacts.
     The JV Participants have designed the Project to meet or exceed existing standards for control of air emissions, water emissions, water use and territorial disturbance. As with all new industrial development, we expect regional air emissions to increase slightly as a result of the Project. Air emission modelling results show that emission concentrations should remain under existing AE standards for ground level concentrations in all modelled communities in the region; however, environmental regulations are becoming increasingly stringent, and we cannot be certain that the Project will meet future standards that might be imposed.
Greenhouse Gases and Industrial Air Pollutants
     Canada is a signatory to the United Nations Framework Convention on Climate Change and has ratified the Kyoto Protocol established thereunder to set legally binding targets to reduce nation-wide emissions of GHGs. The Project will be a significant producer of some GHGs covered by the Convention. We intend that the Project will comply with applicable Canadian requirements implementing the Kyoto Protocol.
     The Long Lake Upgrader will produce more CO2 on site per barrel than other integrated projects that stockpile petroleum coke. The OrCrudeTM Process uses virtually all of the bitumen resource and therefore produces more CO2 per barrel. While this results in higher local CO2 emissions, PSCTM‘s higher product quality results in lower CO2 emissions when it is ultimately processed by a refinery.
     On April 26, 2007 the Canadian Federal Government released the Framework which outlines proposed new requirements governing emission of GHGs and other industrial air pollutants in accordance with the Government’s Notice of Intent to Develop and Implement Regulations and Other Measures to Reduce Air Emissions released on October 19, 2006. The Framework introduces further, but not full, detail on new GHG and other industrial air pollutant limits and compliance mechanisms that will apply to various industrial sectors, including the oil sands extraction, upgrading and electricity production industries starting in 2010. The Government is in the process of consulting stakeholders about the emission-intensity reduction targets which are contemplated to form the basis of new draft regulations scheduled to be released in early 2008.
     The proposed compliance mechanisms include paying into a technology fund, fixed emission caps, an emissions credit trading system for certain industrial air pollutants and several options for companies to choose among to meet GHG emission reduction targets and encourage the development of new emission reduction technologies.
     On January 7, 2008, the National Round Table on the Environment and the Economy (“NRTEE”) released a report entitled Getting to 2050: Canada’s Transition to a Low-emission Future (“Getting to 2050”). The NRTEE is an independent advisory body to the Canadian Federal Government comprised of representatives from business, labour, universities, environmental organizations, Aboriginal communities and municipalities. Getting to 2050 was prepared in response to a request from the federal Minister of the Environment in November 2006 requesting NRTEE’s advice on scenarios for achieving a 45 to 65% reduction in GHG emissions by 2050. In Getting to 2050, the NRTEE recommended the implementation of a GHG emission price signal as soon as possible in the form of a GHG emission tax or a cap-and-trade system or both. NRTEE also recommended complementary regulatory policies such as regulatory standards, subsidies and infrastructure investments in parts of the economy that may not respond to price signals. Initial reaction from the Government indicated that the Government will continue to implement the Framework and that it was unlikely to implement an additional GHG emission tax in the near future.
     We will also be subject to the Alberta Climate Change and Emissions Management Act and the Specified Gas Emitters Regulation (the “Regulation”). Under the Regulation we will be required to reduce the GHG emissions intensity from a baseline to be established from averaging the GHG emissions intensity of our first three years of commercial operation. Emissions intensity is the ratio of GHG emissions per barrel of oil produced. The required reductions in GHG emissions intensity will start in our fourth year of commercial operations and must be at least a 2% reduction from our baseline, and then a further 2% reduction every year thereafter until at least a 12% reduction in GHG emissions intensity has been achieved.
     Under the Regulation, emissions intensity can be reduced three ways: by operational changes which result in lowered emissions; by contributing $15.00 per tonne of GHG emitted in excess of the required reductions to a new GHG emissions reduction technology fund; or by purchasing from third parties emissions offset credits generated by an emissions offset project located in Alberta.
     On January 24, 2008, the Government of Alberta Government announced a climate change plan which described the Government’s continuing commitment to GHG reduction and indicated that carbon capture and storage is an important component of this plan. The Government stated that it intends to establish a government-industry counsel to develop a made-in-Alberta plan for implementing capture and storage technologies in respect of GHG emissions from industrial sources.
Insurance
     The JV Participants have jointly insured the Project to provide comprehensive coverage. The joint program comprises course of construction and delay in start-up coverage for a combined single limit of $1.2 billion for each occurrence.
•	Course of Construction for Physical Damage — The insurance limit is to the maximum foreseeable loss and coverage is on the broadest terms available. The policy covers work in progress and during inland transportation, construction, installation and start-up. A deductible has been selected that is cost effective and within the financial capabilities of the JV Participants. Contractors, sub-contractors, suppliers and Project lenders are included as additional insured parties to control Project costs and potential claims.

•	Marine Cargo — Insurance for all marine transits from port of departure to the Project site covers the cost to repair or replace lost or damaged cargo, and resultant Delay in Start-up in the event the loss or damage delays production.

•	Liability — The limit of liability considers the potential exposure to third parties, including limited coverage for accidental releases of pollution (subject to a $2 million cap) arising out of the construction activities and includes damage to the SAGD Pilot as a result of construction activity. Contractors, sub-contractors, suppliers and Project lenders are additional insureds.

•	Delay in Start-up — Delay in start-up coverage provides financial protection to the Project in the event a physical damage loss results in a production delay.

•	Drilling — All wells and drilling operations are being insured under each JV Participant’s corporate control of well insurance programs.

•	Existing Facilities — Physical damage (other than damage caused by construction activities) and liability arising out of the operation of the SAGD Pilot are insured under each JV Participant’s corporate insurance program.

     We are working in conjunction with Nexen on the design and placement of a post completion operating insurance program. The program is not complete but is expected to include certain business interruption insurance.
Multi Stage Expansion Plans
     We and Nexen believe that our lands will support approximately 360,000 bbl/d of PSCTM production (180,000 bbl/d net to OPTI) from six phases, including the Project currently under construction. Based on reserve and resource estimates, we believe there is potential for three phases at Long Lake. In addition, we believe we have sufficient resources to support two phases at Leismer and one at Cottonwood. From January 1, 2004 to December 31, 2007, we have spent approximately $325 million on the expansion activities beyond Phase 1 and we expect to continue to invest in engineering and planning for future phases of development.
     We continue to advance up-front engineering and planning for Phase 2 with the intention to be in a position to sanction the project in late 2008. Regulatory approval has been obtained for the Phase 2 upgrader which we expect to construct adjacent to Phase 1 of the Long Lake Upgrader. The SAGD portion of Phase 2 is planned to be located in the southern portion of the Long Lake lease (“Long Lake South”). Planning and delineation for the Phase 2 SAGD project is ongoing. In late 2006, a regulatory application for the Long Lake South project was filed, comprising two SAGD phases totalling 140,000 bbl/d of bitumen production in addition to Phase 1.
     Phase 2 sanctioning will be dependent on multiple factors including Phase 1 ramp-up performance, regulatory approval for the SAGD portion of the project, the capital cost estimate and regulations pertaining to CO2. In addition, the Alberta government announced significant changes to the oil sands royalty regime in late 2007. Increases in royalties will impact the economics of our business and may impact the timing of future investment decisions.
     We currently anticipate that subsequent phases would be sanctioned every 24 months after the approval of previous phases. To support this timeline, lease delineation and preliminary environmental evaluations are underway. Each future phase is planned to be of a similar size and design to the Project and anticipated to consist of an integrated SAGD and OrCrudeTM Upgrader project. The specific design of these phases will be dependent upon a number of factors including key learnings from Phase 1 and our strategy to address CO2 and other greenhouse gas emissions. We are currently evaluating alternatives to facilitate CO2 capture.

     Project and Lease Map

Corporate Structure
     OPTI Canada Inc. was incorporated under the laws of New Brunswick on January 15, 1999 and was continued under the Canada Business Corporations Act on May 30, 2002. On March 4, 2004, our articles were amended to create a class of preferred shares, issuable in a series and to increase the maximum size of the board of directors to fourteen persons. On March 5, 2004, our articles were amended to create the first series of preferred shares, being an unlimited number of Series A Convertible Preferred Shares. On April 13, 2004, our articles were amended in connection with our initial public offering to effect a reorganization of capital whereby a class of shares designated as “common shares” was created; all Class A Voting Common Shares, Class B Non-Voting Common Shares and Class C Voting Common Shares were changed into Common Shares on a one for one basis; and the Class A Voting Common Shares, Class B Non-Voting Common Shares and Class C Voting Common Shares were removed from our authorized share capital. Additionally on April 13, 2004, the restrictions on transfer were removed. On June 24, 2004, our articles were amended to create the second series of preferred shares, being an unlimited number of Series B Convertible Preferred Shares and on June 9, 2005, our articles were amended to create a third series of preferred shares, being an unlimited number of Series C Convertible Non-Voting Preferred Shares. On May 10, 2006, our articles were amended to divide our issued and outstanding common shares on a two-for-one basis which took effect on June 1, 2006.
     Effective October 1, 2004, we assigned substantially all of our interests in the Project to OPTI Long Lake L.P. (“OPTI LP”), an Alberta limited partnership. The partners of the OPTI LP were OPTI Canada Inc., as limited partner, and OPTI G.P. Inc., a wholly-owned subsidiary of OPTI Canada Inc., as the general partner. Effective January 1, 2008, the limited partnership was dissolved and OPTI Canada Inc. was amalgamated with OPTI G.P. Inc. OPTI has no material subsidiaries.
     Our head office is located at Suite 2100, 555 — 4th Avenue S.W., Calgary, AB, T2P 3E7 and our registered office is located at 3700, 400 — 3rd Avenue S.W., Calgary, Alberta, T2P 4H2.
Employees
     As at December 31, 2007 we had approximately 385 employees, of which approximately 225 comprise our operations group and are located in Fort McMurray.
Legal Matters
     We are not a party to any material legal actions at this time.

DIRECTORS AND MANAGEMENT
Set forth below are the names, titles and certain other information about our directors and executive officers.

Name and	Present Position	Position Held
Residence	and Office	Since(2)	Principal Occupation
Directors

Yoram Bronicki(6) Reno, Nevada	Director	December 29, 2001	President and Chief Operating Officer of ORMAT Technologies Inc.

Ian W. Delaney(4)(5) Ontario, Canada	Director	November 16, 2005	Executive Chairman, Sherritt International Corporation, a diversified resource company

Charles L. Dunlap(3)(6) Texas, USA	Director	June 29, 2006	Chief Executive Officer and President of Pasadena Refining System Inc.

Sid Dykstra Alberta, Canada	President, CEO and Director	December 29, 2001	President and Chief Executive Officer of OPTI

Randall Goldstein(4) California, USA	Director	January 18, 1999	Co-Chief Executive Officer of OptiSolar Inc., a private solar power company

James van Hoften(5)(6) California, USA	Director	July 12, 2007	Retired

Robert G. Puchniak(3)(5) Manitoba, Canada	Director	May 30, 2002	Executive Vice President and Chief Financial Officer of James Richardson & Sons, Limited, an investment and holding company

Christopher P. Slubicki(3)(4) Alberta, Canada	Director	February 1, 2007	Energy Investor

Samuel Spanglet(4)(6) Alberta, Canada	Director	October 26, 2007	Retired

James M. Stanford(5) Alberta, Canada	Chairman and Director	May 30, 2002	President of Stanford Resource Management Inc., a financial management company

Officers

Sid Dykstra Alberta, Canada	President and CEO	July 6, 2001	President and Chief Executive Officer

Name and	Present Position	Position Held
Residence	and Office	Since(2)	Principal Occupation
David Halford Alberta, Canada	Chief Financial Officer	April 10, 2007	Chief Financial Officer

James Arnold(7) Alberta, Canada	Chief Operating Officer	October 13, 2005	Chief Operating Officer

Mary Bulmer Alberta, Canada	Vice President, Human Resources and Corporate Services	April 15, 2004	Vice President, Human Resources and Corporate Services

Peter Duda Alberta, Canada	Vice President, Operations	October 13, 2005	Vice President, Operations

Jamey Fitzgibbon Alberta, Canada	Vice President, Resource Development	March 19, 2004	Vice President, Resource Development

David Schleen Alberta, Canada	Vice President, Major Projects	October 1, 2007	Vice President, Major Projects

R. Craig Hoskins Alberta, Canada	Corporate Secretary	August 23, 2004	Partner, Macleod Dixon llp, a law firm

Notes:

(1)	All of the directors of OPTI have been elected or appointed to hold office until the next annual meeting of shareholders or until their successor is duly elected or appointed, unless their office is earlier vacated.

(2)	Indicates date of election or appointment as director or officer of OPTI.

(3)	Member of the Audit Committee.

(4)	Member of the Compensation Committee.

(5)	Member of the Governance and Nominating Committee.

(6)	Member of the Technical Committee.

(7)	Formerly Vice President, Development from January 1, 2000 to October 13, 2005.
     As at December 31, 2007, our directors and officers, as a group, beneficially own, directly or indirectly, or exercise control or direction over 592,015 of our common shares or less than one percent of our issued and outstanding common shares.
Board of Directors
     Brief biographies for each member of our board of directors are set forth below:
Yoram Bronicki
     Mr. Bronicki, President and Chief Operating Officer of ORMAT Technologies Inc. since September 2007 and July 2004, respectively, was the Vice President, OrCrude™ Upgrading of OPTI from its inception until June, 30, 2004. Mr. Bronicki, a co-inventor of the OrCrude™ Process, was a project manager with ORMAT from 1996 to 2000. Mr. Bronicki oversaw and managed the development, design, construction, operations and testing of the one bbl/d OrCrude™ Process pilot plant in Israel and the demonstration plant near Cold Lake, Alberta.
     Mr. Bronicki holds a B.Sc. in mechanical engineering from the Tel Aviv University and a certificate from the Technion Institute of Management Senior Executives Program.
Ian W. Delaney
     Mr. Delaney has been the Executive Chairman of Sherritt International Corporation of Toronto, Ontario since 1995. From 1990 to 1995, Mr. Delaney was the Chairman and Chief Executive Officer of Viridian Inc., a fertilizer company (formerly Sherritt Inc.)

acquired by Agrium Inc. in 1996. He was President and CEO of The Horsham Corporation, a holding company, from 1987 to 1990; and President and Chief Operating Officer of Merrill Lynch Canada, a financial management and advisory company, from 1984 to 1987.
     Mr. Delaney is a director of EnCana Corporation, a director and Chairman of Dynatec Corporation, a mining company, a director and Chairman of The Westaim Corporation, a technology investment company, and is also a trustee and Chairman of Royal Utilities Income Fund, a coal mining investment fund. He has previously served on a number of boards, including Co-Steel Inc., MacMillan Bloedel Ltd., and GoldCorp Inc.
Charles Dunlap
     Mr. Dunlap is Chief Executive Officer and President of Pasadena Refining System Inc., operator of a Houston, Texas-based refinery producing gasoline and diesel fuels with revenues of $2.6 billion in 2006. Mr. Dunlap has served on the board of directors of various publicly traded companies over the past 14 years.
     Prior to joining Pasadena Refining, Mr. Dunlap’s career included over 30 years of senior management experience, predominantly in the petroleum industry, including executive positions with Crown Central Petroleum Corporation, Pacific Resources Inc., ARCO Petroleum Products Company, and Clark Oil & Refining Corporation.
     Mr. Dunlap holds a juris doctor degree from the Saint Louis University School of Law and an undergraduate degree from Rockhurst College.
Sid Dykstra
     Mr. Dykstra has been the President and Chief Executive Officer of OPTI since June 2001. From June 2000 to March 2001, Mr. Dykstra was the President of Hunt Oil Company of Canada Inc. Mr. Dykstra, a co-founder of Newport Petroleum Corporation, was the President and Chief Operating Officer of Newport from 1997 to 2000, the Executive Vice President of Newport from 1994 to 1997 and the Vice President, Engineering of Newport from 1992 to 1994. From 1980 to 1992, Mr. Dykstra held various positions with Suncor, Inc., was the Manager of Exploitation for Pancontinental Oil Ltd. and was an independent consultant with Maranta Resources Ltd.
     Mr. Dykstra is currently a director of Cinch Energy Corp. and a past Governor of the Canadian Association of Petroleum Producers. Mr. Dykstra is a professional engineer in Alberta and holds numerous professional affiliations and memberships.
     He holds a B.Sc. in chemical engineering from the University of Alberta and an M.B.A. from Queen’s University.
Randall Goldstein
     Mr. Goldstein is currently Co-Chief Executive Officer of OptiSolar Inc. Previously, he was the President of ORMAT Process Technologies, Inc. and was employed by the ORMAT Group of Companies. He is a co-inventor of the OrCrude™ Process.
     Mr. Goldstein was a co-founder of National Power Company and held the position of Chief Financial Officer of that company from 1991 to 1994. National Power Company is a developer of independent power projects using low value opportunity fuels. Mr. Goldstein was employed by the Harbert Power Group from 1987 to 1991 as Manager of Project Finance. In that capacity he was responsible for business development and financing of independent power projects, including a number of projects fuelled by petroleum coke. Prior to that, Mr. Goldstein was employed by ORMAT Energy Systems Inc. as Manager of Project Finance, responsible for the financing of geothermal power plants.
     Mr. Goldstein holds a B.A. in economics from the University of California, Berkeley and a M.Sc. in energy management and policy from the University of Pennsylvania.
James van Hoften
     Dr. van Hoften was most recently a Senior Vice President and Partner at Bechtel Corporation (Bechtel), one of the world’s largest engineering, construction, and project management companies. In his 20 years at Bechtel, he held responsibility for some of the world’s largest construction projects. Dr. van Hoften is also a former NASA astronaut and flew two Space Shuttle missions. Prior to that, Dr. van Hoften was an assistant professor of civil engineering at the University of Houston.
     Dr. van Hoften is currently a director of Flex LNG, a London based LNG shipping and production company. Dr. van Hoften holds a Ph.D. in hydraulic engineering from Colorado State University, and a B.Sc. in civil engineering from the University of California at Berkeley.
Robert G. Puchniak
     Mr. Puchniak has been the Executive Vice President and Chief Financial Officer of James Richardson & Sons, Limited, an investment and holding corporation, since March 2001 and prior thereto, was Vice President, Finance and Investment with James Richardson & Sons, Limited since November 1996. Mr. Puchniak was President and Chief Executive Officer of Tundra Oil & Gas Limited, a private oil and gas corporation, from January 1989 to April 2003.
     Mr. Puchniak is a director of a number of public and private corporations including James Richardson International Limited, Tundra Oil & Gas Limited, Value Creation Inc., Richardson Partners Financial Holdings Limited, OptiSolar, Inc., Strad Energy Services Ltd. and Lombard Realty Limited. His past involvements include Director, Western Oil Sands Inc., Petrobank Energy and Resources Ltd., Trident Resources Corp., Moffat Communications Limited and Richland Petroleum Corporation; Chairman, Manitoba Teachers’ Retirement Fund; Chairman, Council of Examiners, Institute of Chartered Financial Analysts; and President, Winnipeg Society of Financial Analysts.
     Mr. Puchniak holds a B.Comm. (Honours) from the University of Manitoba and was awarded the University Gold Medal for his achievements. He earned a Chartered Financial Analyst designation in 1975.
Christopher P. Slubicki
     Mr. Slubicki was formerly the Vice Chairman of Scotia Waterous. Mr. Slubicki was one of the founders of Waterous & Co., a private global oil and gas investment banking firm, where he was involved in all aspects of the firm’s strategic development as Senior Managing Director and Principal. Waterous & Co. was sold to The Bank of Nova Scotia in 2005. Prior to the founding of Waterous, Mr. Slubicki held operations management and engineering positions within the oil and gas industry including Placer CEGO Petroleum Ltd. and Chevron Canada Resources Limited.
     Mr. Slubicki holds a Masters of Business Administration from the University of Calgary, a B.Sc. in Mechanical Engineering from Queen’s University, and is a professional engineer in Alberta.
Samuel Spanglet
     Mr. Spanglet was most recently the Vice President Operations, Oil Sands and President, Albian Sands Energy Inc. at Shell Canada. There, he oversaw all oilsands operations, including the Scotford Complex and Albian Sands. Previously, he was the general manager of the Scotford Complex, responsible for managing Shell’s manufacturing in Western Canada, as well as overseeing the successful integration of a newly constructed upgrader. Mr. Spanglet also held other managerial positions within Shell Canada during his 25 year tenure.
     Mr. Spanglet holds a Bachelor of Science in chemical engineering from the Technion Institution of Technology in Haifa, Israel, and is currently a member of the board of directors of ATCO Power.
James M. Stanford
     Mr. Stanford is the Chairman of OPTI’s board of directors. He is the President of Stanford Resource Management Inc., and retired President, Chief Executive Officer and a director of Petro-Canada, having held those positions from 1993 to 2000. Mr. Stanford served as the President, Chief Operating Officer and a director of Petro-Canada from 1990 to 1993. Prior to joining Petro-Canada in 1978, Mr. Stanford worked with Mobil Oil Canada Ltd. for 19 years in numerous engineering and managerial positions.
     Mr. Stanford acts as Chairman of the board for Nova Chemicals Corporation, and sits on the board of directors of EnCana Corporation. Mr. Stanford also serves on a variety of other industry and community organizations.

     Mr. Stanford holds an LL.D. (Hon.) and a B.Sc. in petroleum engineering from the University of Alberta and an LL.D. (Hon.) and a B.Sc. in mining from Concordia University. In 2004, he was appointed an Officer of the Order of Canada.
Officers
     The following individuals make up our senior management: James Arnold, Mary Bulmer, Peter Duda, Sid Dykstra, Jamey Fitzgibbon, David Halford, and Dave Schleen. A brief biography for Mr. Dykstra is provided above under “Board of Directors.” A brief biography for each of Mr. Arnold, Ms. Bulmer and Messrs. Duda, Halford, Fitzgibbon, and Schleen is set forth below.
James Arnold
     Mr. Arnold is our Chief Operating Officer. Prior to his appointment to this position in October 2005, he was our Vice President, Development since January 2000. During 1999, Mr. Arnold was the General Manager and Reservoir Engineering Manager of Canadian Occidental Petroleum’s Heavy Oil Business Unit and during 1998 was the General Manager Facilities (Domestic) of Canadian Occidental Petroleum. Mr. Arnold held various positions with Wascana Energy Inc. (formerly Saskoil) from 1982 to 1997, ranging from Development Engineer to General Manager, Deep/Medium Gas Business Unit.
     Mr. Arnold holds, and has held, numerous professional affiliations and memberships with petroleum related organizations and associations.
     Mr. Arnold is a professional engineer in Alberta. He holds a B.Sc. in mechanical engineering from the University of Manitoba.
Mary Bulmer
     Ms. Bulmer is our Vice President, Human Resources and Corporate Services. She joined us as a consultant in October 2003 and was promoted to her current position in April 2004. From 2000 to 2002, Ms. Bulmer was the Vice President of Human Resources and Corporate Services, Corporate Officer of Hunt Oil Company of Canada Inc., and from 1992 to 2000, Ms. Bulmer was the Director of Human Resources of Koch Petroleum Canada L.P.
     Ms. Bulmer holds a M.Sc. in counselling psychology from the University of Calgary and a B.A. (Honours) from the University of Western Ontario.
Peter Duda
     Mr. Duda is presently our Vice President, Operations. He joined us in 2003 as the General Manager, Upgrader Operations and was promoted to his current position in October 2005. From December 2000 to 2003, Mr. Duda was the Venture Operations Manager of Petrola Hellas S.A. (Greece) and, prior thereto, Mr. Duda held executive and managerial positions as Vice-President Manufacturing and as a director of Chevron Canada Limited concurrent with his position as a director of Alberta Envirofuels from 1997 to 2000. Mr. Duda was the General Manager of Alberta Envirofuels from 1992 to 1997.
     Mr. Duda is a professional engineer in Alberta and British Columbia. Mr. Duda holds a B.A.Sc. in mechanical engineering from the University of Alberta.
     Mr. Duda currently serves as a member of the Keyano College board of Governors, and has held positions in the past as vice chair of the Keyano College Foundation and as a director for the Strathcona Industrial Association.
Jamey Fitzgibbon
     Mr. Fitzgibbon is our Vice President, Resource Development. Prior to his appointment to this position on March 19, 2004 he was our Manager, Resource Development since July 2002. From August 2000 to July 2002, Mr. Fitzgibbon was a Vice-President in Investment Banking at TD Securities Inc. Prior to that, Mr. Fitzgibbon was the Heavy Oil Development Manager at Ranger Oil Limited and held various technical and managerial positions at Ranger Oil, Elan Energy Inc., and Imperial Oil Limited.
     Mr. Fitzgibbon is a professional engineer in Alberta and holds, and has held, numerous professional and technical affiliations and memberships.

     Mr. Fitzgibbon holds a B.Sc. in chemical engineering from Queen’s University and an M.B.A. from the University of Calgary.
David Halford
     Mr. Halford, our Chief Financial Officer, joined OPTI in April 2007. Most recently, Mr. Halford held the position of Vice President and Chief Financial Officer at BA Energy in Calgary. Prior, Mr. Halford was the Chief Financial Officer of Irving Oil, a New Brunswick-based refiner and marketer of petroleum products. Before joining Irving Oil, Mr. Halford was a Partner in the Corporate and Finance group in the Toronto office of Deloitte and Touche LLP.
     Mr. Halford is a Chartered Accountant and holds a B.A. from the University of Western Ontario.
David Schleen
     Mr. Schleen is our Vice President, Major Projects. Prior to his appointment to this position in October 2007, he held the position of Project Director. Mr. Schleen joined OPTI in mid-2002 as Area Project Manager Hydrocracker & Sulphur Recovery. Previously, he spent over 20 years with Suncor Energy Inc. in a variety of management and project engineering roles, including Senior Project Manager on the Millennium upgrader.
     Mr. Schleen holds a Bachelor of Engineering in Material Science from the University of Western Ontario, and is a professional engineer registered in Alberta.
Board Committees and their Mandates
     Our board of directors has an Audit Committee, a Governance and Nominating Committee, a Compensation Committee and a Technical Committee. Each committee has an independent director as chairman, consists of a majority of independent directors and does not include any director who is an officer or employee (other than a non-executive chairman of the board of directors or similar officer) of us.
Audit Committee
     The Audit Committee is comprised of three independent directors. The purpose of the audit committee is to assist the board of directors in fulfilling its responsibility of oversight and supervision of, among other things:
•	the audit of our financial statements, managing the relationship with the external auditor and meeting with the external auditor as required in connection with the audit services provided by the external auditor;

•	the preparation and reporting of our annual and quarterly financial statements and management’s discussion and analysis;

•	our accounting and financial reporting practices and procedures;

•	the adequacy of our internal controls and accounting procedures; and

•	financial risk management.
     The audit committee’s mandate is included as a schedule to our current Annual Information Form, a copy of which is available on SEDAR at www.sedar.com.
Governance and Nominating Committee
     The majority of the members of the Governance and Nominating Committee are independent directors. The purpose of the Governance and Nominating Committee is to assist the board of directors in fulfilling its responsibilities in relation to the monitoring and oversight of the quality and effectiveness of our corporate governance practices and policies.
     Another important role of the committee is to identify new nominees to the board. In order to identify and propose nominees for election to the board, the committee looks for new nominees who have expertise in an area of strategic interest to us, the ability to devote the time required for board service and a willingness to serve on the board and any of its committees. In order to encourage an objective nomination process, the lead interviewer of prospective candidates is an independent member of the committee and the committee regularly reports to or consults with the board as a whole.

Technical Committee
     The majority of the members of the Technical Committee are independent directors. The purpose of the Technical Committee is to assist the board of directors in fulfilling its responsibilities in relation to, among other things:
•	the monitoring and oversight of our independent reserves evaluation process and public disclosure of reserves data and related information;

•	the appointment of the independent engineer, managing the relationship with the independent engineer and meeting with the independent engineer as required;

•	ensuring that our employees are provided with a safe environment in which to perform their duties; and

•	the monitoring and oversight of our policies and procedures for ensuring compliance with environmental regulatory requirements.
Compensation Committee
     The majority of the members of the Compensation Committee are independent directors. The Compensation Committee was established as a sub-committee to our board of directors to consider the overall philosophy and policies in relation to compensation for OPTI.
     Our Compensation Committee reviews and recommends to the board, policies in the following areas: corporate compensation and benefits policies, especially executive and Chief Executive Officer compensation; terms and conditions of savings plans or other employee benefit plans if any; employment agreements relating to the Chief Executive Officer and executive officers of OPTI; stock option grants to officers and employees of OPTI; directors compensation policy; human resource strategies and major human resource policies.
Executive Compensation
     The following table discloses total compensation received by the following executive officers for the financial years 2006, 2005 and 2004:
•	our Chief Executive Officer;

•	our Chief Financial Officer; and

•	our four most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) whose total salary and bonus exceeded $150,000 in respect of fiscal 2007 (collectively, the “Named Executive Officers” or “NEOs”).

						Long-Term Compensation
						Awards		Payouts
							Shares or
	Annual Compensation					Securities	Units
					Other	Under	Subject to
					Annual	Options/	Resale	LTIP	All Other
			Salary	Bonus	Compensation(1)	SARs	Restrictions	Payouts	Compensation(2)
Name and Principal Position	Year		($)	($)	($)	Granted (#)	($)	($)	($)
Sid W. Dykstra	2006		425,000	215,000	nil	75,000	nil	nil	68,000
CEO	2005		386,250	175,000	nil	100,000	nil	nil	58,050
	2004		360,000	560,000	nil	444,000	nil	nil	31,125
George Crookshank(3)	2006		285,000	150,000	nil	nil	nil	nil	44,650
CFO	2005		268,750	125,000	nil	40,000	nil	nil	33,625
	2004		240,000	255,000	nil	202,000	nil	nil	25,750
Jim Arnold	2006		340,000	170,000	nil	45,000	nil	nil	54,400
COO	2005	(4)	317,500	160,000	nil	70,000	nil	nil	72,468
	2004		283,750	260,000	nil	170,000	nil	nil	30,412
Mary Bulmer	2006		235,000	125,000	nil	30,000	nil	nil	28,200
VP, HR & Corporate	2005		221,250	100,000	nil	30,000	nil	nil	27,675
Services	2004	(5)	176,192	40,000	nil	70,000	nil	nil	12,801
Peter Duda	2006		240,000	125,000	nil	40,000	nil	nil	28,800
VP, Operations	2005	(6)	226,750	60,000	nil	30,000	nil	nil	28,355
Jamey Fitzgibbon	2006		235,000	125,000	nil	30,000	nil	nil	32,900
VP, Resource	2005		207,500	100,000	nil	30,000	nil	nil	24,900
Development	2004	(7)	192,500	130,750	nil	100,000	nil	nil	16,625
Notes:

(1)	The aggregate amount of such compensation is no greater than 10% of the total annual base salary of the NEO for the year specified.

(2)	Relates to, among other things, an annual employee savings plan which allows each employee to contribute up to 8% of base salary to receive the match by OPTI of up to 12% in the first four years and matching of up to 16% thereafter.

(3)	On February 23, 2007, Mr. Crookshank retired from the position of Chief Financial Officer.

(4)	On October 13, 2005, Mr. Arnold was appointed as Chief Operating Officer. Prior to that date he held the office of Vice President, Operations.

(5)	On April 15, 2004, Mrs. Bulmer was appointed as Vice President, Human Resources & Administration in a consulting capacity. On June 24, 2004, Mrs. Bulmer was appointed Vice President, Human Resources & Administration in a fulltime position with OPTI. Salary represents earnings as a consultant and as a full time employee.

(6)	On October 13, 2005, Mr. Duda was appointed Vice President, Operations. Prior to that time during 2005, Mr. Duda was an employee, but not an officer, of OPTI.

(7)	On March 19, 2004, Mr. Fitzgibbon was appointed Vice President, Resource Development.
Compensation of Directors
     All directors, excluding the President and Chief Executive Officer, receive an annual retainer of $25,000 and a meeting fee of $1,500 for each board meeting attended in person, or $750 per meeting via teleconference. For board members traveling from overseas, an additional $1,500 fee is provided for each board meeting attended in person.
     All Audit, Compensation, Governance and Technical Committee members receive an additional fee of $1,000 for each meeting attended in-person, or $500 for each conference call attended.
     The Chairman of the Board, and the Chairman of the Audit Committee each earn an additional annual retainer of $35,000 and $15,000, respectively. The Chairman of each of the Compensation, the Governance and the Technical Committees receive an additional $10,000 retainer annually.
     Additionally, all board members, excluding the President and Chief Executive Officer, receive an annual stock option grant to each director of 7,000 options to acquire common shares under the Stock Option Plan.
Stock Options
     We have a stock option plan as described under “Equity Compensation Plans — Stock Option Plan.” The following table sets forth the options granted to the NEOs in the year ended December 31, 2006, presented on a post two-for-one share split basis.

				Market Value of
				Common Shares
		% of Total		on the Date of
	Common Shares	Options Granted		Grant
	Under Options	to Employees	Exercise Price	($/Common
Name	Granted	in 2006	($/Common Share)	Share)	Expiration Date
Sid W. Dykstra	75,000	6%	18.30	18.30	November 13, 2016
George Crookshank(1)	nil	nil	n/a	n/a	n/a
Jim Arnold	45,000	4%	18.30	18.30	November 13, 2016
Mary Bulmer	30,000	2%	18.30	18.30	November 13, 2016
Peter Duda	40,000	3%	18.30	18.30	November 13, 2016
Jamey Fitzgibbon	30,000	2%	18.30	18.30	November 13, 2016
     Note:

(1)	On February 23, 2007, Mr. Crookshank retired from the position of Chief Financial Officer.
     The following table sets out the details of options exercised and the aggregate value realized by the particular NEO during 2006 and, in addition, sets out the aggregate number of outstanding exercisable options owned by each officer, categorized as being either exercisable or unexercisable as at December 31, 2006, together with the value of such options at the end of the year.

				Value of Unexercised
				in-The-Money
			Unexercised Options	Options at
			at December 31,	December 31,
	Common Shares,		2006 (#)	2006 ($)
	Acquired on	Aggregate Value	Exercisable/	Exercisable/
Name	Exercise (#)	Realized ($)	Unexercisable	Unexercisable
Sid W. Dykstra	nil	nil	446,800/522,200	5,718,044/3,405,576
George Crookshank(2)	152,400	2,137,385	10,000/199,600	153,700/1,516,688
Jim Arnold	30,000	559,650	152,000/273,000	1,772,440/1,664,560
Mary Bulmer	14,000	181,028	10,000/106,000	87,800/452,280
Peter Duda	nil	nil	32,400/111,600	350,492/471,128
Jamey Fitzgibbon	30,000	453,706	46,000/144,000	448,100/850,860
Notes:

(1)	The closing price of our common shares on the Toronto Stock Exchange on December 29, 2006 was $19.78.

(2)	On February 23, 2007, Mr. Crookshank retired from the position of Chief Financial Officer.
Equity Compensation Plans
     The following table sets forth details as of December 31, 2006 concerning common shares issuable in connection with the Stock Option Plan and the anti-dilution stock option agreements.
Equity Compensation Plan Information as of December 31, 2006

Number of Common
Shares Remaining
Available for Future
	Number of		Issuance Under
	Common Shares to		Equity
	be Issued Upon	Weighted-Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding Common
	Outstanding	Outstanding Options	Shares Reflected in
	Options	($)	Column (a))
Plan Category	(a)	(b)	(c)
Stock Option Plan	4,167,200	13.87	11,464,906
Anti-Dilutive Stock Option Agreements	3,823,338	9.41

Total	7,990,538	11.74	11,464,906

Stock Option Plan
     In 2002, we established a stock option plan, referred to as the Stock Option Plan, governing the issuance of stock options to directors, officers, employees and persons who have provided services or who are expected to provide services to us. This is the only equity compensation plan we currently have in place. The principal purposes of the Stock Option Plan are to retain and attract qualified directors, officers, employees and service providers, to promote a proprietary interest in us, to provide an incentive element in compensation, and to promote our profitability.
     The Stock Option Plan was amended in connection with our initial public offering of OPTI to reflect that the common shares are listed on the Toronto Stock Exchange (“TSX”), and to fix the number of common shares reserved under the Stock Option Plan to a number equal to 10% of the number of common shares outstanding immediately after completion of the initial public offering. Under the Stock Option Plan, the board of directors determines the number of stock options to be issued, the date on which the stock option is to become effective and all other terms and conditions of the stock options. No grantee under the Stock Option Plan may receive stock options entitling the grantee to purchase more than 5% of our aggregate outstanding voting shares. The Stock Option Plan does not restrict the number of options available to our insiders. The exercise price of each stock option granted may not be lower than the closing price of the common shares on the TSX on the trading day prior to the date of grant. The term and exercise period of the stock options are determined by the board of directors, for each grant, provided that no stock option shall have a term exceeding 10 years. The stock options are not assignable.
     If any options issued under the Stock Option Plan are not exercised within their term, the shares reserved and authorized for issuance pursuant to such stock options will be available for issuance under the Stock Option Plan. Amendments to the Stock Option Plan and to outstanding stock options may be made by the board of directors without shareholder approval under certain circumstances, but shareholder approval is required for an increase in the maximum aggregate number of common shares that may be granted (other than adjustments due to subdivision, consolidation or reclassification of the common shares) and for any change to the manner of determining the exercise price.
Anti-Dilutive Stock Option Agreements
     In an arrangement established prior to our initial public offering, two anti-dilutive stock option agreements provided for issuance of stock options in relation to certain financings completed prior to our initial public offering. Under these agreements, we have granted options to purchase a total of up to 7,785,004 common shares to Randall Goldstein and Phil Rettger, co-developers of the OrCrudetm Process. All rights to receive additional options under these agreements ceased upon the initial public offering and no additional options will be granted under these agreements.
Employment Contracts
     Each of our NEOs has a management employment agreement with us. Each agreement contains provisions relating to annual salary, bonuses and vacation entitlements as well as provisions dealing with the effect of a change of control of OPTI. The details of the key terms and conditions of these agreements are set forth below. Details of compensation paid to the NEOs pursuant to these agreements is set forth in this prospectus in the tables set out under “— Executive Compensation” and “— Stock Options.”
     Sid W. Dykstra entered into his current employment agreement with us on January 11, 2005. Under the terms of the agreement, Mr. Dykstra was entitled to receive an annual base salary of $375,000 (reviewable annually) and such bonuses as may be determined by the Compensation Committee. David Halford entered into his current employment agreement with us on April 10, 2007. Under the terms of the agreement, Mr. Halford is entitled to receive an annual base salary of $265,000 (reviewable annually) and such bonuses as may be determined by the Compensation Committee. Jim Arnold entered into his current employment agreement with us on January 11, 2005. Under the terms of the agreement, Mr. Arnold was entitled to receive an annual base salary of $295,000 (reviewable annually) and such bonuses as may be determined by the Compensation Committee. Mary Bulmer entered into her current employment agreement with us on January 11, 2005. Under the terms of the agreement, Ms. Bulmer was entitled to receive an annual base salary of $210,000 (reviewable annually) and such bonuses as may be determined by the Compensation Committee. Peter Duda entered into his current employment agreement with us on October 13, 2005. Under the terms of the agreement, Mr. Duda was entitled to receive an annual base salary of $229,000 (reviewable annually) and such bonuses as may be determined by the Compensation Committee. Jamey Fitzgibbon entered into his current employment agreement with us on January 11, 2005. Under the terms of the agreement, Mr. Fitzgibbon was entitled to receive an annual base salary of $200,000 (reviewable annually) and such bonuses as may be determined by the Compensation Committee.
     Each of the management employment agreements contain provisions providing for non-competition and non-solicitation. The management employment agreements can be terminated by us without cause, upon written notice and payment, which is to be provided within 15 days of the notice. In the case of the Chief Executive Officer this payment represents 24 months, plus one additional month for each year of service to a maximum of 30 months, base salary plus a pro rata amount of any salary, bonus and vacation, earned but not paid, to the date of termination and, in the case of all other NEOs, this payment represents 18 months, plus one additional month for each year of service to a maximum of 24 months, base salary plus a pro rata amount of any salary, bonus and vacation, earned but not paid, to the date of termination. Within 30 days following the occurrence of a Terminating Event (as defined in such agreements, such definition including a Major Change of Control) the NEO can elect to terminate his/her employment with us in which case the NEO would receive severance as outlined above. In order for the officer to be entitled to severance upon a Major Change of Control, there must, following such change of control, occur an additional event which constitutes a material alteration in the officer’s role and relationship with us. The management employment agreements provide that the agreements can be terminated by us with cause, upon the payment of a pro rata amount of any salary, bonus and vacation, earned but not paid, to the date of termination. The agreement of Mr. Dykstra also provides that he may terminate the agreement by providing not less than 90 days notice. The agreements of Ms. Bulmer and Messrs Halford, Arnold, Duda and Fitzgibbon also provide for termination of the agreement by the executive officer by providing not less than 60 days notice. Under these circumstances, the NEO is entitled to payment of a pro rata amount of any salary, bonus and vacation, earned but not paid, to the date of termination.

RELATED PARTY TRANSACTIONS
     As of the date of this prospectus, none of our current or former directors or officers is indebted to us.
     Our right to utilize the OrCrudetm Process technology is pursuant to an exclusive license to us from OPTI BV, a wholly-owned subsidiary of ORMAT which is an entity that constitutes part of the ORMAT Group of Companies. One member of our board of directors is an officer of a separate entity that also constitutes part of the ORMAT Group of Companies and one member of our board of directors is a former officer of an entity which is a member of the ORMAT Group of Companies.
SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT
     The following table contains information provided to us by our directors and management, or contained in our share ownership records, with respect to beneficial ownership of our common shares as of December 31, 2007:
•	each Named Executive Officer;

•	each director; and

•	all directors and executive officers as a group.
     Unless otherwise indicated, the address of each person named in the table below is: c/o OPTI Canada Inc., Suite 2100, 555 4th Avenue SW, Calgary, Alberta T2P 3E7. Each person has sole voting and investment power with respect to the common shares listed.

	Shares Beneficially
	Owned
Name	Number(1)	%(2)
Sid W. Dykstra	219,750	*
David Halford	1,496	*
James Arnold	17,485	*
Mary Bulmer	5,316	*
Peter Duda	16,975	*
Jamey Fitzgibbon	14,076	*
David Schleen	557	*
James A. Stanford	27,600	*
Yoram Bronicki	64,000	*
Ian W. Delaney	92,000	*
Charles Dunlap	2,200	*
Randall Goldstein	10,000	*
Craig Hoskins	2,960	*
Robert G. Puchniak	52,500	*
Christopher Slubicki	55,100	*
Samuel Spanglet	2,000	*
James van Hoften	8,000	*

All directors and executive officers as a group (17 persons)	592,015	0.30

Notes:

(1)	May include shares purchased pursuant to an employee share purchase plan, but not yet recorded on the system for electronic disclosure by insiders, as these totals are recorded at year end only.

(2)	* indicates less than 1%.
10% Shareholder
     As of December 31, 2007, there is no person who, to the knowledge of our directors and senior officers, beneficially owns, directly or indirectly, or exercises control or direction over, more than 10% of our issued and outstanding common shares, subject to the following. In November 2006, Capital Research and Management Company (“CRMC”), of Los Angeles, California filed a report under Part 4 of National Instrument 62-103 stating that at the end of October 2006 it held 17,015,700 common shares, which, at that time, constituted 10.02% of the issued and outstanding common shares. CRMC has not made any further filings with respect to its holdings of common shares since then. Under National Instrument 62-103, CRMC would, in certain circumstances, not have any further disclosure or filing obligations until its holdings exceed 12.5% of our issued and outstanding common shares.

DESCRIPTION OF MATERIAL INDEBTEDNESS
8 1/4% Senior Secured Notes
     On December 15, 2006, we issued US$1,000,000,000 principal amount of senior secured notes which bear interest at 8.25% per annum. Semi-annual interest payments are due June 15 and December 15 of each year, with the final payment on December 15, 2014. We may redeem up to 35% of the aggregate principal amount of the notes prior to December 15, 2009 with the net proceeds from certain equity offerings. At any time prior to December 15, 2010, we may redeem some or all of the notes at their principal amount plus the applicable premium and accrued interest. After December 15, 2010, we may redeem some or all of the notes at the specified redemption price plus accrued interest. We may also redeem the notes in certain other limited circumstances, including upon a change of control and in the event of certain tax law changes. The notes are our general senior obligations and rank equally in right of payment with all of our existing and future senior indebtedness and rank senior to all of our future subordinated indebtedness. The notes are secured by a second ranking charge over all of our assets and the assets of our present and future restricted subsidiaries. For further information, please see “Description of the 8.25% Senior Secured Notes” in this prospectus.
7.875% Senior Secured Notes
     On July 5, 2007, we issued US$750,000,000 principal amount of senior secured notes which bear interest at 7.875% per annum. The terms and conditions associated with the Initial June Notes, with the exception of interest payable, are substantially the same as those of the Initial December Notes described above. For further information, please see “Description of the 7.875% Senior Secured Notes” in this prospectus.
     In connection with the Initial December Notes and the Initial June Notes, we have pre-funded interest until December 15, 2008 which is held in an interest reserve account. At December 31, 2007, we have US$139 million in our interest reserve account.
Revolving Credit Facility
     We have a Revolving Credit Facility in the amount of $500 million. At December 31, 2007, the Revolving Credit Facility was undrawn and expires on December 15, 2011.
     The conditions precedent to all drawdowns under the Revolving Credit Facility include, among other things, evidence that our share of remaining Project costs to achieve completion of the Project is not more than the sum of available cash, contingent equity supported by letters of credit or high investment grade guarantees plus the aggregate amount available for drawdown under the Revolving Credit Facility or any other qualifying commitment.
     Our obligations under the Revolving Credit Facility are secured by a first ranking charge over all of our assets and the assets of our present and future subsidiaries (other than immaterial subsidiaries).

THE EXCHANGE OFFER
Terms of the Exchange Offer
     We are offering to exchange our Initial December Notes for a like aggregate principal amount of our New December Notes and our Initial June Notes for a like aggregate principal amount of our New June Notes.
     The Exchange Notes that we propose to issue in this exchange offer will be substantially identical to our Initial Notes except that, unlike our Initial Notes, the Exchange Notes will have no transfer restrictions or registration rights. You should read the description of the Exchange Notes in the section in this prospectus entitled “Description of the Exchange Notes.”
     We reserve the right in our sole discretion to purchase or make offers for any Initial Notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase Initial Notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer. In addition, nothing in this exchange offer will prevent us from exercising our right to discharge our obligations on the Initial Notes by depositing certain securities with the trustee and otherwise.
Expiration Date; Extensions; Amendments; Termination
     This exchange offer will expire at 5:00 p.m., New York City time, on · , 2008, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Exchange Act.
     We expressly reserve the right to delay acceptance of any Initial Notes, extend or terminate this exchange offer and not accept any Initial Notes that we have not previously accepted if any of the conditions described below under “Conditions to the Exchange Offer” have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the Initial Notes by mailing an announcement or by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.
     We also expressly reserve the right to amend the terms of this exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our Initial Notes of the change, including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of Initial Notes. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.
Procedures for Tendering Initial Notes
Proper Execution and Delivery of Letters of Transmittal
     To tender your Initial Notes in this exchange offer, you must use one of the three alternative procedures described below:
(1)	Regular delivery procedure: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the Initial Notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

(2)	Book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your Initial Notes, if this procedure is available, into the exchange agent’s account at The Depository Trust Company in accordance with the procedures for book-entry transfer described under “Book-Entry Delivery Procedure” below, on or before 5:00 p.m., New York City time, on the expiration date.

(3)	Guaranteed delivery procedure: If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under “Guaranteed Delivery Procedure” below.
     The method of delivery of the Initial Notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or Initial Notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your Initial Notes on your behalf.
     Only a holder of Initial Notes may tender Initial Notes in this exchange offer. A holder is any person in whose name Initial Notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.
     If you are the beneficial owner of Initial Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your Initial Notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your Initial Notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.
     You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:
(1)	a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority;

(2)	a commercial bank or trust company having an office or correspondent in the United States; or

(3)	an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the Initial Notes are tendered:
(a)	by a registered holder or by a participant in The Depository Trust Company whose name appears on a security position listing as the owner, who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and only if the Exchange Notes are being issued directly to this registered holder or deposited into this participant’s account at The Depository Trust Company, or

(b)	for the account of a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act.
     If the letter of transmittal or any bond powers are signed by:
(1)	the recordholder(s) of the Initial Notes tendered: the signature must correspond with the name(s) written on the face of the Initial Notes without alteration, enlargement or any change whatsoever.

(2)	a participant in The Depository Trust Company: the signature must correspond with the name as it appears on the security position listing as the holder of the Initial Notes.

(3)	a person other than the registered holder of any Initial Notes: these Initial Notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the Initial Notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the Initial Notes.

(4)	trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.
     To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.
Book-Entry Delivery Procedure
     Any financial institution that is a participant in The Depository Trust Company’s systems may make book-entry deliveries of Initial Notes by causing The Depository Trust Company to transfer these Initial Notes into the exchange agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedures for transfer. To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the Initial Notes at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus.
     A delivery of Initial Notes through a book-entry transfer into the exchange agent’s account at The Depository Trust Company will only be effective if an agent’s message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under “Exchange Agent” on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.
Guaranteed Delivery Procedure
     If you are a registered holder of Initial Notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent’s message delivered, you may still tender in this exchange offer if:
(1)	you tender through a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act;

(2)	on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the Initial Notes and the amount of notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date ,the certificates for all the Initial Notes tendered, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

(3)	the certificates for all your tendered Initial Notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.
Acceptance of Initial Notes for Exchange
Delivery of Exchange Notes
     Your tender of Initial Notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.
     We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your Initial Notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent’s account at The Depository Trust Company with an agent’s message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.
     All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.
     We reserve the absolute right to reject any and all Initial Notes not properly tendered or any Initial Notes which, if accepted, would, in our opinion or our counsel’s opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Initial Notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of Initial Notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of Initial Notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any Initial Notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived as promptly as practicable following the expiration date.
     If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all Initial Notes properly tendered and will issue the Exchange Notes promptly thereafter. Please refer to the section of this prospectus entitled “Conditions to the Exchange Offer” below. For purposes of this exchange offer, Initial Notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.
     We will issue the Exchange Notes in exchange for the Initial Notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered Initial Notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of Initial Notes into the exchange agent’s account at The Depository Trust Company with an agent’s message, in each case, in form satisfactory to us and the exchange agent.
     If any tendered Initial Notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if Initial Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Initial Notes will be returned without expense to the tendering holder, or, in the case of Initial Notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, as promptly as practicable after withdrawal, rejection of tender or the expiration or termination of the exchange offer.
     By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the notes tendered. This proxy will be considered coupled with an interest in the tendered notes. This appointment will be effective only when, and to the extent that we accept your notes in this exchange offer. All prior proxies on these notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The Initial Notes will be validly tendered only if we are able to exercise full voting rights on the notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

Withdrawal of Tenders
     Except as otherwise provided in this prospectus, you may withdraw tenders of Initial Notes at any time before 5:00 p.m., New York City time, on the expiration date.
     For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under “Exchange Agent” and before acceptance of your tendered notes for exchange by us.
     Any notice of withdrawal must:
(1)	specify the name of the person having tendered the Initial Notes to be withdrawn;

(2)	identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes;

(3)	be signed by the person having tendered the Initial Notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the Initial Notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender;

(4)	specify the name in which any of these Initial Notes are to be registered, if this name is different from that of the person having tendered the Initial Notes to be withdrawn; and

(5)	if applicable because the Initial Notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at The Depository Trust Company to be credited, if different than that of the person having tendered the Initial Notes to be withdrawn.
     We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial Notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.
     The exchange agent will return without cost to their holders all Initial Notes that have been tendered for exchange and are not exchanged for any reason, as promptly as practicable after withdrawal, rejection of tender or expiration or termination of this exchange offer.
     You may retender property withdrawn Initial Notes in this exchange offer by following one of the procedures described under “Procedures for Tendering Initial Notes” above at any time on or before the expiration date.
Conditions to the Exchange Offer
     We will complete this exchange offer only if:
(1)	there is no change in the laws and regulations which, in our judgment or in the opinion of our counsel, would reasonably be expected to impair our ability to proceed with this exchange offer;

(2)	there is no change in the current interpretation of the staff of the Commission which permits resales of the Exchange Notes;

(3)	there-is no stop order issued by the Commission or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indentures for our Exchange Notes under the Trust Indenture Act of 1939 and there are no proceedings initiated or, to our knowledge, threatened for that purpose;

(4)	there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that in our judgment or in the opinion of our counsel would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with this exchange offer; and

(5)	we obtain all governmental approvals that we deem in our sole discretion necessary to complete this exchange offer.
     These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and we may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.
     If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:
(1)	refuse to accept and return to their holders any Initial Notes that have been tendered,

(2)	extend the exchange offer and retain all notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders, or

(3)	waive any condition that has not been satisfied and accept all properly tendered notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled “Expiration Date; Extensions; Amendments; Termination.”
Accounting Treatment
     We will record the Exchange Notes at the same carrying value as the Initial December Notes and the Initial June Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will expense the costs of the exchange offer.
Exchange Agent
     We have appointed The Bank of New York as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

By mail:	101 Barclay Street
New York, New York 10286
Attention: Lesley Daley

By hand/overnight delivery:	101 Barclay Street New York, New York 10268 Attention: Lesley Daley

Facsimile Transmission:	(212) 815-2719

Confirm by Telephone:	(212) 815-5366

Attention:	Lesley Daley

Fees and Expenses
     We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and-trustee and accounting, legal, printing and related fees and expenses.
     We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the Initial Notes and for handling or forwarding tenders for exchange to their customers.
     We will pay all transfer taxes, if any, applicable to the exchange of Initial Notes in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:
(1)	certificates representing Exchange Notes or Initial Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered,

(2)	tendered Initial Notes are registered in the name of any person other than the person signing the letter of transmittal, or

(3)	a transfer tax is payable for any reason other than the exchange of the Initial Notes in this exchange offer.
     If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, we will bill you directly the amount of these transfer taxes.
Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences
     The Initial Notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your Initial Notes for Exchange Notes in accordance with this exchange offer, or if you do not properly tender your Initial Notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the Initial Notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, you may no longer be able to obligate us to register the Initial Notes under the Securities Act.
Delivery of Prospectus
     Each broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes, where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution”.

DESCRIPTION OF THE EXCHANGE NOTES
     You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “OPTI” refers only to OPTI Canada Inc. and not to any of its subsidiaries.
     OPTI issued the Initial December Notes under an Indenture dated December 15, 2006 among OPTI, the guarantors named therein and The Bank of New York as trustee (the “2006 Indenture”). OPTI issued the Initial June Notes under an Indenture dated July 5, 2007 among OPTI, the guarantors named therein and The Bank of New York as trustee (the “2007 Indenture,” and together with the 2006 Indenture, the “indentures”). The Exchange Notes will be issued under the 2006 Indenture, with respect to Initial December Notes that are tendered, or the 2007 Indenture, with respect to Initial June Notes that are tendered. See “Notice to Investors.” The terms of the notes include those stated in the indentures and those made part of the indentures by reference to the U.S. Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
     The following description is a summary of the material provisions of the indentures. It does not restate the indentures in their entirety. We urge you to read the indentures because they, and not this description, define your rights as holders of the Exchange Notes. Copies of the indentures are available as set forth below under “Additional Information.” Certain defined terms used in this description but not defined below under “Certain Definitions” have the meanings assigned to them in the indentures. References to “US$” are to United States dollars and to “$” are to Canadian dollars.
     The registered holder of an Exchange Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indentures.
Brief Description of the Exchange Notes
The Exchange Notes
     The Exchange Notes will be:
•	general senior obligations of OPTI;

•	equal in right of payment to all existing and future Indebtedness of OPTI that is not subordinated in right of payment to the notes;

•	senior in right of payment to any permitted future subordinated Indebtedness of OPTI;

•	secured by second-priority liens on the Collateral (as described below under “— Security”); and

•	effectively subordinated to all existing and future secured Indebtedness of OPTI and its Restricted Subsidiaries, including the Credit Agreement, that is secured by liens that rank senior to the liens securing the notes, to the extent of the value of the collateral subject thereto.
Principal, Maturity and Interest
     The New December Notes are limited in aggregate principal amount to US$1,000,000,000, and will mature on December 15, 2014. Interest on the notes will accrue at the rate of 8.25% per annum and will be payable semiannually in cash on each June 15 and December 15, commencing on June 15, 2008, to the persons who are registered holders at the close of business on June 1 and December 1 immediately preceding the applicable interest payment date.
     The New June Notes are limited in aggregate principal amount to US$750,000,000, and will mature on December 15, 2014. Interest on the notes will accrue at the rate of 7.875% per annum and will be payable semiannually in cash on each June 15 and December 15, commencing on June 15, 2008, to the persons who are registered holders at the close of business on the May 31 and November 30 immediately preceding the applicable interest payment date.
     Interest on the New June Notes and the New December Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Description of the 8.25% Senior Secured Notes
     In this description, the word “note” or “notes” refers to the “New December Note” or “New December Notes” respectively and the word “Indenture” refers to the “2006 Indenture”.
Interest Escrow Account
     OPTI has entered into an escrow agreement (the “Interest Escrow Agreement”) with the trustee, as securities intermediary and escrow agent (the “Interest Escrow Agent”). Pursuant to the Interest Escrow Agreement, OPTI has deposited approximately US$165 million (the “Interest Escrow Amount”) into an interest escrow account (the “Interest Escrow Account”), which will be sufficient to fund the first four interest payments on the notes (but not any Additional Interest arising under the registration rights agreement) (together with any property from time to time held by the Interest Escrow Agent pursuant to the Interest Escrow Agreement, including any additional amounts required to be deposited pursuant to the 2006 Indenture or the Interest Escrow Agreement, the “Interest Escrow Assets”).
     Pending release to make interest payments on the notes, the Interest Escrow Assets may be invested only in cash, U.S. Treasury securities or repurchase obligations of the type permitted under the Interest Escrow Agreement, having staggered maturities no longer than the dates of the related interest payments. The Interest Escrow Agreement and the indenture will provide that funds shall and may be disbursed from the Interest Escrow Account only to pay interest on the notes (except that (i) amounts in respect of accrued interest on the Interest Escrow Amount may be periodically disbursed to OPTI and (ii) if any portion of the notes has been retired by OPTI, funds representing the amount of interest payments that would have been required on such retired notes may be released to OPTI at the time such notes are retired). The notes will be secured by a first priority security interest in all funds contained in the Interest Escrow Account, pending disbursement or release of such funds pursuant to the Interest Escrow Agreement and the indenture. Upon the acceleration of the maturity of the notes or the failure to pay principal or premium when due, the indenture provides for the foreclosure by the trustee upon the proceeds of the Interest Escrow Account, if any.
Methods of Receiving Payments on the Notes
     If a holder has given wire transfer instructions to OPTI in writing, OPTI will pay all principal, interest and premium and Additional Interest, if any, on that holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless OPTI elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.
Paying Agent and Registrar for the Notes
     The trustee acts as paying agent and registrar. OPTI may change the paying agent or registrar without prior notice to the holders of the notes, and OPTI or any of its Subsidiaries may act as paying agent or registrar.
Transfer and Exchange
     A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. OPTI is not required to transfer or exchange any note selected for redemption. Also, OPTI is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.
Security
     The obligations of OPTI with respect to the notes, all obligations under any future Parity Lien Debt, all other Parity Lien Obligations and the performance of all other obligations of OPTI under the Note Documents will be secured equally and ratably by second priority security interests in the following collateral (the “Collateral”) granted to the collateral trustee for the benefit of the holders of the Parity Lien Obligations:
(1)	all property of OPTI (including OPTI’s interest in its Subsidiaries and the Cottonwood, Leismer and Long Lake leases), whether owned by OPTI on the Issue Date or acquired by OPTI thereafter; and

(2)	all property of each Restricted Subsidiary, whether owned by such Restricted Subsidiary on the Issue Date or acquired by such Restricted Subsidiary thereafter.
     The foregoing Liens will be junior in priority to the Liens securing Priority Lien Obligations up to the Priority Lien Cap and junior to other Permitted Prior Liens. The Liens securing Priority Lien Obligations will also be held by the collateral trustee. The Collateral comprises substantially all of the assets of OPTI and its Restricted Subsidiaries.
Collateral Trust and Intercreditor Agreement
     OPTI entered into a collateral trust and intercreditor agreement (the “collateral trust agreement”) with the collateral trustee and the Secured Debt Representatives, which sets forth the terms on which the collateral trustee will receive, hold, administer, maintain, enforce and distribute the proceeds of all Liens upon any property of OPTI at any time held by any of them, in trust for the benefit of the present and future holders of the Secured Obligations.
     The collateral trust agreement and any security agreements entered into relating to the Collateral provide, among other things, that the holders of the notes and other creditors secured by a Lien on such Collateral will have pari passu security interests as a matter of law; however, the right to enforce the Liens and receive distributions upon any foreclosure or other disposition of such assets will be structured so as to give effect to the subordination of the Liens securing the notes as described in this section.
Collateral Trustee
     OPTI appointed The Canada Trust Company pursuant to the collateral trust agreement to serve as the collateral trustee for the benefit of the holders of:
•	the notes;

•	all other Parity Lien Obligations outstanding from time to time;

•	the Loans; and

•	all other Priority Lien Obligations outstanding from time to time.
     The collateral trustee holds (directly or through co-trustees, agents or sub-agents), and is entitled to enforce, all Liens on the Collateral created by the security documents. The collateral trustee may not be the same institution serving as a Parity Debt Representative or a Priority Debt Representative.
     Except as provided in the collateral trust agreement or as directed by an Act of Instructing Debtholders, the collateral trustee will not commence any exercise of remedies or any foreclosure actions or otherwise take any actions or proceeding against any of the Collateral.
     OPTI delivered to each Secured Debt Representative copies of all security documents delivered to the collateral trustee.
Enforcement of Security Interests
     If the collateral trustee at any time receives written notice from a Secured Debt Representative stating that any event has occurred that constitutes a default under any Secured Debt Document and which entitles the collateral trustee to foreclose upon, collect or otherwise enforce its security interests thereunder, it will promptly deliver written notice thereof to each other Secured Debt Representative. Thereafter, the collateral trustee may await direction by an Act of Instructing Debtholders and will act, or decline to act, as directed by an Act of Instructing Debtholders, in the exercise and enforcement of the collateral trustee’s interests, rights, powers and remedies in respect of the Collateral or under the security documents or applicable law and, following the initiation of such exercise of remedies, the collateral trustee will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Instructing Debtholders. Unless it has been directed to the contrary by an Act of Instructing Debtholders, the collateral trustee in any event may (but will not be obligated to) take or refrain from taking such action with respect to any event of default under any Secured Debt Document as it may deem advisable and in the best interest of the holders of Secured Obligations.

     Prior Liens
     The indenture permits OPTI to grant Liens on portions of the Collateral that will be senior to the Liens securing the Secured Obligations. See “— Certain Covenants — Liens.” If OPTI satisfies the conditions in the indenture for the granting of such Liens, as certified to the collateral trustee in an Officers’ Certificate, the collateral trustee will execute such agreements, certificates, filings and other documents as are reasonably requested by OPTI in order to recognize or establish the priority of such Liens, including, without limitation, recognition agreements (in the form set forth in the indenture) with respect to Liens of the type described in clause (11) of the definition of “Permitted Liens.”
Restrictions on Enforcement of Parity Liens
     Until the Discharge of Priority Lien Obligations, the holders of the Loans and other Priority Lien Obligations will have, subject to the exceptions set forth below in clauses (1) through (4) and the provisions described below under the caption “— Provisions of the Indenture Relating to Security — Relative Rights,” and subject to the rights of the holders of Permitted Prior Liens, the exclusive right to enforce rights and exercise remedies with respect to any Collateral (including, without limitation, the exclusive right to authorize or direct the collateral trustee to enforce, collect or realize on any Collateral or exercise any other right or remedy with respect to the Collateral) and neither the trustee nor the holders of notes or other Parity Lien Obligations may authorize or direct the collateral trustee with respect to such matters. Notwithstanding the foregoing, the trustee and the holders of notes (together with any other holder of a Parity Lien Obligation) may, subject to the rights of the holders of other Permitted Prior Liens, direct the collateral trustee:
(1)	without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations;

(2)	as necessary to redeem any Collateral in a creditor’s redemption permitted by law or to deliver any notice or demand necessary to enforce (subject to the prior Discharge of Priority Lien Obligations) any right to claim, take or receive proceeds of Collateral remaining after the Discharge of Priority Lien Obligations in the event of foreclosure or other enforcement of any prior lien;

(3)	as necessary to perfect or establish the priority (subject to Priority Liens) of the Parity Liens upon any Collateral, except through possession or control; or

(4)	as necessary to create, prove, preserve or protect (but not enforce) the Parity Liens upon any Collateral.
     Subject to the provisions described below under the caption “— Provisions of the Indenture Relating to Security — Relative Rights,” both before or during an insolvency or liquidation proceeding until the Discharge of Priority Lien Obligations, none of the Parity Lien Secured Parties will:
(1)	request judicial relief, in an insolvency or liquidation proceeding or in any other court, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the holders of Priority Lien Obligations in respect of the Priority Liens or that would limit, invalidate, avoid or set aside any Priority Lien or subordinate the Priority Liens to the Parity Liens or grant the Parity Liens equal ranking to the Priority Liens;

(2)	oppose or otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement of Priority Liens made by any holder of Priority Lien Obligations in any insolvency or liquidation proceedings;

(3)	oppose or otherwise contest any lawful exercise by any holder of Priority Lien Obligations of the right to credit bid Priority Lien Debt at any sale in foreclosure of Priority Liens; or

(4)	oppose or otherwise contest any other request for judicial relief made in any court by any holder of Priority Lien Obligations relating to the lawful enforcement of any Priority Lien.
     Notwithstanding the foregoing, both before and during an insolvency or liquidation proceeding, the Parity Lien Secured Parties may take any actions and exercise any and all rights that would otherwise be available to a holder of unsecured claims, including, without limitation, the commencement of an insolvency or liquidation proceeding against OPTI or any Obligor in accordance with applicable law; except that the Parity Lien Secured Parties may not challenge the validity, enforceability, perfection or priority of the Priority Liens.

Waiver of Right of Marshalling
     The collateral trust agreement provides that, prior to the Discharge of Priority Lien Obligations, the holders of notes and other Parity Lien Obligations, each Parity Debt Representative and the collateral trustee may not assert or enforce any right of marshalling accorded to a junior lienholder, as against the holders of Priority Liens (in their capacity as priority lienholders), under equitable principles.
Insolvency or Liquidation Proceedings
     If in any insolvency or liquidation proceeding and prior to the Discharge of Priority Lien Obligations, the holders of Priority Lien Obligations by an Act of Instructing Debtholders consent to any order:
(1)	for use of cash collateral;

(2)	approving a debtor-in-possession financing secured by a Lien that is senior to or on a parity with all Priority Liens upon any property of the estate in such insolvency or liquidation proceeding;

(3)	granting any relief on account of Priority Lien Obligations as adequate protection (or its equivalent) for the benefit of the holders of Priority Lien Obligations in the collateral subject to Priority Liens; or

(4)	relating to a sale of assets of OPTI or any other Obligor that provides, to the extent the assets sold are to be free and clear of Liens, that all Priority Liens and Parity Liens will attach to the proceeds of the sale;
then, the Parity Lien Secured Parties, in their capacity as holders or representatives of secured claims, will not oppose or otherwise contest the entry of such order, so long as none of the Priority Lien Secured Parties in any respect opposes or otherwise contests any request made by any Parity Lien Secured Party for the grant to the collateral trustee, for the benefit of the Parity Lien Secured Parties, of a junior Lien upon any property on which a Lien is (or is to be) granted under such order to secure the Priority Lien Obligations, co-extensive in all respects with, but subordinated (as set forth herein under the caption “— Provisions of the Indenture Relating to Security — Ranking of Note Liens”) to, such Lien and all Priority Liens on such property.
     Notwithstanding the foregoing, both before and during an insolvency or liquidation proceeding, the Parity Lien Secured Parties may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of insolvency or liquidation proceedings against OPTI or any other Obligor in accordance with applicable law; provided that, both before and during an insolvency or liquidation proceeding, the Parity Lien Secured Parties may not challenge the validity, enforceability, perfection and priority of the Priority Liens.
     The Parity Lien Secured Parties will not file or prosecute in any insolvency or liquidation proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Collateral under the Parity Liens, except that:
(1)	they may freely seek and obtain relief: (a) granting a junior Lien co-extensive in all respects with, but subordinated (as set forth herein under the caption “— Provisions of the Indenture Relating to Security — Ranking of Note Liens”) to, all Liens granted in the insolvency or liquidation proceeding to, or for the benefit of, the holders of Priority Lien Obligations; or (b) in connection with the confirmation of any plan of reorganization or similar dispositive restructuring plan of OPTI or any other Obligor; and

(2)	they may freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations.
     If in any insolvency or liquidation proceeding of OPTI or any other Obligor, debt obligations of the reorganized debtor secured by Liens on any property of the reorganized debtor are distributed both on account of Priority Lien Obligations and on account of the notes and other Parity Lien Obligations, then, to the extent the debt obligations distributed on account of the Priority Lien Obligations and on account of the notes and other Parity Lien Obligations are secured by Liens on the same property, the provisions described herein under the caption “— Provisions of the Indenture Relating to Security — Ranking of Note Liens” will survive the distribution of those debt obligations pursuant to the plan and will apply with like effect to the Liens securing those debt obligations.

Order of Application
     The collateral trust agreement provides that if any Collateral is sold or otherwise realized upon by the collateral trustee in connection with any foreclosure, collection or other enforcement of security interests granted to the collateral trustee in the security documents, the proceeds received by the collateral trustee from such foreclosure, collection or other enforcement or the proceeds of any title insurance policy will be distributed by the collateral trustee in the following order of application:
     FIRST, to the payment of all amounts payable under the collateral trust agreement on account of the collateral trustee’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the collateral trustee or any co-trustee or agent in connection with any security document;
     SECOND, to the repayment of Indebtedness or other Obligations, other than Secured Debt, secured by a Permitted Prior Lien on the Collateral sold or realized upon;
     THIRD, to the respective Priority Debt Representatives for application to the payment of all outstanding Priority Lien Debt and any other Priority Lien Obligations that are then due and payable in such order as may be provided in the Priority Lien Documents in an amount sufficient to pay in full in cash all outstanding Priority Lien Debt and all other Priority Lien Obligations that are then due and payable (including all interest accrued thereon after the commencement of any bankruptcy, insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Priority Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt);
     FOURTH, to the respective Parity Debt Representatives for application to the payment of all outstanding Parity Lien Debt and any other Parity Lien Obligations that are then due and payable in such order as may be provided in the Parity Lien Documents in an amount sufficient to pay in full in cash all outstanding Parity Lien Debt and all other Parity Lien Obligations that are then due and payable (including all interest accrued thereon after the commencement of any bankruptcy, insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Parity Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at 102.5% of the aggregate undrawn amount) of all outstanding letters of credit constituting Parity Lien Debt; and
     FIFTH, any surplus remaining after the payment in full in cash of all of the Secured Obligations and Obligations entitled to the benefit of such Collateral will be paid to OPTI or the other applicable Obligor, as the case may be, or its successors or assigns, or as a court of competent jurisdiction may direct.
     If any Parity Debt Representative or any holder of a Parity Lien Obligation collects or receives any proceeds in respect of the Parity Lien Obligations that should have been applied to the payment of the Priority Lien Obligations or obligations secured by a Permitted Prior Lien in accordance with the paragraph above and a responsible officer of such Parity Debt Representative shall have received written notice, or shall have actual knowledge, of the same prior to such Parity Debt Representative’s distribution of such proceeds, whether after the commencement of an insolvency proceeding or otherwise, such Parity Debt Representative or such holder of a Parity Lien Obligation, as the case may be, will forthwith deliver the same to the collateral trustee, for the account of the holders of the Priority Lien Obligations or obligations secured by a Permitted Prior Lien, in the form received, duly indorsed to the collateral trustee, for the account of the holders of the Priority Lien Obligations or obligations secured by a Permitted Prior Lien to be applied in accordance with the paragraph above.
     Until so delivered, such proceeds will be held by such Parity Debt Representative or such holder of a Parity Lien Obligation, as the case may be, for the benefit of the holders of the Priority Lien Obligations or obligations secured by a Permitted Prior Lien. These provisions will not apply to payments received by any holder of Parity Lien Obligations if such payments are not proceeds of realization upon any Collateral.
Release of Liens on Collateral
     The collateral trust agreement provides that the collateral trustee’s Liens on the Collateral will be released:
(1)	in whole, upon (a) payment in full and discharge of all outstanding Secured Debt and all other Secured Obligations that are outstanding, due and payable at the time all of the Secured Debt is paid in full and discharged and (b) termination or expiration of all commitments to extend credit under all Secured Debt Documents and the cancellation or termination or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Secured Debt Documents) of all outstanding letters of credit issued pursuant to any Secured Debt Documents;

(2)	as to any Collateral that is sold, transferred or otherwise disposed of by OPTI or any other Obligor in a transaction or other circumstance that is not prohibited by the “Asset Sale” provisions of the indenture or by the other Secured Debt Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; and

(3)	as to any Collateral other than Collateral being released pursuant to clauses (1) or (2) of this paragraph, if (a) consent to the release of that Collateral has been given by an Act of Instructing Debtholders; provided, that if such Collateral represents all or substantially all of the Collateral, consent to release of such Collateral has been given by the requisite percentage or number of holders of each Series of Secured Debt at the time outstanding as provided for in the applicable Secured Debt Documents and (b) OPTI has delivered an Officers’ Certificate to the collateral trustee certifying that any such necessary consents have been obtained; provided, that the collateral trustee receives certain evidence that such release complies with the Secured Debt Documents.
     Notwithstanding the preceding two paragraphs, the collateral trust agreement will provide that, upon the occurrence of the events specified below, the collateral trustee’s Lien in the applicable Collateral specified below shall automatically, without further action, be released:
(1)	with respect to any sale, transfer or other disposition of all or a majority of the capital stock issued by any Pledgor to a Person that is not an Affiliate of OPTI, provided, that such sale, transfer or other disposition does not violate the terms of any Secured Debt Document, upon such sale, transfer or other disposition, the Lien of the Security Documents in such capital stock issued by such Pledgor and in the Collateral granted by such Pledgor shall automatically, without further action, be released;

(2)	with respect to any Collateral that shall be sold, transferred or otherwise disposed of in the ordinary course of business, provided, that such sale, transfer or other disposition does not violate the terms of any Secured Debt Document, upon such sale, transfer or other disposition, the Lien of the Security Documents in such Collateral shall automatically, without further action, be released;

(3)	with respect to any capital stock issued by any Pledgor that is dissolved, provided, that such dissolution does not violate the terms of any Secured Debt Document, upon such dissolution, the Lien of the Security Documents in such capital stock issued by such Pledgor shall automatically, without further action, be released;

(4)	with respect to any accounts and related rights of any Pledgor subject to any monetization or securitization transaction, provided, that such transaction does not violate the terms of any Secured Debt Document, upon the effectiveness of such transaction, the Lien of the Security Documents in such accounts and related rights shall automatically, without further action, be released;

(5)	unless an Actionable Default shall have occurred and be continuing and the collateral trustee shall have received an Act of Instructing Debtholders to the contrary, with respect to amounts withdrawn from any accounts by any Pledgor pursuant to, and in accordance with, the applicable Security Documents with respect thereto, and in each case applied to pay third-party liabilities in the ordinary course of business or to make Restricted Payments in compliance with the Secured Debt Documents, upon such application, the Lien of the Security Documents in such amounts shall automatically, without further action, be released;

(6)	with respect to amounts distributed by the collateral trustee pursuant to, and in accordance with the provisions of the collateral trust agreement, upon such distribution, the Lien of the Security Documents in such amounts shall automatically, without further action, be released; and

(7)	with respect to any Collateral for which the release of the Lien of the Security Documents is provided for pursuant to a provision of any Security Document, the Lien of the Security Documents on such Collateral shall automatically, without further action, hereunder be released as provided for in such provision; and, in each such case, upon request of OPTI, the collateral trustee will execute (with such acknowledgements and/or notarizations as are required) and deliver evidence of such release to OPTI;
provided, however, that within 15 days after the end of the six-month periods ended on June 30 and December 31 in each year, OPTI will deliver to the collateral trustee an Officers’ Certificate to the effect that no release of Collateral pursuant to this paragraph during the preceding six-month period has violated the terms of any Secured Debt Document.
Amendment of Security Documents
     The collateral trust agreement provides that the collateral trustee, acting as directed by an Act of Instructing Debtholders, and the Obligors may enter into amendments and supplements to the provisions of any Security Document, provided that:
(1)	any amendment or supplement that has the effect solely of adding or maintaining Collateral, securing additional Secured Debt that was otherwise permitted by the terms of the Secured Debt Documents to be secured by the Collateral or preserving or perfecting the Liens thereon or the rights of the collateral trustee therein, will become effective when executed and delivered by OPTI or any other applicable Obligor party thereto and the collateral trustee;

(2)	no amendment or supplement that reduces, impairs or adversely affects the right of any holder of Secured Debt to:
(a)	vote its outstanding Secured Debt as to any matter described as subject to an Act of Instructing Debtholders (or amends the provisions of this clause (2) or the definition of “Act of Instructing Debtholders,” “Required Parity Debtholders,” or “Actionable Default”);

(b)	share in the order of application described above under “— Order of Application” in the proceeds of enforcement of or realization on any Collateral that has not been released in accordance with the provisions described under “— Release of Liens on Collateral;” or

(c)	require that Liens securing Secured Obligations be released only as set forth in the provisions described above under the caption “— Release of Liens on Collateral,”
will become effective without the consent of the requisite percentage or number of holders of each Series of Secured Debt so affected under the applicable Secured Debt Document; and
(3)	no amendment or supplement that imposes any obligation upon the collateral trustee or any Secured Debt Representative or adversely affects the rights of the collateral trustee or any Secured Debt Representative, respectively, in its capacity as such will become effective without the consent of the collateral trustee or such Secured Debt Representative, respectively.
     The collateral trustee or any Secured Debt Representatives will not enter into any such amendment or supplement unless it has received an Officers’ Certificate to the effect that such amendment or supplement will not result in a breach of any provision or covenant contained in any of the Secured Debt Documents.
     Notwithstanding the foregoing, any amendment, supplement or other agreement regarding the provisions of the Security Documents that releases Collateral will be effective only in accordance with the requirements set forth in “— Release of Liens on Collateral.”
     The collateral trust agreement provides that, notwithstanding anything to the contrary in this section, subject to clauses (2) and (3) above:
(1)	the collateral trustee, acting as directed by an Act of Instructing Debtholders, and the Obligors may, at any time and from time to time, without the consent of any Parity Lien Secured Parties, amend or supplement any Security Document that secures Priority Lien Obligations (but does not secure Parity Lien Obligations);

(2)	any amendment or waiver of, or any consent under, any provision of the collateral trust agreement or any security document that secures Priority Lien Obligations will apply automatically to any comparable provision of any comparable Parity Lien Document without the consent of or notice to any Parity Lien Secured Party and without any action by OPTI or any other Obligor or any Parity Lien Secured Party; and

(3)	any Security Document that secures Parity Lien Obligations but not Priority Lien Obligations will include language indicating that such Security Document is subject to the terms of the collateral trust agreement.
Voting
     In connection with any matter under the collateral trust agreement requiring a vote of holders of the Secured Debt, each Series of Secured Debt will cast its votes as a block in accordance with the Secured Debt Documents governing such Series of Secured Debt. The amount of Secured Debt to be voted by a Series of Secured Debt will equal (1) the aggregate principal amount of Secured Debt held constituting such Series of Secured Debt (including outstanding letters of credit whether or not then available or drawn) plus (2) other than in connection with an exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Indebtedness of such Series of Secured Debt.
Provisions of the Indenture Relating to Security
Equal and Ratable Sharing of Collateral by Holders of Parity Lien Debt
     The indenture provides that, notwithstanding:
(1)	anything to the contrary contained in the Security Documents;

(2)	the time of incurrence of any Series of Parity Lien Debt;

(3)	the order or method of attachment or perfection of any Liens securing any Series of Parity Lien Debt;

(4)	the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

(5)	the time of taking possession or control over any Collateral;

(6)	that any Parity Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(7)	the rules for determining priority under any law governing relative priorities of Liens:
(a)	all Liens at any time granted to secure any of the Parity Lien Debt will secure, equally and ratably, all present and future Parity Lien Obligations; and

(b)	all proceeds of all Liens at any time granted to secure any of the Parity Lien Debt and other Parity Lien Obligations will be allocated and distributed equally and ratably on account of the Parity Lien Debt and other Parity Lien Obligations; provided, that in the absence of an Event of Default, OPTI shall be entitled to utilize cash proceeds of Collateral in the ordinary course of its business or as may be required by its financing agreements as existing on the date of the indenture.
     The foregoing provision is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Parity Lien Obligations, each present and future Parity Debt Representative and the collateral trustee as holder of Parity Liens. The Parity Debt Representative of each future Series of Parity Lien Debt will be required to deliver a Parity Debt Sharing Confirmation to the collateral trustee and the trustee at the time of incurrence of such Series of Parity Lien Debt.
Ranking of Note Liens
     The indenture provides that, notwithstanding:

(1)	anything to the contrary contained in the security documents;

(2)	the time of incurrence of any Series of Secured Debt;

(3)	the order or method of attachment or perfection of any Liens securing any Series of Secured Debt;

(4)	the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

(5)	the time of taking possession or control over any Collateral;

(6)	that any Priority Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(7)	the rules for determining priority under any law governing relative priorities of Liens, all Liens at any time granted to secure any of the Parity Lien Obligations will be subject and subordinate to all Priority Liens securing Priority Lien Obligations.
     The foregoing provision is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Priority Lien Obligations, each present and future Priority Debt Representative and the collateral trustee as holder of Priority Liens. No other Person will be entitled to rely on, have the benefit of or enforce this provision. The Parity Debt Representative of each future Series of Parity Lien Debt will be required to deliver a Parity Debt Sharing Confirmation to the collateral trustee and each Priority Debt Representative at the time of incurrence of such Series of Parity Lien Debt.
     In addition, the foregoing provision is intended solely to set forth the relative ranking, as Liens, of the Liens securing Parity Lien Debt as against the Priority Liens. Neither the notes nor any other Parity Lien Obligations nor the exercise or enforcement of any right or remedy for the payment or collection thereof are intended to be, or will ever be by reason of the foregoing provision, in any respect subordinated, deferred, postponed, restricted or prejudiced.
Relative Rights
     Nothing in the Note Documents will:
(1)	impair, as between OPTI and the holders of the notes, the obligation of OPTI to pay principal of, premium and interest, if any, on the notes in accordance with their terms or any other obligation of OPTI or any other Obligor under the Note Documents;

(2)	affect the relative rights of holders of notes as against any other creditors of OPTI or any other Obligor under the Note Documents (other than holders of Priority Liens or other Parity Liens);

(3)	restrict the right of any holder of notes to sue for payments that are then due and owing (but not enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by (a) “— Collateral Trust and Intercreditor Agreement — Restrictions on Enforcement of Parity Liens” or (b) “— Collateral Trust and Intercreditor Agreement — Insolvency or Liquidation Proceedings”);

(4)	restrict or prevent any holder of notes or other Parity Lien Obligations, the trustee, the collateral trustee or other Person on their behalf from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by
(a)	“— Collateral Trust and Intercreditor Agreement — Restrictions on Enforcement of Parity Liens” or

(b)	“— Collateral Trust and Intercreditor Agreement — Insolvency and Liquidation Proceedings”; or
(5)	restrict or prevent any holder of notes or other Parity Lien Obligations, the trustee, the collateral trustee or any other Person on their behalf from taking any lawful action in an insolvency or liquidation proceeding not specifically restricted or prohibited by
(a)	“— Collateral Trust and Intercreditor Agreement — Restrictions on Enforcement of Parity Liens” or

(b)	“— Collateral Trust and Intercreditor Agreement — Insolvency and Liquidation Proceedings.”
Release of Security Interests in Respect of Notes
     The indenture and the collateral trust agreement provide that the collateral trustee’s Liens upon the Collateral will no longer secure the notes outstanding under the indenture or any other Obligations under the indenture, and the rights of the holders of the notes and such Obligations to the benefits and proceeds of the collateral trustee’s Liens on Collateral will terminate and be discharged:
(1)	upon satisfaction and discharge of the indenture as set forth under the caption “— Satisfaction and Discharge;”

(2)	upon a Legal Defeasance or Covenant Defeasance of the notes as set forth under the caption “— Legal Defeasance and Covenant Defeasance;”

(3)	upon payment in full and discharge of all notes outstanding under the indenture and all Obligations that are outstanding, due and payable under the indenture at the time the notes are paid in full and discharged; or

(4)	in whole or in part, with the consent of the holders of the requisite percentage of notes in accordance with the provisions described below under the caption “Amendment, Supplement and Waiver.”
Compliance with Trust Indenture Act
     The indenture provides that OPTI will comply with the provisions of TIA §314.
     To the extent applicable, OPTI will cause TIA §313(b), relating to reports, and TIA §314(d), relating to the release of property or securities or relating to the substitution therefor of any property or securities to be subjected to the Lien of the security documents, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an officer of OPTI except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected or reasonably satisfactory to the trustee.
     Notwithstanding anything to the contrary in this provision, OPTI will not be required to comply with all or any portion of TIA §314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of released Collateral.
     Further Assurances; Insurance
     The indenture and the security documents provide that OPTI and each of the Obligors will do or cause to be done all acts and things that may be required, or that the collateral trustee from time to time may reasonably request, to assure and confirm that the collateral trustee holds, for the benefit of the holders of Secured Obligations, duly created and enforceable and perfected Liens upon the Collateral, including after-acquired Collateral and any property or assets that become Collateral pursuant to the definition thereof after the notes are issued, subject to such exceptions as may be contemplated by the Secured Debt Documents.
     Upon the reasonable request of the collateral trustee or any Secured Debt Representative at any time and from time to time, OPTI and each of the other Obligors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as shall be reasonably required, or that the collateral trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Secured Debt Documents.

     OPTI and the other Obligors will:
(1)	keep their properties adequately insured at all times by financially sound and reputable insurance companies, which, in the case of any insurance on any mortgaged property, are licensed to do business in the jurisdictions where the applicable mortgaged property is located;

(2)	maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them;

(3)	maintain such other insurance as may be required by law; and

(4)	maintain such other insurance as may be required by the Security Documents.
     Upon the request of the collateral trustee, OPTI and the Obligors will furnish to the collateral trustee full information as to their property and liability insurance carriers. Holders of Secured Obligations, as a class, will be named as additional insureds on all liability insurance policies of OPTI and the other Obligors.
     All insurance policies required by clauses (1), (2), (3) and (4) above will:
(1)	provide that, with respect to third party liability insurance, the secured parties shall be named as additional insureds;

(2)	provide that (x) no cancellation or termination of such insurance and (y) no reduction in the limits of liability of such insurance shall be effective until 30 days after written notice is given by the insurers to the collateral trustee of such cancellation, termination, reduction or change;

(3)	waive all claims for insurance premiums or commissions or additional premiums or assessments against the secured parties; and

(4)	waive any right of the insurers to setoff or counterclaim or to make any other deductions, whether by way of attachment or otherwise, as against the secured parties.
     Upon the request of the collateral trustee, OPTI and the other Obligors will permit the collateral trustee or any of its agents or representatives, at reasonable times and intervals upon reasonable prior notice, to visit its offices and sites and inspect any of the Collateral and to discuss maters relating to the Collateral with their respective officers and independent public accountants.
     OPTI and the other Obligors shall, at any reasonable time and from time to time upon reasonable prior notice, permit the collateral trustee or any of its agents or representatives to examine and make copies of and abstracts from the records and books of account of OPTI and the other Obligors and their Subsidiaries; provided that by virtue of this paragraph OPTI and the other Obligors shall not be deemed to have waived any right to confidential treatment of the information obtained, subject to the provisions of applicable law or court order.
Mandatory Redemption; Open Market Purchases
     OPTI is not required to make mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, OPTI may be required to offer to purchase notes as described under the caption “ — Repurchase at the Option of Holders.” We may at any time and from time to time purchase notes in the open market or otherwise.
Optional Redemption
     At any time prior to December 15, 2009, OPTI may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 108.250% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to the applicable redemption date, with the net cash proceeds of one or more Equity Offerings generating gross proceeds to OPTI of at least $10.0 million; provided that:
(1)	at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by OPTI or any of its Subsidiaries); and

(2)	the redemption occurs within 60 days of the date of the closing of such Equity Offering.
     If OPTI becomes obligated to pay any Additional Amounts as a result of a change in the laws or regulations of Canada or any Canadian taxing authority, or a change in any official position regarding the application or interpretation thereof (including a holding by a court of competent jurisdiction), which is publicly announced or becomes effective on or after the date of the indenture and such Additional Amounts cannot (as certified in an Officers’ Certificate to the trustee) be avoided by the use of reasonable measures available to OPTI, including the making of such payment by OPTI, then OPTI may, at its option, redeem the notes, in whole but not in part, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date.
     At any time prior to December 15, 2010, OPTI may redeem all or a part of the notes at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the applicable redemption date.
     After December 15, 2010, OPTI may redeem all or a part of the notes on any one or more occasions upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount of the notes to be redeemed) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the 12-month period beginning on December 15 of each of the years indicated below:

Year	Percentage
2010	104.125%
2011	102.063%
2012 and thereafter	100.000%
Selection and Notice of Redemption
     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:
(1)	if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)	if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.
     No notes of US$1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.
     If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Repurchase at the Option of Holders
     Change of Control
     If a Change of Control occurs, unless OPTI has previously or concurrently mailed a redemption notice with respect to all outstanding notes as described under “— Optional Redemption,” each holder of notes will have the right to require OPTI to repurchase all or any part (equal to US$1,000 or an integral multiple thereof) of that holder’s notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, OPTI will offer a Change of Control Payment in cash equal to not less than 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased, to the date of repurchase. Within 30 days following any Change of Control, OPTI will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the change of control payment date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. OPTI will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, OPTI will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.
     On the Change of Control Payment Date, OPTI or its designated agent will, to the extent lawful:
(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes accepted for purchase together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of notes being purchased by OPTI.
     The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of US$1,000 or an integral multiple of US$1,000.
     OPTI will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
     The Credit Agreement provides that certain change of control events with respect to OPTI would constitute a default under the Credit Agreement. Any future credit agreements or other similar agreements to which OPTI becomes a party may contain similar restrictions and provisions and may also prohibit OPTI from purchasing any notes. In the event a Change of Control occurs at a time when OPTI is prohibited from purchasing notes, OPTI could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If OPTI does not obtain such a consent or repay such borrowings, OPTI will remain prohibited from purchasing notes. In such case, OPTI’s failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such other agreements. In addition, the exercise by the holders of notes of their right to require OPTI to repurchase the notes upon a Change of Control could cause a default under these other agreements, even if the Change of Control itself does not, due to the financial effect of such repurchase on OPTI. Finally, OPTI’s ability to pay cash to the holders of notes upon a repurchase may be limited by OPTI’s then existing financial resources.
     The provisions described above that require OPTI to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that OPTI repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.
     OPTI will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of

Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by OPTI and purchases all notes validly tendered and not withdrawn under the Change of Control Offer.
     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of OPTI and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require OPTI to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of OPTI and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.
     The provisions under the indenture relative to OPTI’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.
Asset Sales
     OPTI will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:
(1)	OPTI (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)	the Fair Market Value is set forth in an Officers’ Certificate delivered to the trustee; and

(3)	at least 75% of the consideration received in the Asset Sale by OPTI or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Permitted Assets or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:
(a)	any liabilities, as shown on OPTI’s or such Restricted Subsidiary’s most recent balance sheet, of OPTI or any Restricted Subsidiary (other than contingent liabilities, liabilities that are by their terms subordinated to the notes and liabilities to the extent owed to OPTI or any Restricted Subsidiary of OPTI) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases OPTI or such Restricted Subsidiary from further liability; and

(b)	any securities, notes or other obligations received by OPTI or any such Restricted Subsidiary from such transferee that within 90 days are converted by OPTI or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.
     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, OPTI or the applicable Restricted Subsidiary may apply those Net Proceeds:
(1)	to repay or prepay Indebtedness and other Obligations secured by such asset, or secured Indebtedness under any Credit Facility or other Priority Lien Debt, in each case other than Indebtedness or other Obligations that are subordinated to the notes;

(2)	to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Oil and Gas Business;

(3)	to make a capital expenditure; or

(4)	to acquire Permitted Assets;
provided that, in the case of clauses (2), (3) and (4) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as such commitment requires that such Net Proceeds will be applied to satisfy such commitment within 120 days of such commitment and such commitment is not terminated or abandoned.
     Pending the final application of any Net Proceeds, OPTI may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds US$25.0 million, OPTI will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, OPTI may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
     OPTI will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, OPTI will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.
     Any future credit agreements or other similar agreements to which OPTI becomes a party may prohibit OPTI from purchasing any notes, and will also provide that certain asset sale events with respect to OPTI would constitute a default under the Credit Agreement. In the event an Asset Sale occurs at a time when OPTI is prohibited from purchasing notes, OPTI could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If OPTI does not obtain such a consent or repay such borrowings, OPTI will remain prohibited from purchasing notes. In such case, OPTI’s failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such other agreements. In addition, the exercise by the holders of notes of their right to require OPTI to repurchase the notes upon an Asset Sale could cause a default under these other agreements, even if the Asset Sale itself does not, due to the financial effect of such repurchase on OPTI. Finally, OPTI’s ability to pay cash to the holders of notes upon a repurchase may be limited by OPTI’s then existing financial resources.
Certain Covenants
     Set forth below are certain covenants that are contained in the indenture.
Covenant Suspension
     During any period of time that (i) the notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under the indenture, then the covenants specifically listed under the following captions in this “Description of Notes” section of this offering circular will no longer be applicable to the notes:
(1)	“— Restricted Payments”;

(2)	“— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(3)	“— Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(4)	clause (4) of “— Merger, Consolidation or Sale of Assets”;

(5)	“— Transactions with Affiliates”;

(6)	“Repurchase at the Option of Holders — Asset Sales”; and

(7)	“Repurchase at the Option of Holders — Change of Control.”
     If OPTI and its Restricted Subsidiaries are not subject to these covenants for any period of time as a result of the previous sentence (a “Fall-Away Period”) and, subsequently, one, or both, of the Rating Agencies withdraws or downgrades its ratings assigned to the notes below the required Investment Grade Ratings or an Event of Default (other than with respect to a suspended covenant) occurs and is continuing, then OPTI and its Restricted Subsidiaries will thereafter again be subject to these covenants. The ability of OPTI and its Restricted Subsidiaries to make Restricted Payments (as defined under the caption “— Restricted Payments” below) after the time of such withdrawal, downgrade or Event of Default will be calculated as if the covenant governing Restricted Payments had been in effect during the entire period of time from the Issue Date. Notwithstanding the foregoing, the continued existence after the end of the Fall-Away Period of facts and circumstances or obligations arising from transactions which occurred during a Fall-Away Period shall not constitute a breach of any covenant set forth in the indenture or cause a Default or an Event of Default thereunder; provided that, in the case of the Incurrence of Indebtedness during a Fall-Away Period:
(1)	OPTI and its Restricted Subsidiaries did not Incur such Indebtedness in anticipation of:
(a)	a ratings withdrawal or downgrade below an Investment Grade Rating; or

(b)	an Event of Default; and
(2)	OPTI and its Restricted Subsidiaries did not reasonably believe that such Incurrence would result in such withdrawal or downgrade or Event of Default.
     There can be no assurance that the notes will ever achieve or maintain Investment Grade Ratings.
Restricted Payments
     OPTI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
(1)	declare or pay (without duplication) any dividend or make any other payment or distribution on account of OPTI’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment on account of such Equity Interests in connection with any merger or consolidation involving OPTI or any of its Restricted Subsidiaries) or to the direct or indirect holders of OPTI’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions (x) payable in Equity Interests (other than Disqualified Stock) of OPTI or (y) to OPTI or a Restricted Subsidiary of OPTI);

(2)	purchase, retract, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving OPTI or any of its Restricted Subsidiaries), in whole or in part, any Equity Interests of OPTI or any Restricted Subsidiary thereof held by Persons other than OPTI or any of its Restricted Subsidiaries;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes, except a payment of interest or principal at the Stated Maturity thereof; or

(4)	make any Restricted Investment;
(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:
(A)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(B)	OPTI would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least US$1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(C)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by OPTI and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (7) and (8) of the next succeeding paragraph) is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of OPTI for the period (taken as one accounting period) from the beginning of the first fiscal quarter during which the Issue Date falls to the end of OPTI’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a loss, less 100% of such loss), plus

(b)	100% of the aggregate net proceeds received by OPTI (including the Fair Market Value of any Oil and Gas Business acquired in a stock transaction) since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of OPTI (other than Disqualified Stock or Equity Interests issued or sold to, a Subsidiary of OPTI or Equity Interests issued or sold to an employee stock option plan or a trust established by OPTI or its Subsidiaries for the benefit of their employees), plus

(c)	the aggregate amount by which Indebtedness or Disqualified Stock issued by OPTI or Indebtedness or preferred stock issued by any Restricted Subsidiary subsequent to the Issue Date is reduced on OPTI’s consolidated balance sheet upon the conversion or exchange into Equity Interests of OPTI (less the amount of any cash, or the fair value of assets, distributed by OPTI or any Restricted Subsidiary upon such conversion or exchange), in each case to a party other than OPTI or one of its Subsidiaries, plus

(d)	with respect to Restricted Investments made by OPTI and its Restricted Subsidiaries after the Issue Date, an amount equal to the net reduction in such Restricted Investments in any Person resulting from repayments of loans or advances, or other transfers of assets, in each case to OPTI or any Restricted Subsidiary or from the net cash proceeds from the sale of any such Restricted Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income), from the release of any guarantee (except to the extent any amounts are paid under such guarantee) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed, in each case, the amount of Restricted Investments previously made by OPTI or any Restricted Subsidiary in such Person or Unrestricted Subsidiary after the Issue Date.
     So long as (except with respect to (1), (5), (7) and (10) below) no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:
(1)	the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

(2)	the redemption, purchase, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of OPTI or of any Equity Interests of OPTI or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of OPTI) of, Equity Interests of OPTI (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (c) (b) of the preceding paragraph;

(3)	the defeasance, redemption, repurchase or other acquisition of Indebtedness of OPTI that is subordinated to the notes, with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)	the repurchase, purchase, redemption or other acquisition or retirement for value of any Equity Interests of OPTI or any Restricted Subsidiary of OPTI held by any member of OPTI’s (or any of its Restricted Subsidiaries’) management, directors or employees pursuant to any management equity subscription agreement, stock option agreement or similar agreement or upon the death, disability or termination of employment of such directors, officers or employees; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed US$1.0 million in any calendar year;

(5)	payment of ordinary dividends on Disqualified Stock issued after the date of the indenture pursuant to the terms thereof as in effect on the date of issuance; provided, that such Disqualified Stock was issued in accordance with the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(6)	the making of other Restricted Payments in an aggregate amount not to exceed US$25.0 million since the date of the indenture;

(7)	repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof;

(8)	the repurchase, redemption or other acquisition for value of Capital Stock of OPTI or any direct or indirect parent representing fractional shares of such Capital Stock in connection with a merger, consolidation, amalgamation or other combination involving OPTI or any direct or indirect parent;

(9)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness that is subordinated to the notes (i) at a purchase price not greater than 101% of the principal amount of such subordinated Indebtedness in the event of a Change of Control in accordance with provisions similar to those set forth under the caption “— Repurchase at the Option of Holders — Change of Control” or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to those set forth under the caption “— Repurchase at the Option of Holders — Asset Sale”; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, OPTI has made the Change of Control Offer or Asset Sale Offer, as applicable, as provided in such covenants and has completed the repurchase or redemption of all notes validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer; and

(10)	the payment of any dividend or distribution by a Restricted Subsidiary of OPTI to the holders of its Common Stock on a pro rata basis.
     The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by OPTI or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.
Incurrence of Indebtedness and Issuance of Preferred Stock
     OPTI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Debt), OPTI will not issue any Disqualified Stock, and OPTI will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that commencing January 1, 2009, OPTI may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, if the Fixed Charge Coverage Ratio for the Relevant Period (as defined below) would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such Relevant Period. The “Relevant Period” means OPTI’s most recently ended four full fiscal quarters for which internal financial statements are available (or, if fewer than four such fiscal quarters have elapsed since and including the full fiscal quarter of OPTI ending March 31, 2009, the number of such fiscal quarters that have elapsed).
     The first paragraph of this covenant will not prohibit any of the following (collectively, “Permitted Debt”):
(1)	the Incurrence by OPTI of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of OPTI thereunder) not to exceed the greater of:
(a)	US$950 million, less the aggregate amount of all Net Proceeds of Asset Sales that have been applied by OPTI since the Issue Date to permanently repay any term Indebtedness under a Credit Facility pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales” and less the aggregate amount of all commitment reductions with respect to any revolving credit borrowings under a Credit Facility that have been made by OPTI since the Issue Date as a result of the application of Net Proceeds of Asset Sales pursuant to the covenant described above under the caption “— Repurchase at Option of Holders — Asset Sales”; and
(b)	US$400.0 million plus 35% of Adjusted Consolidated Net Tangible Assets as of the date on which such additional Indebtedness is incurred;
(2)	the Incurrence of Existing Indebtedness (other than Indebtedness described under clause (1), (3) or (6) of this paragraph);
(3)	the Incurrence by OPTI of Indebtedness represented by the notes issued under the indenture on the Issue Date and the

Exchange Notes;
(4)	the Incurrence by OPTI of Indebtedness and Obligations represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used or useful in the business of OPTI, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed US$50.0 million at any time outstanding;

(5)	the Incurrence by OPTI or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), or (14) of this paragraph;

(6)	the Incurrence by OPTI or any of its Restricted Subsidiaries of intercompany Indebtedness or the issuance of preferred stock between or among OPTI and any of its Restricted Subsidiaries; provided, however, that:
(a)	if OPTI is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness or preferred stock being held by a Person other than OPTI or a Restricted Subsidiary of OPTI and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either OPTI or a Restricted Subsidiary of OPTI, will be deemed, in each case, to constitute an incurrence of such Indebtedness or preferred stock by OPTI or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);
(7)	the Incurrence by OPTI of Hedging Obligations, provided that such Hedging Obligations were incurred in the ordinary course of business and not for speculative purposes;

(8)	the guarantee by OPTI of Indebtedness of OPTI or a Restricted Subsidiary of OPTI that was permitted to be incurred by another provision of this covenant, and that does not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(9)	the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock of OPTI; provided, in each such case, that the amount thereof is included in Fixed Charges of OPTI as accrued;

(10)	the Incurrence by OPTI of Indebtedness and Obligations under Oil and Gas Hedging Contracts, provided that such contracts were entered into in the ordinary course of business and not for speculative purposes;

(11)	production imbalances arising in the ordinary course of business;

(12)	Indebtedness and Obligations in connection with one or more standby letters of credit, guarantees, performance or surety bond or other reimbursement obligations, in each case, issued in the ordinary course of business and not in connection with the borrowing of money or the obtaining of an advance or credit (other than advances or credit for goods and services in the ordinary course of business and on terms and conditions that are customary in the Oil and Gas Business, and other than the extension of credit represented by such letter of credit, guarantee or performance or surety bond itself);

(13)	the Incurrence by OPTI of Indebtedness equal to 100% of the aggregate net proceeds received by OPTI (including the Fair Market Value of any Oil and Gas Business acquired in a stock transaction) since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of OPTI (other than Disqualified Stock or Equity Interests issued or sold to a Subsidiary of OPTI or Equity Interests issued or sold to an employee stock option plan or a trust established by OPTI or its Subsidiaries for the benefit of their employees), provided that (a) such net proceeds have not been applied pursuant to the “Restricted Payments” covenant to make a Restricted Payment, and (b) upon such Incurrence, the ability of OPTI and its Restricted Subsidiaries to make Restricted Payments pursuant to clause (C) of the first paragraph of the “Restricted Payments” covenant will be reduced by an amount equal to such Indebtedness;
(14)	the Incurrence by OPTI of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (14), not to exceed US$50.0 million;

(15)	Indebtedness representing deferred compensation to employees of OPTI and the Restricted Subsidiaries;

(16)	Indebtedness of OPTI or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(17)	Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(18)	customary indemnification, adjustment of purchase price or similar obligations, including title insurance, of OPTI or any Restricted Subsidiary, in each case, incurred in connection with the acquisition or disposition of any assets of OPTI or any such Restricted Subsidiary (other than guarantees incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition);

(19)	Indebtedness representing any JV Overdraft Obligations or letters of credit in support of such obligations;

(20)	the Incurrence by OPTI of Indebtedness and Obligations represented by Pipeline Transportation Arrangements not to exceed US$75.0 million at any time outstanding, provided that in calculating such limit, only the capitalized principal amount of such Indebtedness and Obligations which are payable pursuant to their terms on or prior to the scheduled maturity date of the notes will be included;

(21)	Indebtedness incurred by OPTI or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of security for environmental reclamation obligations, workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence; and

(22)	the Incurrence by OPTI of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the notes.
     For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (22) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, OPTI will be permitted to classify such item of Indebtedness in whole or in part in any manner that complies with this covenant, including by allocation to more than one other type of Indebtedness. In addition, any Indebtedness originally classified as Incurred pursuant to clauses (1) through (22) above may later be reclassified by OPTI such that it will be deemed as having been Incurred pursuant to another of such clauses to the extent that such reclassified Indebtedness could be Incurred pursuant to such new clause at the time of such reclassification. Notwithstanding the foregoing, Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.
     For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is Permitted Refinancing Indebtedness incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.
     OPTI will not Incur any Indebtedness (including Permitted Debt) that is subordinate in right of payment to any other Indebtedness of OPTI unless such additional Indebtedness is also subordinate in right of payment to the notes on substantially identical terms. For purposes of the foregoing, no Indebtedness of OPTI will be deemed to be contractually subordinated in right of payment to any other Indebtedness of OPTI solely by reason of any Liens or guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.
Liens
     OPTI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien to secure Indebtedness, Obligations in respect thereof or trade payables, on any asset now owned or hereafter acquired, except Permitted Liens.
Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
     OPTI will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:
(1)	pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to OPTI or any of its Restricted Subsidiaries or pay any indebtedness owed to OPTI or any of its Restricted Subsidiaries;

(2)	make loans or advances to OPTI or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to OPTI or any of its Restricted Subsidiaries.
     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:
(1)	agreements governing Existing Indebtedness or Credit Facilities or any other agreements as in effect or which come into effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, than those contained in the relevant agreement as in effect on the Issue Date, as determined by OPTI’s Board of Directors in their reasonable and good faith judgment;

(2)	the indenture and the notes;

(3)	applicable law;

(4)	any agreement or other instrument of a Person acquired by OPTI or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent the encumbrance or restriction contained in the instrument was Incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of an agreement or other instrument governing Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5)	customary non-assignment provisions in contracts entered into in the ordinary course of business and consistent with past practice;

(6)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of the Capital Stock or all or substantially all of the assets of a Restricted

Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;
(8)	Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, as determined by OPTI’s Board of Directors in their reasonable and good faith judgment;

(9)	Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)	customary restrictions on the disposition or distribution of assets or property, in each case contained in any COJO Agreement, technology licenses, joint venture agreements and other similar agreements entered into in the ordinary course of business; and

(11)	restrictions on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business.
Merger, Consolidation or Sale of Assets
     OPTI may not, directly or indirectly: (1) amalgamate, consolidate or merge with or into another Person (whether or not OPTI is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of OPTI and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:
(1)	either: (a) OPTI is the surviving corporation or (b) the Person formed by or surviving any such consolidation or merger (if other than OPTI) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of Canada or any province thereof or the United States, any state thereof or the District of Columbia;

(2)	the Person formed by or surviving any such consolidation or merger (if other than OPTI) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of OPTI under the indenture, the notes and the registration rights agreement, in each case, pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction no Default or Event of Default exists;

(4)	OPTI or the Person formed by or surviving any such consolidation or merger (if other than OPTI), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least US$1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(5)	the transactions will not result in OPTI or the surviving corporation being required to make any deduction or withholding on account of taxes as described below under the caption “— Payment of Additional Amounts” that OPTI would not have been required to make had such transactions or series of transactions not occurred.
     For purposes of this “Merger, Consolidation or Sale of Assets” covenant, a lease of all or substantially all of OPTI’s property or assets in one or more related transactions will constitute a “transfer” of such assets.
Transactions with Affiliates
     OPTI will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to OPTI or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by OPTI or such Restricted Subsidiary with a Person that is not an Affiliate of OPTI or any of its Restricted Subsidiaries; and

(2)	OPTI delivers to the trustee:
(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$2.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with this “Transactions with Affiliates” covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of OPTI;

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$5.0 million, a resolution of the Board of Directors of OPTI set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this “Transactions with Affiliates” covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of OPTI; and

(c)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$25.0 million, an opinion as to the fairness to OPTI or the relevant Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing in Canada or the United States.
     The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:
(1)	any employment or consulting agreement entered into by OPTI or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of OPTI or such Restricted Subsidiary;

(2)	transactions between or among OPTI and/or its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of OPTI solely because OPTI owns an Equity Interest in, or controls, such Person;

(4)	payment of reasonable and customary compensation or fees to any directors, or the execution of customary expense reimbursement, indemnification or similar arrangements with any directors and officers, of OPTI or its Restricted Subsidiaries in the ordinary course of business;

(5)	sales or issuances of Equity Interests (other than Disqualified Stock) to Affiliates, directors, officers, employees or consultants of OPTI;

(6)	the entering into of a tax sharing agreement, or payments pursuant thereto, between OPTI and/or one or more of its Restricted Subsidiaries, on the one hand, and any other Person with which OPTI or such Restricted Subsidiaries are required to file a consolidated tax return or with which OPTI or such Restricted Subsidiaries are part of a consolidated group for tax purposes, which payments by OPTI and the Restricted Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis;

(7)	payments made and any other actions taken in respect of license or sub-license agreements between or among OPTI, its Subsidiaries and companies that are affiliates of one or more directors of OPTI; and

(8)	Permitted Investments (other than pursuant to clause (3) of the definition of Permitted Investments) and Restricted Payments that are permitted by the provisions of the indenture described above under the caption “— Restricted Payments.”
Designation of Restricted and Unrestricted Subsidiaries
     The Board of Directors of OPTI may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if no Default or Event of Default would be in existence following such designation; provided that:

(1)	the aggregate Fair Market Value of all outstanding Investments owned by OPTI and its Restricted Subsidiaries in the Subsidiary so designated (including any guarantee by OPTI or any Restricted Subsidiary of any Indebtedness of such Subsidiary) will be deemed to be an Investment made as of the time of the designation and that such Investment would be permitted under the covenant described above under the caption “— Restricted Payments”;

(2)	any guarantee by OPTI or any Restricted Subsidiary thereof of any Indebtedness of the Subsidiary being so designated will be deemed to be an Incurrence of Indebtedness by OPTI or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such Incurrence of Indebtedness would be permitted under the covenant described above under the caption “— Incurrence of Indebtedness;” and

(3)	such Subsidiary does not hold any Liens on any property of OPTI or any Restricted Subsidiary thereof;
provided, further, that such designation will only be permitted if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.
     The Board of Directors of OPTI may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:
(1)	such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of OPTI of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period;

(2)	all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such designation will only be permitted if such Investments would be permitted under the covenant described above under the caption “— Restricted Payments”;

(3)	all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the caption “— Liens”; and

(4)	no Default or Event of Default would be in existence following such designation.
Business Activities
     OPTI will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Oil and Gas Business, except to such extent as would not be material to OPTI and its Restricted Subsidiaries taken as a whole.
Construction of Phase 2
     OPTI will not, and will not permit any Restricted Subsidiary to, make any payment or investment in connection with the construction of Phase 2 unless OPTI has sufficient funds (including binding equity commitments with respect to funds, anticipated insurance proceeds and/or available borrowings under Indebtedness permitted under the indenture) to achieve Phase 1 Completion. Until OPTI has provided an Officer’s Certificate to the trustee certifying that OPTI has achieved Phase 1 Completion, OPTI will certify to the trustee no later than 15 days after the end of each fiscal quarter whether it has complied fully with this covenant during such preceding fiscal quarter.
Payments for Consent
     OPTI will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid to all holders of the notes and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Payment of Additional Amounts
     All payments made by OPTI with respect to the notes will be made without withholding or deduction for any taxes imposed by any Canadian taxing authority, unless required by law or the interpretation or administration thereof by the relevant taxing authority. If OPTI is obligated to withhold or deduct any amount on account of taxes imposed by any Canadian taxing authority from any payment made with respect to the notes, OPTI will:
(1)	make such withholding or deduction;

(2)	remit the full amount deducted or withheld to the relevant government authority in accordance with the applicable law;

(3)	pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each holder of notes (including Additional Amounts) after such withholding or deduction will not be less than the amount such holder would have received if such taxes had not been withheld or deducted;

(4)	furnish to the trustee for the benefit of the holders of notes, within 30 days after the date of the payment of any taxes is due, an official receipt of the relevant government authorities for all amounts deducted or withheld, or if such receipts are not obtainable, other evidence of payment by OPTI of those taxes; and

(5)	at least 15 days prior to each date on which any Additional Amounts are payable, deliver to the trustee an Officers’ Certificate setting forth the calculation of the Additional Amounts to be paid and such other information as the trustee may request to enable the trustee to pay such Additional Amounts to holders of notes on the payment date.
     Notwithstanding the foregoing, OPTI will not pay Additional Amounts to any holder in respect of a beneficial owner of a note:
•	with which OPTI does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

•	which is subject to such taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the mere acquisition, holding or disposition of notes or the receipt of payments thereunder; or

•	for or on account of any taxes imposed or withheld by reason of the failure of the holder or beneficial owner of the note to complete, execute and deliver to OPTI, any form or document to the extent applicable to such holder or beneficial owner that may be required by law or by reason of administration of such law and which is reasonably requested in writing to be delivered to OPTI in order to enable OPTI to make payments on the notes without deduction or withholding for taxes, or with deduction or withholding of a lesser amount, which form or document shall be delivered within 60 days of a written request therefor by OPTI.
     Any reference in the indenture to the payment of principal, premium, if any, interest, Additional Interest, Change of Control or Asset Sale purchase price, redemption price or any other amount payable under or with respect to any note, will be deemed to include the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof. OPTI’s obligation to make payments of Additional Amounts will survive any termination of the indenture or the defeasance of any rights thereunder. For a discussion of the exemption from Canadian withholding taxes applicable to payments under or with respect to the notes, see “Certain Canadian and United States Income Tax Considerations — Certain Canadian Federal Income Tax Considerations.”
Reports
     Whether or not required by the SEC, so long as any notes are outstanding, OPTI will furnish to the trustee and, upon request, will furnish to beneficial owners of and prospective investors in the notes a copy of all of the information and reports referred to in clauses (1) and (2) below within the time periods specified in the SEC’s rules and regulations:
(1)	(a) all annual financial information that OPTI would have been required to file with the SEC on Form 20-F or Form 40-F, as applicable (or any successor forms), containing the information required therein (or required in such successor form), if OPTI were required to file such Form and were a reporting issuer under the securities laws of the Province of Alberta or Ontario; and

(b) for the first three quarters of each year, all quarterly financial information that OPTI would have been required to file with the SEC on Form 6-K (or any successor form), if OPTI were required to file such Form and were a reporting issuer under the securities laws of the Province of Alberta or Ontario, in each case including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by OPTI’s certified independent accountants; and
(2)	all current reports that would otherwise be required to be filed or furnished by OPTI with the SEC on Form 6-K if OPTI were required to file or furnish such Form and were a reporting issuer under the securities laws of the Province of Alberta or Ontario.
     If OPTI has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of OPTI and its Restricted Subsidiaries excluding the Unrestricted Subsidiaries.
     In addition, all such financial information and reports will contain all financial information required to be provided in quarterly reports under the laws of Canada or any province thereof to security holders of a company with securities listed on the Toronto Stock Exchange. In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the SEC, OPTI will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing). If, notwithstanding the foregoing, the SEC will not accept OPTI’s filings for any reason, OPTI will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if OPTI were required to file those reports with the SEC.
     In addition, OPTI has agreed that, for so long as any notes remain outstanding and are not freely transferable under the Securities Act, they will furnish to the holders of and prospective investors in the notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Events of Default and Remedies
     Each of the following is an Event of Default:
(1)	continuance for 30 days of a default in the payment when due of interest on, or Additional Interest with respect to, the notes;

(2)	default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the notes;

(3)	failure by OPTI or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales,” or “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(4)	failure by OPTI or any of its Restricted Subsidiaries to comply with any of the other agreements in the indenture for 60 days after written notice has been given to OPTI by the trustee or to OPTI and the trustee by holders of at least 25% of the outstanding principal amount of the notes;

(5)	default under any other mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by OPTI or any of its Restricted Subsidiaries (or the payment of which is guaranteed by OPTI or any of its Restricted Subsidiaries) other than Indebtedness owed to OPTI or a Restricted Subsidiary whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:
(a)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the applicable grace or cure period provided in such Indebtedness on the date of such default (a “Payment Default”); or
(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default which remains outstanding or the maturity of which has been so accelerated, aggregates US$25.0 million or more, provided that if any such default is cured or waived or any such acceleration is rescinded, or such Indebtedness is repaid, within a period of 20 days from the continuation of such default beyond the applicable grace or cure period or the occurrence of such acceleration, as the case may be, such Event of Default under the indenture and any consequential acceleration of the notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;
(6)	failure by OPTI or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of US$25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;
(7)	the repudiation by OPTI or any of its Subsidiaries of any of its obligations under the Secured Debt Documents or the unenforceability of the Secured Debt Documents against OPTI or any of its Subsidiaries for any reason; provided, that such repudiation or unenforceability relates to Collateral with a Fair Market Value of US$25.0 million or more;
(8)	except as permitted by the indenture, any guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or OPTI or any Significant Subsidiary, or any Person acting on behalf of OPTI or any Significant Subsidiary, shall deny or disaffirm its obligations under its guarantee; and
(9)	certain events of bankruptcy or insolvency described in the indenture with respect to OPTI or any of its Significant Subsidiaries (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary).
     In the case of an Event of Default pursuant to clause (9), all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately by notice in writing to OPTI specifying the Event of Default; provided, however, that after such acceleration, but before judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of such outstanding notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the indenture.
     The indenture provides that the holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default and its consequences under the indenture except a continuing Default in the payment of interest on, premium, if any, or the principal of any note held by a non-consenting holder.
     The trustee shall, within 30 days after the occurrence of any Default becomes known to it, give the holders of the notes notice of all uncured Defaults.
     Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Additional Interest.
     The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Additional Interest on, or the principal of, the notes. The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes. A holder of notes may not pursue any remedy with respect to the indenture or the notes unless:
(1)	such holder gives the trustee written notice of a continuing Event of Default;
(2)	the holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the Trustee to pursue the remedy;
(3)	such holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

(4)	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5)	during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding Notes do not give the trustee a direction that is inconsistent with the request.
However, such limitations do not apply to the right of any holder of a note to receive payment of the principal of, premium or Additional Interest, if any, or interest on, such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right will not be impaired or affected without the consent of such holder.
     In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of OPTI with the intention of avoiding payment of the premium that OPTI would have had to pay if OPTI then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to December 15, 2010, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of OPTI with the intention of avoiding the prohibition on redemption of the notes prior to December 15, 2010, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.
     OPTI is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, OPTI is required to deliver promptly to the trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
     No director, officer, employee, incorporator, stockholder, member, manager or partner of OPTI, as such, will have any liability for any obligations of OPTI under the notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the US federal or Canadian securities laws.
Legal Defeasance and Covenant Defeasance
     OPTI may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes (“Legal Defeasance”) except for:
(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such notes when such payments are due from the trust referred to below;

(2)	OPTI’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, replacing mutilated, destroyed, lost or stolen notes, maintaining an office or agency for payment and segregating and holding money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and OPTI’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.
     In addition, OPTI may, at its option and at any time, elect to have the obligations of OPTI released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”), and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:
(1)	OPTI must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable U.S. government securities, or a combination of cash in U.S. dollars and non-callable U.S. government securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants in Canada or the United States, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and OPTI must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, OPTI has delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that (a) OPTI has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, OPTI has delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	in the case of Legal Defeasance or Covenant Defeasance, OPTI has delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee and qualified to practice in Canada or a ruling from Revenue Canada, Taxation to the effect that holders of the outstanding notes who are not resident in Canada will not recognize income, gain or loss for Canadian federal, provincial or territorial income tax or other tax purposes as a result of such Legal Defeasance or Covenant Defeasance, as applicable, and will only be subject to Canadian federal, provincial income tax and other taxes on the same amounts, in the same manner and at the same times as would have been the case had if such Legal Defeasance or Covenant Defeasance, as applicable, had not occurred;

(5)	no Default or Event of Default has occurred and is continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

(6)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which OPTI or any of its Restricted Subsidiaries is a party or by which OPTI or any of its Restricted Subsidiaries is bound;

(7)	OPTI has delivered to the trustee an Opinion of Counsel to the effect that (1) assuming no intervening bankruptcy of OPTI between the date of deposit and the 123rd day following the deposit and assuming that no holder of outstanding notes is an “insider” of OPTI under applicable bankruptcy law, after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, including Section 547 of the U.S. Bankruptcy Code and Section 15 of the New York Debtor and Creditor Law and (2) the creation of the defeasance trust does not violate the U.S. Investment Company Act of 1940, as amended;

(8)	OPTI must deliver to the trustee an Officers’ Certificate stating that the deposit was not made by OPTI with the intent of preferring the holders of notes over the other creditors of OPTI with the intent of defeating, hindering, delaying or defrauding creditors of OPTI or others

(9)	if the notes are to be redeemed prior to their Stated Maturity, OPTI has delivered to the trustee irrevocable instructions to redeem all of the notes on the specified redemption date; and

(10)	OPTI must deliver to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent under the indenture relating to the Legal Defeasance or the Covenant Defeasance, as applicable have been complied with.

     The Collateral will be released from the Lien securing the notes, as provided under the caption “— Provisions of the Indenture Relating to Security — Release of Security Interests in Respect of Notes” upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described above.
Amendment, Supplement and Waiver
     Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).
     Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):
(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3)	reduce the rate of, or change the time for payment for, interest on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in currency other than U.S. dollars;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8)	release any portion of the Collateral from the Liens created by the Secured Debt Documents except as specifically provided for in the indenture and the Secured Debt Documents; or

(9)	amend or modify any of the provisions of the indenture or the related definitions affecting the ranking of the notes in any manner adverse to the holders of the notes;

(10)	impair the right to institute suit for the enforcement of any payment on or with respect to the notes; or

(11)	make any change in the preceding amendment and waiver provisions.
     Notwithstanding the preceding, without the consent of any holder of notes, OPTI and the trustee may amend or supplement the indenture or the notes:
(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of OPTI’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of OPTI’s assets;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)	to evidence and provide for the acceptance of appointment by a successor trustee;

(7)	to provide for the issuance of additional notes in accordance with the indenture;

(8)	to conform the text of the indenture or the notes to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of a provision of the indenture or notes; or

(9)	to make any amendment to the provisions of the indenture relating to the transfer and legending of notes as permitted by the indenture, including, without limitation to facilitate the issuance and administration of the notes; provided, however, that such amendment does not adversely affect the rights of holders of notes to transfer notes.
Satisfaction and Discharge
     The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:
(1)	either:
(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to OPTI, have been delivered to the trustee for cancellation; or
(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and OPTI has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of notes, cash in U.S. dollars, non-callable U.S. government securities, or a combination of cash in U.S. dollars and non-callable U.S. government securities, in such amounts as will be sufficient (without consideration of any reinvestment of interest) to pay and discharge the principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;
(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which OPTI is a party or by which OPTI is bound;

(3)	OPTI has paid or caused to be paid all sums payable by it under the indenture; and

(4)	OPTI has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.
     In addition, OPTI must deliver an Officers’ Certificate and an Opinion of Counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Concerning the Trustee
     If the trustee becomes a creditor of OPTI, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.
Additional Information
     Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to OPTI Canada Inc., Suite 2100, 555 Fourth Avenue S.W., Calgary, Alberta T2P 3E7, Attention: Chief Financial Officer.
Book-Entry, Delivery and Form
     Except as set forth below, notes will be issued in registered, global form in minimum denominations of US$1,000 and integral multiples of US$1,000 in excess of US$1,000. The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.
Depository Procedures
     The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. OPTI takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.
     DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
     DTC has also advised us that, pursuant to procedures established by it:
(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).
     All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
     Except as described below, owners of a beneficial interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.
     Payments in respect of the principal of, and interest and premium and Additional Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, OPTI and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither OPTI, the trustee nor any agent of OPTI or the trustee has or will have any responsibility or liability for:
(3)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or
(4)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
     DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or OPTI. Neither OPTI nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and OPTI and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
     Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
     Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
     DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.
     Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither OPTI nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes
     A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:
(1)	DTC (a) notifies OPTI that it is unwilling or unable to continue as depository for the Global Notes and OPTI fails to appoint a successor depository or (b) has ceased to be a clearing agency registered under the Exchange Act;
(2)	OPTI, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or
(3)	there has occurred and is continuing a Default or Event of Default with respect to the notes.
     In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).
Exchange of Certificated Notes for Global Notes
     Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.
Same Day Settlement and Payment
     OPTI will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Additional Interest, if any) by wire transfer of immediately available funds to the accounts specified by the registered holders of the Global Notes. OPTI will make all payments of principal, interest and premium and Additional Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. We expect that secondary trading in any Certificated Notes will be settled in immediately available funds.
     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
Certain Definitions
     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
     “Acquired Debt” means, with respect to any specified Person:
(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and
(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person;
provided that any Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transaction by which such other Person is merged with or into, or becomes a Restricted Subsidiary of, such specified Person, or such assets are acquired from such Person, will not be Acquired Debt.

     “Act of Instructing Debtholders” means, as to any matter at any time:
(1)	prior to the Discharge of Priority Lien Obligations, a direction in writing delivered to the collateral trustee by or with the written consent of the holders of more than 50% of the sum of:
(a)	the aggregate outstanding principal amount of (x) Priority Lien Debt (including the undrawn amount of outstanding letters of credit whether or not then available or to be drawn) and (y) Hedging Obligations and any other Indebtedness or Obligations under Oil and Gas Hedging Contracts owed to a holder of other Priority Lien Debt; and
(b)	other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Priority Lien Debt; and
(2)	at any time after the Discharge of Priority Lien Obligations, a direction in writing delivered to the collateral trustee by or with the written consent of the holders of Parity Debt representing the Required Parity Debtholders.
For purposes of this definition, (a) neither Hedging Obligations or any other Indebtedness or Obligations under Oil and Gas Hedging Contracts owed to a non-holder of other Priority Lien Debt nor Secured Debt registered in the name of, or beneficially owned by, OPTI or any Affiliate of OPTI will be deemed to be outstanding and (b) votes will be determined in accordance with the provisions described above under the caption “Collateral Trust and Intercreditor Agreement — Voting.”
     “Actionable Default” means:
(1)	prior to the Discharge of Priority Lien Obligations, the occurrence of any event of default under any Priority Lien Document, the result of which is that:
(a)	the holders of Priority Lien Debt under such Priority Lien Document have the right to declare all of the Secured Obligations thereunder to be due and payable prior to the Stated Maturity thereof; or
(b)	such Secured Obligations automatically become due and payable prior to the Stated Maturity thereof; and
(2)	at any time after the Discharge of Priority Lien Obligations, the occurrence of any event of default under any Parity Lien Document, the result of which is that:
(a)	the holders of Parity Lien Debt under such Parity Lien Document have the right to declare all of the Secured Obligations thereunder to be due and payable prior to the Stated Maturity thereof; or
(b)	such Secured Obligations automatically become due and payable prior to the Stated Maturity thereof.
     “Additional Amounts” has the meaning assigned to that term under the caption “— Payments of Additional Amounts.”
     “Adjusted Consolidated Net Tangible Assets” means, without duplication, as of the date of determination; the sum of:
(1)	discounted future net revenues from proved oil and gas reserves of OPTI and its Restricted Subsidiaries calculated using an annual discount rate of 10% and using forecast pricing in accordance with National Instrument 51-101 promulgated by the Canadian Securities Administrators, as confirmed by a nationally recognized firm of independent petroleum engineers (which shall include McDaniel & Associates Consultants Ltd.) in a reserve report prepared as of the end of OPTI’s most recently completed fiscal year, as increased by, as of the date of determination, the discounted future net revenues of (a) estimated proved oil and gas reserves acquired since the date of such year-end reserve report, and (b) estimated oil and gas reserves attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to exploration, development or exploitation activities, in each case, calculated using an annual discount rate of 10% and using forecast pricing in accordance with NI 51-101 promulgated by the Canadian Securities Administrators (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues of (c) estimated proved oil and gas reserves produced or disposed of since the date of such year-end reserve report and (d) reductions in estimated proved oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to changes in geological conditions or other factors that would, in accordance with standard industry practice, cause such revisions, in each case calculated using an annual discount rate of 10% and using forecast pricing in accordance with National Instrument 51-101 promulgated by the Canadian Securities Administrators (utilizing the prices in such year-end reserve report), provided that, in the case of each of the determinations made pursuant to clauses (a) through (d), such increases and decreases shall be as estimated by OPTI’s internal or independent petroleum engineers, unless there is a Material Change as a result of such acquisitions, dispositions or revisions, in which case the discounted future net revenues utilized for purposes of this clause (1) shall be confirmed in a written report of a nationally recognized firm of independent petroleum engineers (which shall include McDaniel & Associates Consultants Ltd.) delivered to the trustee (which report shall be reasonably satisfactory in form and substance to the trustee);
(2)	the capitalized costs that are attributable to the acquisition or development of oil and gas properties of OPTI and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on OPTI’s books and records as of a date no earlier than the date of OPTI’s most recent available internal quarterly financial statements;

(3)	the Consolidated Net Working Capital of OPTI on a date no earlier than the date of OPTI’s most recently available internal quarterly financial statements; and

(4)	the greater of (a) the net book value of other tangible assets of OPTI and its Restricted Subsidiaries on a date no earlier than the date of OPTI’s most recently available internal quarterly financial statements or (b) the appraised value, as estimated by independent appraisers, of other tangible assets of OPTI and its Restricted Subsidiaries, in either case, as of the date of OPTI’s most recently available internal quarterly financial statements, minus the sum of:
(5)	minority interests;

(6)	any net gas balancing liabilities of OPTI and its Restricted Subsidiaries reflected in OPTI’s most recently available internal quarterly financial statements;

(7)	to the extent included in the first clause (1) above, the discounted future net revenues, calculated in accordance with Canadian Securities Administrators’ guidelines utilizing the prices utilized in OPTI’s year-end reserve report, attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of OPTI and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto;

(8)	the discounted future net revenues, calculated in accordance with Canadian Securities Administrators’ guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in the first clause (1) above, would be necessary to fully satisfy the payment obligations of OPTI and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto; and

(9)	the discounted future net revenues, calculated in accordance with Canadian Securities Administrators’ guidelines utilizing the prices utilized in OPTI’s year-end reserve report, attributable to reserves that are subject to participation interests, royalty interests, overriding interests, net profits interests or other interests of third parties pursuant to participation, partnership, vendor financing or other agreements then in effect, or that are otherwise required to be delivered to third parties but only to the extent that such third parties are then entitled to such reserves or, in the case of vendor financing or other encumbrances, reduced only by the value of such encumbrances.
     If OPTI changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, “Adjusted Consolidated Net Tangible Assets” will continue to be calculated as if OPTI were still using the full cost method of accounting.
     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
     “Applicable Premium” means with respect to any note on any redemption date, the greater of
(1)	1.0% of the principal amount of such note; and

(2)	the excess, if any of (a) the present value at such redemption date of (i) the redemption price of such Note at December 15, 2010 as set forth in the table appearing under “— Optional Redemption,” plus (ii) all required interest payments due on such note through December 15, 2010 (excluding accrued but unpaid interest to the applicable redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the principal amount of such note.
     “Asset Sale” means:
(1)	the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of OPTI and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests in any of OPTI’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.
     Notwithstanding the preceding, paragraph the following items will be deemed not to be Asset Sales:
(3)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than US$5.0 million;

(4)	a transfer of assets between or among OPTI and its Restricted Subsidiaries;

(5)	an issuance of Equity Interests by a Subsidiary to OPTI or to another Restricted Subsidiary;

(6)	any sale or disposition consisting of worn-out, obsolete, retired or otherwise unsuitable equipment or facilities in the ordinary course of business;

(7)	the sale, transfer or lease of equipment, inventory, including current production, accounts receivable, hydrocarbons, electricity, other mineral products or other assets in the ordinary course of business;

(8)	the sale or other disposition of cash or Cash Equivalents;

(9)	a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments;”

(10)	the sale or transfer (whether or not in the ordinary course of business) of oil and gas properties or direct or indirect interests in real property, provided that at the time of such sale or transfer such properties do not have associated with them any proved reserves;

(11)	the trade or exchange by OPTI or any Subsidiary of OPTI of any oil and gas property owned or held by OPTI or such Subsidiary for any oil and gas property owned or held by another Person; provided that the property received by OPTI or such Subsidiary in such trade or exchange has Fair Market Value at least equivalent to the property traded or exchanged; and

(12)	sales or grants of licenses or sublicenses to use patents, trade secrets, know-how and other intellectual property to the extent not materially interfering with the business of OPTI and the Restricted Subsidiaries taken as a whole.

     “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
     “Board of Directors” means:
(1)	with respect to a corporation, the board of directors of the corporation;

(2)	with respect to a partnership, the Board of Directors of the corporation which is the general partner of the partnership;

(3)	with respect to a limited liability company, the board of managers of the limited liability company; or

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.
     “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be classified and accounted for as a capitalized lease obligation on a balance sheet in accordance with GAAP.
     “Capital Stock” means:
(1)	in the case of a corporation, corporate stock of any class;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
     “Cash Equivalents” means:
(1)	United States or Canadian dollars;

(2)	securities issued by or directly and fully guaranteed or insured by the federal governments of Canada or the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the federal governments of Canada or the United States is pledged in support of those securities) having maturities of not more than 270 days from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of 270 days or less from the date of acquisition, bankers’ acceptances or bearer deposit notes with maturities not exceeding 270 days and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any United States commercial bank or any Canadian chartered bank having capital and surplus in excess of US$500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper rated at least P-1 by Moody’s Investors Service, Inc. or A-1 by Standard & Poor’s Rating Services or at least R-1 by Dominion Bond Rating Service and in each case maturing within 270 days after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

     “Change of Control” means the occurrence of any of the following events:
(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of OPTI and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2)	the adoption or approval by the Board of Directors of OPTI or its stockholders of a plan relating to the liquidation or dissolution of OPTI;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of OPTI, measured by voting power rather than number of shares;

(4)	the first day on which a majority of the members of the Board of Directors of OPTI are not Continuing Directors; or

(5)	OPTI consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into OPTI, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of OPTI or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of OPTI outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the Beneficial Owner of 50% or more of the voting power of the Voting Stock of the surviving or transferee Person.
     “Class” means (1) in the case of Parity Lien Debt, every Series of Parity Lien Debt, taken together, and (2) in the case of Priority Lien Debt, every Series of Priority Lien Debt, taken together.
     “COJO Agreements” means:
(1)	the Agreement for the Construction, Ownership and Joint Operation of the Long Lake Project among Nexen Inc. (as successor to Nexen Petroleum Canada), Nexen Marketing and OPTI LP (as successor to OPTI) dated effective as of January 1, 2004;

(2)	the Agreement for the Construction, Ownership and Joint Operation of the Kinosis Project among Nexen Inc., Nexen Marketing and OPTI dated effective as of October 29, 2001;

(3)	the Agreement for the Construction, Ownership and Joint Operation of the Leismer Project among Nexen Inc., Nexen Marketing and OPTI dated effective as of October 29, 2001;

(4)	the Agreement for the Construction, Ownership and Joint Operation of the Cottonwood Project among Nexen Inc., Nexen Marketing and OPTI dated effective as of October 13, 2004; and

(5)	each other agreement for the construction, ownership and/or joint operation of any project respecting lands or facilities, or both, located within the AMI (as defined in the MOU) which is from time to time entered into entered between Nexen Inc. and OPTI, or any Affiliates thereof, which are substantially in the form of the agreements in (1) through (4) above with such changes as may be necessary or appropriate having regard to the nature of the project to be undertaken thereunder; as each such agreement may be amended, supplemented or replaced from time to time.
     “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:
(1)	provision for taxes of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3)	the amount of any minority interest expense (less the amount of any cash dividends paid in such period to holders of such minority interests), plus

(4)	depreciation, depletion, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), accretion and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business and any such items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required; plus

(6)	any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted under the indenture (in each case, whether or not consummated), including (i) such fees, expenses or charges relating to the offering of the notes and the Credit Agreement and (ii) any amendment or other modification of the notes; plus

(7)	the amount of any restructuring charge, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities; plus

(8)	any net loss (or minus any net gain) resulting in such period from Hedging Obligations or currency transaction gains or losses relating to currency remeasurements (including any net loss or gain resulting from hedge agreements for currency exchange risk), and minus

(9)	to the extent included in determining Consolidated Net Income, the sum of:
(a)	the amount of deferred revenues that are amortized during such period and that are attributable to reserves that are subject to Volumetric Production Payments; and
(b)	amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments, in each case, on a consolidated basis and determined in accordance with GAAP.
     Notwithstanding the preceding, the provision for taxes based on the income or profits of, the consolidated interest expense of and the depreciation, depletion and amortization and other non-cash expenses of, a Restricted Subsidiary of OPTI will be added to Consolidated Net Income to compute Consolidated Cash Flow of OPTI (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to OPTI by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders, members, managers or partners, as applicable.
     “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)	the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, members, managers or partners, as applicable;

(3)	except to the extent included pursuant to clause (1) above, the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition will be excluded;

(4)	the cumulative effect of a change in or adoption of accounting principles will be excluded;

(5)	any non-cash charges related to a ceiling test write-down under GAAP will be excluded;

(6)	any after-tax effect of net income (or loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of, disposed, abandoned or discontinued operations will be excluded;

(7)	unrealized non-cash gains and losses with respect to Hedging Obligations or Oil and Gas Hedging Contracts will be excluded;

(8)	any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights will be excluded; and

(9)	any non-cash component of asset retirement obligations will be excluded.
     “Consolidated Net Working Capital” of any Person as of any date of determination means the difference (shown on the balance sheet of such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP as of the end of the most recent fiscal quarter of such Person for which internal financial statements are available) between (i) all current assets of such Person and its Restricted Subsidiaries and (ii) all current liabilities of such Person and its Restricted Subsidiaries except the current portion of long-term Indebtedness.
     “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of OPTI who:
(1)	was a member of such Board of Directors on the Issue Date; or
(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.
     “Credit Agreement” means that certain restated credit agreement dated as of December 15, 2006, among OPTI, as borrower, certain subsidiaries of OPTI, as guarantors, and Royal Bank of Canada and The Toronto-Dominion Bank, as agents, and the other lenders party thereto, including any related notes, debentures, pledges, guarantees, security documents, instruments and agreements executed from time to time in connection therewith.
     “Credit Facilities” means one or more debt facilities, including the Credit Agreement, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “— Certain Covenants — Limitation on Additional Indebtedness”) or adds guarantors as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

     “Currency Agreement” means any financial arrangement entered into between a Person (or its Restricted Subsidiaries) and a counterparty on a case by case basis in connection with a foreign exchange futures contract, currency swap agreement, currency option or currency exchange or other similar currency related transactions, the purpose of which is to mitigate or eliminate its exposure to fluctuations in exchange rates and currency values.
     “Default” means the occurrence of any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default under the indenture.
     “Designated Bank” has the meaning specified in any COJO Agreement.
     “Designated Bank Accounts” means (a) any investment account maintained by OPTI with the Designated Bank which is used by OPTI solely to hold all or a portion of the Designated Bank Collateral and (b) any accounts maintained by OPTI with the Designated Bank which are used by OPTI solely to make wire transfers to fund obligations of OPTI, including, without limitation, costs relating to any Oil Sands Project and obligations under any overdraft facility required to be established by OPTI under the MOU or any COJO Agreement.
     “Designated Bank Collateral” means cash and other marketable securities on deposit in the Designated Bank Accounts pledged to the Designated Bank solely for the purpose of permitting the Borrower to make automatic wire transfers from accounts described in clause (b) of the definition of “Designated Bank Accounts.”
     “Discharge of Priority Lien Obligations” means the occurrence of all of the following:
(1)	termination of all commitments to extend credit that would constitute Priority Lien Debt;

(2)	payment in full in cash of the principal of and interest and premium (if any) on all Priority Lien Debt (other than any undrawn letters of credit);

(3)	discharge or cash collateralization (at the lower of (A) 105% of the aggregate undrawn amount and (B) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt; and

(4)	payment in full in cash of all other Priority Lien Obligations that are outstanding and unpaid at the time the Priority Lien Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).
     “Disqualified Stock” means, with respect to any Person, any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, prior to the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require OPTI to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that OPTI may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The term “Disqualified Stock” will also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the date on which the notes mature.
     “Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.
     “equally and ratably” means, in reference to sharing of Liens or proceeds thereof as between Secured Parties of the same Class, that such Liens or proceeds:
(1)	will be allocated and distributed first to the Secured Debt Representative for each outstanding Series of Secured Debt within that Class, for the account of the holders of such Series of Secured Debt, ratably in proportion to the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made under such letters of credit) on each outstanding Series of Secured Debt within that Class when the allocation or distribution is made, and thereafter
(2)	will be allocated and distributed (if any remain after payment in full of all of the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letter of credit, if any, outstanding (whether or not drawings have been made on such letters of credit) on, all outstanding Secured Obligations within that Class) to the Secured Debt Representative for each outstanding Series of Secured Obligations within that Class, for the account of the holders of any remaining Secured Obligations within that Class, ratably in proportion to the aggregate unpaid amount of such remaining Secured Obligations within that Class due and demanded (with written notice to the applicable Secured Debt Representative and the collateral trustee) prior to the date such distribution is made.
     “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
     “Equity Offerings” means any public or private sale of equity securities of OPTI (other than Disqualified Stock) other than:
(1)	offerings related to equity securities issuable under any employee benefit plan of OPTI or any of its Restricted Subsidiaries; and
(2)	issuances to any Subsidiary of OPTI.
     “Existing Indebtedness” means all Indebtedness of OPTI and its Subsidiaries (other than Indebtedness under the Credit Agreement or under the notes) in existence on the Issue Date after giving effect to the application of the proceeds of (1) the notes and (2) any borrowings made under the Credit Agreement on the Issue Date, until such amounts are repaid.
     “Fair Market Value” means, with respect to any asset, property or service, the price that could be negotiated in an arm’s length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified in the indenture, Fair Market Value shall be determined, except as otherwise specified, (i) if the Fair Market Value is equal to or less than US$10.0 million, by the principal financial officer of OPTI acting reasonably and in good faith (and, if the Fair Market Value exceeds US$5.0 million, such determination shall be evidenced by an Officers’ Certificate) and (ii) if the Fair Market Value exceeds US$10.0 million, by the Board of Directors of OPTI acting reasonably and in good faith and shall be evidenced by a Board Resolution attached to an Officers’ Certificate.
     “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:
(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2)	the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on Indebtedness of another Person that is guaranteed by such Person (other than such Person or its Restricted Subsidiaries) or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such person or preferred stock of any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of such Person or to such Person or one of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, provincial, state and local statutory tax rate of such Person or any of its Restricted Subsidiaries, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.
     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:
(1)	acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2)	Fixed Charges consisting of non-cash items arising from changes in or the adoption of accounting principles will be excluded;

(3)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, will be excluded;

(4)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(5)	consolidated interest expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; and

(6)	consolidated interest expense imputed or attributable to Indebtedness or Obligations represented by Pipeline Transportation Arrangements will be excluded to the extent that such amounts relate to Indebtedness or Obligations that are permitted by clause (20) of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.”
     “GAAP” means generally accepted accounting principles, consistently applied, which are in effect in Canada from time to time or any successor principles so in effect.
     “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.
     “Hedging Obligations” means, with respect to any specified Person, the outstanding amount of all obligations of such Person and its Restricted Subsidiaries under all Currency Agreements and all Interest Rate Agreements, together with all interest, fees and other amounts payable thereon or in connection therewith.
     “Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of OPTI will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of OPTI and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock (to the extent provided for when the Indebtedness or Disqualified Stock or preferred stock on which such interest or dividend is paid was originally issued) will be considered an Incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Fixed Charges and Indebtedness of OPTI or its Restricted Subsidiary as accrued.
     “Indebtedness” means, with respect to any specified Person at any date, any indebtedness of such Person, whether or not contingent, without duplication:
(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(6)	representing any Hedging Obligations;

(7)	in respect of Production Payments;

(8)	in respect of Oil and Gas Hedging Contracts; or

(9)	in respect of all conditional sale obligations and all obligations under title retention agreements, but excluding a title retention agreement to the extent it constitutes an operating lease under Canadian law, if and to the extent any of the preceding items (other than letters of credit, Hedging Obligations and Oil and Gas Hedging Contracts) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the guarantee by the specified Person of any indebtedness of any other Person.
     The amount of any Indebtedness outstanding as of any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and will be:
(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and
(2)	the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.
     “Interest Rate Agreement” means any financial arrangement entered into between a Person (or its Restricted Subsidiaries) and a counterparty on a case by case basis in connection with interest rate swap transactions, interest rate options, cap transactions, floor transactions, collar transactions and other similar interest rate protection related transactions, the purpose of which is to mitigate or eliminate its exposure to fluctuations in interest rates.
     “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans or other extensions of credit (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. “Investments” shall exclude extensions of trade credit in the ordinary course of business for terms not greater than 90 days. If OPTI or any Restricted Subsidiary of OPTI sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of OPTI such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of OPTI, OPTI will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investments in such Subsidiary that were not sold or disposed of. The acquisition by OPTI or any Restricted Subsidiary of OPTI of a Person that holds an Investment in a third Person will be deemed to be an Investment by OPTI or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person.
     “Investment Grade Ratings” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.
     “Issue Date” means the date of original issuance of the notes under the indenture.
     “JV Overdraft Obligations” means the obligations of OPTI to the Designated Bank in respect of any overdraft facility required to be established by OPTI pursuant to the MOU or any COJO Agreement so long as any Indebtedness under such facility is discharged within three business days of incurrence thereof.
     “Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, charge, security interest or encumbrance upon or with respect to any property of any kind, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement (but excluding a title retention agreement to the extent it constitutes an operating lease under Canadian law), any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
     “Loans” means the principal of and interest and premium (if any) on any Indebtedness of OPTI incurred under the Credit Agreement.
     “Material Change” means an increase or decrease (excluding changes that result solely from changes in prices) of more than 30% during a fiscal quarter in the estimated discounted future net cash flows from proved oil and gas reserves of OPTI and its Restricted Subsidiaries, calculated in accordance with the first clause (1) of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the estimated discounted future net cash flows from the following will be excluded from the calculation of Material Change:
(1)	any acquisitions during the quarter of oil and gas reserves that have been audited by a nationally recognized firm of independent petroleum engineers (which shall include McDaniel & Associates Consultants Ltd.), and
(2)	any disposition of properties held at the beginning of such quarter that have been disposed of as provided in the covenant described under the caption “Repurchase at the Option of Holders — Asset Sales.”
     “MOU” means the letter agreement referenced Memorandum of Understanding dated October 29, 2001 between OPTI and Nexen Inc. (as successor to Nexen Petroleum Canada), as amended, supplemented or replaced from time to time.
     “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:
(1)	any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sale of assets outside the ordinary course of business of such Person; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness or Hedging Obligations of such Person or any of its Restricted Subsidiaries; and
(2)	any extraordinary or non recurring gain or loss, together with any related provision for taxes on such extraordinary or non recurring gain or loss.

     “Net Proceeds” means the aggregate cash proceeds received by OPTI or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, (2) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility secured by a Lien on the asset or assets that were the subject of such Asset Sale, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (5) in the case of any Asset Sale by a Restricted Subsidiary of OPTI, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by OPTI or any Restricted Subsidiary thereof) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by OPTI or any Restricted Subsidiary thereof and (6) appropriate amounts to be provided by OPTI or its Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP; provided that (a) excess amounts set aside for payment of taxes pursuant to clause (2) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (b) amounts initially held in reserve pursuant to clause (6) no longer so held, will, in the case of each of subclause (a) and (b), at that time become Net Proceeds; provided that Cash Equivalents in which OPTI or a Restricted Subsidiary has an individual beneficial ownership shall not be deemed to be received by OPTI or a Restricted Subsidiary until such time as such Cash Equivalents are free from any restrictions under agreements with the other beneficial owners of such Cash Equivalents which prevent OPTI or a Restricted Subsidiary from applying such cash and/or Cash Equivalents to any use permitted by the covenant set forth under the caption “— Repurchase at the Option of Holders — Asset Sales” or to purchase notes.
     “Note Documents” means the indenture, the notes, the collateral trust agreement, each Parity Debt Sharing Confirmation, and all other agreements related to the indenture and the notes.
     “Note Obligations” means the notes and all other Obligations of any obligor under the Note Documents.
     “Obligations” means with respect to any Indebtedness of any Person (collectively, without duplication):
(1)
all debt, financial liabilities and obligations of such Person of whatsoever nature and howsoever evidenced (including principal, interest, fees, reimbursement obligations, cash cover obligations, penalties, indemnities and legal and other expenses, whether due after acceleration or otherwise) to the providers or holders of such Indebtedness or to any agent, trustee or other representative of such providers or holders of such Indebtedness under or pursuant to each agreement, document or instrument evidencing, securing, guaranteeing or relating to such Indebtedness, financial liabilities or obligations relating to such Indebtedness (including Secured Debt Documents applicable to such Indebtedness (if any)), in each case, direct or indirect, primary or secondary, fixed or contingent, now or hereafter arising out of or relating to any such agreement, document or instrument;

(2)
any and all sums advanced by the collateral trustee or any other Person in order to preserve the Collateral or any other collateral securing such Indebtedness or to preserve the Liens and security interests in the Collateral or any other collateral, securing such Indebtedness; and

(3)	the costs and expenses of collection and enforcement of the obligations referred to in clauses (1) and (2), including:
(a)	the costs and expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on any Collateral or any other collateral;

(b)	the costs and expenses of any exercise by the collateral trustee or any other Person of its rights under the Security Documents or any other security documents; and

(c)	reasonable attorneys’ fees and court costs.
     “Obligor” means OPTI and each other Person (if any) that at any time provides collateral security for any Secured Debt Obligations.

     “Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, the Controller, the Secretary or any Vice-President of such Person.
     “Officers’ Certificate” means a certificate signed on behalf of OPTI by at least two Officers of OPTI, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of OPTI, that meets the requirements of the indenture.
     “Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of OPTI) that meets the requirements of the indenture.
     “Oil and Gas Business” means:
(1)	the acquisition, exploration, development, operation and disposition of interests in oil, gas and other hydrocarbon properties;

(2)	the gathering, marketing, treating, processing, upgrading, refining, storage, selling and transporting of any production from such interests or properties;

(3)
the exploration for or development, production, treatment, processing, upgrading, refining, storage, transportation or marketing of oil, gas and other minerals and products produced in association therewith;

(4)	evaluating, participating in or pursuing any other activity or opportunity that is primarily related to clauses (1) through (3) above; and

(5)	any activity that is ancillary to or necessary or appropriate for the activities described in clauses (1) through (4) of this definition, provided that the determination of what reasonably constitutes an Oil and Gas Business pursuant to clauses (1) to (5) above shall be made in good faith by the Board of Directors of OPTI.
     “Oil and Gas Hedging Contracts” means any transaction, arrangement or agreement entered into between a Person (or any of its Restricted Subsidiaries) and a counterparty on a case by case basis, including any futures contract, a commodity option, a swap, a forward sale or otherwise, the purpose of which is to mitigate, manage or eliminate its exposure to fluctuations in the prices of oil and gas and other commodities used or useful in the Oil and Gas Business, including contracts settled by physical delivery of the commodity not settled within 60 days of the date of any such contract; provided that Production Payments will not be treated as Oil and Gas Hedging Contracts for the purposes of the indenture.
     “Oil Sands Project” means the development, construction and operation of the oil sands assets governed by the MOU or any COJO Agreement.
     “OPTI LP” means OPTI Long Lake L.P., a limited partnership formed under the laws of the Province of Alberta, Canada.
     “Parity Debt Representative” means:
(1)	in the case of the notes, the trustee; or

(2)
in the case of any other Series of Parity Lien Debt, the trustee, agent or representative of the holders of such Series of Parity Lien Debt who maintains the transfer register for such Series of Parity Lien Debt and is appointed as a Parity Debt Representative (for purposes related to the administration of the security documents) pursuant to the credit agreement, indenture or other agreement governing such Series of Parity Lien Debt, and who has become a party to the collateral trust agreement.

     “Parity Debt Sharing Confirmation” means, as to any Series of Parity Lien Debt, the written agreement of the holders of that Series of Parity Lien Debt, as set forth in the indenture or other agreement governing that Series of Parity Lien Debt, for the benefit of all holders of each other existing and future Series of Parity Lien Debt and each existing and future Parity Debt Representative, that all Parity Lien Obligations will be and are secured equally and ratably by all Liens at any time granted by OPTI or any other Obligor to secure any Obligations in respect of such Series of Parity Lien Debt, whether or not upon property otherwise constituting Collateral, that all such Liens will be enforceable by the collateral trustee for the benefit of all holders of Parity Lien Obligations equally and ratably, and that the holders of Obligations in respect of such Series of Parity Lien Debt are bound by the provisions of the collateral trust agreement relating to the order of application of proceeds from enforcement of such Liens, and consent to and direct the collateral trustee to perform its obligations under the collateral trust agreement.
     “Parity Lien” means a Lien granted by a Security Document to the collateral trustee upon any property of OPTI or any other Obligor to secure Parity Lien Obligations.
     “Parity Lien Debt” means:
(1)	the notes issued under and on the date of the indenture (including any related exchange notes);

(2)
any other Indebtedness (including additional notes) that is permitted to be incurred by the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” if the net proceeds are used to refund, refinance, replace, defease, discharge or otherwise acquire or retire Priority Lien Debt (other than such refinancing Indebtedness that satisfies the requirements of clause (2) of the definition of “Priority Lien Debt”) or other Parity Lien Debt; and

(3)	any other Indebtedness that is permitted to be incurred by the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;
provided, that, in each case:
(a)
on or before the date on which such Indebtedness is incurred by OPTI such Indebtedness is designated by OPTI, in an Officer’s Certificate delivered to each Parity Debt Representative and the collateral trustee, as Parity Lien Debt for the purposes of the indenture and the collateral trust agreement; provided, that no Obligation or Indebtedness may be designated as both Priority Lien Debt and Parity Lien Debt;

(b)	such Indebtedness is governed by an agreement that includes a Parity Debt Sharing Confirmation; and

(c)
all requirements set forth in the collateral trust agreement as to the confirmation, grant or perfection of the collateral trustee’s Liens to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (iii) shall be conclusively established, for purposes of entitling the holders of such Indebtedness to share equally and ratably with the other holders of Parity Lien Debt in the benefits and proceeds of the collateral trustee’s Liens on the Collateral, if OPTI delivers to the collateral trustee an Officer’s Certificate in the form required pursuant to the collateral trust agreement stating that such requirements and other provisions have been satisfied and that such Indebtedness is Parity Lien Debt).

     “Parity Lien Documents” means, collectively, the Note Documents and the indenture or agreement governing each other Series of Parity Lien Debt and all other agreements governing, securing or relating to any Parity Lien Obligations.
     “Parity Lien Obligations” means Parity Lien Debt and all other Obligations in respect thereof.
     “Parity Lien Secured Parties” means the holders of Parity Lien Obligations and any Parity Debt Representatives.
     “Permitted Assets” means any and all assets that are used or useful in the Oil and Gas Business.
     “Permitted Investments” means, without duplication:
(1)	any Investment in OPTI or in a Restricted Subsidiary of OPTI;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by OPTI or any Restricted Subsidiary of OPTI in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of OPTI; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, OPTI or a Restricted Subsidiary of OPTI;
(4)
any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(5)	any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of OPTI;

(6)
any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7)	Hedging Obligations and Oil and Gas Hedging Contracts, in each case, not for speculative purposes;

(8)
loans or advances made (a) to any officer, director or employee of OPTI or any of its Restricted Subsidiaries that are approved by a duly authorized officer, the proceeds of which are used solely to exercise stock options received pursuant to an employee stock option plan or other incentive plan, in a principal amount not to exceed the exercise price of such stock options and (b) to refinance loans, together with accrued interest thereon, made pursuant to this clause (8); provided such loans do not exceed US$10.0 million at any one time outstanding; and

(9)
other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) since the Issue Date, not to exceed US$25.0 million.

     “Permitted Liens” means, as of any date:
(1)
Permitted Prior Liens, including Liens in favor of the collateral trustee securing (a) Priority Lien Debt in an aggregate principal amount not exceeding the Priority Lien Cap and (b) all related Priority Lien Obligations;

(2)
Liens in favor of the collateral trustee or the trustee equally and ratably securing the notes to be issued under and on the date of the indenture and all future Parity Lien Debt, and all related Parity Lien Obligations;

(3)	Liens in favor of OPTI;

(4)
Liens on property of a Person existing at the time such Person is amalgamated or merged with or into or consolidated with OPTI or any Restricted Subsidiary of OPTI; provided that such Liens were in existence prior to the contemplation of such amalgamation, merger or consolidation and do not extend to any assets other than those of the Person amalgamated or merged into or consolidated with OPTI or the Subsidiary;

(5)
Liens securing Hedging Obligations and Indebtedness and Obligations under Oil and Gas Hedging Contracts permitted by clauses (7) and (10), respectively, of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;”

(6)
Liens to secure payment of royalties, revenue interests, net profits interests and preferential rights of purchase incurred in the ordinary course of business to the extent of the security interest in those underlying assets;

(7)
Liens for any judgment rendered, or claim filed, against OPTI or any Restricted Subsidiary which are being contested in good faith by appropriate proceedings that do not constitute an Event of Default if during such contestation a stay of enforcement of such judgment or claim is in effect;

(8)
Liens on property existing at the time of acquisition of the property by OPTI or any Restricted Subsidiary of OPTI, provided that such Liens were in existence prior to the contemplation of such acquisition and such Liens do not extend to any assets other than the property being acquired;

(9)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(10)
Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(11)	Liens existing on the date of the indenture;

(12)
Liens for taxes, assessments or other governmental charges or claims that are not yet due and payable or, if due and payable and delinquent, that are being contested by OPTI or a Restricted Subsidiary in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(13)	Liens in pipelines or pipeline facilities that arise by operation of law;

(14)
Liens arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements (including in respect of Production Payments), or arising by operation of law, that are customary in the Oil and Gas Business, and easements, rights of way or other similar rights in land in the ordinary course of business and that do not involve borrowing of money;

(15)	Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;

(16)	Liens incurred in the ordinary course of business of OPTI or any Restricted Subsidiary with respect to obligations that do not in the aggregate exceed US$10.0 million at any one time outstanding;

(17)	any Lien on cash and other marketable securities securing JV Overdraft Obligations or securing any letters of credit issued in support thereof;

(18)	Liens for any final judgments for the payment of money that do not constitute an Event of Default; and

(19)	Liens securing Permitted Refinancing Indebtedness in respect of Permitted Debt that was secured by Permitted Liens pursuant to clauses (1) through (18) above and securing the same or similar property;
provided that
(a)	if any Permitted Lien could satisfy the requirements of one or more of the categories above, OPTI shall be permitted to designate the category applicable to such Permitted Lien,

(b)	to the extent not specified in clauses (1) through (18) above, Permitted Liens may be senior, pari passu or junior in priority to the Liens securing the notes,

(c)
to the extent Permitted Liens are specified as ranking senior in priority to the Liens securing the notes, such Permitted Liens may be senior, pari passu or junior in priority to the Liens securing the notes and

(d)	to the extent Permitted Liens are specified as ranking pari passu with the Liens securing the notes, such Permitted Liens may be pari passu with or junior to the Liens securing the notes.
     “Permitted Prior Liens” means:
(1)	Liens securing Priority Lien Obligations not exceeding the Priority Lien Cap;

(2)	Liens described in clause (11) (to the extent set forth on a schedule to the indenture) of the definition of “Permitted Liens;”

(3)	Liens that arise by operation of law and are not voluntarily granted, to the extent entitled by law to priority over the security interests created by the Secured Debt Documents;

(4)	Liens in favor of any counterparty to the MOU or any COJO Agreement;

(5)	Liens over Designated Bank Collateral;

(6)	Liens on cash and other marketable securities securing JV Overdraft Obligations or securing any letters of credit issued in support thereof; and

(7)
Liens on cash and other marketable securities or on any transported product (to the extent provided for under the applicable Pipeline Transportation Arrangements), in each case securing any Pipeline Transportation Arrangements or securing any letters of credit issued in support thereof.

     “Permitted Refinancing Indebtedness” means any Indebtedness of OPTI or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of OPTI or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:
(1)
the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2)
such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)
if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the notes, and is subordinated in right of payment to the notes, as applicable, on terms at least as favorable, taken as a whole, to the holders of the notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)	such Indebtedness is incurred either by (a) OPTI or (b) the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.
     “Person” means any individual, corporation, partnership, joint venture entity, association, joint-stock company, trust, unincorporated organization, limited liability company or government, government body or agency or other entity.
     “Phase 1 Completion” means the first day of the fiscal quarter in which the later of the following occurs:
(1)	the SAGD facilities for Phase 1 have produced an average of no less than 37,000 bbl/d for a period of seven consecutive days; or

(2)	the upgrader for Phase 1 has produced an average of no less than 30,000 bbl/d for a period of seven consecutive days, in each case, as determined by OPTI and certified to the trustee in an Officer’s Certificate.
     “Phase 1” means that Oil Sands Project which is governed by the agreement described in paragraph (1) of the definition of COJO Agreements.
     “Phase 2” means that Oil Sands Project which is governed by the agreement described in paragraph (2) of the definition of COJO Agreements.
     “Pipeline Transportation Arrangements” means the obligations of OPTI under any ordinary course pipeline transportation arrangement with any carrier relating to any Oil Sands Project to the extent such arrangements are regarded as Capital Lease Obligations.
     “Pledgor” means OPTI.
     “Priority Debt Representative” means:
(1)	in the case of the Credit Agreement, the administrative agent or agents thereunder; or

(2)
in the case of any other Series of Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Priority Lien Debt who maintains the transfer register for such Series of Priority Lien Debt and is appointed as a Priority Debt Representative (for purposes related to the administration of the security documents) pursuant to the credit agreement, indenture or other agreement governing such Series of Priority Lien Debt, and who has become a party to the collateral trust agreement.

     “Priority Debt Sharing Confirmation” means, as to any Series of Priority Lien Debt, the written agreement of the holders of such Series of Priority Lien Debt, as set forth in the agreement governing such Series of Priority Lien Debt, for the benefit of all holders of each other existing and future Series of Priority Lien Debt and each existing and future Priority Debt Representative, that all Priority Lien Obligations will be and are secured equally and ratably by all Liens at any time granted by OPTI or any other Obligor to secure any Obligations in respect of such Series of Priority Lien Debt, whether or not upon property otherwise constituting Collateral, that all such Liens will be enforceable by the collateral trustee for the benefit of all holders of Priority Lien Obligations equally and ratably, and that the holders of Obligations in respect of such Series of Priority Lien Debt are bound by the provisions in the collateral trust agreement relating to the order of application of proceeds from enforcement of such Liens, and consent to and direct the collateral trustee to perform its obligations under the collateral trust agreement.
     “Priority Lien” means a Lien granted to the collateral trustee, for the benefit of the Priority Lien Secured Parties, upon any property of OPTI or any other Obligor to secure Priority Lien Obligations.
     “Priority Lien Cap” means, as of any date,
(1)
the principal amount outstanding under the Credit Agreement and/or the Indebtedness outstanding under any other Credit Facility, in an aggregate principal amount not to exceed the amount provided by clause (1) of the definition of Permitted Debt, plus

(2)	the amount of accrued interest, fees and expenses, including premiums, paid in connection with the incurrence of any Permitted Refinancing Indebtedness with respect thereto, plus

(3)
the amount of all Hedging Obligations and Indebtedness and Obligations under Oil and Gas Hedging Contracts, to the extent such Obligations and Indebtedness are secured by Liens ranking pari passu with the Liens securing the Credit Agreement.

     For purposes of this definition of Priority Lien Cap, all letters of credit shall be valued at the face amount thereof, whether or not drawn.
     “Priority Lien Debt” means:
(1)
Indebtedness under the Credit Agreement, existing Hedging Obligations, Indebtedness and Obligations under Oil and Gas Hedging Contracts and any guarantees thereof that, in each case, was permitted to be incurred and so secured under each applicable Secured Debt Document (or as to which the lenders obtained an Officers’ Certificate at the time of incurrence to the effect that such Indebtedness was permitted to be incurred and secured by all applicable Secured Debt Documents); and

(2)
Indebtedness under any other credit facility, other Hedging Obligations or Indebtedness and Obligations under other Oil and Gas Hedging Contracts that, in each case, is secured equally and ratably with the Credit Agreement by a Priority Lien that was permitted to be incurred and so secured under each applicable Secured Debt Document; provided, in the case of each issue or series of Indebtedness referred to in this clause (2), that:

(a)
on or before the date on which such Indebtedness is incurred by OPTI such Indebtedness is designated by OPTI, in an Officers’ Certificate delivered to each Priority Debt Representative and the collateral trustee, as “Priority Lien Debt” for the purposes of the Secured Debt Documents; provided, that no Obligation or Indebtedness may be designated as both Priority Lien Debt and Parity Lien Debt;

(b)	such Indebtedness is governed by a credit agreement, an indenture or other agreement that includes a Priority Debt Sharing Confirmation; and

(c)
all requirements set forth in the collateral trust agreement as to the confirmation, grant or perfection of the collateral trustee’s Lien to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if OPTI delivers to the collateral trustee an Officers’ Certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Priority Lien Debt”).

     “Priority Lien Documents” means, collectively, the Credit Agreement, agreements governing existing Hedging Obligations, Indebtedness and Obligations under Oil and Gas Hedging Contracts and the credit agreements, indentures or other agreements governing any other credit facility, Hedging Obligations or Oil and Gas Hedging Contracts pursuant to which the Priority Lien Debt is incurred and all other agreements governing, securing or related to any Priority Lien Obligations.
     “Priority Lien Obligations” means the Priority Lien Debt and all other Obligations in respect thereof.
     “Priority Lien Secured Party” means the holders of Priority Lien Obligations and any Priority Debt Representatives.
     “Production Payments” means Dollar-Denominated Production Payments and Volumetric Production Payments, collectively.
     “Rating Agencies” means Moody’s Investors Service, Inc. and its successors (“Moody’s”) and Standard & Poor’s Ratings Services and its successors (“S&P”) or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.
     “Required Parity Debtholders” means, at any time in respect of any action or matter, holders of a majority in aggregate outstanding principal amount of all Parity Lien Debt then outstanding, voting together as a single class. For purposes of this definition, Parity Lien Debt registered in the name of, or beneficially owned by, OPTI or any Affiliate of OPTI will be deemed not to be outstanding and no such Affiliate shall be entitled to vote to direct the relevant Parity Debt Representative.
     “Restricted Investment” means an Investment other than a Permitted Investment.
     “Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary and, for purposes of the indenture, shall include OPTI.
     “Secured Debt” means Priority Lien Debt and Parity Lien Debt.
     “Secured Debt Documents” means the Priority Lien Documents and the Parity Lien Documents.
     “Secured Debt Representatives” means each Priority Debt Representative and each Parity Debt Representative.
     “Secured Obligations” means Priority Lien Obligations and Parity Lien Obligations.
     “Series of Parity Lien Debt” means, severally, the notes and each other issue or series of Parity Lien Debt for which a single transfer register is maintained.
     “Series of Priority Lien Debt” means, severally, each issue or series of Priority Lien Debt for which a single transfer register is maintained.
     “Series of Secured Debt” means, severally, each Series of Priority Lien Debt and each Series of Parity Lien Debt.

     “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.
     “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
     “Subsidiary” means, with respect to any specified Person:
(1)
any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)
any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

     “Unrestricted Subsidiary” means any Subsidiary of OPTI that is designated by the Board of Directors of OPTI as an Unrestricted Subsidiary pursuant to a Board Resolution and in accordance with the covenant described above under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” but only to the extent that such Subsidiary:
(1)
is not party to any agreement, contract, arrangement or understanding with OPTI or any Restricted Subsidiary of OPTI unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to OPTI or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of OPTI;

(2)
is a Person with respect to which neither OPTI nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(3)
has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of OPTI or any of its Restricted Subsidiaries (except for Indebtedness under Credit Facilities, provided that such Subsidiary promptly becomes a guarantor and executes a supplemental indenture providing for a guarantee and delivers an Opinion of Counsel reasonably satisfactory to the trustee that such supplemental indenture has been duly authorized, executed and delivered and constitutes a legal, valid, binding and enforceable obligation; provided further that such guarantee may be subordinated in right of payment to such Subsidiary’s obligations under such Credit Facilities); and

(4)
has at least one director on its Board of Directors that is not a director or executive officer of OPTI or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of OPTI or any of its Restricted Subsidiaries.

     Any designation of a Restricted Subsidiary of OPTI as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and the conditions described above under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness, Investments, or Liens on the property, of such Subsidiary will be deemed to be Incurred or made by a Restricted Subsidiary of OPTI as of such date and, if such Indebtedness, Investments or Liens are not permitted to be Incurred or made as of such date under the indenture, OPTI will be in default under the indenture.
     “Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.
     “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
     “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
(1)
the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.
Description of the 7.875% Senior Secured Notes
     In this description, the word “note” or “notes” refers to the “New June Note” or “New June Notes” respectively and the word “Indenture” refers to the “2007 Indenture”.
Interest Escrow Account
     OPTI has entered into an escrow agreement (the “Interest Escrow Agreement”) with the trustee, as securities intermediary and escrow agent (the “Interest Escrow Agent”). Pursuant to the Interest Escrow Agreement, OPTI has deposited, approximately US$85 million (the “Interest Escrow Amount”) into an interest escrow account (the “Interest Escrow Account”), which will be sufficient to fund the first three interest payments on the notes (but not any Additional Interest arising under the registration rights agreement) (together with any property from time to time held by the Interest Escrow Agent pursuant to the Interest Escrow Agreement, including any additional amounts required to be deposited pursuant to the 2007 Indenture or the Interest Escrow Agreement, the “Interest Escrow Assets”).
     Pending release to make interest payments on the notes, the Interest Escrow Assets may be invested only in cash, U.S. Treasury securities, repurchase obligations of the type permitted under the Interest Escrow Agreement and certain other cash equivalents of the type permitted under the Interest Escrow Agreement, having staggered maturities no longer than the dates of the related interest payments. The Interest Escrow Agreement and the indenture will provide that funds shall and may be disbursed from the Interest Escrow Account only to pay interest on the notes (except that (i) amounts in respect of accrued interest on the Interest Escrow Amount may be periodically disbursed to OPTI and (ii) if any portion of the notes has been retired by OPTI, funds representing the amount of interest payments that would have been required on such retired notes may be released to OPTI at the time such notes are retired). The notes will be secured by a first priority security interest in all funds contained in the Interest Escrow Account, pending disbursement or release of such funds pursuant to the Interest Escrow Agreement and the indenture. Upon the acceleration of the maturity of the notes or the failure to pay principal or premium when due, the indenture will provide for the foreclosure by the trustee upon the proceeds of the Interest Escrow Account, if any.
Methods of Receiving Payments on the Notes
     If a holder has given wire transfer instructions to OPTI in writing, OPTI will pay all principal, interest and premium and Additional Interest, if any, on that holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless OPTI elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.
Paying Agent and Registrar for the Notes
     The trustee initially acts as paying agent and registrar. OPTI may change the paying agent or registrar without prior notice to the holders of the notes, and OPTI or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange
     A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. OPTI is not required to transfer or exchange any note selected for redemption. Also, OPTI is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.
Security
     The obligations of OPTI with respect to the notes, all obligations under any future Parity Lien Debt, all other Parity Lien Obligations and the performance of all other obligations of OPTI under the Note Documents will be secured equally and ratably by second priority security interests in the following collateral (the “Collateral”) granted to the collateral trustee for the benefit of the holders of the Parity Lien Obligations:
(1)	all property of OPTI (including OPTI’s interest in its Subsidiaries and the Cottonwood, Leismer and Long Lake leases), whether owned by OPTI on the Issue Date or acquired by OPTI thereafter; and

(2)	all property of each Restricted Subsidiary, whether owned by such Restricted Subsidiary on the Issue Date or acquired by such Restricted Subsidiary thereafter.
     The foregoing Liens will be junior in priority to the Liens securing Priority Lien Obligations up to the Priority Lien Cap and junior to other Permitted Prior Liens. The Liens securing Priority Lien Obligations will also be held by the collateral trustee. The Collateral comprises substantially all of the assets of OPTI and its Restricted Subsidiaries.
Collateral Trust and Intercreditor Agreement
     OPTI has entered into a collateral trust and intercreditor agreement with the collateral trustee and certain of the Secured Debt Representatives to which the trustee will become a party on the date of the indenture pursuant to a collateral trust joinder agreement (such collateral trust and intercreditor agreement, as amended by the collateral trust joinder agreement, the “collateral trust agreement”). The collateral trust agreement will set forth the terms on which the collateral trustee will receive, hold, administer, maintain, enforce and distribute the proceeds of all Liens upon any property of OPTI at any time held by any of them, in trust for the benefit of the present and future holders of the Secured Obligations.
     The collateral trust agreement and any security agreements entered into relating to the Collateral provide, among other things, that the holders of the notes and other creditors secured by a Lien on such Collateral will have pari passu security interests as a matter of law; however, the right to enforce the Liens and receive distributions upon any foreclosure or other disposition of such assets will be structured so as to give effect to the subordination of the Liens securing the notes as described in this section.
Collateral Trustee
     OPTI appointed The Canada Trust Company pursuant to the collateral trust agreement to serve as the collateral trustee for the benefit of the holders of:
•	the notes;

•	all other Parity Lien Obligations outstanding from time to time;

•	the Loans; and

•	all other Priority Lien Obligations outstanding from time to time.
     The collateral trustee holds (directly or through co-trustees, agents or sub-agents), and is entitled to enforce, all Liens on the Collateral created by the security documents. The collateral trustee may not be the same institution serving as a Parity Debt Representative or a Priority Debt Representative.
     Except as provided in the collateral trust agreement or as directed by an Act of Instructing Debtholders, the collateral trustee will not commence any exercise of remedies or any foreclosure actions or otherwise take any actions or proceeding against any of the

Collateral.
     OPTI delivered to each Secured Debt Representative copies of all security documents delivered to the collateral trustee.
Enforcement of Security Interests
     If the collateral trustee at any time receives written notice from a Secured Debt Representative stating that any event has occurred that constitutes a default under any Secured Debt Document and which entitles the collateral trustee to foreclose upon, collect or otherwise enforce its security interests thereunder, it will promptly deliver written notice thereof to each other Secured Debt Representative. Thereafter, the collateral trustee may await direction by an Act of Instructing Debtholders and will act, or decline to act, as directed by an Act of Instructing Debtholders, in the exercise and enforcement of the collateral trustee’s interests, rights, powers and remedies in respect of the Collateral or under the security documents or applicable law and, following the initiation of such exercise of remedies, the collateral trustee will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Instructing Debtholders. Unless it has been directed to the contrary by an Act of Instructing Debtholders, the collateral trustee in any event may (but will not be obligated to) take or refrain from taking such action with respect to any event of default under any Secured Debt Document as it may deem advisable and in the best interest of the holders of Secured Obligations.
Prior Liens
     The indenture permits OPTI to grant Liens on portions of the Collateral that will be senior to the Liens securing the Secured Obligations. See “— Certain Covenants — Liens.” If OPTI satisfies the conditions in the indenture for the granting of such Liens, as certified to the collateral trustee in an Officers’ Certificate, the collateral trustee will execute such agreements, certificates, filings and other documents as are reasonably requested by OPTI in order to recognize or establish the priority of such Liens, including, without limitation, recognition agreements (in the form set forth in the indenture) with respect to Liens of the type described in clause (11) of the definition of “Permitted Liens.”
Restrictions on Enforcement of Parity Liens
     Until the Discharge of Priority Lien Obligations, the holders of the Loans and other Priority Lien Obligations will have, subject to the exceptions set forth below in clauses (1) through (4) and the provisions described below under the caption “— Provisions of the Indenture Relating to Security — Relative Rights,” and subject to the rights of the holders of Permitted Prior Liens, the exclusive right to enforce rights and exercise remedies with respect to any Collateral (including, without limitation, the exclusive right to authorize or direct the collateral trustee to enforce, collect or realize on any Collateral or exercise any other right or remedy with respect to the Collateral) and neither the trustee nor the holders of notes or other Parity Lien Obligations may authorize or direct the collateral trustee with respect to such matters. Notwithstanding the foregoing, the trustee and the holders of notes (together with any other holder of a Parity Lien Obligation) may, subject to the rights of the holders of other Permitted Prior Liens, direct the collateral trustee:
(1)	without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations;

(2)
as necessary to redeem any Collateral in a creditor’s redemption permitted by law or to deliver any notice or demand necessary to enforce (subject to the prior Discharge of Priority Lien Obligations) any right to claim, take or receive proceeds of Collateral remaining after the Discharge of Priority Lien Obligations in the event of foreclosure or other enforcement of any prior lien;

(3)	as necessary to perfect or establish the priority (subject to Priority Liens) of the Parity Liens upon any Collateral, except through possession or control; or

(4)	as necessary to create, prove, preserve or protect (but not enforce) the Parity Liens upon any Collateral.
     Subject to the provisions described below under the caption “— Provisions of the Indenture Relating to Security — Relative Rights,” both before or during an insolvency or liquidation proceeding until the Discharge of Priority Lien Obligations, none of the Parity Lien Secured Parties will:
(1)
request judicial relief, in an insolvency or liquidation proceeding or in any other court, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the holders of Priority Lien

Obligations in respect of the Priority Liens or that would limit, invalidate, avoid or set aside any Priority Lien or subordinate the Priority Liens to the Parity Liens or grant the Parity Liens equal ranking to the Priority Liens;

(2)
oppose or otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement of Priority Liens made by any holder of Priority Lien Obligations in any insolvency or liquidation proceedings;

(3)	oppose or otherwise contest any lawful exercise by any holder of Priority Lien Obligations of the right to credit bid Priority Lien Debt at any sale in foreclosure of Priority Liens; or

(4)	oppose or otherwise contest any other request for judicial relief made in any court by any holder of Priority Lien Obligations relating to the lawful enforcement of any Priority Lien.
     Notwithstanding the foregoing, both before and during an insolvency or liquidation proceeding, the Parity Lien Secured Parties may take any actions and exercise any and all rights that would otherwise be available to a holder of unsecured claims, including, without limitation, the commencement of an insolvency or liquidation proceeding against OPTI or any Obligor in accordance with applicable law; except that the Parity Lien Secured Parties may not challenge the validity, enforceability, perfection or priority of the Priority Liens.
Waiver of Right of Marshalling
     The collateral trust agreement provides that, prior to the Discharge of Priority Lien Obligations, the holders of notes and other Parity Lien Obligations, each Parity Debt Representative and the collateral trustee may not assert or enforce any right of marshalling accorded to a junior lienholder, as against the holders of Priority Liens (in their capacity as priority lienholders), under equitable principles.
Insolvency or Liquidation Proceedings
     If in any insolvency or liquidation proceeding and prior to the Discharge of Priority Lien Obligations, the holders of Priority Lien Obligations by an Act of Instructing Debtholders consent to any order:
(1)	for use of cash collateral;

(2)	approving a debtor-in-possession financing secured by a Lien that is senior to or on a parity with all Priority Liens upon any property of the estate in such insolvency or liquidation proceeding;

(3)
granting any relief on account of Priority Lien Obligations as adequate protection (or its equivalent) for the benefit of the holders of Priority Lien Obligations in the collateral subject to Priority Liens; or

(4)
relating to a sale of assets of OPTI or any other Obligor that provides, to the extent the assets sold are to be free and clear of Liens, that all Priority Liens and Parity Liens will attach to the proceeds of the sale;

     then, the Parity Lien Secured Parties, in their capacity as holders or representatives of secured claims, will not oppose or otherwise contest the entry of such order, so long as none of the Priority Lien Secured Parties in any respect opposes or otherwise contests any request made by any Parity Lien Secured Party for the grant to the collateral trustee, for the benefit of the Parity Lien Secured Parties, of a junior Lien upon any property on which a Lien is (or is to be) granted under such order to secure the Priority Lien Obligations, co-extensive in all respects with, but subordinated (as set forth herein under the caption “— Provisions of the Indenture Relating to Security — Ranking of Note Liens”) to, such Lien and all Priority Liens on such property.
     Notwithstanding the foregoing, both before and during an insolvency or liquidation proceeding, the Parity Lien Secured Parties may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of insolvency or liquidation proceedings against OPTI or any other Obligor in accordance with applicable law; provided that, both before and during an insolvency or liquidation proceeding, the Parity Lien Secured Parties may not challenge the validity, enforceability, perfection and priority of the Priority Liens.
     The Parity Lien Secured Parties will not file or prosecute in any insolvency or liquidation proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Collateral under the Parity Liens, except that:
(1)
they may freely seek and obtain relief: (a) granting a junior Lien co-extensive in all respects with, but subordinated (as set forth herein under the caption “— Provisions of the Indenture Relating to Security — Ranking of Note Liens”) to, all Liens granted in the insolvency or liquidation proceeding to, or for the benefit of, the holders of Priority Lien Obligations; or (b) in connection with the confirmation of any plan of reorganization or similar dispositive restructuring plan of OPTI or any other Obligor; and

(2)
they may freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations.

     If in any insolvency or liquidation proceeding of OPTI or any other Obligor, debt obligations of the reorganized debtor secured by Liens on any property of the reorganized debtor are distributed both on account of Priority Lien Obligations and on account of the notes and other Parity Lien Obligations, then, to the extent the debt obligations distributed on account of the Priority Lien Obligations and on account of the notes and other Parity Lien Obligations are secured by Liens on the same property, the provisions described herein under the caption “— Provisions of the Indenture Relating to Security — Ranking of Note Liens” will survive the distribution of those debt obligations pursuant to the plan and will apply with like effect to the Liens securing those debt obligations.
Order of Application
     The collateral trust agreement provides that if any Collateral is sold or otherwise realized upon by the collateral trustee in connection with any foreclosure, collection or other enforcement of security interests granted to the collateral trustee in the security documents, the proceeds received by the collateral trustee from such foreclosure, collection or other enforcement or the proceeds of any title insurance policy will be distributed by the collateral trustee in the following order of application:
     FIRST, to the payment of all amounts payable under the collateral trust agreement on account of the collateral trustee’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the collateral trustee or any co-trustee or agent in connection with any security document;
     SECOND, to the repayment of Indebtedness or other Obligations, other than Secured Debt, secured by a Permitted Prior Lien on the Collateral sold or realized upon;
     THIRD, to the respective Priority Debt Representatives for application to the payment of all outstanding Priority Lien Debt and any other Priority Lien Obligations that are then due and payable in such order as may be provided in the Priority Lien Documents in an amount sufficient to pay in full in cash all outstanding Priority Lien Debt and all other Priority Lien Obligations that are then due and payable (including all interest accrued thereon after the commencement of any bankruptcy, insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Priority Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt);
     FOURTH, to the respective Parity Debt Representatives for application to the payment of all outstanding Parity Lien Debt and any other Parity Lien Obligations that are then due and payable in such order as may be provided in the Parity Lien Documents in an amount sufficient to pay in full in cash all outstanding Parity Lien Debt and all other Parity Lien Obligations that are then due and payable (including all interest accrued thereon after the commencement of any bankruptcy, insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Parity Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at 102.5% of the aggregate undrawn amount) of all outstanding letters of credit constituting Parity Lien Debt; and
     FIFTH, any surplus remaining after the payment in full in cash of all of the Secured Obligations and Obligations entitled to the benefit of such Collateral will be paid to OPTI or the other applicable Obligor, as the case may be, or its successors or assigns, or as a court of competent jurisdiction may direct.
     If any Parity Debt Representative or any holder of a Parity Lien Obligation collects or receives any proceeds in respect of the Parity

Lien Obligations that should have been applied to the payment of the Priority Lien Obligations or obligations secured by a Permitted Prior Lien in accordance with the paragraph above and a responsible officer of such Parity Debt Representative shall have received written notice, or shall have actual knowledge, of the same prior to such Parity Debt Representative’s distribution of such proceeds, whether after the commencement of an insolvency proceeding or otherwise, such Parity Debt Representative or such holder of a Parity Lien Obligation, as the case may be, will forthwith deliver the same to the collateral trustee, for the account of the holders of the Priority Lien Obligations or obligations secured by a Permitted Prior Lien, in the form received, duly indorsed to the collateral trustee, for the account of the holders of the Priority Lien Obligations or obligations secured by a Permitted Prior Lien to be applied in accordance with the paragraph above.
     Until so delivered, such proceeds will be held by such Parity Debt Representative or such holder of a Parity Lien Obligation, as the case may be, for the benefit of the holders of the Priority Lien Obligations or obligations secured by a Permitted Prior Lien. These provisions will not apply to payments received by any holder of Parity Lien Obligations if such payments are not proceeds of realization upon any Collateral.
Release of Liens on Collateral
     The collateral trust agreement provides that the collateral trustee’s Liens on the Collateral will be released:
(1)
in whole, upon (a) payment in full and discharge of all outstanding Secured Debt and all other Secured Obligations that are outstanding, due and payable at the time all of the Secured Debt is paid in full and discharged and (b) termination or expiration of all commitments to extend credit under all Secured Debt Documents and the cancellation or termination or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Secured Debt Documents) of all outstanding letters of credit issued pursuant to any Secured Debt Documents;

(2)
as to any Collateral that is sold, transferred or otherwise disposed of by OPTI or any other Obligor in a transaction or other circumstance that is not prohibited by the “Asset Sale” provisions of the indenture or by the other Secured Debt Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; and

(3)
as to any Collateral other than Collateral being released pursuant to clauses (1) or (2) of this paragraph, if (a) consent to the release of that Collateral has been given by an Act of Instructing Debtholders; provided, that if such Collateral represents all or substantially all of the Collateral, consent to release of such Collateral has been given by the requisite percentage or number of holders of each Series of Secured Debt at the time outstanding as provided for in the applicable Secured Debt Documents and (b) OPTI has delivered an Officers’ Certificate to the collateral trustee certifying that any such necessary consents have been obtained; provided, that the collateral trustee receives certain evidence that such release complies with the Secured Debt Documents.

     Notwithstanding the preceding two paragraphs, the collateral trust agreement will provide that, upon the occurrence of the events specified below, the collateral trustee’s Lien in the applicable Collateral specified below shall automatically, without further action, be released:
(1)
with respect to any sale, transfer or other disposition of all or a majority of the capital stock issued by any Pledgor to a Person that is not an Affiliate of OPTI, provided, that such sale, transfer or other disposition does not violate the terms of any Secured Debt Document, upon such sale, transfer or other disposition, the Lien of the Security Documents in such capital stock issued by such Pledgor and in the Collateral granted by such Pledgor shall automatically, without further action, be released;

(2)
with respect to any Collateral that shall be sold, transferred or otherwise disposed of in the ordinary course of business, provided, that such sale, transfer or other disposition does not violate the terms of any Secured Debt Document, upon such sale, transfer or other disposition, the Lien of the Security Documents in such Collateral shall automatically, without further action, be released;

(3)
with respect to any capital stock issued by any Pledgor that is dissolved, provided, that such dissolution does not violate the terms of any Secured Debt Document, upon such dissolution, the Lien of the Security Documents in such capital stock issued by such Pledgor shall automatically, without further action, be released;

(4)
with respect to any accounts and related rights of any Pledgor subject to any monetization or securitization transaction, provided, that such transaction does not violate the terms of any Secured Debt Document, upon the effectiveness of such transaction, the Lien of the Security Documents in such accounts and related rights shall automatically, without further action, be released;

(5)
unless an Actionable Default shall have occurred and be continuing and the collateral trustee shall have received an Act of Instructing Debtholders to the contrary, with respect to amounts withdrawn from any accounts by any Pledgor pursuant to, and in accordance with, the applicable Security Documents with respect thereto, and in each case applied to pay third-party liabilities in the ordinary course of business or to make Restricted Payments in compliance with the Secured Debt Documents, upon such application, the Lien of the Security Documents in such amounts shall automatically, without further action, be released;

(6)
with respect to amounts distributed by the collateral trustee pursuant to, and in accordance with the provisions of the collateral trust agreement, upon such distribution, the Lien of the Security Documents in such amounts shall automatically, without further action, be released; and

(7)
with respect to any Collateral for which the release of the Lien of the Security Documents is provided for pursuant to a provision of any Security Document, the Lien of the Security Documents on such Collateral shall automatically, without further action, hereunder be released as provided for in such provision; and, in each such case, upon request of OPTI, the collateral trustee will execute (with such acknowledgements and/or notarizations as are required) and deliver evidence of such release to OPTI;

provided, however, that within 15 days after the end of the six-month periods ended on June 30 and December 31 in each year, OPTI will deliver to the collateral trustee an Officers’ Certificate to the effect that no release of Collateral pursuant to this paragraph during the preceding six-month period has violated the terms of any Secured Debt Document.
Amendment of Security Documents
     The collateral trust agreement provides that the collateral trustee, acting as directed by an Act of Instructing Debtholders, and the Obligors may enter into amendments and supplements to the provisions of any Security Document, provided that:
(1)
any amendment or supplement that has the effect solely of adding or maintaining Collateral, securing additional Secured Debt that was otherwise permitted by the terms of the Secured Debt Documents to be secured by the Collateral or preserving or perfecting the Liens thereon or the rights of the collateral trustee therein, will become effective when executed and delivered by OPTI or any other applicable Obligor party thereto and the collateral trustee;

(2)	no amendment or supplement that reduces, impairs or adversely affects the right of any holder of Secured Debt to:
(a)
vote its outstanding Secured Debt as to any matter described as subject to an Act of Instructing Debtholders (or amends the provisions of this clause (2) or the definition of “Act of Instructing Debtholders,” “Required Parity Debtholders,” or “Actionable Default”);

(b)
share in the order of application described above under “— Order of Application” in the proceeds of enforcement of or realization on any Collateral that has not been released in accordance with the provisions described under “— Release of Liens on Collateral;” or

(c)
require that Liens securing Secured Obligations be released only as set forth in the provisions described above under the caption “— Release of Liens on Collateral,” will become effective without the consent of the requisite percentage or number of holders of each Series of Secured Debt so affected under the applicable Secured Debt Document; and

(3)
no amendment or supplement that imposes any obligation upon the collateral trustee or any Secured Debt Representative or adversely affects the rights of the collateral trustee or any Secured Debt Representative, respectively, in its capacity as such will become effective without the consent of the collateral trustee or such Secured Debt Representative, respectively.

     The collateral trustee or any Secured Debt Representatives will not enter into any such amendment or supplement unless it has received an Officers’ Certificate to the effect that such amendment or supplement will not result in a breach of any provision or covenant contained in any of the Secured Debt Documents.
     Notwithstanding the foregoing, any amendment, supplement or other agreement regarding the provisions of the Security Documents that releases Collateral will be effective only in accordance with the requirements set forth in “— Release of Liens on Collateral.”
     The collateral trust agreement provides that, notwithstanding anything to the contrary in this section, subject to clauses (2) and (3) above:
(1)
the collateral trustee, acting as directed by an Act of Instructing Debtholders, and the Obligors may, at any time and from time to time, without the consent of any Parity Lien Secured Parties, amend or supplement any Security Document that secures Priority Lien Obligations (but does not secure Parity Lien Obligations);

(2)
any amendment or waiver of, or any consent under, any provision of the collateral trust agreement or any security document that secures Priority Lien Obligations will apply automatically to any comparable provision of any comparable Parity Lien Document without the consent of or notice to any Parity Lien Secured Party and without any action by OPTI or any other Obligor or any Parity Lien Secured Party; and

(3)
any Security Document that secures Parity Lien Obligations but not Priority Lien Obligations will include language indicating that such Security Document is subject to the terms of the collateral trust agreement.

Voting
     In connection with any matter under the collateral trust agreement requiring a vote of holders of the Secured Debt, each Series of Secured Debt will cast its votes as a block in accordance with the Secured Debt Documents governing such Series of Secured Debt. The amount of Secured Debt to be voted by a Series of Secured Debt will equal (1) the aggregate principal amount of Secured Debt held constituting such Series of Secured Debt (including outstanding letters of credit whether or not then available or drawn) plus (2) other than in connection with an exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Indebtedness of such Series of Secured Debt.
Provisions of the Indenture Relating to Security
Equal and Ratable Sharing of Collateral by Holders of Parity Lien Debt
     The indenture provides that, notwithstanding:
(1)	anything to the contrary contained in the Security Documents;

(2)	the time of incurrence of any Series of Parity Lien Debt;

(3)	the order or method of attachment or perfection of any Liens securing any Series of Parity Lien Debt;

(4)	the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

(5)	the time of taking possession or control over any Collateral;

(6)	that any Parity Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(7)	the rules for determining priority under any law governing relative priorities of Liens:
(a)	all Liens at any time granted to secure any of the Parity Lien Debt will secure, equally and ratably, all present and future

Parity Lien Obligations; and

(b)
all proceeds of all Liens at any time granted to secure any of the Parity Lien Debt and other Parity Lien Obligations will be allocated and distributed equally and ratably on account of the Parity Lien Debt and other Parity Lien Obligations; provided, that in the absence of an Event of Default, OPTI shall be entitled to utilize cash proceeds of Collateral in the ordinary course of its business or as may be required by its financing agreements as existing on the date of the indenture.

     The foregoing provision is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Parity Lien Obligations, each present and future Parity Debt Representative and the collateral trustee as holder of Parity Liens. The Parity Debt Representative of each future Series of Parity Lien Debt will be required to deliver a Parity Debt Sharing Confirmation to the collateral trustee and the trustee at the time of incurrence of such Series of Parity Lien Debt.
Ranking of Note Liens
     The indenture provides that, notwithstanding:
(1)	anything to the contrary contained in the security documents;

(2)	the time of incurrence of any Series of Secured Debt;

(3)	the order or method of attachment or perfection of any Liens securing any Series of Secured Debt;

(4)	the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

(5)	the time of taking possession or control over any Collateral;

(6)	that any Priority Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(7)
the rules for determining priority under any law governing relative priorities of Liens, all Liens at any time granted to secure any of the Parity Lien Obligations will be subject and subordinate to all Priority Liens securing Priority Lien Obligations.

     The foregoing provision is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Priority Lien Obligations, each present and future Priority Debt Representative and the collateral trustee as holder of Priority Liens. No other Person will be entitled to rely on, have the benefit of or enforce this provision. The Parity Debt Representative of each future Series of Parity Lien Debt will be required to deliver a Parity Debt Sharing Confirmation to the collateral trustee and each Priority Debt Representative at the time of incurrence of such Series of Parity Lien Debt.
     In addition, the foregoing provision is intended solely to set forth the relative ranking, as Liens, of the Liens securing Parity Lien Debt as against the Priority Liens. Neither the notes nor any other Parity Lien Obligations nor the exercise or enforcement of any right or remedy for the payment or collection thereof are intended to be, or will ever be by reason of the foregoing provision, in any respect subordinated, deferred, postponed, restricted or prejudiced.
Relative Rights
     Nothing in the Note Documents will:
(1)
impair, as between OPTI and the holders of the notes, the obligation of OPTI to pay principal of, premium and interest, if any, on the notes in accordance with their terms or any other obligation of OPTI or any other Obligor under the Note Documents;

(2)	affect the relative rights of holders of notes as against any other creditors of OPTI or any other Obligor under the Note Documents (other than holders of Priority Liens or other Parity Liens);

(3)
restrict the right of any holder of notes to sue for payments that are then due and owing (but not enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by (a) “— Collateral Trust and Intercreditor Agreement — Restrictions on Enforcement of Parity Liens” or (b) “— Collateral Trust and Intercreditor Agreement — Insolvency or Liquidation Proceedings”);

(4)
restrict or prevent any holder of notes or other Parity Lien Obligations, the trustee, the collateral trustee or other Person on their behalf from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by

(a)	“— Collateral Trust and Intercreditor Agreement — Restrictions on Enforcement of Parity Liens” or

(b)	“— Collateral Trust and Intercreditor Agreement — Insolvency and Liquidation Proceedings”; or
(5)
restrict or prevent any holder of notes or other Parity Lien Obligations, the trustee, the collateral trustee or any other Person on their behalf from taking any lawful action in an insolvency or liquidation proceeding not specifically restricted or prohibited by

(a)	“— Collateral Trust and Intercreditor Agreement — Restrictions on Enforcement of Parity Liens” or

(b)	“— Collateral Trust and Intercreditor Agreement — Insolvency and Liquidation Proceedings.”
Release of Security Interests in Respect of Notes
     The indenture and the collateral trust agreement provide that the collateral trustee’s Liens upon the Collateral will no longer secure the notes outstanding under the indenture or any other Obligations under the indenture, and the rights of the holders of the notes and such Obligations to the benefits and proceeds of the collateral trustee’s Liens on Collateral will terminate and be discharged:
(1)	upon satisfaction and discharge of the indenture as set forth under the caption “— Satisfaction and Discharge;”

(2)	upon a Legal Defeasance or Covenant Defeasance of the notes as set forth under the caption “— Legal Defeasance and Covenant Defeasance;”

(3)
upon payment in full and discharge of all notes outstanding under the indenture and all Obligations that are outstanding, due and payable under the indenture at the time the notes are paid in full and discharged; or

(4)	in whole or in part, with the consent of the holders of the requisite percentage of notes in accordance with the provisions described below under the caption “Amendment, Supplement and Waiver.”
Compliance with Trust Indenture Act
     The indenture provides that OPTI will comply with the provisions of TIA §314.
     To the extent applicable, OPTI will cause TIA §313(b), relating to reports, and TIA §314(d), relating to the release of property or securities or relating to the substitution therefor of any property or securities to be subjected to the Lien of the security documents, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an officer of OPTI except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected or reasonably satisfactory to the trustee.
     Notwithstanding anything to the contrary in this provision, OPTI will not be required to comply with all or any portion of TIA §314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of released Collateral.

Further Assurances; Insurance
     The indenture and the security documents provide that OPTI and each of the Obligors will do or cause to be done all acts and things that may be required, or that the collateral trustee from time to time may reasonably request, to assure and confirm that the collateral trustee holds, for the benefit of the holders of Secured Obligations, duly created and enforceable and perfected Liens upon the Collateral, including after-acquired Collateral and any property or assets that become Collateral pursuant to the definition thereof after the notes are issued, subject to such exceptions as may be contemplated by the Secured Debt Documents.
     Upon the reasonable request of the collateral trustee or any Secured Debt Representative at any time and from time to time, OPTI and each of the other Obligors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as shall be reasonably required, or that the collateral trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Secured Debt Documents.
     OPTI and the other Obligors will:
(1)
keep their properties adequately insured at all times by financially sound and reputable insurance companies, which, in the case of any insurance on any mortgaged property, are licensed to do business in the jurisdictions where the applicable mortgaged property is located;

(2)
maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them;

(3)	maintain such other insurance as may be required by law; and

(4)	maintain such other insurance as may be required by the Security Documents.
     Upon the request of the collateral trustee, OPTI and the Obligors will furnish to the collateral trustee full information as to their property and liability insurance carriers. Holders of Secured Obligations, as a class, will be named as additional insureds on all liability insurance policies of OPTI and the other Obligors.
     All insurance policies required by clauses (1), (2), (3) and (4) above will:
(1)	provide that, with respect to third party liability insurance, the secured parties shall be named as additional insureds;

(2)
provide that (x) no cancellation or termination of such insurance and (y) no reduction in the limits of liability of such insurance shall be effective until 30 days after written notice is given by the insurers to the collateral trustee of such cancellation, termination, reduction or change;

(3)	waive all claims for insurance premiums or commissions or additional premiums or assessments against the secured parties; and

(4)	waive any right of the insurers to setoff or counterclaim or to make any other deductions, whether by way of attachment or otherwise, as against the secured parties.
     Upon the request of the collateral trustee, OPTI and the other Obligors will permit the collateral trustee or any of its agents or representatives, at reasonable times and intervals upon reasonable prior notice, to visit its offices and sites and inspect any of the Collateral and to discuss maters relating to the Collateral with their respective officers and independent public accountants.
     OPTI and the other Obligors shall, at any reasonable time and from time to time upon reasonable prior notice, permit the collateral trustee or any of its agents or representatives to examine and make copies of and abstracts from the records and books of account of OPTI and the other Obligors and their Subsidiaries; provided that by virtue of this paragraph OPTI and the other Obligors shall not be deemed to have waived any right to confidential treatment of the information obtained, subject to the provisions of applicable law or court order.
Mandatory Redemption; Open Market Purchases
     OPTI is not required to make mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, OPTI may be required to offer to purchase notes as described under the caption “— Repurchase at the Option of Holders.” We may at any time and from time to time purchase notes in the open market or otherwise.
Optional Redemption
     At any time prior to December 15, 2009, OPTI may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 108.250% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to the applicable redemption date, with the net cash proceeds of one or more Equity Offerings generating gross proceeds to OPTI of at least $10.0 million; provided that:
(1)
at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by OPTI or any of its Subsidiaries); and

(2)	the redemption occurs within 60 days of the date of the closing of such Equity Offering.
     If OPTI becomes obligated to pay any Additional Amounts as a result of a change in the laws or regulations of Canada or any Canadian taxing authority, or a change in any official position regarding the application or interpretation thereof (including a holding by a court of competent jurisdiction), which is publicly announced or becomes effective on or after the date of the indenture and such Additional Amounts cannot (as certified in an Officers’ Certificate to the trustee) be avoided by the use of reasonable measures available to OPTI, including the making of such payment by OPTI, then OPTI may, at its option, redeem the notes, in whole but not in part, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date.
     At any time prior to December 15, 2010, OPTI may redeem all or a part of the notes at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the applicable redemption date.
     After December 15, 2010, OPTI may redeem all or a part of the notes on any one or more occasions upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount of the notes to be redeemed) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the 12-month period beginning on December 15 of each of the years indicated below:

Year	Percentage
2010	104.125%
2011	102.063%
2012 and thereafter	100.000%
Selection and Notice of Redemption
     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:
(1)	if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)	if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.
     No notes of US$1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.
     If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.
Repurchase at the Option of Holders
Change of Control
     If a Change of Control occurs, unless OPTI has previously or concurrently mailed a redemption notice with respect to all outstanding notes as described under “— Optional Redemption,” each holder of notes will have the right to require OPTI to repurchase all or any part (equal to US$1,000 or an integral multiple thereof) of that holder’s notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, OPTI will offer a Change of Control Payment in cash equal to not less than 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased, to the date of repurchase. Within 30 days following any Change of Control, OPTI will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the change of control payment date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. OPTI will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, OPTI will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.
     On the Change of Control Payment Date, OPTI or its designated agent will, to the extent lawful:
(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)
deliver or cause to be delivered to the trustee the notes accepted for purchase together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of notes being purchased by OPTI.

     The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of US$1,000 or an integral multiple of US$1,000.
     OPTI will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
     The Credit Agreement provides that certain change of control events with respect to OPTI would constitute a default under the Credit Agreement. Any future credit agreements or other similar agreements to which OPTI becomes a party may contain similar restrictions and provisions and may also prohibit OPTI from purchasing any notes. In the event a Change of Control occurs at a time when OPTI is prohibited from purchasing notes, OPTI could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If OPTI does not obtain such a consent or repay such borrowings, OPTI will remain prohibited from purchasing notes. In such case, OPTI’s failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such other agreements. In addition, the exercise by the holders of notes of their right to require OPTI to repurchase the notes upon a Change of Control could cause a default under these other agreements, even if the Change of Control itself does not, due to the financial effect of such repurchase on OPTI. Finally, OPTI’s ability to pay cash to the holders of notes upon a repurchase may be limited by OPTI’s then existing financial resources.
     The provisions described above that require OPTI to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that OPTI repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.
     OPTI will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by OPTI and purchases all notes validly tendered and not withdrawn under the Change of Control Offer.
     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of OPTI and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require OPTI to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of OPTI and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.
     The provisions under the indenture relative to OPTI’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.
Asset Sales
     OPTI will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:
(1)
OPTI (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)	the Fair Market Value is set forth in an Officers’ Certificate delivered to the trustee; and

(3)
at least 75% of the consideration received in the Asset Sale by OPTI or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Permitted Assets or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(a)
any liabilities, as shown on OPTI’s or such Restricted Subsidiary’s most recent balance sheet, of OPTI or any Restricted Subsidiary (other than contingent liabilities, liabilities that are by their terms subordinated to the notes and liabilities to the extent owed to OPTI or any Restricted Subsidiary of OPTI) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases OPTI or such Restricted Subsidiary from further liability; and

(b)
any securities, notes or other obligations received by OPTI or any such Restricted Subsidiary from such transferee that within 90 days are converted by OPTI or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, OPTI or the applicable Restricted Subsidiary may apply those Net Proceeds:
(1)
to repay or prepay Indebtedness and other Obligations secured by such asset, or secured Indebtedness under any Credit Facility or other Priority Lien Debt, in each case other than Indebtedness or other Obligations that are subordinated to the notes;

(2)	to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Oil and Gas Business;

(3)	to make a capital expenditure; or

(4)	to acquire Permitted Assets;
provided that, in the case of clauses (2), (3) and (4) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as such commitment requires that such Net Proceeds will be applied to satisfy such commitment within 120 days of such commitment and such commitment is not terminated or abandoned.
     Pending the final application of any Net Proceeds, OPTI may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.
     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds US$25.0 million, OPTI will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes, including Existing Notes, containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, OPTI may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
     OPTI will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, OPTI will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.
     Any future credit agreements or other similar agreements to which OPTI becomes a party may prohibit OPTI from purchasing any notes, and will also provide that certain asset sale events with respect to OPTI would constitute a default under the Credit Agreement. In the event an Asset Sale occurs at a time when OPTI is prohibited from purchasing notes, OPTI could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If OPTI does not obtain such a consent or repay such borrowings, OPTI will remain prohibited from purchasing notes. In such case, OPTI’s failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such other agreements. In addition, the exercise by the holders of notes of their right to require OPTI to repurchase the notes upon an Asset Sale could cause a default under these other agreements, even if the Asset Sale itself does not, due to the financial effect of such repurchase on OPTI. Finally, OPTI’s ability to pay cash to the holders of notes upon a repurchase may be limited by OPTI’s then existing financial resources.
Certain Covenants
     Set forth below are certain covenants that are contained in the indenture.
Covenant Suspension
     During any period of time that (i) the notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under the indenture, then the covenants specifically listed under the following captions in this “Description of Notes” section of this offering circular will no longer be applicable to the notes:
(1)	“— Restricted Payments”;

(2)	“— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(3)	“— Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(4)	clause (4) of “— Merger, Consolidation or Sale of Assets”;

(5)	“— Transactions with Affiliates”;

(6)	“Repurchase at the Option of Holders — Asset Sales”; and

(7)	“Repurchase at the Option of Holders — Change of Control.”
     If OPTI and its Restricted Subsidiaries are not subject to these covenants for any period of time as a result of the previous sentence (a “Fall-Away Period”) and, subsequently, one, or both, of the Rating Agencies withdraws or downgrades its ratings assigned to the notes below the required Investment Grade Ratings or an Event of Default (other than with respect to a suspended covenant) occurs and is continuing, then OPTI and its Restricted Subsidiaries will thereafter again be subject to these covenants. The ability of OPTI and its Restricted Subsidiaries to make Restricted Payments (as defined under the caption “— Restricted Payments” below) after the time of such withdrawal, downgrade or Event of Default will be calculated as if the covenant governing Restricted Payments had been in effect during the entire period of time from the Issue Date. Notwithstanding the foregoing, the continued existence after the end of the Fall-Away Period of facts and circumstances or obligations arising from transactions which occurred during a Fall-Away Period shall not constitute a breach of any covenant set forth in the indenture or cause a Default or an Event of Default thereunder; provided that, in the case of the Incurrence of Indebtedness during a Fall-Away Period:
(1)	OPTI and its Restricted Subsidiaries did not Incur such Indebtedness in anticipation of:
(a)	a ratings withdrawal or downgrade below an Investment Grade Rating; or

(b)	an Event of Default; and
(2)	OPTI and its Restricted Subsidiaries did not reasonably believe that such Incurrence would result in such withdrawal or downgrade or Event of Default.
     There can be no assurance that the notes will ever achieve or maintain Investment Grade Ratings.
Restricted Payments
     OPTI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
(1)
declare or pay (without duplication) any dividend or make any other payment or distribution on account of OPTI’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment on account of such Equity Interests in connection with any merger or consolidation involving OPTI or any of its Restricted Subsidiaries) or to the direct or indirect holders of OPTI’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions (x) payable in Equity Interests (other than Disqualified Stock) of OPTI or (y) to OPTI or a Restricted Subsidiary of OPTI);

(2)
purchase, retract, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving OPTI or any of its Restricted Subsidiaries), in whole or in part, any Equity Interests of OPTI or any Restricted Subsidiary thereof held by Persons other than OPTI or any of its Restricted Subsidiaries;

(3)
make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes, except a payment of interest or principal at the Stated Maturity thereof; or

(4)	make any Restricted Investment;
     (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:
(A)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(B)
OPTI would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least US$1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(C)
such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by OPTI and its Restricted Subsidiaries after December 15, 2006 (excluding Restricted Payments permitted by clauses (2), (3), (4), (7) and (8) of the next succeeding paragraph) is less than the sum, without duplication, of:

(a)
50% of the Consolidated Net Income of OPTI for the period (taken as one accounting period) from October 1, 2006 to the end of OPTI’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a loss, less 100% of such loss), plus

(b)
100% of the aggregate net proceeds received by OPTI (including the Fair Market Value of any Oil and Gas Business acquired in a stock transaction) since December 15, 2006 as a contribution to its common equity capital or from the issue or sale of Equity Interests of OPTI (other than Disqualified Stock or Equity Interests issued or sold to, a Subsidiary of OPTI or Equity Interests issued or sold to an employee stock option plan or a trust established by OPTI or its Subsidiaries for the benefit of their employees), plus

(c)
the aggregate amount by which Indebtedness or Disqualified Stock issued by OPTI or Indebtedness or preferred stock issued by any Restricted Subsidiary subsequent to December 15, 2006 is reduced on OPTI’s consolidated balance sheet upon the conversion or exchange into Equity Interests of OPTI (less the amount of any cash, or the fair value of assets, distributed by OPTI or any Restricted Subsidiary upon such conversion or exchange), in each case to a party other than OPTI or one of its Subsidiaries, plus

(d)
with respect to Restricted Investments made by OPTI and its Restricted Subsidiaries after December 15, 2006, an amount equal to the net reduction in such Restricted Investments in any Person resulting from repayments of loans or advances, or other transfers of assets, in each case to OPTI or any Restricted Subsidiary or from the net cash proceeds from the sale of any such Restricted Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income), from the release of any guarantee (except to the extent any amounts are paid under such guarantee) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed, in each case, the amount of Restricted Investments previously made by OPTI or any Restricted Subsidiary in such Person or Unrestricted Subsidiary after December 15, 2006.

     So long as (except with respect to (1), (5), (7) and (10) below) no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:
(1)	the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

(2)
the redemption, purchase, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of OPTI or of any Equity Interests of OPTI or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of OPTI) of, Equity Interests of OPTI (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (c) (b) of the preceding paragraph;

(3)
the defeasance, redemption, repurchase or other acquisition of Indebtedness of OPTI that is subordinated to the notes, with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)
the repurchase, purchase, redemption or other acquisition or retirement for value of any Equity Interests of OPTI or any Restricted Subsidiary of OPTI held by any member of OPTI’s (or any of its Restricted Subsidiaries’) management, directors or employees pursuant to any management equity subscription agreement, stock option agreement or similar agreement or upon the death, disability or termination of employment of such directors, officers or employees; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed US$1.0 million in any calendar year;

(5)	payment of ordinary dividends on Disqualified Stock issued after December 15, 2006 pursuant to the terms thereof as in effect on the date of issuance; provided, that such Disqualified Stock was issued in accordance with the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(6)	the making of other Restricted Payments in an aggregate amount not to exceed US$25.0 million since December 15, 2006;

(7)	repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof;

(8)
the repurchase, redemption or other acquisition for value of Capital Stock of OPTI or any direct or indirect parent representing fractional shares of such Capital Stock in connection with a merger, consolidation, amalgamation or other combination involving OPTI or any direct or indirect parent;

(9)
the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness that is subordinated to the notes (i) at a purchase price not greater than 101% of the principal amount of such subordinated Indebtedness in the event of a Change of Control in accordance with provisions similar to those set forth under the caption “— Repurchase at the Option of Holders — Change of Control” or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to those set forth under the caption “— Repurchase at the Option of Holders — Asset Sale”; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, OPTI has made the Change of Control Offer or Asset Sale Offer, as applicable, as provided in such covenants and has completed the repurchase or redemption of all notes validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer; and

(10)	the payment of any dividend or distribution by a Restricted Subsidiary of OPTI to the holders of its Common Stock on a pro rata basis.
     The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by OPTI or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.
Incurrence of Indebtedness and Issuance of Preferred Stock
     OPTI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Debt), OPTI will not issue any Disqualified Stock, and OPTI will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that commencing January 1, 2009, OPTI may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock if the Fixed Charge Coverage Ratio for the Relevant Period (as defined below) would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such Relevant Period. The “Relevant Period” means OPTI’s most recently ended four full fiscal quarters for which internal financial statements are available (or, if fewer than four such fiscal quarters have elapsed since and including the full fiscal quarter of OPTI ending March 31, 2009, the number of such fiscal quarters that have elapsed).
     The first paragraph of this covenant will not prohibit any of the following (collectively, “Permitted Debt”):
(1)
the Incurrence by OPTI of Indebtedness and letters of credit under Credit Facilities, (including the notes and the exchange notes), in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of OPTI thereunder) not to exceed the greater of:

(a)
US$950 million, less the aggregate amount of all Net Proceeds of Asset Sales that have been applied by OPTI since the Issue Date to permanently repay any term Indebtedness under a Credit Facility pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales” and less the aggregate amount of all commitment reductions with respect to any revolving credit borrowings under a Credit Facility that have been made by OPTI since the Issue Date as a result of the application of Net Proceeds of Asset Sales pursuant to the covenant described above under the caption “— Repurchase at Option of Holders — Asset Sales”; and

(b)	US$400.0 million plus 35% of Adjusted Consolidated Net Tangible Assets as of the date on which such additional

Indebtedness is incurred;
(2)	the Incurrence of Existing Indebtedness (other than Indebtedness described under clause (1), (3) or (6) of this paragraph);

(3)	the Incurrence by OPTI of Indebtedness represented by the Existing Notes and the exchange notes;

(4)
the Incurrence by OPTI of Indebtedness and Obligations represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used or useful in the business of OPTI, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed US$50.0 million at any time outstanding;

(5)
the Incurrence by OPTI or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), or (14) of this paragraph;

(6)
the Incurrence by OPTI or any of its Restricted Subsidiaries of intercompany Indebtedness or the issuance of preferred stock between or among OPTI and any of its Restricted Subsidiaries; provided, however, that:

(a)	if OPTI is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes; and

(b)
(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness or preferred stock being held by a Person other than OPTI or a Restricted Subsidiary of OPTI and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either OPTI or a Restricted Subsidiary of OPTI, will be deemed, in each case, to constitute an incurrence of such Indebtedness or preferred stock by OPTI or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the Incurrence by OPTI of Hedging Obligations, provided that such Hedging Obligations were incurred in the ordinary course of business and not for speculative purposes;

(8)
the guarantee by OPTI of Indebtedness of OPTI or a Restricted Subsidiary of OPTI that was permitted to be incurred by another provision of this covenant, and that does not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(9)
the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock of OPTI; provided, in each such case, that the amount thereof is included in Fixed Charges of OPTI as accrued;

(10)
the Incurrence by OPTI of Indebtedness and Obligations under Oil and Gas Hedging Contracts, provided that such contracts were entered into in the ordinary course of business and not for speculative purposes;

(11)	production imbalances arising in the ordinary course of business;

(12)
Indebtedness and Obligations in connection with one or more standby letters of credit, guarantees, performance or surety bond or other reimbursement obligations, in each case, issued in the ordinary course of business and not in connection with the borrowing of money or the obtaining of an advance or credit (other than advances or credit for goods and services in the ordinary course of business and on terms and conditions that are customary in the Oil and Gas Business, and other than the extension of credit represented by such letter of credit, guarantee or performance or surety bond itself);

(13)
the Incurrence by OPTI of Indebtedness equal to 100% of the aggregate net proceeds received by OPTI (including the Fair Market Value of any Oil and Gas Business acquired in a stock transaction) since December 15, 2006 as a contribution to its common equity capital or from the issue or sale of Equity Interests of OPTI (other than Disqualified Stock or Equity Interests issued or sold to a Subsidiary of OPTI or Equity Interests issued or sold to an employee stock option plan or a trust established by OPTI or its Subsidiaries for the benefit of their employees), provided that (a) such net proceeds have not been applied pursuant to the “Restricted Payments” covenant to make a Restricted Payment, and (b) upon such Incurrence, the ability of OPTI and its Restricted Subsidiaries to make Restricted Payments pursuant to clause (C) of the first paragraph of the “Restricted Payments” covenant will be reduced by an amount equal to such Indebtedness;

(14)
the Incurrence by OPTI of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (14), not to exceed US$50.0 million;

(15)	Indebtedness representing deferred compensation to employees of OPTI and the Restricted Subsidiaries;

(16)
Indebtedness of OPTI or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(17)	Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(18)
customary indemnification, adjustment of purchase price or similar obligations, including title insurance, of OPTI or any Restricted Subsidiary, in each case, incurred in connection with the acquisition or disposition of any assets of OPTI or any such Restricted Subsidiary (other than Guarantees incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition);

(19)	Indebtedness representing any JV Overdraft Obligations or letters of credit in support of such obligations;

(20)
the Incurrence by OPTI of Indebtedness and Obligations represented by Pipeline Transportation Arrangements not to exceed US$75.0 million at any time outstanding, provided that in calculating such limit, only the capitalized principal amount of such Indebtedness and Obligations which are payable pursuant to their terms on or prior to the scheduled maturity date of the notes will be included;

(21)
Indebtedness incurred by OPTI or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of security for environmental reclamation obligations, workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence; and

(22)	the Incurrence by OPTI of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the notes.
     For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (22) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, OPTI will be permitted to classify such item of Indebtedness in whole or in part in any manner that complies with this covenant, including by allocation to more than one other type of Indebtedness. In addition, any Indebtedness originally classified as Incurred pursuant to clauses (1) through (22) above may later be reclassified by OPTI such that it will be deemed as having been Incurred pursuant to another of such clauses to the extent that such reclassified Indebtedness could be Incurred pursuant to such new clause at the time of such reclassification. Notwithstanding the foregoing, Indebtedness under Credit Facilities (other than the notes, the Guarantees, the Existing Notes and the Existing Guarantees) outstanding on the date on which notes are first issued and authenticated under the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.
     For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is Permitted Refinancing Indebtedness incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.
     OPTI will not Incur any Indebtedness (including Permitted Debt) that is subordinate in right of payment to any other Indebtedness of OPTI unless such additional Indebtedness is also subordinate in right of payment to the notes on substantially identical terms. For purposes of the foregoing, no Indebtedness of OPTI will be deemed to be contractually subordinated in right of payment to any other Indebtedness of OPTI solely by reason of any Liens or guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.
Liens
     OPTI will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien to secure Indebtedness, Obligations in respect thereof or trade payables, on any asset now owned or hereafter acquired, except Permitted Liens.
Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
     OPTI will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:
(1)
pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to OPTI or any of its Restricted Subsidiaries or pay any indebtedness owed to OPTI or any of its Restricted Subsidiaries;

(2)	make loans or advances to OPTI or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to OPTI or any of its Restricted Subsidiaries.
     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:
(1)
agreements governing Existing Indebtedness or Credit Facilities or any other agreements as in effect or which come into effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, than those contained in the relevant agreement as in effect on the Issue Date, as determined by OPTI’s Board of Directors in their reasonable and good faith judgment;

(2)	the indenture and the notes;

(3)	applicable law;

(4)
any agreement or other instrument of a Person acquired by OPTI or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent the encumbrance or restriction contained in the instrument was Incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of an agreement or other instrument governing Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5)	customary non-assignment provisions in contracts entered into in the ordinary course of business and consistent with past practice;

(6)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of the Capital Stock or all or substantially all of the assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8)	Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, as determined by OPTI’s Board of Directors in their reasonable and good faith judgment;

(9)	Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)	customary restrictions on the disposition or distribution of assets or property, in each case contained in any COJO Agreement, technology licenses, joint venture agreements and other similar agreements entered into in the ordinary course of business; and

(11)	restrictions on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business.
Merger, Consolidation or Sale of Assets
     OPTI may not, directly or indirectly: (1) amalgamate, consolidate or merge with or into another Person (whether or not OPTI is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of OPTI and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:
(1)	either: (a) OPTI is the surviving corporation or (b) the Person formed by or surviving any such consolidation or merger (if other than OPTI) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of Canada or any province thereof or the United States, any state thereof or the District of Columbia;

(2)	the Person formed by or surviving any such consolidation or merger (if other than OPTI) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of OPTI under the indenture, the notes and the registration rights agreement, in each case, pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction no Default or Event of Default exists;

(4)	OPTI or the Person formed by or surviving any such consolidation or merger (if other than OPTI), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least US$1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(5)	the transactions will not result in OPTI or the surviving corporation being required to make any deduction or withholding on account of taxes as described below under the caption “— Payment of Additional Amounts” that OPTI would not have been required to make had such transactions or series of transactions not occurred.
     For purposes of this “Merger, Consolidation or Sale of Assets” covenant, a lease of all or substantially all of OPTI’s property or assets in one or more related transactions will constitute a “transfer” of such assets.
Transactions with Affiliates
     OPTI will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:
(1)	the Affiliate Transaction is on terms that are no less favorable to OPTI or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by OPTI or such Restricted Subsidiary with a Person that is not an Affiliate of OPTI or any of its Restricted Subsidiaries; and

(2)	OPTI delivers to the trustee:
(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$2.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with this “Transactions with Affiliates” covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of OPTI;

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$5.0 million, a resolution of the Board of Directors of OPTI set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this “Transactions with Affiliates” covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of OPTI; and

(c)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$25.0 million, an opinion as to the fairness to OPTI or the relevant Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing in Canada or the United States.
     The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:
(1)	any employment or consulting agreement entered into by OPTI or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of OPTI or such Restricted Subsidiary;

(2)	transactions between or among OPTI and/or its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of OPTI solely because OPTI owns an Equity Interest in, or controls, such Person;

(4)	payment of reasonable and customary compensation or fees to any directors, or the execution of customary expense reimbursement, indemnification or similar arrangements with any directors and officers, of OPTI or its Restricted Subsidiaries in the ordinary course of business;

(5)	sales or issuances of Equity Interests (other than Disqualified Stock) to Affiliates, directors, officers, employees or consultants of OPTI;

(6)	the entering into of a tax sharing agreement, or payments pursuant thereto, between OPTI and/or one or more of its Restricted Subsidiaries, on the one hand, and any other Person with which OPTI or such Restricted Subsidiaries are required to file a consolidated tax return or with which OPTI or such Restricted Subsidiaries are part of a consolidated group for tax purposes, which payments by OPTI and the Restricted Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis;

(7)	payments made and any other actions taken in respect of license or sub-license agreements between or among OPTI, its Subsidiaries and companies that are affiliates of one or more directors of OPTI; and

(8)	Permitted Investments (other than pursuant to clause (3) of the definition of Permitted Investments) and Restricted Payments that are permitted by the provisions of the indenture described above under the caption “— Restricted Payments.”

Designation of Restricted and Unrestricted Subsidiaries
     The Board of Directors of OPTI may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if no Default or Event of Default would be in existence following such designation; provided that:
(1)	the aggregate Fair Market Value of all outstanding Investments owned by OPTI and its Restricted Subsidiaries in the Subsidiary so designated (including any guarantee by OPTI or any Restricted Subsidiary of any Indebtedness of such Subsidiary) will be deemed to be an Investment made as of the time of the designation and that such Investment would be permitted under the covenant described above under the caption “— Restricted Payments”;

(2)	any guarantee by OPTI or any Restricted Subsidiary thereof of any Indebtedness of the Subsidiary being so designated will be deemed to be an Incurrence of Indebtedness by OPTI or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such Incurrence of Indebtedness would be permitted under the covenant described above under the caption “— Incurrence of Indebtedness;” and

(3)	such Subsidiary does not hold any Liens on any property of OPTI or any Restricted Subsidiary thereof;
provided, further, that such designation will only be permitted if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.
     The Board of Directors of OPTI may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:
(1)	such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of OPTI of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period;

(2)	all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such designation will only be permitted if such Investments would be permitted under the covenant described above under the caption “— Restricted Payments”;

(3)	all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the caption “— Liens”; and

(4)	no Default or Event of Default would be in existence following such designation.
Business Activities
     OPTI will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Oil and Gas Business, except to such extent as would not be material to OPTI and its Restricted Subsidiaries taken as a whole.
Construction of Phase 2
     OPTI will not, and will not permit any Restricted Subsidiary to, make any payment or investment in connection with the construction of Phase 2 unless OPTI has sufficient funds (including binding equity commitments with respect to funds, anticipated insurance proceeds and/or available borrowings under Indebtedness permitted under the indenture) to achieve Phase 1 Completion. Until OPTI has provided an Officer’s Certificate to the trustee certifying that OPTI has achieved Phase 1 Completion, OPTI will certify to the trustee no later than 15 days after the end of each fiscal quarter whether it has complied fully with this covenant during such preceding fiscal quarter.
Payments for Consent
     OPTI will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid to all holders of the notes and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
Payment of Additional Amounts
     All payments made by OPTI with respect to the notes will be made without withholding or deduction for any taxes imposed by any Canadian taxing authority, unless required by law or the interpretation or administration thereof by the relevant taxing authority. If OPTI is obligated to withhold or deduct any amount on account of taxes imposed by any Canadian taxing authority from any payment made with respect to the notes, OPTI will:
(1)	make such withholding or deduction;

(2)	remit the full amount deducted or withheld to the relevant government authority in accordance with the applicable law;

(3)	pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each holder of notes (including Additional Amounts) after such withholding or deduction will not be less than the amount such holder would have received if such taxes had not been withheld or deducted;

(4)	furnish to the trustee for the benefit of the holders of notes, within 30 days after the date of the payment of any taxes is due, an official receipt of the relevant government authorities for all amounts deducted or withheld, or if such receipts are not obtainable, other evidence of payment by OPTI of those taxes; and

(5)	at least 15 days prior to each date on which any Additional Amounts are payable, deliver to the trustee an Officers’ Certificate setting forth the calculation of the Additional Amounts to be paid and such other information as the trustee may request to enable the trustee to pay such Additional Amounts to holders of notes on the payment date.
     Notwithstanding the foregoing, OPTI will not pay Additional Amounts to any holder in respect of a beneficial owner of a note:
•	with which OPTI does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

•	which is subject to such taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the mere acquisition, holding or disposition of notes or the receipt of payments thereunder; or

•	for or on account of any taxes imposed or withheld by reason of the failure of the holder or beneficial owner of the note to complete, execute and deliver to OPTI, any form or document to the extent applicable to such holder or beneficial owner that may be required by law or by reason of administration of such law and which is reasonably requested in writing to be delivered to OPTI in order to enable OPTI to make payments on the notes without deduction or withholding for taxes, or with deduction or withholding of a lesser amount, which form or document shall be delivered within 60 days of a written request therefor by OPTI.
     Any reference in the indenture to the payment of principal, premium, if any, interest, Additional Interest, Change of Control or Asset Sale purchase price, redemption price or any other amount payable under or with respect to any note, will be deemed to include the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof. OPTI’s obligation to make payments of Additional Amounts will survive any termination of the indenture or the defeasance of any rights thereunder. For a discussion of the exemption from Canadian withholding taxes applicable to payments under or with respect to the notes, see “Certain Canadian and United States Income Tax Considerations — Certain Canadian Federal Income Tax Considerations”.
Reports
     Whether or not required by the SEC, so long as any notes are outstanding, OPTI will furnish to the trustee and, upon request, will furnish to beneficial owners of and prospective investors in the notes a copy of all of the information and reports referred to in clauses (1) and (2) below within the time periods specified in the SEC’s rules and regulations:
(1)	(a) all annual financial information that OPTI would have been required to file with the SEC on Form 20-F or Form 40-F, as applicable (or any successor forms), containing the information required therein (or required in such successor form), if OPTI were required to file such Form and were a reporting issuer under the securities laws of the Province of Alberta or Ontario;

and

(b) for the first three quarters of each year, all quarterly financial information that OPTI would have been required to file with the SEC on Form 6-K (or any successor form), if OPTI were required to file such Form and were a reporting issuer under the securities laws of the Province of Alberta or Ontario, in each case including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by OPTI’s certified independent accountants; and
(2)	all current reports that would otherwise be required to be filed or furnished by OPTI with the SEC on Form 6-K if OPTI were required to file or furnish such Form and were a reporting issuer under the securities laws of the Province of Alberta or Ontario.
     If OPTI has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of OPTI and its Restricted Subsidiaries excluding the Unrestricted Subsidiaries.
     In addition, all such financial information and reports will contain all financial information required to be provided in quarterly reports under the laws of Canada or any province thereof to security holders of a company with securities listed on the Toronto Stock Exchange. In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the SEC, OPTI will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing). If, notwithstanding the foregoing, the SEC will not accept OPTI’s filings for any reason, OPTI will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if OPTI were required to file those reports with the SEC.
     In addition, OPTI has agreed that, for so long as any notes remain outstanding and are not freely transferable under the Securities Act, they will furnish to the holders of and prospective investors in the notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Events of Default and Remedies
     Each of the following is an Event of Default:
(1)	continuance for 30 days of a default in the payment when due of interest on, or Additional Interest with respect to, the notes;

(2)	default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the notes;

(3)	failure by OPTI or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales,” or “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(4)	failure by OPTI or any of its Restricted Subsidiaries to comply with any of the other agreements in the indenture for 60 days after written notice has been given to OPTI by the trustee or to OPTI and the trustee by holders of at least 25% of the outstanding principal amount of the notes;

(5)	default under any other mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by OPTI or any of its Restricted Subsidiaries (or the payment of which is guaranteed by OPTI or any of its Restricted Subsidiaries) other than Indebtedness owed to OPTI or a Restricted Subsidiary whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:
(a)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the applicable grace or cure period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default which remains outstanding or the maturity of which has been so accelerated, aggregates US$25.0 million or more, provided that if any such default is cured or waived or any such acceleration is rescinded, or such Indebtedness is repaid, within a period of 20 days from the continuation of such default beyond the applicable grace or cure period or the occurrence of such acceleration, as the case may be, such Event of Default under the indenture and any consequential acceleration of the notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;
(6)	failure by OPTI or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of US$25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7)	the repudiation by OPTI or any of its Subsidiaries of any of its obligations under the Secured Debt Documents or the unenforceability of the Secured Debt Documents against OPTI or any of its Subsidiaries for any reason; provided, that such repudiation or unenforceability relates to Collateral with a Fair Market Value of US$25.0 million or more;

(8)	except as permitted by the indenture, any guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or OPTI or any Significant Subsidiary, or any Person acting on behalf of OPTI or any Significant Subsidiary, shall deny or disaffirm its obligations under its guarantee; and

(9)	certain events of bankruptcy or insolvency described in the indenture with respect to OPTI or any of its Significant Subsidiaries (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary).
     In the case of an Event of Default pursuant to clause (9), all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately by notice in writing to OPTI specifying the Event of Default; provided, however, that after such acceleration, but before judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of such outstanding notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the indenture.
     The indenture provides that the holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default and its consequences under the indenture except a continuing Default in the payment of interest on, premium, if any, or the principal of any note held by a non-consenting holder.
     The trustee shall, within 30 days after the occurrence of any Default becomes known to it, give the holders of the notes notice of all uncured Defaults.
     Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Additional Interest.
     The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Additional Interest on, or the principal of, the notes. The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes. A holder of notes may not pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder gives the trustee written notice of a continuing Event of Default;

(2)	the holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the Trustee to pursue the remedy;

(3)	such holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

(4)	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5)	during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding Notes do not give the trustee a direction that is inconsistent with the request.
     However, such limitations do not apply to the right of any holder of a note to receive payment of the principal of, premium or Additional Interest, if any, or interest on, such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right will not be impaired or affected without the consent of such holder.
     In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of OPTI with the intention of avoiding payment of the premium that OPTI would have had to pay if OPTI then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to December 15, 2010, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of OPTI with the intention of avoiding the prohibition on redemption of the notes prior to December 15, 2010, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.
     OPTI is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, OPTI is required to deliver promptly to the trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
     No director, officer, employee, incorporator, stockholder, member, manager or partner of OPTI, as such, will have any liability for any obligations of OPTI under the notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the US federal or Canadian securities laws.
Legal Defeasance and Covenant Defeasance
     OPTI may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes (“Legal Defeasance”) except for:
(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such notes when such payments are due from the trust referred to below;

(2)	OPTI’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, replacing mutilated, destroyed, lost or stolen notes, maintaining an office or agency for payment and segregating and holding money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and OPTI’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.
     In addition, OPTI may, at its option and at any time, elect to have the obligations of OPTI released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”), and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.
     In order to exercise either Legal Defeasance or Covenant Defeasance:
(1)	OPTI must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable U.S. government securities, or a combination of cash in U.S. dollars and non-callable U.S. government securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants in Canada or the United States, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and OPTI must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, OPTI has delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that (a) OPTI has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, OPTI has delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	in the case of Legal Defeasance or Covenant Defeasance, OPTI has delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee and qualified to practice in Canada or a ruling from Revenue Canada, Taxation to the effect that holders of the outstanding notes who are not resident in Canada will not recognize income, gain or loss for Canadian federal, provincial or territorial income tax or other tax purposes as a result of such Legal Defeasance or Covenant Defeasance, as applicable, and will only be subject to Canadian federal, provincial income tax and other taxes on the same amounts, in the same manner and at the same times as would have been the case had if such Legal Defeasance or Covenant Defeasance, as applicable, had not occurred;

(5)	no Default or Event of Default has occurred and is continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

(6)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which OPTI or any of its Restricted Subsidiaries is a party or by which OPTI or any of its Restricted Subsidiaries is bound;

(7)	OPTI has delivered to the trustee an Opinion of Counsel to the effect that (1) assuming no intervening bankruptcy of OPTI between the date of deposit and the 123rd day following the deposit and assuming that no holder of outstanding notes is an “insider” of OPTI under applicable bankruptcy law, after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, including Section 547 of the U.S. Bankruptcy Code and Section 15 of the New York Debtor and Creditor Law and (2) the creation of the defeasance trust does not violate the U.S. Investment Company Act of 1940, as amended;

(8)	OPTI must deliver to the trustee an Officers’ Certificate stating that the deposit was not made by OPTI with the intent of preferring the holders of notes over the other creditors of OPTI with the intent of defeating, hindering, delaying or defrauding creditors of OPTI or others

(9)	if the notes are to be redeemed prior to their Stated Maturity, OPTI has delivered to the trustee irrevocable instructions to redeem all of the notes on the specified redemption date; and

(10)	OPTI must deliver to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent under the indenture relating to the Legal Defeasance or the Covenant Defeasance, as applicable have been complied with.
     The Collateral will be released from the Lien securing the notes, as provided under the caption “— Provisions of the Indenture Relating to Security — Release of Security Interests in Respect of Notes” upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described above.
Amendment, Supplement and Waiver
     Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).
     Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):
(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3)	reduce the rate of, or change the time for payment for, interest on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in currency other than U.S. dollars;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8)	release any portion of the Collateral from the Liens created by the Secured Debt Documents except as specifically provided for in the indenture and the Secured Debt Documents; or

(9)	amend or modify any of the provisions of the indenture or the related definitions affecting the ranking of the notes in any manner adverse to the holders of the notes;

(10)	impair the right to institute suit for the enforcement of any payment on or with respect to the notes; or

(11)	make any change in the preceding amendment and waiver provisions.
     Notwithstanding the preceding, without the consent of any holder of notes, OPTI and the trustee may amend or supplement the indenture or the notes:
(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of OPTI’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of OPTI’s assets;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)	to evidence and provide for the acceptance of appointment by a successor trustee;

(7)	to provide for the issuance of additional notes in accordance with the indenture;

(8)	to conform the text of the indenture or the notes to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of a provision of the indenture or notes; or

(9)	to make any amendment to the provisions of the indenture relating to the transfer and legending of notes as permitted by the indenture, including, without limitation to facilitate the issuance and administration of the notes; provided, however, that such amendment does not adversely affect the rights of holders of notes to transfer notes.
Satisfaction and Discharge
     The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:
(1)	either:
(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to OPTI, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and OPTI has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of notes, cash in U.S. dollars, non-callable U.S. government securities, or a combination of cash in U.S. dollars and non-callable U.S. government securities, in such amounts as will be sufficient (without consideration of any reinvestment of interest) to pay and discharge the principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;
(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which OPTI is a party or by which OPTI is bound;

(3)	OPTI has paid or caused to be paid all sums payable by it under the indenture; and

(4)	OPTI has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.
     In addition, OPTI must deliver an Officers’ Certificate and an Opinion of Counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Concerning the Trustee
     If the trustee becomes a creditor of OPTI, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.
     The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.
Additional Information
     Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to OPTI Canada Inc., Suite 2100, 555 Fourth Avenue S.W., Calgary, Alberta T2P 3E7, Attention: Chief Financial Officer.
Book-Entry, Delivery and Form
     Except as set forth below, notes will be issued in registered, global form in minimum denominations of US$1,000 and integral multiples of US$1,000 in excess of US$1,000. The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes”. Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.
Depository Procedures
     The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. OPTI takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.
     DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
     DTC has also advised us that, pursuant to procedures established by it:
(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).
     All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
     Except as described below, owners of a beneficial interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.
     Payments in respect of the principal of, and interest and premium and Additional Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, OPTI and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither OPTI, the trustee nor any agent of OPTI or the trustee has or will have any responsibility or liability for:
(3)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(4)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
     DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or OPTI. Neither OPTI nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and OPTI and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
     Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
     Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
     DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.
     Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither OPTI nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Notes for Certificated Notes
     A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:
(1)	DTC (a) notifies OPTI that it is unwilling or unable to continue as depository for the Global Notes and OPTI fails to appoint a successor depository or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2)	OPTI, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing a Default or Event of Default with respect to the notes.
     In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).
Exchange of Certificated Notes for Global Notes
     Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.
Same Day Settlement and Payment
     OPTI will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Additional Interest, if any) by wire transfer of immediately available funds to the accounts specified by the registered holders of the Global Notes. OPTI will make all payments of principal, interest and premium and Additional Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. We expect that secondary trading in any Certificated Notes will be settled in immediately available funds.
     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
Certain Definitions
     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
     “Acquired Debt” means, with respect to any specified Person:
(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person;

provided that any Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transaction by which such other Person is merged with or into, or becomes a Restricted Subsidiary of, such specified Person, or such assets are acquired from such Person, will not be Acquired Debt.
     “Act of Instructing Debtholders” means, as to any matter at any time:
(1)	prior to the Discharge of Priority Lien Obligations, a direction in writing delivered to the collateral trustee by or with the written consent of the holders of more than 50% of the sum of:
(a)	the aggregate outstanding principal amount of (x) Priority Lien Debt (including the undrawn amount of outstanding letters of credit whether or not then available or to be drawn) and (y) Hedging Obligations and any other Indebtedness or Obligations under Oil and Gas Hedging Contracts owed to a holder of other Priority Lien Debt; and

(b)	other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Priority Lien Debt; and
(2)	at any time after the Discharge of Priority Lien Obligations, a direction in writing delivered to the collateral trustee by or with the written consent of the holders of Parity Debt representing the Required Parity Debtholders.
     For purposes of this definition, (a) neither Hedging Obligations or any other Indebtedness or Obligations under Oil and Gas Hedging Contracts owed to a non-holder of other Priority Lien Debt nor Secured Debt registered in the name of, or beneficially owned by, OPTI or any Affiliate of OPTI will be deemed to be outstanding and (b) votes will be determined in accordance with the provisions described above under the caption “Collateral Trust and Intercreditor Agreement — Voting.”
     “Actionable Default” means:
(1)	prior to the Discharge of Priority Lien Obligations, the occurrence of any event of default under any Priority Lien Document, the result of which is that:
(a)	the holders of Priority Lien Debt under such Priority Lien Document have the right to declare all of the Secured Obligations thereunder to be due and payable prior to the Stated Maturity thereof; or

(b)	such Secured Obligations automatically become due and payable prior to the Stated Maturity thereof; and
(2)	at any time after the Discharge of Priority Lien Obligations, the occurrence of any event of default under any Parity Lien Document, the result of which is that:
(a)	the holders of Parity Lien Debt under such Parity Lien Document have the right to declare all of the Secured Obligations thereunder to be due and payable prior to the Stated Maturity thereof; or

(b)	such Secured Obligations automatically become due and payable prior to the Stated Maturity thereof.
     “Additional Amounts” has the meaning assigned to that term under the caption “— Payments of Additional Amounts.”
     “Adjusted Consolidated Net Tangible Assets” means, without duplication, as of the date of determination; the sum of:
(1)	discounted future net revenues from proved oil and gas reserves of OPTI and its Restricted Subsidiaries calculated using an annual discount rate of 10% and using forecast pricing in accordance with National Instrument 51-101 promulgated by the Canadian Securities Administrators, as confirmed by a nationally recognized firm of independent petroleum engineers (which shall include McDaniel & Associates Consultants Ltd.) in a reserve report prepared as of the end of OPTI’s most recently completed fiscal year, as increased by, as of the date of determination, the discounted future net revenues of (a) estimated proved oil and gas reserves acquired since the date of such year-end reserve report, and (b) estimated oil and gas reserves attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to exploration, development or exploitation activities, in each case, calculated using an annual discount rate of 10% and using forecast pricing in accordance with NI 51-101 promulgated by the

Canadian Securities Administrators (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues of (c) estimated proved oil and gas reserves produced or disposed of since the date of such year-end reserve report and (d) reductions in estimated proved oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to changes in geological conditions or other factors that would, in accordance with standard industry practice, cause such revisions, in each case calculated using an annual discount rate of 10% and using forecast pricing in accordance with National Instrument 51-101 promulgated by the Canadian Securities Administrators (utilizing the prices in such year-end reserve report), provided that, in the case of each of the determinations made pursuant to clauses (a) through (d), such increases and decreases shall be as estimated by OPTI’s internal or independent petroleum engineers, unless there is a Material Change as a result of such acquisitions, dispositions or revisions, in which case the discounted future net revenues utilized for purposes of this clause (1) shall be confirmed in a written report of a nationally recognized firm of independent petroleum engineers (which shall include McDaniel & Associates Consultants Ltd.) delivered to the trustee (which report shall be reasonably satisfactory in form and substance to the trustee);

(2)	the capitalized costs that are attributable to the acquisition or development of oil and gas properties of OPTI and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on OPTI’s books and records as of a date no earlier than the date of OPTI’s most recent available internal quarterly financial statements;

(3)	the Consolidated Net Working Capital of OPTI on a date no earlier than the date of OPTI’s most recently available internal quarterly financial statements; and

(4)	the greater of (a) the net book value of other tangible assets of OPTI and its Restricted Subsidiaries on a date no earlier than the date of OPTI’s most recently available internal quarterly financial statements or (b) the appraised value, as estimated by independent appraisers, of other tangible assets of OPTI and its Restricted Subsidiaries, in either case, as of the date of OPTI’s most recently available internal quarterly financial statements, minus the sum of:
(5)	minority interests;

(6)	any net gas balancing liabilities of OPTI and its Restricted Subsidiaries reflected in OPTI’s most recently available internal quarterly financial statements;

(7)	to the extent included in the first clause (1) above, the discounted future net revenues, calculated in accordance with Canadian Securities Administrators’ guidelines utilizing the prices utilized in OPTI’s year-end reserve report, attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of OPTI and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto;

(8)	the discounted future net revenues, calculated in accordance with Canadian Securities Administrators’ guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in the first clause (1) above, would be necessary to fully satisfy the payment obligations of OPTI and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto; and

(9)	the discounted future net revenues, calculated in accordance with Canadian Securities Administrators’ guidelines utilizing the prices utilized in OPTI’s year-end reserve report, attributable to reserves that are subject to participation interests, royalty interests, overriding interests, net profits interests or other interests of third parties pursuant to participation, partnership, vendor financing or other agreements then in effect, or that are otherwise required to be delivered to third parties but only to the extent that such third parties are then entitled to such reserves or, in the case of vendor financing or other encumbrances, reduced only by the value of such encumbrances.
     If OPTI changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, “Adjusted Consolidated Net Tangible Assets” will continue to be calculated as if OPTI were still using the full cost method of accounting.

     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
     “Applicable Premium” means with respect to any note on any redemption date, the greater of
(1)	1.0% of the principal amount of such note; and

(2)	the excess, if any of (a) the present value at such redemption date of (i) the redemption price of such Note at December 15, 2010 as set forth in the table appearing under “— Optional Redemption,” plus (ii) all required interest payments due on such note through December 15, 2010 (excluding accrued but unpaid interest to the applicable redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the principal amount of such note.
     “Asset Sale” means:
(1)	the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of OPTI and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests in any of OPTI’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.
     Notwithstanding the preceding, paragraph the following items will be deemed not to be Asset Sales:
(3)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than US$5.0 million;

(4)	a transfer of assets between or among OPTI and its Restricted Subsidiaries;

(5)	an issuance of Equity Interests by a Subsidiary to OPTI or to another Restricted Subsidiary;

(6)	any sale or disposition consisting of worn-out, obsolete, retired or otherwise unsuitable equipment or facilities in the ordinary course of business;

(7)	the sale, transfer or lease of equipment, inventory, including current production, accounts receivable, hydrocarbons, electricity, other mineral products or other assets in the ordinary course of business;

(8)	the sale or other disposition of cash or Cash Equivalents;

(9)	a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments;”

(10)	the sale or transfer (whether or not in the ordinary course of business) of oil and gas properties or direct or indirect interests in real property, provided that at the time of such sale or transfer such properties do not have associated with them any proved reserves;

(11)	the trade or exchange by OPTI or any Subsidiary of OPTI of any oil and gas property owned or held by OPTI or such Subsidiary for any oil and gas property owned or held by another Person; provided that the property received by OPTI or such Subsidiary in such trade or exchange has Fair Market Value at least equivalent to the property traded or exchanged; and

(12)	sales or grants of licenses or sublicenses to use patents, trade secrets, know-how and other intellectual property to the extent not materially interfering with the business of OPTI and the Restricted Subsidiaries taken as a whole.
     “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
     “Board of Directors” means:
(1)	with respect to a corporation, the board of directors of the corporation;

(2)	with respect to a partnership, the Board of Directors of the corporation which is the general partner of the partnership;

(3)	with respect to a limited liability company, the board of managers of the limited liability company; or

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.
     “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be classified and accounted for as a capitalized lease obligation on a balance sheet in accordance with GAAP.
     “Capital Stock” means:
(1)	in the case of a corporation, corporate stock of any class;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
     “Cash Equivalents” means:
(1)	United States or Canadian dollars;

(2)	securities issued by or directly and fully guaranteed or insured by the federal governments of Canada or the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the federal governments of Canada or the United States is pledged in support of those securities) having maturities of not more than 270 days from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of 270 days or less from the date of acquisition, bankers’ acceptances or bearer deposit notes with maturities not exceeding 270 days and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any United States commercial bank or any Canadian chartered bank having capital and surplus in excess of US$500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper rated at least P-1 by Moody’s Investors Service, Inc. or A-1 by Standard & Poor’s Rating Services or at least R-1 by Dominion Bond Rating Service and in each case maturing within 270 days after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.
     “Change of Control” means the occurrence of any of the following events:
(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of OPTI and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2)	the adoption or approval by the Board of Directors of OPTI or its stockholders of a plan relating to the liquidation or dissolution of OPTI;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of OPTI, measured by voting power rather than number of shares;

(4)	the first day on which a majority of the members of the Board of Directors of OPTI are not Continuing Directors; or

(5)	OPTI consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into OPTI, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of OPTI or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of OPTI outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the Beneficial Owner of 50% or more of the voting power of the Voting Stock of the surviving or transferee Person.
     “Class” means (1) in the case of Parity Lien Debt, every Series of Parity Lien Debt, taken together, and (2) in the case of Priority Lien Debt, every Series of Priority Lien Debt, taken together.
     “COJO Agreements” means:
(1)	the Agreement for the Construction, Ownership and Joint Operation of the Long Lake Project among Nexen Inc. (as successor to Nexen Petroleum Canada), Nexen Marketing and OPTI LP (as successor to OPTI) dated effective as of January 1, 2004;

(2)	the Agreement for the Construction, Ownership and Joint Operation of the Kinosis Project among Nexen Inc., Nexen Marketing and OPTI dated effective as of October 29, 2001;

(3)	the Agreement for the Construction, Ownership and Joint Operation of the Leismer Project among Nexen Inc., Nexen Marketing and OPTI dated effective as of October 29, 2001;

(4)	the Agreement for the Construction, Ownership and Joint Operation of the Cottonwood Project among Nexen Inc., Nexen Marketing and OPTI dated effective as of October 13, 2004; and

(5)	each other agreement for the construction, ownership and/or joint operation of any project respecting lands or facilities, or both, located within the AMI (as defined in the MOU) which is from time to time entered into entered between Nexen Inc. and OPTI, or any Affiliates thereof, which are substantially in the form of the agreements in (1) through (4) above with such changes as may be necessary or appropriate having regard to the nature of the project to be undertaken thereunder; as each such agreement may be amended, supplemented or replaced from time to time.
     “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)	provision for taxes of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3)	the amount of any minority interest expense (less the amount of any cash dividends paid in such period to holders of such minority interests), plus

(4)	depreciation, depletion, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), accretion and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business and any such items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required; plus

(6)	any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted under the indenture (in each case, whether or not consummated), including (i) such fees, expenses or charges relating to the offering of the notes and the Credit Agreement and (ii) any amendment or other modification of the notes; plus

(7)	the amount of any restructuring charge, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities; plus

(8)	any net loss (or minus any net gain) resulting in such period from Hedging Obligations or currency transaction gains or losses relating to currency remeasurements (including any net loss or gain resulting from hedge agreements for currency exchange risk), and minus

(9)	to the extent included in determining Consolidated Net Income, the sum of:
(a)	the amount of deferred revenues that are amortized during such period and that are attributable to reserves that are subject to Volumetric Production Payments; and

(b)	amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments, in each case, on a consolidated basis and determined in accordance with GAAP.
     Notwithstanding the preceding, the provision for taxes based on the income or profits of, the consolidated interest expense of and the depreciation, depletion and amortization and other non-cash expenses of, a Restricted Subsidiary of OPTI will be added to Consolidated Net Income to compute Consolidated Cash Flow of OPTI (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to OPTI by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders, members, managers or partners, as applicable.
     “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)	the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, members, managers or partners, as applicable;

(3)	except to the extent included pursuant to clause (1) above, the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition will be excluded;

(4)	the cumulative effect of a change in or adoption of accounting principles will be excluded;

(5)	any non-cash charges related to a ceiling test write-down under GAAP will be excluded;

(6)	any after-tax effect of net income (or loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of, disposed, abandoned or discontinued operations will be excluded;

(7)	unrealized non-cash gains and losses with respect to Hedging Obligations or Oil and Gas Hedging Contracts will be excluded;

(8)	any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights will be excluded; and

(9)	any non-cash component of asset retirement obligations will be excluded.
     “Consolidated Net Working Capital” of any Person as of any date of determination means the difference (shown on the balance sheet of such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP as of the end of the most recent fiscal quarter of such Person for which internal financial statements are available) between (i) all current assets of such Person and its Restricted Subsidiaries and (ii) all current liabilities of such Person and its Restricted Subsidiaries except the current portion of long-term Indebtedness.
     “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of OPTI who:
(1)	was a member of such Board of Directors on the Issue Date; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.
     “Credit Agreement” means that certain restated credit agreement dated as of December 15, 2006, among OPTI, as borrower, certain subsidiaries of OPTI, as guarantors, and Royal Bank of Canada and The Toronto-Dominion Bank, as agents, and the other lenders party thereto, including any related notes, debentures, pledges, guarantees, security documents, instruments and agreements executed from time to time in connection therewith.
     “Credit Facilities” means one or more debt facilities, including the Credit Agreement, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “— Certain Covenants — Limitation on Additional Indebtedness”) or adds guarantors as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

     “Currency Agreement” means any financial arrangement entered into between a Person (or its Restricted Subsidiaries) and a counterparty on a case by case basis in connection with a foreign exchange futures contract, currency swap agreement, currency option or currency exchange or other similar currency related transactions, the purpose of which is to mitigate or eliminate its exposure to fluctuations in exchange rates and currency values.
     “Default” means the occurrence of any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default under the indenture.
     “Designated Bank” has the meaning specified in any COJO Agreement.
     “Designated Bank Accounts” means (a) any investment account maintained by OPTI with the Designated Bank which is used by OPTI solely to hold all or a portion of the Designated Bank Collateral and (b) any accounts maintained by OPTI with the Designated Bank which are used by OPTI solely to make wire transfers to fund obligations of OPTI, including, without limitation, costs relating to any Oil Sands Project and obligations under any overdraft facility required to be established by OPTI under the MOU or any COJO Agreement.
     “Designated Bank Collateral” means cash and other marketable securities on deposit in the Designated Bank Accounts pledged to the Designated Bank solely for the purpose of permitting the Borrower to make automatic wire transfers from accounts described in clause (b) of the definition of “Designated Bank Accounts.”
     “Discharge of Priority Lien Obligations” means the occurrence of all of the following:
(1)	termination of all commitments to extend credit that would constitute Priority Lien Debt;

(2)	payment in full in cash of the principal of and interest and premium (if any) on all Priority Lien Debt (other than any undrawn letters of credit);

(3)	discharge or cash collateralization (at the lower of (A) 105% of the aggregate undrawn amount and (B) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt; and

(4)	payment in full in cash of all other Priority Lien Obligations that are outstanding and unpaid at the time the Priority Lien Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).
     “Disqualified Stock” means, with respect to any Person, any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, prior to the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require OPTI to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that OPTI may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The term “Disqualified Stock” will also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the date on which the notes mature.
     “Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.
     “equally and ratably” means, in reference to sharing of Liens or proceeds thereof as between Secured Parties of the same Class, that such Liens or proceeds:
(1)	will be allocated and distributed first to the Secured Debt Representative for each outstanding Series of Secured Debt within that Class, for the account of the holders of such Series of Secured Debt, ratably in proportion to the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made under such letters of credit) on each outstanding Series of Secured Debt within that Class when the allocation or distribution is made, and thereafter

(2)	will be allocated and distributed (if any remain after payment in full of all of the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letter of credit, if any, outstanding (whether or not drawings have been made on such letters of credit) on, all outstanding Secured Obligations within that Class) to the Secured Debt Representative for each outstanding Series of Secured Obligations within that Class, for the account of the holders of any remaining Secured Obligations within that Class, ratably in proportion to the aggregate unpaid amount of such remaining Secured Obligations within that Class due and demanded (with written notice to the applicable Secured Debt Representative and the collateral trustee) prior to the date such distribution is made.
     “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
     “Equity Offerings” means any public or private sale of equity securities of OPTI (other than Disqualified Stock) other than:
(1)	offerings related to equity securities issuable under any employee benefit plan of OPTI or any of its Restricted Subsidiaries; and

(2)	issuances to any Subsidiary of OPTI.
     “Existing Indebtedness” means all Indebtedness of OPTI and its Subsidiaries (other than Indebtedness under the Credit Agreement or under the notes) in existence on the Issue Date after giving effect to the application of the proceeds of (1) the notes and (2) any borrowings made under the Credit Agreement on the Issue Date, until such amounts are repaid.
     “Fair Market Value” means, with respect to any asset, property or service, the price that could be negotiated in an arm’s length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified in the indenture, Fair Market Value shall be determined, except as otherwise specified, (i) if the Fair Market Value is equal to or less than US$10.0 million, by the principal financial officer of OPTI acting reasonably and in good faith (and, if the Fair Market Value exceeds US$5.0 million, such determination shall be evidenced by an Officers’ Certificate) and (ii) if the Fair Market Value exceeds US$10.0 million, by the Board of Directors of OPTI acting reasonably and in good faith and shall be evidenced by a Board Resolution attached to an Officers’ Certificate.
     “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:
(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2)	the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on Indebtedness of another Person that is guaranteed by such Person (other than such Person or its Restricted Subsidiaries) or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such person or preferred stock of any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in

Equity Interests (other than Disqualified Stock) of such Person or to such Person or one of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, provincial, state and local statutory tax rate of such Person or any of its Restricted Subsidiaries, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.
     “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.
     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:
(1)	acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2)	Fixed Charges consisting of non-cash items arising from changes in or the adoption of accounting principles will be excluded;

(3)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, will be excluded;

(4)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(5)	consolidated interest expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; and

(6)	consolidated interest expense imputed or attributable to Indebtedness or Obligations represented by Pipeline Transportation Arrangements will be excluded to the extent that such amounts relate to Indebtedness or Obligations that are permitted by clause (20) of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.”
     “GAAP” means generally accepted accounting principles, consistently applied, which are in effect in Canada from time to time or any successor principles so in effect.
     “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.
     “Hedging Obligations” means, with respect to any specified Person, the outstanding amount of all obligations of such Person and its Restricted Subsidiaries under all Currency Agreements and all Interest Rate Agreements, together with all interest, fees and other amounts payable thereon or in connection therewith.
     “Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of OPTI will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of OPTI and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock (to the extent provided for when the Indebtedness or Disqualified Stock or preferred stock on which such interest or dividend is paid was originally issued) will be considered an Incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Fixed Charges and Indebtedness of OPTI or its Restricted Subsidiary as accrued.
     “Indebtedness” means, with respect to any specified Person at any date, any indebtedness of such Person, whether or not contingent, without duplication:
(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(6)	representing any Hedging Obligations;

(7)	in respect of Production Payments;

(8)	in respect of Oil and Gas Hedging Contracts; or

(9)	in respect of all conditional sale obligations and all obligations under title retention agreements, but excluding a title retention agreement to the extent it constitutes an operating lease under Canadian law, if and to the extent any of the preceding items (other than letters of credit, Hedging Obligations and Oil and Gas Hedging Contracts) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the guarantee by the specified Person of any indebtedness of any other Person.
     The amount of any Indebtedness outstanding as of any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and will be:
(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2)	the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.
     “Interest Rate Agreement” means any financial arrangement entered into between a Person (or its Restricted Subsidiaries) and a counterparty on a case by case basis in connection with interest rate swap transactions, interest rate options, cap transactions, floor transactions, collar transactions and other similar interest rate protection related transactions, the purpose of which is to mitigate or eliminate its exposure to fluctuations in interest rates.
     “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans or other extensions of credit (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. “Investments” shall exclude extensions of trade credit in the ordinary course of business for terms not greater than 90 days. If OPTI or any Restricted Subsidiary of OPTI sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of OPTI such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of OPTI, OPTI will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investments in such Subsidiary that were not sold or disposed of. The acquisition by OPTI or any Restricted Subsidiary of OPTI of a Person that holds an Investment in a third Person will be deemed to be an Investment by OPTI or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person.
     “Investment Grade Ratings” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.
     “Issue Date” means the date of original issuance of the notes under the indenture.
     “JV Overdraft Obligations” means the obligations of OPTI to the Designated Bank in respect of any overdraft facility required to be established by OPTI pursuant to the MOU or any COJO Agreement so long as any Indebtedness under such facility is discharged within three business days of incurrence thereof.
     “Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, charge, security interest or encumbrance upon or with respect to any property of any kind, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement (but excluding a title retention agreement to the extent it constitutes an operating lease under Canadian law), any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
     “Loans” means the principal of and interest and premium (if any) on any Indebtedness of OPTI incurred under the Credit Agreement.
     “Material Change” means an increase or decrease (excluding changes that result solely from changes in prices) of more than 30% during a fiscal quarter in the estimated discounted future net cash flows from proved oil and gas reserves of OPTI and its Restricted Subsidiaries, calculated in accordance with the first clause (1) of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the estimated discounted future net cash flows from the following will be excluded from the calculation of Material Change:
(1)	any acquisitions during the quarter of oil and gas reserves that have been audited by a nationally recognized firm of independent petroleum engineers (which shall include McDaniel & Associates Consultants Ltd.), and

(2)	any disposition of properties held at the beginning of such quarter that have been disposed of as provided in the covenant described under the caption “Repurchase at the Option of Holders — Asset Sales.”
     “MOU” means the letter agreement referenced Memorandum of Understanding dated October 29, 2001 between OPTI and Nexen Inc. (as successor to Nexen Petroleum Canada), as amended, supplemented or replaced from time to time.
     “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:
(1)	any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sale of assets outside the ordinary course of business of such Person; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness or Hedging Obligations of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary or non recurring gain or loss, together with any related provision for taxes on such extraordinary or non recurring gain or loss.
     “Net Proceeds” means the aggregate cash proceeds received by OPTI or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, (2) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility secured by a Lien on the asset or assets that were the subject of such Asset Sale, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (5) in the case of any Asset Sale by a Restricted Subsidiary of OPTI, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by OPTI or any Restricted Subsidiary thereof) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by OPTI or any Restricted Subsidiary thereof and (6) appropriate amounts to be provided by OPTI or its Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP; provided that (a) excess amounts set aside for payment of taxes pursuant to clause (2) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (b) amounts initially held in reserve pursuant to clause (6) no longer so held, will, in the case of each of subclause (a) and (b), at that time become Net Proceeds; provided that Cash Equivalents in which OPTI or a Restricted Subsidiary has an individual beneficial ownership shall not be deemed to be received by OPTI or a Restricted Subsidiary until such time as such Cash Equivalents are free from any restrictions under agreements with the other beneficial owners of such Cash Equivalents which prevent OPTI or a Restricted Subsidiary from applying such cash and/or Cash Equivalents to any use permitted by the covenant set forth under the caption “— Repurchase at the Option of Holders — Asset Sales” or to purchase notes.
     “Note Documents” means the indenture, the notes, the collateral trust agreement, each Parity Debt Sharing Confirmation, and all other agreements related to the indenture and the notes.
     “Note Obligations” means the notes and all other Obligations of any obligor under the Note Documents.
     “Obligations” means with respect to any Indebtedness of any Person (collectively, without duplication):
(1)	all debt, financial liabilities and obligations of such Person of whatsoever nature and howsoever evidenced (including principal, interest, fees, reimbursement obligations, cash cover obligations, penalties, indemnities and legal and other expenses, whether due after acceleration or otherwise) to the providers or holders of such Indebtedness or to any agent, trustee or other representative of such providers or holders of such Indebtedness under or pursuant to each agreement, document or instrument evidencing, securing, guaranteeing or relating to such Indebtedness, financial liabilities or obligations relating to such Indebtedness (including Secured Debt Documents applicable to such Indebtedness (if any)), in each case, direct or indirect, primary or secondary, fixed or contingent, now or hereafter arising out of or relating to any such agreement, document or instrument;

(2)	any and all sums advanced by the collateral trustee or any other Person in order to preserve the Collateral or any other collateral securing such Indebtedness or to preserve the Liens and security interests in the Collateral or any other collateral, securing such Indebtedness; and

(3)	the costs and expenses of collection and enforcement of the obligations referred to in clauses (1) and (2), including:
(a)	the costs and expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on any Collateral or any other collateral;

(b)	the costs and expenses of any exercise by the collateral trustee or any other Person of its rights under the Security

Documents or any other security documents; and

(c)	reasonable attorneys’ fees and court costs.
     “Obligor” means OPTI and each other Person (if any) that at any time provides collateral security for any Secured Debt Obligations.
     “Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, the Controller, the Secretary or any Vice-President of such Person.
     “Officers’ Certificate” means a certificate signed on behalf of OPTI by at least two Officers of OPTI, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of OPTI, that meets the requirements of the indenture.
     “Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of OPTI) that meets the requirements of the indenture.
     “Oil and Gas Business” means:
(1)	the acquisition, exploration, development, operation and disposition of interests in oil, gas and other hydrocarbon properties;

(2)	the gathering, marketing, treating, processing, upgrading, refining, storage, selling and transporting of any production from such interests or properties;

(3)	the exploration for or development, production, treatment, processing, upgrading, refining, storage, transportation or marketing of oil, gas and other minerals and products produced in association therewith;

(4)	evaluating, participating in or pursuing any other activity or opportunity that is primarily related to clauses (1) through (3) above; and

(5)	any activity that is ancillary to or necessary or appropriate for the activities described in clauses (1) through (4) of this definition, provided that the determination of what reasonably constitutes an Oil and Gas Business pursuant to clauses (1) to (5) above shall be made in good faith by the Board of Directors of OPTI.
     “Oil and Gas Hedging Contracts” means any transaction, arrangement or agreement entered into between a Person (or any of its Restricted Subsidiaries) and a counterparty on a case by case basis, including any futures contract, a commodity option, a swap, a forward sale or otherwise, the purpose of which is to mitigate, manage or eliminate its exposure to fluctuations in the prices of oil and gas and other commodities used or useful in the Oil and Gas Business, including contracts settled by physical delivery of the commodity not settled within 60 days of the date of any such contract; provided that Production Payments will not be treated as Oil and Gas Hedging Contracts for the purposes of the indenture.
     “Oil Sands Project” means the development, construction and operation of the oil sands assets governed by the MOU or any COJO Agreement.
     “OPTI LP” means OPTI Long Lake L.P., a limited partnership formed under the laws of the Province of Alberta, Canada.
     “Parity Debt Representative” means:
(1)	in the case of the notes, the trustee; or

(2)	in the case of any other Series of Parity Lien Debt, the trustee, agent or representative of the holders of such Series of Parity Lien Debt who maintains the transfer register for such Series of Parity Lien Debt and is appointed as a Parity Debt Representative (for purposes related to the administration of the security documents) pursuant to the credit agreement, indenture or other agreement governing such Series of Parity Lien Debt, and who has become a party to the collateral trust agreement.
     “Parity Debt Sharing Confirmation” means, as to any Series of Parity Lien Debt, the written agreement of the holders of that Series of Parity Lien Debt, as set forth in the indenture or other agreement governing that Series of Parity Lien Debt, for the benefit of all holders of each other existing and future Series of Parity Lien Debt and each existing and future Parity Debt Representative, that all Parity Lien Obligations will be and are secured equally and ratably by all Liens at any time granted by OPTI or any other Obligor to secure any Obligations in respect of such Series of Parity Lien Debt, whether or not upon property otherwise constituting Collateral, that all such Liens will be enforceable by the collateral trustee for the benefit of all holders of Parity Lien Obligations equally and ratably, and that the holders of Obligations in respect of such Series of Parity Lien Debt are bound by the provisions of the collateral trust agreement relating to the order of application of proceeds from enforcement of such Liens, and consent to and direct the collateral trustee to perform its obligations under the collateral trust agreement.
     “Parity Lien” means a Lien granted by a Security Document to the collateral trustee upon any property of OPTI or any other Obligor to secure Parity Lien Obligations.
     “Parity Lien Debt” means:
(1)	the notes issued under and on the date of the indenture (including any related exchange notes);

(2)	the Existing Notes (including any related exchange notes);

(3)	any other Indebtedness (including additional notes) that is permitted to be incurred by the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” if the net proceeds are used to refund, refinance, replace, defease, discharge or otherwise acquire or retire Priority Lien Debt (other than such refinancing Indebtedness that satisfies the requirements of clause (2) of the definition of “Priority Lien Debt”) or other Parity Lien Debt; and

(4)	any other Indebtedness that is permitted to be incurred by the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;
     provided, that, in each case:
(a)	on or before the date on which such Indebtedness is incurred by OPTI such Indebtedness is designated by OPTI, in an Officer’s Certificate delivered to each Parity Debt Representative and the collateral trustee, as Parity Lien Debt for the purposes of the indenture and the collateral trust agreement; provided, that no Obligation or Indebtedness may be designated as both Priority Lien Debt and Parity Lien Debt;

(b)	such Indebtedness is governed by an agreement that includes a Parity Debt Sharing Confirmation; and

(c)	all requirements set forth in the collateral trust agreement as to the confirmation, grant or perfection of the collateral trustee’s Liens to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (iii) shall be conclusively established, for purposes of entitling the holders of such Indebtedness to share equally and ratably with the other holders of Parity Lien Debt in the benefits and proceeds of the collateral trustee’s Liens on the Collateral, if OPTI delivers to the collateral trustee an Officer’s Certificate in the form required pursuant to the collateral trust agreement stating that such requirements and other provisions have been satisfied and that such Indebtedness is Parity Lien Debt).
     “Parity Lien Documents” means, collectively, the Note Documents and the indenture or agreement governing each other Series of Parity Lien Debt and all other agreements governing, securing or relating to any Parity Lien Obligations.
     “Parity Lien Obligations” means Parity Lien Debt and all other Obligations in respect thereof.
     “Parity Lien Secured Parties” means the holders of Parity Lien Obligations and any Parity Debt Representatives.

     “Permitted Assets” means any and all assets that are used or useful in the Oil and Gas Business.
     “Permitted Investments” means, without duplication:
(1)	any Investment in OPTI or in a Restricted Subsidiary of OPTI;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by OPTI or any Restricted Subsidiary of OPTI in a Person, if as a result of such Investment:
(a)	such Person becomes a Restricted Subsidiary of OPTI; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, OPTI or a Restricted Subsidiary of OPTI;
(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(5)	any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of OPTI;

(6)	any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7)	Hedging Obligations and Oil and Gas Hedging Contracts, in each case, not for speculative purposes;

(8)	loans or advances made (a) to any officer, director or employee of OPTI or any of its Restricted Subsidiaries that are approved by a duly authorized officer, the proceeds of which are used solely to exercise stock options received pursuant to an employee stock option plan or other incentive plan, in a principal amount not to exceed the exercise price of such stock options and (b) to refinance loans, together with accrued interest thereon, made pursuant to this clause (8); provided such loans do not exceed US$10.0 million at any one time outstanding; and

(9)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) since December 15, 2006, not to exceed US$25.0 million.
     “Permitted Liens” means, as of any date:
(1)	Permitted Prior Liens, including Liens in favor of the collateral trustee securing (a) Priority Lien Debt in an aggregate principal amount not exceeding the Priority Lien Cap and (b) all related Priority Lien Obligations;

(2)	Liens in favor of the collateral trustee or the trustee equally and ratably securing the notes to be issued under and on the date of the indenture and all future Parity Lien Debt, and all related Parity Lien Obligations;

(3)	Liens in favor of OPTI;

(4)	Liens on property of a Person existing at the time such Person is amalgamated or merged with or into or consolidated with OPTI or any Restricted Subsidiary of OPTI; provided that such Liens were in existence prior to the contemplation of such amalgamation, merger or consolidation and do not extend to any assets other than those of the Person amalgamated or merged into or consolidated with OPTI or the Subsidiary;

(5)	Liens securing Hedging Obligations and Indebtedness and Obligations under Oil and Gas Hedging Contracts permitted by clauses (7) and (10), respectively, of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;”

(6)	Liens to secure payment of royalties, revenue interests, net profits interests and preferential rights of purchase incurred in the ordinary course of business to the extent of the security interest in those underlying assets;

(7)	Liens for any judgment rendered, or claim filed, against OPTI or any Restricted Subsidiary which are being contested in good faith by appropriate proceedings that do not constitute an Event of Default if during such contestation a stay of enforcement of such judgment or claim is in effect;

(8)	Liens on property existing at the time of acquisition of the property by OPTI or any Restricted Subsidiary of OPTI, provided that such Liens were in existence prior to the contemplation of such acquisition and such Liens do not extend to any assets other than the property being acquired;

(9)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(10)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(11)	Liens existing on the date of the indenture;

(12)	Liens for taxes, assessments or other governmental charges or claims that are not yet due and payable or, if due and payable and delinquent, that are being contested by OPTI or a Restricted Subsidiary in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(13)	Liens in pipelines or pipeline facilities that arise by operation of law;

(14)	Liens arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements (including in respect of Production Payments), or arising by operation of law, that are customary in the Oil and Gas Business, and easements, rights of way or other similar rights in land in the ordinary course of business and that do not involve borrowing of money;

(15)	Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;

(16)	Liens incurred in the ordinary course of business of OPTI or any Restricted Subsidiary with respect to obligations that do not in the aggregate exceed US$10.0 million at any one time outstanding;

(17)	any Lien on cash and other marketable securities securing JV Overdraft Obligations or securing any letters of credit issued in support thereof;

(18)	Liens for any final judgments for the payment of money that do not constitute an Event of Default; and

(19)	Liens securing Permitted Refinancing Indebtedness in respect of Permitted Debt that was secured by Permitted Liens pursuant to clauses (1) through (18) above and securing the same or similar property;
     provided that:
(a)	if any Permitted Lien could satisfy the requirements of one or more of the categories above, OPTI shall be permitted to designate the category applicable to such Permitted Lien,

(b)	to the extent not specified in clauses (1) through (18) above, Permitted Liens may be senior, pari passu or junior in priority to the Liens securing the notes,

(c)	to the extent Permitted Liens are specified as ranking senior in priority to the Liens securing the notes, such Permitted Liens may be senior, pari passu or junior in priority to the Liens securing the notes and

(d)	to the extent Permitted Liens are specified as ranking pari passu with the Liens securing the notes, such Permitted Liens may be pari passu with or junior to the Liens securing the notes.
     “Permitted Prior Liens” means:
(1)	Liens securing Priority Lien Obligations not exceeding the Priority Lien Cap;

(2)	Liens described in clause (11) (to the extent set forth on a schedule to the indenture) of the definition of “Permitted Liens;”

(3)	Liens that arise by operation of law and are not voluntarily granted, to the extent entitled by law to priority over the security interests created by the Secured Debt Documents;

(4)	Liens in favor of any counterparty to the MOU or any COJO Agreement;

(5)	Liens over Designated Bank Collateral;

(6)	Liens on cash and other marketable securities securing JV Overdraft Obligations or securing any letters of credit issued in support thereof; and

(7)	Liens on cash and other marketable securities or on any transported product (to the extent provided for under the applicable Pipeline Transportation Arrangements), in each case securing any Pipeline Transportation Arrangements or securing any letters of credit issued in support thereof.
     “Permitted Refinancing Indebtedness” means any Indebtedness of OPTI or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of OPTI or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:
(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the notes, and is subordinated in right of payment to the notes, as applicable, on terms at least as favorable, taken as a whole, to the holders of the notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)	such Indebtedness is incurred either by (a) OPTI or (b) the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.
     “Person” means any individual, corporation, partnership, joint venture entity, association, joint-stock company, trust, unincorporated organization, limited liability company or government, government body or agency or other entity.
     “Phase 1 Completion” means the first day of the fiscal quarter in which the later of the following occurs:
(1)	the SAGD facilities for Phase 1 have produced an average of no less than 37,000 bbls/d for a period of seven consecutive days; or

(2)	the upgrader for Phase 1 has produced an average of no less than 30,000 bbls/d for a period of seven consecutive days, in each case, as determined by OPTI and certified to the trustee in an Officer’s Certificate.
     “Phase 1” means that Oil Sands Project which is governed by the agreement described in paragraph (1) of the definition of COJO Agreements.
     “Phase 2” means that Oil Sands Project which is governed by the agreement described in paragraph (2) of the definition of COJO Agreements.
     “Pipeline Transportation Arrangements” means the obligations of OPTI under any ordinary course pipeline transportation arrangement with any carrier relating to any Oil Sands Project to the extent such arrangements are regarded as Capital Lease Obligations.
     “Pledgor” means OPTI.
     “Priority Debt Representative” means:
(1)	in the case of the Credit Agreement, the administrative agent or agents thereunder; or

(2)	in the case of any other Series of Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Priority Lien Debt who maintains the transfer register for such Series of Priority Lien Debt and is appointed as a Priority Debt Representative (for purposes related to the administration of the security documents) pursuant to the credit agreement, indenture or other agreement governing such Series of Priority Lien Debt, and who has become a party to the collateral trust agreement.
     “Priority Debt Sharing Confirmation” means, as to any Series of Priority Lien Debt, the written agreement of the holders of such Series of Priority Lien Debt, as set forth in the agreement governing such Series of Priority Lien Debt, for the benefit of all holders of each other existing and future Series of Priority Lien Debt and each existing and future Priority Debt Representative, that all Priority Lien Obligations will be and are secured equally and ratably by all Liens at any time granted by OPTI or any other Obligor to secure any Obligations in respect of such Series of Priority Lien Debt, whether or not upon property otherwise constituting Collateral, that all such Liens will be enforceable by the collateral trustee for the benefit of all holders of Priority Lien Obligations equally and ratably, and that the holders of Obligations in respect of such Series of Priority Lien Debt are bound by the provisions in the collateral trust agreement relating to the order of application of proceeds from enforcement of such Liens, and consent to and direct the collateral trustee to perform its obligations under the collateral trust agreement.
     “Priority Lien” means a Lien granted to the collateral trustee, for the benefit of the Priority Lien Secured Parties, upon any property of OPTI or any other Obligor to secure Priority Lien Obligations.
     “Priority Lien Cap” means, as of any date, (1) the principal amount outstanding under the Credit Agreement and/or the Indebtedness outstanding under any other Credit Facility, in an aggregate principal amount not to exceed the amount provided by clause (1) of the definition of Permitted Debt, plus (2) the amount of accrued interest, fees and expenses, including premiums, paid in connection with the incurrence of any Permitted Refinancing Indebtedness with respect thereto, plus (3) the amount of all Hedging Obligations and Indebtedness and Obligations under Oil and Gas Hedging Contracts, to the extent such Obligations and Indebtedness are secured by Liens ranking pari passu with the Liens securing the Credit Agreement. For purposes of this definition of Priority Lien Cap, all letters of credit shall be valued at the face amount thereof, whether or not drawn.
     “Priority Lien Debt” means:
(1)	Indebtedness under the Credit Agreement, existing Hedging Obligations, Indebtedness and Obligations under Oil and Gas Hedging Contracts and any guarantees thereof that, in each case, was permitted to be incurred and so secured under each applicable Secured Debt Document (or as to which the lenders obtained an Officers’ Certificate at the time of incurrence to the effect that such Indebtedness was permitted to be incurred and secured by all applicable Secured Debt Documents); and

(2)	Indebtedness under any other credit facility, other Hedging Obligations or Indebtedness and Obligations under other Oil and

Gas Hedging Contracts that, in each case, is secured equally and ratably with the Credit Agreement by a Priority Lien that was permitted to be incurred and so secured under each applicable Secured Debt Document; provided, in the case of each issue or series of Indebtedness referred to in this clause (2), that:
(a)	on or before the date on which such Indebtedness is incurred by OPTI such Indebtedness is designated by OPTI, in an Officers’ Certificate delivered to each Priority Debt Representative and the collateral trustee, as “Priority Lien Debt” for the purposes of the Secured Debt Documents; provided, that no Obligation or Indebtedness may be designated as both Priority Lien Debt and Parity Lien Debt;

(b)	such Indebtedness is governed by a credit agreement, an indenture or other agreement that includes a Priority Debt Sharing Confirmation; and

(c)	all requirements set forth in the collateral trust agreement as to the confirmation, grant or perfection of the collateral trustee’s Lien to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if OPTI delivers to the collateral trustee an Officers’ Certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Priority Lien Debt”).
     “Priority Lien Documents” means, collectively, the Credit Agreement, agreements governing existing Hedging Obligations, Indebtedness and Obligations under Oil and Gas Hedging Contracts and the credit agreements, indentures or other agreements governing any other credit facility, Hedging Obligations or Oil and Gas Hedging Contracts pursuant to which the Priority Lien Debt is incurred and all other agreements governing, securing or related to any Priority Lien Obligations.
     “Priority Lien Obligations” means the Priority Lien Debt and all other Obligations in respect thereof.
     “Priority Lien Secured Party” means the holders of Priority Lien Obligations and any Priority Debt Representatives.
     “Production Payments” means Dollar-Denominated Production Payments and Volumetric Production Payments, collectively.
     “Rating Agencies” means Moody’s Investors Service, Inc. and its successors (“Moody’s”) and Standard & Poor’s Ratings Services and its successors (“S&P”) or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.
     “Required Parity Debtholders” means, at any time in respect of any action or matter, holders of a majority in aggregate outstanding principal amount of all Parity Lien Debt then outstanding, voting together as a single class. For purposes of this definition, Parity Lien Debt registered in the name of, or beneficially owned by, OPTI or any Affiliate of OPTI will be deemed not to be outstanding and no such Affiliate shall be entitled to vote to direct the relevant Parity Debt Representative.
     “Restricted Investment” means an Investment other than a Permitted Investment.
     “Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary and, for purposes of the indenture, shall include OPTI.
     “Secured Debt” means Priority Lien Debt and Parity Lien Debt.
     “Secured Debt Documents” means the Priority Lien Documents and the Parity Lien Documents.
     “Secured Debt Representatives” means each Priority Debt Representative and each Parity Debt Representative.
     “Secured Obligations” means Priority Lien Obligations and Parity Lien Obligations.
     “Series of Parity Lien Debt” means, severally, the notes and each other issue or series of Parity Lien Debt for which a single transfer register is maintained.

     “Series of Priority Lien Debt” means, severally, each issue or series of Priority Lien Debt for which a single transfer register is maintained.
     “Series of Secured Debt” means, severally, each Series of Priority Lien Debt and each Series of Parity Lien Debt.
     “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.
     “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
     “Subsidiary” means, with respect to any specified Person:
(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
     “Unrestricted Subsidiary” means any Subsidiary of OPTI that is designated by the Board of Directors of OPTI as an Unrestricted Subsidiary pursuant to a Board Resolution and in accordance with the covenant described above under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” but only to the extent that such Subsidiary:
(1)	is not party to any agreement, contract, arrangement or understanding with OPTI or any Restricted Subsidiary of OPTI unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to OPTI or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of OPTI;

(2)	is a Person with respect to which neither OPTI nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(3)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of OPTI or any of its Restricted Subsidiaries (except for Indebtedness under Credit Facilities, provided that such Subsidiary promptly becomes a guarantor and executes a supplemental indenture providing for a guarantee and delivers an Opinion of Counsel reasonably satisfactory to the trustee that such supplemental indenture has been duly authorized, executed and delivered and constitutes a legal, valid, binding and enforceable obligation; provided further that such guarantee may be subordinated in right of payment to such Subsidiary’s obligations under such Credit Facilities); and

(4)	has at least one director on its Board of Directors that is not a director or executive officer of OPTI or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of OPTI or any of its Restricted Subsidiaries.
     Any designation of a Restricted Subsidiary of OPTI as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and the conditions described above under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness, Investments, or Liens on the property, of such Subsidiary will be deemed to be Incurred or made by a Restricted Subsidiary of OPTI as of such date and, if such Indebtedness, Investments or Liens are not permitted to be Incurred or made as of such date under the indenture, OPTI will be in default under the indenture.

     “Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.
     “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
     “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

CERTAIN CANADIAN AND UNITED STATES INCOME TAX CONSIDERATIONS
     The following summary is of a general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any prospective investor and no representation with respect to the tax consequences to any particular investor is made. Accordingly, prospective investors should consult with their own tax advisors for advice with respect to the income tax consequences to them of purchasing, holding or disposing of the notes having regard to their own particular circumstances, including any consequence of an investment in the notes arising under state, provincial or local tax laws in the United States or Canada or tax laws of jurisdictions outside the United States or Canada.
Certain Canadian Federal Income Tax Considerations
     The following summary describes the principal Canadian federal income tax considerations generally applicable to you as a consequence of acquiring, holding and disposing of notes; provided that you, at all relevant times, for the purposes of the Income Tax Act (Canada) (the “Tax Act”), deal with OPTI at arm’s length, are not, and are not deemed to be, a resident of Canada, do not use or hold and are not deemed by the provisions of the Tax Act to use or hold the notes in the course of carrying on a business in Canada and, where you carry on an insurance business in Canada and elsewhere, you establish that the notes are neither “designated insurance property” (as defined in the Tax Act and the regulations thereunder (the “Regulations”)) nor effectively connected with the insurance business you carry on in Canada.
     This summary is based upon the current provisions of the Tax Act and the Regulations, all specific proposals to amend such provisions publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, and an understanding of the current published administrative practices of the Canada Revenue Agency. This summary is not exhaustive of all possible Canadian federal income tax consequences, and except as noted above does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action and does not take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from the federal income tax considerations.
     Under the Tax Act, you will not be subject to Canadian withholding tax in respect of any amounts paid or credited by OPTI to you as, on account of, in lieu of, or in satisfaction of interest on the notes. There are no other Canadian taxes on income or capital gains payable under the Tax Act in respect of the holding, redemption, or disposition of the notes (including on the exchange of Initial Notes for Exchange Notes) or the receipt of interest on the notes by you from OPTI.
Certain United States Federal Income Tax Considerations
     The following is a summary of certain United States federal income tax consequences of the exchange of the Initial Notes for Exchange Notes, and the ownership and disposition of such notes as of the date hereof. Except where noted, this summary deals only with notes that are held as capital assets by a U.S. holder (as defined below) that acquired our notes upon original issuance at their initial offering price.
     A “U.S. holder” means a person that is the beneficial owner of notes and that is for United States federal income tax purposes any of the following:
•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.
     This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all aspects of United States federal income taxes and does not deal with foreign, state, or local or other tax considerations that may be relevant to U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws. For example, this summary does not address:
•	tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark to market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, partnerships or other pass-through entities for United States federal income tax purposes, tax-exempt entities or insurance companies;

•	tax consequences to persons holding the notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to holders of the notes whose “functional currency” is not the United States dollar;

•	alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.
     If a partnership holds our notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisors.
     You should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the exchange and of the ownership and disposition of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.
Exchange of Initial Notes for Exchange Notes
     The exchange of Initial Notes for Exchange Notes pursuant to the exchange offer will not constitute a recognition event for U.S. federal income tax purposes. Consequently, (1) no gain or loss will be realized by a U.S. holder upon receipt of an Exchange Note, (2) the holding period of the Exchange Note will include the holding period of the Initial Note exchanged for the Exchange Note and (3) the adjusted tax basis of the Exchange Note will be the same as the adjusted tax basis of the Initial Note exchanged therefor immediately before the exchange.
Payments of Interest
     Interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes. In addition to interest on the notes (which includes any Canadian tax withheld from the interest payments you receive), you will be required to include in income any Additional Amounts paid in respect of such Canadian tax withheld. You may be entitled to deduct or credit this tax, subject to certain limitations (including that the election to deduct or credit foreign taxes applies to all of your foreign taxes for a particular tax year). Interest income (including any Additional Amounts) on a note generally will be considered foreign source income and, for purposes of the United States foreign tax credit, generally will be considered passive category income. You will generally be denied a foreign tax credit for foreign taxes imposed with respect to the notes where you do not meet a minimum holding period requirement during which you are not protected from risk of loss. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.
Sale, Exchange and Retirement of Notes
     Upon the sale, exchange, retirement or other disposition of a note, you will recognize gain or loss equal to the difference between the amount you realize upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued interest that you did not previously include in income, which will be taxable as interest income) and your adjusted tax basis of the note. Such gain or loss will be a capital gain or loss and will generally be treated as United States source gain or loss. Capital gains of non-corporate holders, including individuals, derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.
Backup Withholding and Information Reporting
     Generally, information reporting requirements will apply to all payments we make to you and the proceeds from a sale of a note paid to you, unless you are an exempt recipient such as a corporation. Additionally, if you fail to provide your taxpayer identification number, or in the case of interest payments, fail either to report in full dividend and interest income or to make certain certifications, you may be subject to backup withholding.
     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.
CERTAIN ERISA CONSIDERATIONS
     The following is a summary of certain considerations associated with the exchange of the Initial Notes for, and investment in, the Exchange Notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the U.S. Internal Revenue Code (the “Code”) and entities whose underlying assets are considered to include “plan assets” of any such plans, accounts or arrangements under U.S. Department of Labor regulations, as modified by Section 3(42) of ERISA added by the Pension Protection Act of 2006 (the “PPA”; collectively, “ERISA Plans”). Governmental plans, certain church plans and foreign plans, while each not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to federal, state, local, non-U.S. or other laws or regulations governing the investment of such plans and the conduct of their fiduciaries (collectively, “Similar Laws”). Such employee benefit plans described in Section 3(3) of ERISA but not subject to ERISA, or entities the assets of which constitute assets of such plans, together with ERISA Plans are referred to herein as “Plans”. Fiduciaries of any such Plans should consult with their counsel before investing in and exchanging the Initial Notes and the Exchange Notes. (each, a “Plan”).
General Fiduciary Matters
     ERISA and the Code impose certain duties on ERISA Plans and on those persons who are fiduciaries of ERISA Plans and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.
     In considering an exchange of the Initial Notes for, and an investment in, the Exchange Notes by a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Law. The prudence of a particular investment must be determined by the responsible fiduciary of an ERISA Plan by taking into account the ERISA Plan’s particular circumstances and all of the facts and circumstances of the investment, including, but not limited to, the matters discussed under “Risk Factors” herein and the fact that in the future there may be no market in which such fiduciary will be able to sell or otherwise dispose of the Initial Notes or the Exchange Notes.
Prohibited Transaction Issues
     Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.
     Although no assurances can be given in this regard, OPTI believes the Initial Notes and the Exchange Notes should not be considered to be “equity interests” in OPTI within the meaning of U.S. Department of Labor regulations as modified by the PPA. As such, assets of OPTI would not be considered to be “plan assets” under ERISA. Nevertheless, the exchange of the Initial Notes for, and investment in, the Exchange Notes by an ERISA Plan with respect to which OPTI or the initial purchasers is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions (“PTCEs”), that may apply to the exchange and holding of the Exchange Notes. The class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.
     Because of the foregoing, the Initial Notes and the Exchange Notes should not be exchanged or held by any person investing “plan assets” of any Plan, unless such exchange, holding and disposition (and the exchange of Initial Notes for Exchange Notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.
Representation
     Accordingly, by acceptance of an Initial Note or an Exchange Note, each investor and subsequent transferee thereof will be deemed to have represented and warranted that either (i) no portion of the assets used by such investor or transferee to acquire, exchange or hold such note constitutes assets of any Plan or (ii) the exchange, acquisition and holding of the notes (and the exchange of Initial Notes for Exchange Notes) by such investor or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.
     The foregoing discussion is general in nature and is not intended to be all inclusive. Due to, among other things, the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering investing in the notes or exchanging the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and to confirm that such investment will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA or applicable Similar Law, or that an exemption would be applicable to the exchange and holding of the notes (and the exchange of the Initial Notes for Exchange Notes).

PLAN OF DISTRIBUTION
     Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer in exchange for Initial Notes acquired by such broker-dealer as a result of market making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales, offers to resell or other transfers of the Exchange Notes received by it in connection with the exchange offer. Accordingly, each such broker-dealer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.
     We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
     For a period of 180 days after the expiration of this exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other-than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any brokerdealer) against certain liabilities, including liabilities under the Securities Act.
PURCHASERS’ STATUTORY RIGHTS
     Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal adviser.

LEGAL MATTERS
     Certain legal matters in connection with the exchange offer will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP (concerning matters of U.S. law) and Macleod Dixon LLP (concerning matters of Canadian law). R. Craig Hoskins, a partner of Macleod Dixon LLP, is our Corporate Secretary.
INDEPENDENT PETROLEUM ENGINEERS
     Information about our estimated proved, probable and possible reserves and certain estimated resources and the future net revenue attributable to our reserves as of December 31, 2007 was derived from reports prepared by McDaniel. The members of McDaniel beneficially own less than 1% of our outstanding common shares.
INDEPENDENT ACCOUNTANTS
     Our financial statements for the years ended December 31, 2007, 2006 and 2005 included in this prospectus have been audited by PricewaterhouseCoopers LLP, Chartered Accountants, as stated in their report appearing herein.
AUDITORS’ CONSENT
     We have read the prospectus of OPTI Canada Inc. (the “Company”) dated    •   , 2008 relating to the exchange of all of the 8.25% Senior Secured Notes issued on December 8, 2006 and the exchange of all of the 7.875% Senior Secured Notes issued on June 25, 2007. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.
     We consent to the use in the above-mentioned prospectus of our report to the shareholders of the Company on the audited consolidated balance sheets of the Company as at December 31, 2007 and 2006, and the consolidated statements of loss, comprehensive loss and deficit, cash flows and shareholder’s equity for each of the years in the three year period ended December 31, 2007. Our report is dated January 22, 2008.

Calgary, Alberta	•
• , 2008.	Chartered Accountants

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
     The following documents have been filed with the SEC as part of the registration statement of which this prospectus is a part insofar as required by the SEC’s Form F-10:
•	the documents set forth under “Documents Incorporated By Reference” in this prospectus;

•	the registration rights agreements relating to the Initial Notes;

•	the consent of PricewaterhouseCoopers LLP, our accountants;

•	the consent of Macleod Dixon LLP, our Canadian counsel;

•	the consent of McDaniel & Associates Consultants Ltd., our independent qualified reserves evaluators;

•	powers of attorney from our directors and officers;

•	the indentures relating to the notes;

•	the statements of eligibility of the trustee on Form T-1;

•	the form of letter of transmittal; and

•	the form of notice of guaranteed delivery.

GLOSSARY OF TERMS
     In this prospectus, the following terms have the meanings set forth below, unless otherwise indicated:
     “AE” means Alberta Environment;
     “AIF” means the annual information form of OPTI Canada Inc. dated January 22, 2008;
     “API” means degrees API, a measure of hydrocarbon density;
     “Area of Mutual Interest” means the area of mutual interest with Nexen as described in “Material Agreements Related to the Joint Venture”;
     “bbl” means barrels, which are equal to 0.15899 cubic metres;
     “bbl/d” means barrels per day;
     “Cogeneration Facility” means the cogeneration facility to be constructed in connection with the Long Lake SAGD Operation, as further described under the heading entitled “The Project and Futures Phases”;
     “COJO Agreement” means the Construction, Ownership and Joint Operation of the Long Lake Project Agreement between the JV Participants;
     “Cottonwood Leases” means our lands in the Cottonwood area;
     “EUB” means the Alberta Energy and Utilities Board;
     “in-situ” means, when referring to oil sands, a process for recovering bitumen from oil sands by means other than surface mining;
     “Integrated OrCrude™ Upgrader” means an upgrader which uses the OrCrude™ Process combined with additional third party technology to upgrade bitumen and heavy oil to produce PSCtm and syngas, as further described under the heading entitled “The OrCrude™ Process — Integrated OrCrude™ Upgrader”;
     “Leismer Leases” means our lands in the Leismer area;
     “Long Lake Leases” includes the Project land and our interest in other lands in the Long Lake area;
     “Long Lake Project” or the “Project” means Phase 1 of the Long Lake SAGD Operation, Phase 1 of the Long Lake Upgrader and the related lands;
     “Long Lake SAGD Operation” or “SAGD Operation” means the facilities to be constructed for the purpose of producing bitumen from the Project lands using the SAGD process, together with the SAGD Pilot and the Cogeneration Facility, all as further described under the heading entitled “The Long Lake Project — Long Lake SAGD Operation”;
     “Long Lake Upgrader” or “Upgrader” means the Integrated OrCrude™ Upgrader to be constructed for the purpose of upgrading bitumen produced from the Project lands, as further described under the heading entitled “The Long Lake Project — Long Lake Upgrader”;
     “Management Committee” means the committee comprised of representatives of each of OPTI and Nexen who pursuant to the MOU and the New COJO Agreements will exercise supervision and direction of the management and operation of the Project and certain future phase development;
     “McDaniel” means McDaniel & Associates Consultants Ltd., an independent petroleum consulting firm;

     “MMbbl” means millions of barrels;
     “mmbtu” means millions of British thermal units;
     “OrCrude™ Product” means the partially-upgraded crude oil produced in the OrCrude™ Process;
     “OrCrude™ Process” means the proprietary methods and means for upgrading bitumen and heavy oil based on the numerous U.S. and Canadian patents and patent applications;
     “Phase 1” means the Long Lake Project, in a 50/50 joint venture with Nexen. This phase consists of 72,000 barrels per day (bbl/d) of SAGD (steam assisted gravity drainage) bitumen production integrated with an upgrading facility expected to produce 58,500 bbl/d of products, primarily 39° API premium sweet crude;
     “PSCTM” means, generically, the premium, sweet, synthetic crude oil produced in the Integrated OrCrude™ Upgrader, which is produced by hydrocracking OrCrude™ Product;
     “SAGD” means steam assisted gravity drainage, an in-situ process used to recover bitumen from oil sands located too deep to be profitably mined;
     “SAGD Pilot” means the SAGD pilot project which is being used to evaluate well design, confirm reservoir performance and obtain site specific operating experience in respect of the Long Lake Project;
     “syngas” means synthesis fuel gas produced through gasification; and
     “Technology Agreement” means the Technology Licence for Upgrading Technology Agreement between the JV Participants.

CERTIFICATE OF OPTI CANADA INC.
Date:  January 28, 2008
     This short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of the Province of Alberta.

(Signed) Sid W. Dykstra President and Chief Executive Officer	(Signed) David Halford Chief Financial Officer

On Behalf of the Board of Directors

(Signed) James M. Stanford Director	(Signed) Christopher P. Slubicki Director

APPENDIX A
RESERVES DATA AND OTHER OIL AND GAS INFORMATION
Reserves and Future Net Revenue
     The following tables of reserves and net present values of future net revenue for OPTI have been prepared on the assumption that total proved plus probable plus possible reserves are 940,557 mbbl of raw bitumen reserves and do not take into account any additional bitumen resources. It should not be assumed that the present values of future net revenue shown below is representative of the fair market value of the reserves.
Oil and Gas Reserves
Based on Forecast Prices and Costs(9)

	Synthetic Crude Oil
	(PSCTM)		Bitumen		Butane
	Gross(1)	Net(1)	Gross(1)	Net(1)	Gross(1)	Net(1)
	(mbbl)	(mbbl)	(mbbl)	(mbbl)	(mbbl)	(mbbl)
Proved Developed Producing(2)(5)(6)	—	—	64,856	64,207	—	—
Proved Developed Non-Producing(2)(7)
Proved Undeveloped(2)(8)	201,709	192,044	(48,801)	(48,922)	2,769	2,636

Total Proved	201,709	192,044	16,055	15,285	2,769	2,636

Probable Additional(3)	417,864	383,668	13,417	12,105	5,736	5,266

Total Proved Plus Probable	619,573	575,712	29,471	27,390	8,504	7,902

Possible Additional(4)	110,976	91,278	(506)	(945)	1,523	1,253

Total Proved Plus Probable Plus Possible	730,549	666,989	28,966	26,445	10,028	9,155

Net Present Values of Future Net Revenue
Based on Forecast Prices and Costs(9)

	Before Deducting Income Taxes Discounted At					After Deducting Income Taxes Discounted At
	0%	5%	10%	15%	20%	0%	5%	10%	15%	20%
	(MM$)	(MM$)	(MM$)	(MM$)	(MM$)	(MM$)	(MM$)	(MM$)	(MM$)	(MM$)
Proved Developed Producing (2)(6)	853	673	543	446	372	853	673	543	446	372
Proved Non-Producing	—	—	—	—	—	—	—	—	—	—
Proved Undeveloped (2)(8)	9,361	5,231	3,247	2,194	1,583	7,521	4,323	2,763	1,919	1,418

Total Proved	10,214	5,905	3,789	2,639	1,955	8,374	4,996	3,305	2,364	1,790
Probable Additional (3)	23,688	6,907	2,115	412	(303)	17,675	5,016	1,372	66	(486)

Total Proved Plus Probable	33,902	12,812	5,904	3,051	1,651	26,049	10,012	4,677	2,430	1,304
Possible Additional (4)	10,907	2,673	1,113	696	535	8,159	2,041	892	588	471

Total Proved Plus Probable Plus Possible	44,809	15,485	7,017	3,747	2,186	34,208	12,052	5,570	3,019	1,775

     The following table presents the estimated total future net revenue of OPTI, undiscounted, based on forecast prices and costs, as estimated in the McDaniel Report. It should not be assumed that the estimated total future net revenue shown below is representative of the fair market value of the reserves.
Total Future Net Revenue (Undiscounted)
Based on Forecast Prices and Costs(9)

						Future Net		Future Net
						Revenue		Revenue
						Before		After
			Operating	Development	Abandonment	Income	Income	Income
	Revenue	Royalties	Costs	Costs	Costs	Taxes	Taxes	Taxes
	(MM$)	(MM$)	(MM$)	(MM$)	(MM$)	(MM$)	(MM$)	(MM$)
Total Proved(2)	18,246	552	5,355	2,052	73	10,214	1,840	8,374

Total Proved Plus Probable(2)(3)	63,607	2,799	16,905	9,695	306	33,902	7,353	26,049

Total Proved Plus Probable Plus Possible (2)(3)(4)	78,792	4,171	19,294	10,146	373	44,809	10,601	34,208
     The following table presents the estimated total future net revenue by production group, of OPTI, based on forecast prices and costs, as estimated in the McDaniel Report. It should not be assumed that the estimated total future net revenue by production group shown below is representative of the fair market value of the reserves.
Future Net Revenue By Production Group
Based Upon Forecast Prices and Costs(9)

		Future Net Revenue Before Income Taxes
		(Discounted at 10%/Year)
		Total	Unit Basis
	Production Group	(MM$)	($/bbl of raw bitumen)
Total Proved(2)	Bitumen, synthetic crude oil, and butane	3,789	14.15
Total Proved Plus Probable(2)(3)	Bitumen, synthetic crude oil, and butane	5,904	7.36
Total Proved Plus Probable Plus Possible(2)(3)(4)	Bitumen, synthetic crude oil, and butane	7,017	7.46
Reserves Reconciliation
     The following table sets forth the changes between the reserve volume estimates made as at December 31, 2007 and the corresponding estimates as at December 31, 2006, based on forecast prices, net of royalties:

	Proved				Probable				Proved and Probable
	Bitumen	Synthetic Oil	Butane	Total	Bitumen	Synthetic Oil	Butane	Total	Bitumen	Synthetic Oil	Butane	Total
	mbbl	mbbl	mbbl	mbbl	mbbl	mbbl	mbbl	mbbl	mbbl	mbbl	mbbl	mbbl
Dec 31, 2006	13,544	184,200	2,528	200,272	5,280	166,051	2,279	173,610	18,824	350,252	4,808	373,884
Extensions	—	—	—	—	12,627	238,979	3,280	254,886	12,627	238,979	3,280	254,886
Improved Recovery	—	—	—	—	—	—	—	—	—	—	—	—
Technical Revisions	2,511	17,509	241	20,261	(4,490)	12,834	177	8,521	(1,979)	30,343	418	28,782
Discoveries	—	—	—	—	—	—	—	—	—	—	—	—
Acquisitions	—	—	—	—	—	—	—	—	—	—	—	—
Dispositions	—	—	—	—	—	—	—	—	—	—	—	—
Economic Factors	—	—	—	—	—	—	—	—	—	—	—	—
Production (Estimate)	—	—	—	—	—	—	—	—	—	—	—	—

Dec 31, 2007	16,055	201,709	2,769	220,533	13,417	417,864	5,736	437,017	29,471	619,573	8,504	657,548

Undeveloped Reserves
     The following table sets forth the volumes of our share of gross proved undeveloped reserves that were attributed for each of our product types based on forecast prices:

	Synthetic Crude Oil (PSC™)	Bitumen	Butane
	(mbbl)	(mbbl)	(mbbl)
2005	175,060	19,869	2,403
2006	143,147	2,385	1,965
2007	201,709	(48,801)	2,769

Note:	The Proved Developed Producing (“PDP”) category acknowledges the producing status of the 81 well-pairs in operation as of December 31, 2007. While these 81 well-pairs will provide raw bitumen feed to the Long Lake Upgrader, the financial benefits of the Upgrader have been classified as Proved Undeveloped as of December 31, 2007, due to the amount of capital remaining to be spent in 2008. Therefore the PDP volumes are booked as bitumen sales, not synthetic and butane sales.

The Proved Undeveloped category acknowledges that much of this production will be upgraded and sold as synthetic crude oil and butane. For this reason, in the Proved Undeveloped category, the sales volumes resulting from the production of the existing 81 well-pairs are re-classified from bitumen sales to synthetic and butane sales volumes. Therefore the bitumen sales volume is negative.
     The following table sets forth the volumes of our share of gross probable undeveloped reserves that were attributed for each of our product types based on forecast prices.

	Synthetic Crude Oil (PSC™)	Bitumen	Butane
	(mbbl)	(mbbl)	(mbbl)
2005	172,591	1,726	2,369
2006	166,051	5,280	2,279
2007	417,864	13,417	5,736
     There are proved and probable undeveloped resources associated with Phase 1 of the Long Lake Project. We plan to develop these reserves to maintain sufficient bitumen feed to the Upgrader. This development is expected to occur over the life of the Project.
     There are probable undeveloped reserves associated with Phase 2. We plan to be in a position to sanction Phase 2 in late 2008. Subsequent to Phase 2 sanctioning, which has not occurred, development of these reserves is expected to occur over the life of this project.
Future Development Costs
     We anticipate that the future development costs will be financed through working capital, existing debt facilities and internally generated cash flow.
     In the event such sources of funds are insufficient to fund the future development costs, a combination of debt or equity financing may be required. We anticipate that the costs of such financing would be a small percentage of the future development costs and the cost of such financing is implicit in the discount rate used to calculate the net present values. In the event these financing costs were incurred, we would expect no change in reserves or future net revenue, and do not expect it to make the development of the property uneconomic.
Future Development Costs
Based on Forecast Prices and Costs

		Total Proved Plus
		Probable
	Total Proved(2)	(2)(3)
	(MM$)	(MM$)
2008	277	550
2009	108	1,134
2010	74	1,041
2011	13	653
2012	18	98
Total for all years undiscounted	2,052	9,695
Total for all years discounted at 10%/year	925	3,988

Notes to the preceding tables:

(1)	“Gross Reserves” are the reserves held by us before Crown royalties. “Net Reserves” are the reserves held by us after Crown royalties.

(2)	“Proved” reserves are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves.

(3)	“Probable” reserves are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.

(4)	“Possible” reserves are those additional reserves that are less certain to be recovered than probable reserves. There is a 10% probability that the actual remaining quantities recovered will exceed the sum of the estimated proved plus probable plus possible reserves.

(5)	“Developed” reserves are those reserves that are expected to be recovered from existing wells and installed facilities or, if facilities have not been installed, that would involve a low expenditure (e.g. when compared to the cost of drilling a well) to put the reserves on production.

(6)	“Developed Producing” reserves are those reserves that are expected to be recovered from completion intervals open at the time of the estimate. These reserves may be currently producing or, if shut-in, they must have previously been on production, and the date of resumption of production must be known with reasonable certainty.

(7)	“Developed Non-Producing” reserves are those reserves that either have not been on production, or have previously been on production, but are shut in, and the date of resumption of production is unknown.

(8)	“Undeveloped” reserves are those reserves expected to be recovered from know accumulations where a significant expenditure (for example, when compared to the cost of drilling a well) is required to render them capable of production. They must fully meet the requirements of the reserves classification (proved, probable, possible) to which they are assigned.

(9)	The pricing assumptions used in the McDaniel Report with respect to net values of future net revenue (forecast) as well as the inflation rates used for operating and capital costs are set forth below. McDaniel is an independent qualified reserves evaluator appointed pursuant to NI 51-101.

	Oil			Synthetic Oil		Condensate	Butane	Natural Gas	Bitumen		Inflation Rate	Exchange Rate
					PSC at				Field	Field
	WTI	Edmonton	WCS	Edmonton	Long Lake	Edmonton	Field	Alberta	Bitumen	Bitumen Oil
	Crude Oil	Light Oil	Hardisity Oil	Synthetic	Synthetic	Condensate	Butane	Spot Gas	Oil Price	Price
	Price	Price	Price	Oil Price	Oil Price	Price	Price	Price	Pre-Upgr	Post-Upgr
	$US/bbl	$Cdn/bbl	$Cdn/bbl	$Cdn/bbl	$Cdn/bbl	$Cdn/bbl	$Cdn/bbl	$Cdn/mmbtu	$Cdn/bbl	$Cdn/bbl	%/ year	$US/$Cdn
Forecast
2008	90.00	89.00	60.30	90.25	89.69	91.00	58.66	6.45	34.74	38.76	2.0	1.000
2009	86.70	85.70	58.09	86.70	86.13	87.70	56.29	7.00	32.45	37.26	2.0	1.000
2010	83.20	82.20	55.74	82.95	82.37	84.30	53.83	7.00	31.17	35.75	2.0	1.000
2011	79.60	78.50	53.33	79.00	78.40	80.60	51.16	7.00	30.08	34.40	2.0	1.000
2012	78.50	77.40	52.60	77.40	76.79	79.60	50.39	7.10	30.04	34.22	2.0	1.000
2013	77.30	76.20	51.79	75.70	75.08	78.40	49.42	7.30	29.90	33.93	2.0	1.000
2014	78.80	77.70	52.80	76.70	76.06	80.00	50.45	7.55	30.86	34.89	2.0	1.000
2015	80.40	79.30	53.87	77.80	77.16	81.60	51.47	7.80	31.92	35.95	2.0	1.000
2016	82.00	80.80	54.94	79.27	78.61	83.10	52.40	8.00	32.61	36.71	2.0	1.000
2017	83.70	82.50	56.08	80.94	80.27	84.90	53.52	8.25	33.30	37.48	2.0	1.000
2018	85.30	84.10	57.15	82.51	81.82	86.50	54.55	8.45	33.88	38.16	2.0	1.000
2019	87.00	85.80	58.29	84.18	83.48	88.30	55.67	8.70	34.57	38.93	2.0	1.000
2020	88.80	87.50	59.50	85.84	85.13	90.00	56.79	8.95	35.46	39.89	2.0	1.000
2021	90.60	89.30	60.70	87.61	86.89	91.90	57.90	9.20	36.05	40.58	2.0	1.000
2022	92.40	91.10	61.91	89.38	88.64	93.70	59.12	9.40	36.83	41.45	2.0	1.000
2023	94.25	92.92	63.15	91.16	90.41	95.57	60.30	9.59	37.57	42.28	2.0	1.000
2024	96.13	94.78	64.41	92.99	92.22	97.49	61.51	9.78	38.32	43.13	2.0	1.000
2025	98.06	96.68	65.70	94.85	94.06	99.44	62.74	9.98	39.09	43.99	2.0	1.000
2026	100.02	98.61	67.01	96.74	95.94	101.42	63.99	10.17	39.87	44.87	2.0	1.000
2027	102.02	100.58	68.35	98.68	97.86	103.45	65.27	10.38	40.67	45.77	2.0	1.000
2028	104.06	102.59	69.72	100.65	99.82	105.52	66.58	10.59	41.48	46.68	2.0	1.000
2029	106.14	104.65	71.11	102.67	101.82	107.63	67.91	10.80	42.31	47.61	2.0	1.000
2030	108.26	106.74	72.54	104.72	103.85	109.78	69.27	11.01	43.16	48.57	2.0	1.000
2031	110.43	108.87	73.99	106.81	105.93	111.98	70.65	11.23	44.02	49.54	2.0	1.000
2032	112.64	111.05	75.47	108.95	108.05	114.22	72.07	11.46	44.90	50.53	2.0	1.000
Thereafter	+2.0%/yr	+2.0%/yr	+2.0%/yr	+2.0%/yr	+2.0%/yr	+2.0%/yr	+2.0%/yr	+2.0%/yr	+2.0%/yr	+2.0%/yr	2.0	1.000
Pricing Assumptions:
     WTI, Edmonton Light, Edmonton Synthetic, WCS Hardisty, Edmonton Condensate, Edmonton Butane and Alberta Spot Gas Price forecasts were based on the McDaniel January 1, 2008 price forecast. PSCtm pricing is based on a $0.70/bbl premium to Edmonton synthetic. Transportation costs for bitumen, PSCtm and Butane were supplied by the JV Participants.
Oil Wells
     As at December 31, 2007, we had an interest in 81 gross (40.5 net) SAGD well pairs. These well pairs are contained within the SAGD Pilot and are comprised of 3 gross (1.5 net) producing oil wells and 3 gross (1.5 net) injection wells, the remainder are contained in the Long Lake SAGD operation and are comprised of 78 gross (39 net) oil wells and 78 gross (39 net) injection wells.

Properties with No Attributed Reserves
     The Long Lake Leases comprise 98 sections. Proved, Probable and Possible reserves have been assigned on 39 sections of these lands and 59 sections have no reserves assigned. Resources have been assigned to some of these 59 sections. We have a 50% working interest in all of these lands.
     We have a 50% working interest in an additional 307 sections of land, also in the Athabasca region. These lands, contained primarily within the Leismer and Cottonwood Leases, have had no reserves assigned to them.
     There are no work commitments associated with any of these lands.
Abandonment and Reclamation Costs
     We have abandonment and reclamation liabilities relating primarily to SAGD Pilot facilities and wells, and facilities for the Upgrader and SAGD operation. The future commercial development will result in additional drilling and the construction of upgrading and resource facilities.
     We estimate the abandonment liability, net of salvage, for these assets with consideration given to the expected cost to abandon and reclaim wells, facilities and surface area. These estimates are based on prevailing industry conditions, regulatory requirements and past experience. Estimates are required for the amount, timing and nature of the abandonment in order to determine the present value of the liability. Financial estimates such as inflation and interest rates also impact the calculation of the present value of the abandonment liability.
     The liability is estimated in the period in which the liability is incurred. These estimates are prepared annually and adjustments are made quarterly for material changes in the amount of the liability or the timing of abandonment. Where material differences are identified, adjustments to the liabilities or accretion expense are made on a prospective basis.
     Our share of the present value of abandonment and reclamation costs that require recognition in the financial statements at December 31, 2007 is $7 million. The total undiscounted future amount of abandonment liabilities expected to be incurred is $149 million based on measurement criteria under Canadian GAAP. These liabilities relate to facilities and wells completed or under construction at the end of 2007. At December 31, 2007, there are 150 net wells for which abandonment liabilities have been recognized. These net wells include the SAGD Pilot wells, the commercial SAGD wells and certain observation and water sources wells. In addition, we have abandonment liabilities in relation to SAGD and Upgrader facilities currently under construction. The undiscounted amount used in the constant dollar, proved plus probable plus case of the McDaniel report is $102 million net to us.
     We incurred negligible abandonment costs in 2007 and expect to incur none in the next two years.
Tax Horizon
We did not pay any current income taxes in our fiscal year ended December 31, 2007. Considering the capital costs associated with Phase 1 only and pricing and cost estimates developed by us and our existing tax pools, we do not anticipate paying income taxes until approximately 2014, based on the Proved plus Probable case in the McDaniel Report. This estimate will be impacted by, among other factors, the final construction cost of the Project, commodity prices, foreign exchange rates, operating costs, interest rates, expansions of the Project and OPTI’s other business activities. Changes in these factors from estimates used by us could result in us paying income taxes earlier or later than expected.
Costs Incurred
     The following table sets forth costs incurred by us for Oil and Gas activities for the year ended December 31, 2007:

($ millions) Property Acquisition Costs
Proved Properties	Unproved Properties	Exploration Costs	Development Costs
$nil	$5	$55	$309

Notes:

(1)	All of these costs were capitalized by OPTI.

(2)	Development Costs do not include capital associated with the Upgrader. In the year ended December 31, 2007, costs incurred by us in relation to the Upgrader were $583 million.
Exploration and Development Activities
During 2007, no SAGD horizontal wells were drilled.
Production Estimates
     We estimate, based on the proved plus probable case, that we will produce on average approximately 26,000 bbl/d (13,000 bbl/d net to OPTI) of raw bitumen in 2008. The start-up of the Upgrader and commencement of synthetic crude oil and butane sales is planned for mid-2008.

APPENDIX B

January 22, 2008 Auditors’ Report To the Shareholders of OPTI Canada Inc.	PricewaterhouseCoopers LLP Chartered Accountants 111 5 Avenue SW, Suite 3100 Calgary, Alberta Canada T2P 5L3 Telephone +1 (403) 509 7500 Facsimile +1 (403) 781 1825
     We have audited the consolidated balance sheets of OPTI Canada Inc. as at December 31, 2007 and 2006 and the consolidated statements of loss, comprehensive loss and deficit, cash flows and shareholders’ equity for each of the years in the three year period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
     In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2007 and 2006 and the results of its operations, cash flows and shareholders’ equity for each of the years in the three year period ended December 31, 2007 in accordance with Canadian generally accepted accounting principles.
(signed) “PricewaterhouseCoopers LLP”
Chartered Accountants
Calgary, Alberta
PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.

OPTI CANADA INC.
Consolidated Balance Sheets

	AS AT DECEMBER 31
	2007	2006
	(Amounts in thousands of Canadian dollars)
ASSETS
Current
Cash and cash equivalents (note 9c)	$310,504	$536,666
Short-term investments	—	37,097
Accounts and other receivables	13,495	7,663
Interest reserve account (note 4a)	137,328	130,389

	461,327	711,815

Interest reserve account (note 4a)	—	146,241
Deferred financing charges(note 2o(iii))	—	38,428
Future income tax asset (note 5)	2,153	—
Property, plant and equipment (note 3)	3,373,908	2,477,898

	$3,837,388	$3,374,382

LIABILITIES
Current
Accounts payable and accrued liabilities	$190,723	$157,844
Long-term debt (note 4)	1,734,775	1,689,685
Future income tax liability (note 5)	—	47,040
Obligation under capital lease (note 9b)	29,600	25,550
Other long-term liabilities (note 6)	66,677	10,658

	2,021,775	1,930,777

SHAREHOLDERS’ EQUITY
Capital stock (note 7)	1,837,253	1,431,015
Warrants	15,686	15,686
Contributed surplus	11,897	9,357
Deficit	(49,223)	(12,453)

	1,815,613	1,443,605

	$3,837,388	$3,374,382

Commitments (note 9)

(signed) “Robert G. Puchniak”	(signed) “Sid W. Dykstra”
See accompanying notes to the consolidated financial statements

OPTI CANADA INC.
Consolidated Statements of (Loss), Comprehensive Loss and Deficit

	Years Ended December 31
	2007	2006	2005
	(Amounts in thousands of Canadian dollars,
	except per share amounts)

Interest income	$13,303	$10,400	$14,469
Expenses
General and administrative	14,206	10,027	6,881
Financing charges	11,927	—	—
Unrealized loss on commodity contracts	3,779	—	—
Amortization and accretion	2,011	22,291	4,700

	31,923	32,318	11,581

Earnings (loss) before taxes	(18,620)	(21,918)	2,888
Income taxes
Capital taxes	—	(14)	2,417
Future tax expense (recovery) (note 5)	(9,134)	(11,688)	2,220

	(9,134)	(11,702)	4,637

Net loss and comprehensive loss	(9,486)	(10,216)	(1,749)

Deficit — beginning of year	(12,453)	(2,237)	(488)
Adoption of new accounting policy (note 2o)	(27,284)	—	—

Deficit — beginning of year as restated	(39,737)	(2,237)	(488)
Deficit — end of year	$(49,223)	$(12,453)	$(2,237)

Loss per share, basic and diluted	$(0.05)	$(0.06)	$(0.01)

See accompanying notes to the consolidated financial statements

OPTI CANADA INC.
Consolidated Statement of Cash Flows

	Years Ended December 31
	2007	2006	2005
	(Amounts in thousands of Canadian dollars)

Cash provided by (used in)
Operating activities
Net loss and comprehensive loss	$(9,486)	$(10,216)	$(1,749)
Items not affecting cash
Amortization and accretion expense	2,011	22,291	4,700
Stock based compensation expense	1,356	1,014	568
Unrealized loss on commodity contracts	3,779	—	—
Future tax expense (recovery)	(9,134)	(11,688)	2,220

	(11,474)	1,401	5,739
Asset retirement costs incurred	(24)	(22)	(11)
Financing charges	11,927	—	—
Net change in non-cash working capital	4,496	(2,060)	(2,552)

	4,925	(681)	3,176

Financing activities
Increase in long-term debt	930,700	2,486,284	—
Repayments of long-term debt	(612,820)	(836,000)	—
Proceeds from share issuances	428,972	55,278	249,389
Deferred financing charges	—	(40,392)	(1,904)
Share issue costs	(16,768)	(914)	(11,698)
Financing charges	(11,927)	—	—
Net change in non-cash working capital	(4,793)	5,553	1,500

	713,364	1,669,809	237,287

Investing activities
Property, plant and equipment additions	(1,108,367)	(1,108,798)	(753,703)
Settlement of interest rate swap	(2,201)	—	—
Decrease in short-term investments	37,097	12,741	374,512
Decrease (increase) in interest reserve account	102,626	(270,109)	—
Net change in non-cash working capital	30,837	24,962	14,394

	(940,008)	(1,341,204)	(364,797)

Foreign exchange gain (loss) on cash and cash equivalents held in foreign currency	(4,443)	3,076	—

Increase (decrease) in cash	(226,162)	331,000	(124,334)
Cash and cash equivalents — beginning of year	536,666	205,666	330,000

Cash and cash equivalents — end of year	$310,504	$536,666	$205,666

See accompanying notes to the consolidated financial statements

OPTI CANADA INC.
Consolidated Statements of Shareholders’ Equity

			Common and
		Call	Preferred	Contributed
	Warrants	Obligations	Shares	Surplus	Deficit	Total
	(Amounts in thousands of Canadian dollars)
Balance at January 1, 2005	$—	$(16,664)	$1,174,819	$11,464	$(488)	$1,169,131
Preferred shares issued	15,855	—	140,782	—	—	156,637
Issued for cash — flow-though	—	—	43,600	—	—	43,600
Share issue costs	—	—	(11,698)	—	—	(11,698)
Tax effect on share issuance costs	—	—	3,933	—	—	3,933
Stock options exercised	—	—	20,676	(3,225)	—	17,451
Stock based compensation	—	—	3,225	1,536	—	4,761
Net loss	—	—	—	—	(1,749)	(1,749)

Balance at December 31, 2005	15,855	(16,664)	1,375,337	9,775	(2,237)	1,382,066
Preferred share conversion	—	—	28,783	—	—	28,783
Issued for cash — flow-though	—	—	40,367	—	—	40,367
Share issue costs	—	—	(914)	—	—	(914)
Warrants exercised	(169)	—	1,158	—	—	989
Tax effect on financing activities	—	—	(14,393)	—	—	(14,393)
Stock options exercised	—	—	13,923	(3,418)	—	10,505
Stock based compensation	—	—	3,418	3,000	—	6,418
Net loss	—	—	—	—	(10,216)	(10,216)

Balance at December 31, 2006	15,686	(16,664)	1,447,679	9,357	(12,453)	1,443,605
Issued for cash	—	—	352,156	—	—	352,156
Issued for cash — flow-though	—	—	60,021	—	—	60,021
Share issue costs	—	—	(16,768)	—	—	(16,768)
Stock options exercised	—	—	16,795	(1,548)	—	15,247
Stock based compensation	—	—	1,548	4,088	—	5,636
Tax effect on financing activities	—	—	(7,514)	—	—	(7,514)
Adoption of new accounting policy	—	—	—	—	(27,284)	(27,284)
Net loss	—	—	—	—	(9,486)	(9,486)

Balance at December 31, 2007	$15,686	$(16,664)	$1,853,917	$11,897	$(49,223)	$1,815,613

See accompanying notes to the consolidated financial statements

OPTI CANADA INC.
Notes to the Consolidated Financial Statements
(Tabular amounts are in thousands of Canadian dollars, unless otherwise stated)
1.	SUMMARY OF OPERATIONS
OPTI Canada Inc. (OPTI) is a public Canadian company with its shares listed for trading on the Toronto Stock Exchange (Symbol: OPC). OPTI’s primary activity is the Long Lake Project (the Project), in which OPTI has a 50% working interest.
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
a)	Consolidation

These statements include the accounts of OPTI and its wholly owned subsidiaries and are presented in accordance with Canadian generally accepted accounting principles.

b)	Property, plant and equipment
(i)	Petroleum and natural gas properties
OPTI follows the full cost method of accounting for petroleum and natural gas properties, whereby all costs of exploring for and developing petroleum and natural gas reserves are capitalized. Costs include land acquisition costs, geological and geophysical costs, carrying charges on non-productive properties, costs of drilling both productive and non-productive wells, costs of testing the bitumen upgrading process and related overhead pre-operating charges. The capitalized costs, less undeveloped land costs, are depleted using the unit-of-production method based upon estimated proved reserves before royalties. To date, no depletion has been recorded as commercial operations have not commenced.

Impairment is recognized if the carrying amount of the property, plant and equipment (PP&E) exceeds the sum of the undiscounted cash flows expected to result from proved reserves (ceiling test). Cash flows are calculated based on an estimate of future prices. In circumstances of impairment, the impairment would be calculated as the amount by which carrying amounts of the PP&E exceed the net present value of future cash flows from proved plus risked probable reserves. The risk-free interest rate is used to arrive at the net present value of the future cash flows. Any excess carrying value above the net present value of OPTI’s future cash flows would be recorded as a permanent impairment. The cost of unproved properties and major development projects are excluded from the ceiling test calculation and subject to a separate impairment test. In circumstances of impairment, the impairment would be calculated as the amount by which carrying amounts of the PP&E exceed the net present value of future cash flows. Management has reviewed the valuation of the Long Lake Project and other oil sands properties and estimates that the fair market value of these properties exceeds their carrying amount.

Operating costs, net of revenues in relation to activities that are considered to be in the development stage, are capitalized. Judgement is required to determine whether operations are in the development stage. The factors considered include, whether commercially viable production levels have been achieved, whether the plant is producing a saleable product, whether the plant is operating at pre-determined operating levels in relation to commercial operations or other factors as circumstances warrant. Once the operations are no longer considered development stage, revenue is recognized and operating costs are recorded in earnings during the year.

Proceeds from the sale of oil and gas properties reduce PP&E, with no gain or loss recognized, unless such a sale would significantly alter the rate of depletion and depreciation.

           2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(ii)	Asset retirement obligations
OPTI recognizes the fair value of the liability for asset retirement obligations in the period it is incurred with a corresponding increase to the carrying amount of the related asset. The initial obligation recognized is accreted over time until the future period in which the obligation is settled. The related asset will be amortized over its estimated useful life using straight line or the unit of production method once commercial operations commence.
(iii)	Corporate assets
Corporate office assets are recorded at cost less accumulated amortization which is calculated using the declining balance method at rates of 30% to 50% per annum.
(iv)	Capitalized interest
Prior to the commencement of commercial operations, OPTI capitalizes interest costs in relation to its long-term debt for major development projects.
(v)	Foreign currency translation
Monetary assets and liabilities are translated at exchange rates in effect on the balance sheet date. Other assets and related depreciation, depletion and amortization, other liabilities and expenses are translated at rates in effect at the date of the transaction. Prior to the commencement of commercial operations, OPTI capitalizes foreign exchange gains or losses in relation to the revaluations of its U.S. dollar denominated cash and cash equivalents and long-term debt used for major development projects. Exchange gains and losses resulting from operating activities are included in earnings.
c)	Joint venture

A significant portion of OPTI’s activities are conducted within a joint venture. The accounts reflect OPTI’s proportionate interest in such activities.

d)	Cash and cash equivalents

Cash and cash equivalents include cash, and money market instruments that carry terms less than 91 days at the date of investment.

e)	Short-term investments

Short-term investments include money market investments with maturities greater than 90 days and are carried at amortized cost.

f)	Deferred financing charges

During 2006, OPTI capitalized costs in relation to its long-term debt and amortized such costs over the term of the related debt. Effective January 1, 2007, OPTI adopted section 3855 “Financial Instruments — Recognition and Measurement” (see note 2o) and charged $38 million of deferred financing charges, net of taxes of $11 million, to opening deficit. As a result of this change in accounting policy, debt financing costs are expensed as incurred.

g)	Leases

Leases that transfer substantially all the benefits, risks and rewards of ownership to OPTI are recorded as capital leases and classified as PP&E with a corresponding increase to obligations under capital leases. Amortization will be recorded upon

            2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
commencement of commercial operations. All other leases are classified as operating leases under which leasing costs are expensed in the period incurred. Prior to the commencement of commercial operations, OPTI capitalizes operating lease payments.

h)	Income taxes

OPTI uses the liability method of accounting for income taxes. Future tax assets and liabilities are recognized based on differences in the financial statement carrying amount for assets and liabilities and the associated tax balance. Future taxes are measured based on substantially enacted tax rates in the period in which the temporary differences are expected to be realized or settled. If there is uncertainty in the realization of a tax asset, a valuation allowance reduces or eliminates the tax asset that is recorded.

i)	Flow-through shares

Tax deductions for income tax purposes related to exploratory and development activities funded by flow-through share arrangements are renounced to investors in accordance with income tax legislation. Share capital is reduced, with a corresponding increase to the future tax liability, by the estimated cost of the tax deductions when such deductions are renounced to the investors.

j)	Stock-based compensation plans

Stock options granted to directors, officers, employees and consultants are accounted for using the fair value method under which compensation expense is recorded based on the estimated fair value of the options at the grant date using the Black-Scholes option pricing model. Compensation cost is either expensed or capitalized over the vesting period with a corresponding increase in contributed surplus. When stock options are exercised, the cash proceeds along with the amount previously recorded as contributed surplus are recorded as share capital.

k)	Loss per share

Loss per share is calculated using net earnings or loss and the weighted average number of common shares outstanding during the year. For the year ended December 31, 2007, the weighted average number of common shares of all classes outstanding is 177.4 million (December 31, 2006 — 169.6 million) and diluted is 181.6 million (December 31, 2006 — 174.8 million). OPTI uses the treasury stock method of calculating diluted earnings or loss per common share. There is no difference in the basic or diluted loss per share.

l)	Use of estimates

The preparation of the consolidated financial statements in accordance with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and presentation of assets, liabilities, revenues, expenses and disclosures of contingencies and commitments. Such estimates primarily relate to unsettled transactions and events at the balance sheet date which are based on information available to management at each financial statement date. Actual results could differ from those estimated.

The estimate of the percentage of completion of various projects at the financial statement date affects PP&E additions and the related accrued liability. Various estimates are required in consideration of impairment of costs capitalized for the Long Lake Project and other resource assets. Consideration of impairment includes estimates relating to overall Project costs, future cash flows, regulatory approval, Project timing, commodity prices, the general economic environment, and the ability to finance future activities through the issuance of debt or equity.

The estimate related to asset retirement obligations requires estimates of the amount and timing of future abandonment liabilities, inflation, and interest rates. The recognition of amounts in relation to stock-based compensation requires estimates related to valuation of stock options at the time of issuance. Future taxes require estimates as to the realization of future tax assets and the timing of reversal of tax assets and liabilities. The fair value of the commodity contracts and cross

             2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
currency swaps are calculated using valuation models that require estimates as to future market prices. By their nature, these estimates are subject to measurement uncertainty and the effect of changes in such estimates on the consolidated financial statements for current and future periods could be significant.

m)	Interest reserve account

Cash is considered to be restricted when its availability is limited to a specified purpose. At December 31, 2007, OPTI’s restricted cash balance is connected with the Senior Secured Notes. The loan agreements require OPTI to maintain an account to fund anticipated interest payments through to December 2008.

n)	Capitalized cross currency swap gain or loss

Prior to the commencement of commercial operations, OPTI capitalizes to PP&E gains or losses in relation to the fair market valuation of its cross currency swaps which have not been designated for hedge accounting.

o)	New standards

On January 1, 2007, OPTI adopted the Canadian Institute of Chartered Accountants (CICA) handbook section 1530 “Comprehensive Income,” section 3251 “Equity,” section 3855 “Financial Instruments — Recognition and Measurement” and section 3865 “Hedges.” These standards result in changes in the accounting for financial instruments and hedges as well as introduce comprehensive income as a separate component of shareholders’ equity. As required, these standards have been adopted prospectively and comparative amounts for the prior periods have not been restated.
(i)	Comprehensive Income
Comprehensive income is comprised of net earnings or loss and other comprehensive income (OCI). OCI represents the change in equity for a period that arises from unrealized gain and losses on available-for-sale securities and changes in the fair market value of derivative instruments designated as cash flow hedges. OPTI does not currently have any transactions that give rise to OCI, therefore OPTI’s net loss and comprehensive loss are the same amount.
(ii)	Equity
This section establishes the standards for presentation of equity and changes in equity during the period. The section requires separate presentation of changes in equity for the period arising from net income, OCI, contributed surplus, retained earnings, share capital and reserves. Accumulated OCI is included in the consolidated balance sheet as a separate component of shareholders’ equity.
(iii)	Financial Instruments
This section establishes standards for the recognition and measurement of financial instruments, which is comprised of financial assets, financial liabilities, derivatives and non-financial derivatives.

A financial asset is cash or a contractual right to receive cash or another financial asset, including equity, from another party. A financial liability is the contractual obligation to deliver cash or another financial asset to another party.

A derivative is a financial instrument whose value changes in response to a specified variable, requires little or no net investment and is settled at a future date. An embedded derivative is a derivative that is a part of a non-derivative contract and not directly related to that contract. Under this standard, embedded derivatives must be accounted for as a separate financial instrument. A non-financial derivative is a contract that can be settled net in cash or another financial instrument.

             2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Under this standard, all financial instruments are initially recorded at fair-value and are subsequently accounted for based on one of five classifications: held for trading, held-to-maturity, other financial liabilities, loans and receivables or available-for-sale. The classification of a financial instrument depends on its characteristics and the purpose for which it was acquired.
A)	Held for trading
Held for trading financial instruments are financial assets or financial liabilities that are purchased with the intention of selling or repurchasing in the near term. Any financial instrument can be designated as held for trading as long as its fair value can be reliably measured. A derivative is classified as held for trading unless designated as and considered an effective hedge. Held for trading instruments are recorded at fair value with any subsequent gains or losses from changes in the fair value included in earnings.

Currently, OPTI’s commodity contracts and cross currency interest rate swaps are derivatives and accounted for as held for trading financial instruments and are recorded at fair value.
B)	Held-to-maturity
Held-to-maturity investments are non-derivative financial assets with fixed or determinable payments and a fixed maturity that OPTI has the intent and ability to hold to maturity. These financial assets are measured at amortized cost using the effective interest method. Any gains or losses arising from the sale of a held-to-maturity investment are included in earnings. All of OPTI’s cash equivalents, short-term investments and the interest reserve account are designated as held-to-maturity investments.

The fair values of cash equivalents, short-term investments and the interest reserve account approximate their carrying value due to their short-term nature.
C)	Other financial liabilities
Items classified as other financial liabilities on OPTI’s financial statements are accounted for at amortized cost using the effective interest method. Any gains or losses in the realization of other financial liabilities are included in earnings.

The fair value of the Senior Secured Notes is approximately USD $1,723 million (Canadian $1,708 million).
D)	Loans and receivables
Items classified as loans and receivables in OPTI’s financial statements are accounted for at amortized cost using the effective interest method. Any gains or losses on the realization of loans and receivables are included in earnings.

The fair value of accounts and other receivables and accounts payable and accrued liabilities approximate their carrying values due to the short-term nature of these instruments.
E)	Available-for-sale
Available-for-sale assets are those financial assets that are not classified as held for trading, held-to-maturity or loans and receivables. Available-for-sale instruments are recorded at fair value. Any gains or losses arising from the change in fair value is recorded in OCI and upon the sale of the instrument or other-than-temporary impairment, the cumulative gain or loss is included in earnings.

OPTI has not designated any financial instruments as available-for-sale assets.

             2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Fair values are based upon quoted market prices available from active markets or are otherwise determined using a variety of valuation techniques and models using quoted market prices.

All guarantees upon inception are required to be recognized on the balance sheet at their fair value. No subsequent re-measurement is required to fair value each guarantee at each subsequent balance sheet date unless the guarantee is considered a derivative.

Effective January 1, 2007, transaction costs relating to all financial instruments are expensed as incurred. As a result, $38 million of deferred financing costs, net of taxes of $11 million, have been charged to opening deficit.
(iv)	Hedges
Hedge accounting is optional and OPTI may designate any qualifying hedging instrument as a hedge for accounting purposes. When hedge accounting is not applied, the derivative financial instrument is recorded on the balance sheet at fair-value and changes in the fair value of the derivative instrument are included in earnings. OPTI has chosen not to designate any of its current hedging instruments as hedges for accounting purposes and has classified them as held for trading assets and recorded the fair value of these instruments on the balance sheet.

To qualify for hedge accounting, the hedging relationship between the hedged item and hedging instrument must be designated and formally documented at the inception of the adoption of hedge accounting. The documentation includes the risk management policy, the relationship between the hedging instrument and the hedged item and whether or not the hedging relationship is effective in offsetting the changes associated with the hedged risk. Effectiveness must be tested on an ongoing basis throughout the life of the hedging relationship. Hedge accounting is discontinued if the hedging relationship is no longer considered effective or is terminated. The hedging relationship can either be measured as a cash flow hedge or a fair value hedge.
A)	Cash flow hedge
A cash flow hedge is a hedge of the exposure to the variability of the cash flows associated with a recognized asset, liability or forecasted transaction. The effective portion of the change in the fair value of a cash flow hedge is recognized in OCI while any ineffective portion is included in earnings. If hedge accounting is discontinued or the hedge is sold or terminated, the amounts in accumulated OCI are included in earnings during the periods when the variability in the cash flows of the hedged item affects earnings.
B)	Fair value hedge
A fair value hedge is a hedge of the exposure to changes in fair value of a recognized asset, liability or an unrecognized firm commitment. Changes in the fair value of a fair value hedge are included in earnings along with the changes in the fair value of the associated assets or liabilities attributable to the hedged risk. If hedge accounting is discontinued, the carrying amount of the hedge is amortized into earnings over the remaining term of the hedged item.
p)	Future accounting changes

The CICA issued three new accounting standards, section 1535 “Capital Disclosures”, section 3862 “Financial Instruments — Disclosures”, and section 3863 “Financial Instruments — Presentation”. These standards become effective for OPTI in the first quarter of 2008.

Section 1535 requires the disclosure of OPTI’s objectives, policies and processes for managing capital. This includes qualitative information regarding OPTI’s objectives, policies and processes for managing capital and quantitative data about what OPTI manages as capital. These disclosures are based on information that is provided internally to OPTI’s key management.

             2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Sections 3862 and 3863 replace section 3861 “Financial Instruments — Disclosure and Presentation” which revises and enhances financial instruments disclosure requirements and leaves unchanged its presentation requirements. These new sections place increased emphasis on disclosures about the nature and extent of risks arising from financial instruments and how OPTI manages those risks.
3.	PROPERTY, PLANT AND EQUIPMENT

	As at December 31
	2007	2006
Long Lake Project	$3,027,730	$2,237,646
Other oil sands properties	294,319	198,518
Corporate assets	17,470	10,646
Asset retirement cost	7,454	6,619
Capital lease	29,600	25,550

	3,376,573	2,478,979
Accumulated amortization — corporate assets	(2,665)	(1,081)

	$3,373,908	$2,477,898

During the year ended December 31, 2007, OPTI capitalized $5 million (2006 — $6 million) of G&A expenses, $130 million (2006 — $47 million) of interest and $235 million of net foreign exchange gains (2006 — $30 million loss). With the exception of corporate assets, no depletion, depreciation or amortization has been recorded as commercial operations have not commenced.

OPTI is engaged in the development of oil sands projects. Since inception, OPTI has been developing the Long Lake Project and proceeding with the development of future phases. OPTI has not earned any significant revenues and is considered to be in the development stage.

	Years Ended
	Inception to 2007	2007	2006
Revenue capitalized	$9,624	$—	$2,758
Operating results capitalized	(70,449)	(36,995)	(9,846)
Standby charges capitalized	(31,607)	(3,491)	(8,383)
Foreign exchange gain (loss) capitalized	205,307	235,164	(29,857)
Cross currency and interest rate swap capitalized	(61,808)	(56,982)	(4,826)
Capitalized future tax	13,109	13,109	—
4.	LONG-TERM DEBT

OPTI’s long-term debt consists of the following:

	As at December 31
	2007	2006
Senior Secured Notes (a)	$1,734,775	$1,165,300
Revolving Credit Facility (b)	—	—
Term Loan B Debt Facility (c)	—	524,385

	$1,734,775	$1,689,685

a)	Senior Secured Notes

OPTI has USD $1,000 million Senior Secured Notes which bear interest at 8.25% and mature on December 15, 2014. In connection with these notes, USD $123 million was funded to an interest reserve account for interest payments until December 15, 2008. These notes are collateralized by a second priority security interest on all OPTI’s existing and future property. OPTI may redeem up to 35% of these notes prior to December 15, 2009 with net proceeds from certain equity offerings. At any time prior to December 31, 2010, OPTI may redeem these notes at the principal amount, plus the applicable premium and accrued interest and at any time after December 31, 2010 at redemption prices between 104.13% and 100% of the principal amount.

On July 5 2007, OPTI completed the issuance of an additional USD $750 million Senior Secured Notes. These notes bear interest at 7.875% and mature December 15, 2014. In connection with these notes, OPTI funded USD $85 million to an interest reserve account for interest payments until December 15, 2008. The terms and conditions associated with these notes are substantially the same as the notes described above. OPTI used a portion of the proceeds to repay and cancel the USD $450 million Term Loan B facility.

b)	Revolving Credit Facility

OPTI has a $500 million revolving credit facility due December 15, 2011. Amounts drawn under this facility can take the form of prime rate based loans, bankers’ acceptances, LIBOR loans or letters of credit. The facility will bear interest at the prime rate, bankers’ acceptance rate or at LIBOR plus a spread above the reference rate between 1.0% and 2.5% per annum. This facility is collateralized by a first priority security interest on all present and after acquired property of OPTI. The revolving credit facility includes certain conditions precedent to all borrowings which include a sufficient funding test related to the Project. At December 31, 2007, no amounts were outstanding under this facility.

           4. LONG-TERM DEBT (CONTINUED)
c)	Term Loan B Debt Facility

On July 5, 2007, OPTI repaid and cancelled its USD $450 million Term Loan B facility (TLB). The TLB bore interest at a rate of LIBOR plus 2.0% and had a scheduled maturity of May 17, 2013. The TLB was collateralized by a first priority security interest on all present and after acquired property of OPTI.
5.	INCOME TAXES

The provision for income taxes reflects an effective tax rate of 49% (2006 — 53%, 2005 — 161%) which differs from the statutory tax rate of 32% (2006 — 35%, 2005 — 38%). The reasons for the difference are discussed below.

	Years Ended December 31
	2007	2006	2005
Taxes (recovery) based on book earnings	$(5,981)	$(7,562)	$1,086
Tax rate changes	(3,588)	(4,962)	(3)
Resource allowance	—	486	831
Stock-based compensation	435	350	214
Large corporation tax	—	(14)	2,417
Other	—	—	92

Tax provision (recovery)	$(9,134)	$(11,702)	$4,637

Significant components of OPTI’s future tax liabilities (assets) are as follows:

	As at December 31
	2007	2006
Book value in excess of tax value	$100,125	$62,492
Asset retirement obligation	(1,767)	(1,691)
Benefit of share issuance costs	(15,561)	(2,896)
Losses for income tax purposes	(84,950)	(16,657)

	$(2,153)	$47,040

At December 31, 2007, expiry of losses for income tax purposes are $3 million in 2009, $10 million in 2010, $9 million in 2014, $16 million in 2015, $117 million in 2026 and $185 million in 2027.

6.	OTHER LONG-TERM LIABILITIES

OPTI’s other long-term liabilities consists of the following:

	As at December 31
	2007	2006
Cross currency interest rate swaps (a)	$59,607	$—
Asset retirement obligation (b)	7,070	5,832
Interest rate swap (c)	—	4,826

	$66,677	$10,658

a)	Cross currency interest rate swaps

In relation to OPTI’s USD Senior Secured Notes, OPTI entered into cross currency interest rate swaps to fix a portion of the USD interest and principal repayment amounts in Canadian dollars. At the maturity date of the notes, the swaps provide for a fixed CAD payment of $928 million in exchange for receipt of USD $875 million in December 2014. The swaps also provide for semi-annual CAD interest payments until December 2014 at a fixed rate of 8.15% based on notional CAD $928 million of debt. As a result of the period end fair value revaluation, an unrealized loss of approximately $60 million has been capitalized to PP&E with a corresponding liability established.

         6. OTHER LONG-TERM LIABILITIES (CONTINUED)
b)	Asset retirement obligation

OPTI’s obligations with respect to asset retirement relate to reclamation of sites and facilities on which the Project operations are situated. The obligation is recognized in the period in which the obligation is incurred based on the estimated future reclamation cost using an average discount rate of 8.0%. The total undiscounted future obligation is $149 million.

CONTINUITY OF ASSET RETIREMENT OBLIGATION
Present value of obligation at January 1, 2006	$5,247
New obligations during the year	155
Asset retirement costs incurred	(22)
Accretion expense	452

Present value of obligation at December 31, 2006	5,832
New obligations during the year	835
Asset retirement costs incurred	(24)
Accretion expense	427

Present value of obligation at December 31, 2007	$7,070

OPTI estimates its obligations related to drilling activities will be settled over approximately the next 20 years and obligations relating to resource facilities will be settled in approximately 55 years. OPTI’s upgrading facilities related to the Project have retirement obligations for which fair value cannot be reasonably determined because the asset currently has an indeterminable useful life. An asset retirement obligation for these assets will be recorded in the period in which the lives of the assets become reasonably determinable.

c)	Interest rate swap

During the second quarter of 2007, OPTI cancelled an interest rate swap related to its TLB which was repaid in July 2007. This resulted in a cumulative realized loss of $2 million which has been capitalized to property, plant and equipment.
7.	CAPITAL STOCK
a)	Authorized

Unlimited number of common shares and preferred shares without nominal or par value.

b)	Issued and outstanding

	Thousands of
	Shares	Amount
COMMON SHARES
Balance — January 1, 2006	156,776	$1,240,854
Issued for cash — flow-through (c)	1,770	40,367
Common share options exercised	1,521	17,341
Warrants exercised	67	1,158
Common shares issued upon conversion(e)	12,550	163,266
Share issue costs		(914)
Tax effect on flow-through shares and share issue costs		(14,393)

Balance December 31, 2006	172,684	1,447,679
Issued for cash (d)	18,535	352,156
Issued for cash — flow-through (d)	2,430	60,021
Common share options exercised	1,707	18,343
Share issue costs		(16,768)
Tax effect on flow-through shares and share issue costs		(7,514)

Balance December 31, 2007	195,356	$1,853,917

CALL OBLIGATIONS(g)
Balance — December 31, 2006 and 2007		(16,664)

TOTAL CAPITAL STOCK — December 31, 2007		$1,837,253

           7. CAPITAL STOCK (CONTINUED)
c)	2006 flow-through share issuance

In November 2006, OPTI issued 1,770,500 flow-through common shares at a price of $22.80 per share for gross proceeds of $40 million.

d)	2007 equity issuance

On November 21, 2007, OPTI issued 18,534,500 common shares at a price of $19.00 per common share and 2,430,000 flow-through common shares at a price of $24.70 per common share for aggregate gross proceeds of $412 million.

e)	Preferred share conversion

On January 13, 2006, OPTI announced its intention to redeem 12,550,000 preferred shares issued in 2005. Effective February 15, 2006, all preferred shares were converted into common shares at which time the total of the book value of the preferred shares and the liability portion of the preferred shares were recorded as common shares.

f)	Common share stock split

On April 27, 2006, the Company’s shareholders approved an amendment to the Articles of Incorporation to divide the issued and outstanding common shares on a two-for-one basis as of June 1, 2006. The number of shares outstanding, related earnings per share, and outstanding option information has been adjusted retroactively to give effect to the split.

g)	Call obligations

The call obligations consist of unconditional and irrevocable call options whereby OPTI, at its option, can require a subscription for either a convertible preferred share or a common share for the face amount of the call obligation. OPTI can exercise the call obligations at any time until the earlier of completion of the Long Lake Project and June 30, 2008. There are $202 million of call obligations outstanding. The exercise price per share of the call obligations is $2.20 per share and should OPTI exercise its options, it would result in the issuance of 91.8 million additional common shares and gross proceeds of $202 million.

h)	Common share options and common share warrants

There are currently 3,104,000 common share warrants outstanding which entitle the holder to purchase two common shares at a price of $14.75 each and expire on November 30, 2008. Common shares outstanding after giving effect to 7,208,116 common share options and 6,208,000 common shares issuable upon exercise of 3,104,000 warrants would be 208,771,642 at December 31, 2007.

i)	Outstanding stock options

OPTI may grant stock options to executives, certain employees, consultants, and directors as determined by the Board of Directors. The exercise price of each option is determined by the Board based on the current market price of OPTI’s common shares at the date of the grant. Vesting rights are determined at the discretion of the Board. Under OPTI’s plans, options vest at the time of grant or over a five-year period. Options currently outstanding expire at dates up to 2017.

           7. CAPITAL STOCK (CONTINUED)

		Exercise
	Thousands of	Price
	Options	Per Share
Balance January 1, 2006	7,983	$9.40
Granted	1,880	19.54
Forfeited	(206)	15.00

Exercised	(1,521)	9.23

Balance December 31, 2006	8,136	11.69
Granted	1,003	19.58
Forfeited	(224)	15.77

Exercised	(1,707)	9.82

Balance December 31, 2007	7,208	$13.03

		Options Outstanding		Exercisable Options
			Weighted		Weighted
		Remaining	Average		Average
	Thousands	Contractual	Exercise	Thousands	Exercise
	Options	Life (Years)	Price	Options	Price
$3.11 to $4.99	264	3.1	$3.49	264	$3.49
$5.00 to $9.99	2,975	2.7	9.05	2,867	9.10
$10.00 to $14.99	1,341	6.6	10.96	678	10.97
$15.00 to $19.99	1,814	9.3	18.68	197	18.29
$20.00 to $23.50	814	8.4	21.29	134	21.14

	7,208	5.7	$13.03	4,140	$9.88

j)	Stock-based compensation

During the year ended December 31, 2007, there were 1,002,500 (2006 — 1,880,100) common share options granted which had a total fair value of $7 million (2006 — $13 million). The fair value was calculated at the date of each grant using the following assumptions: a risk free interest rate of 4.0% (2006 — 4.1%), a term of ten years (2006 — ten years) and an average volatility of 36% (2006 — 37%). Stock-based compensation costs for the year ended December 31, 2007 are $4 million (2006 — $3 million), of which $1 million is included in G&A expenses (2006 — $1 million) and $3 million is included in PP&E (2006 — $2 million).

k)	Contributed surplus

The following outlines changes in contributed surplus for the period:

Balance — January 1, 2006	$9,775
Capitalized stock-based compensation	1,986
Expensed stock-based compensation	1,014
Stock options exercised	(3,418)

Balance — December 31, 2006	9,357
Capitalized stock-based compensation	2,732
Expensed stock-based compensation	1,356
Stock options exercised	(1,548)

Balance December 31, 2007	$11,897

8.	FINANCIAL INSTRUMENTS AND RISK MANAGEMENT
a)	Commodity contracts

OPTI has oil price exposure with respect to future production. OPTI has purchased put options to provide a price floor for a portion of its anticipated 2008 production. During 2007, OPTI purchased put options that provide a USD $50.00 per bbl strike price for 5,500 bbl/d of 2008 oil production. OPTI has not designated these options as an accounting hedge under Canadian GAAP, and accordingly has measured these financial instruments at fair value. Fluctuations in the fair value measurements are included in earnings. At December 31, 2007, the fair value of these options is $0.1 million which is included in PP&E

b)	Foreign currency risk

Foreign currency risk is the risk that a variation in the exchange rate between Canadian and foreign currencies will affect OPTI’s results. OPTI has USD $1,750 million of Senior Secured Notes. OPTI has mitigated translation risk on a portion of this debt by entering into cross currency interest rate swaps on USD $875 million of its USD debt that fixes the U.S. dollar interest and principal repayments amounts.

c)	Cash-flow risk

Cash-flow risk is the risk that future cash flows associated with a monetary financial instrument will fluctuate in amount. OPTI is exposed to cash-flow risk in relation to interest rates on its interest income earned on cash and short-term investments as well as to the extent the changes in market rates will impact future borrowings under the $500 million revolving credit facility.

d)	Interest rate risk

Interest rate risk is the risk that the value of a financial instrument will fluctuate as a result of changes in market interest rates. OPTI is exposed to interest rate risk as the value of the Senior Secured Notes will fluctuate in response to changes in market interest rates.

e)	Credit risk

Credit risk is the risk of a financial loss occurring as a result of a default of a counterparty on its obligation to OPTI. OPTI’s financial instruments that are exposed to credit risk consist primarily of cash and short-term investments, accounts receivable, investments in the interest reserve account, commodity contracts and the cross currency swaps. OPTI mitigates this risk by investing cash and short-term investments with major financial institutions and by having counterparties to the commodity contracts and the cross currency swaps that are investment grade institutions.
9.	COMMITMENTS
a)	Project commitments

At December 31, 2007, OPTI’s share of the total estimated cost at completion of the Long Lake Project is between $2.90 billion and $3.05 billion. OPTI has incurred $2.7 billion in relation to this estimate. OPTI has commitments in connection with contracts and purchase orders of $132 million at December 31, 2007. Commitment amounts are measured within contracts and purchase orders through letters of intent, scheduled work releases and forecast expenditures for labour and equipment utilization. These commitments will be realized in incurred expenditures over time as certain milestones are met, work is completed, or both.

           9. COMMITMENTS (CONTINUED)
b)	Lease obligations and other commitments

OPTI has an agreement with Enbridge Pipelines (Athabasca) Inc. that provides for the storage, measurement and transportation of crude oil and other liquids between the Athabasca main line and the Long Lake site. This agreement is considered to be a capital lease for accounting purposes. Capital lease payments on this agreement for the next five years are as follows.

2008	$2,266
2009	4,427
2010	4,427
2011	4,427
2012	4,110
Thereafter	79,709

Total including interest	99,366
Less imputed interest	(69,766)

Total	$29,600

OPTI has an agreement with Enbridge Pipelines (Athabasca) Inc. for transportation of oil products from Long Lake to Hardisty. The initial term of this agreement extends to 2012. OPTI also has an agreement with Pembina Oil Sands Pipeline L.P. for a pipeline which transports synthetic crude oil, for use as a diluent, available to the Long Lake site. This agreement has an initial term of 25 years. These two pipeline agreements are considered to be operating leases for accounting purposes. During the fourth quarter, OPTI entered into a long term traffic guarantee agreement with Canadian National Railway Company (CN) under which traffic is moved to and from the Project site by rail and CN invests in upgrades to the Athabasca Northern Railway rail line. The rail line will move, amongst other commodities, sulphur, catalysts, and construction materials to and from the Project site for periods up to 2032. Prior to the commencement of commercial operations, OPTI capitalizes operating lease payments. Operating lease payments on these agreements for the next five years are as follows:

2008	$9,319
2009	13,046
2010	14,052
2011	13,581
2012	4,057
Thereafter	41,694

Total	$95,749

c)	Letters of credit

At December 31, 2007, in relation to Phase 2 activities, OPTI and its joint venture partner have supplied irrevocable standby letters of credit issued by major financial institutions. These are in place to indemnify in the event that either party does not perform certain contractual obligations. At December 31, 2007, the outstanding letters of credit are $4 million which expire in 2008 and contain renewal provisions to the end of 2009. In relation to the transportation agreements, OPTI has supplied a letter of credit for $6 million which expires in 2008.

In connection with OPTI’s letters of credit, OPTI has pledged security of $10 million of its cash equivalents in an amount equivalent to the total face value of these letters of credit.

10.	U.S. GAAP RECONCILIATION
The financial statements of OPTI have been prepared in accordance with Canadian GAAP. With respect to OPTI, these principles conform in all material respects to those in the United States for items of measurement except for the following:

	Years Ended December 31
	2007	2006
Statement of Earnings (Loss) Reconciliation
Net loss and other comprehensive loss in accordance with Canadian GAAP	$(9,486)	$(10,216)
Revenue capitalized(a)	—	2,758
Pre-operating results capitalized(a)	(36,995)	(9,846)
Depletion expense(a)	—	(648)
Standby charges capitalized(b)	(3,491)	(8,383)
Foreign exchange gain (loss) capitalized(b)	235,164	(29,857)
Cross currency and interest rate swap charges capitalized(b)	(56,982)	(4,826)
Reduction (increase) in future taxes(a,b,d)	(9,426)	14,733
Flow-through share premium(c)	8,959	10,198
Tax effect of flow through shares(c)	(11,706)	(14,658)
Deferred financing charges expensed	11,927	—
Deferred financing amortization(d)	(6,144)	—

Net earnings (loss) in accordance with U.S. GAAP	121,820	(50,745)

Earnings (loss) per share, basic and diluted	$0.69	$(0.30)

	At December 31, 2007		At December 31, 2006
	Canadian GAAP	U.S. GAAP	Canadian GAAP	U.S. GAAP
Balance Sheet Reconciliation
Assets
Property, plant and equipment (a,b)	$3,373,908	$3,438,084	$2,477,898	$2,391,269
Accumulated depletion expense (a)	—	(3,483)	—	(3,483)
Deferred financing charges (d)	—	44,211	38,428	38,428
Liabilities
Liability relating to flow-through share premium (c)	—	13,778	—	8,959
Future income tax liability (asset) (a,b,d)	(2,153)	4,259	47,040	19,772
Shareholders’ equity
Capital stock (c)	1,837,253	1,877,319	1,431,015	1,473,153
Deficit	(49,223)	(4,570)	(12,453)	(126,390)
Total shareholders’ equity	1,815,613	1,900,332	1,443,605	1,371,806

a)	Under Canadian GAAP, OPTI’s resource activities are considered to be in the pre-operating stage and are therefore capitalized under full cost accounting guidelines. There is no comparable standard for U.S. GAAP which allows capitalization of pre-operating activities. These operations would be recorded as revenue and operating costs with a depletion provision calculated on a unit of production basis. The resulting decrease in the book value of PP&E reduces the related future tax liability.

b)	Under Canadian GAAP during the pre-operating period, standby fees associated with borrowing facilities, foreign exchange gains or losses, unrealized gains or losses on the interest rate swap and unrealized gains or losses associated with the cross currency interest rate swap associated with borrowing facilities and the related future tax impact can be capitalized. Under U.S. GAAP, during the pre-operating period these costs would be expensed as incurred and any gains or losses on derivative instruments not designated as a hedging instrument are recognized into earnings.

           10. U.S. GAAP RECONCILIATION (CONTINUED)
c)	Under Canadian GAAP, the proceeds from the issuance of flow-through shares are recorded in equity at their face value. Under U.S. GAAP, the proceeds must be allocated between the sale of the shares and the sale of the tax benefit. A liability is created for the difference between the market price of the existing shares and the price the investor paid for the flow-through shares. In November 2007, OPTI issued 2,430,000 flow-through common shares at a price of $24.70 per share for gross proceeds of $60 million which has resulted in a $14 million liability. When the tax benefits are renounced to shareholders, the difference between this liability and the value of the tax basis given up is recorded as tax expense. Under Canadian GAAP the value of the tax basis given up reduces the value of the flow-through shares issued. During March 2007, OPTI fully renounced the tax deductions to investors in relation to the flow-through shares issued in 2006.

d)	On January 1, 2007, OPTI adopted to Canadian Institute of Chartered Accountants section 3855 “Financial Instruments — Recognition and Measurement.” As a result of the adoption, all previously recorded deferred financing charges, net of future tax, are recorded as an adjustment to opening deficit. Under this new section, all transactions costs relating to financial instruments are to be expensed as incurred. Under U.S. GAAP, debt transactions costs are deferred and amortized over the life of the associated debt.

e)	The consolidated statement of cash flows are prepared in accordance with Canadian GAAP and conform in all material respects to U.S. GAAP except that Canadian GAAP allows for the presentation of operating cash flow before changes in non-cash working capital in the consolidated statement of cash flows. This total cannot be presented under U.S. GAAP.

f)	Under Canadian full cost accounting rules, impairment is recognized if the carrying amount of the PP&E exceeds the sum of the undiscounted cash flows expected to result from proved reserves using estimated future prices and costs (the “ceiling test”). Under the full cost method of accounting as set forth by the US Securities and Exchange Commission, the ceiling test differs from Canadian GAAP in that future net revenues from proved reserves are based on prices and costs as at the balance sheet date (“constant dollar pricing”) and are discounted at 10%. Management has reviewed the valuation of the Long Lake Project and other oil sands properties and estimates that the fair market value of these properties exceeds their carrying amount.

g)	The components of accounts payable and accrued liabilities are as follows:

	Years Ended December 31
	2007	2006
Accounts payable	$14,242	$4,779
Other accrued liabilities	176,481	153,065

Total	$190,723	$157,844

h)	For U.S. GAAP purposes, OPTI is considered to be a development stage company and the financial statements should be labelled as such. In the statement of shareholders’ equity, OPTI’s deficit should be labelled as deficit accumulated during the development stage. Additional disclosure required for a development stage company are as follows:

	December 31, 2007	December 31, 2006
Property, plant and equipment under Canadian GAAP	$3,373,908	$2,477,898
Revenue capitalized (a)	9,624	9,624
Pre-operating results capitalized (a)	(70,449)	(33,454)
Standby charges capitalized (b)	(31,607)	(28,116)
Foreign exchange gain (loss) capitalized (b)	205,307	(29,857)
Cross currency and interest rate swap capitalized (b)	(61,808)	(4,826)
Capitalized future tax (b)	13,109	—
Property, plant, and equipment under U.S. GAAP	$3,438,084	$2,391,269

           10. U.S. GAAP RECONCILIATION (CONTINUED)
i)	Future accounting pronouncements
(i)	Fair Value Measurement

FASB issued statement of Financial Accounting No. 157, Fair Values Measurement effective for fiscal years beginning after November 15, 2007. The standard provides enhanced guidance for using fair value measurements to measure assets and liabilities, the information used to measure fair value and the effect of fair value measurement on earnings. The standard applies whenever another standard requires or permits assets or liabilities to be measured at fair value. The standard does not expand the use of fair value to any new circumstances. The Company is currently evaluating the standard and has not yet determined the impact of adoption, if any, on the financial statements in accordance with U.S. GAAP.

(ii)	Fair Value Option For Financial Assets and Liabilities

FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“FAS 159”). FAS 159 permits entities to choose to measure eligible financial assets and liabilities at fair value in situations in which they are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item’s fair value in subsequent reporting periods must be recognized in current earnings. The standard also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities. The provisions of FAS 159 are effective beginning January 1, 2008. The Company is currently evaluating the standard and has not yet determined the impact of adoption, if any, on the financial statements in accordance with U.S. GAAP.

(iii)	Business Combinations

In December 2007, the FASB issued Statement of Financial Accounting Standards (“FAS”) No. 141 (revised 2007), Business Combinations (“FAS 141(R)”) which replaces FAS No. 141, Business Combination. FAS 141(R) retains the underlying concepts of FAS 141 in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting but FAS 141(R) changed the method of applying the acquisition method in a number of significant aspects. FAS 141(R) is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies. FAS 141(R) amends FAS 109 such that adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to the effective date of FAS 141(R) would also apply the provisions of FAS 141(R). Early adoption is not allowed in accordance with U.S. GAAP.

Concurrently, FASB issued FAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“FAS 160”) which amends ARB 51 to establish accounting and reporting standards for a non-controlling interest in a subsidiary and for deconsolidation of a subsidiary. The standard applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 and may not be applied before that date.

We are currently evaluating the effects, if any, that FAS 141(R) and FAS 160 may have on our financial statements in accordance with U.S. GAAP.
11.	COMPARATIVE FIGURES
Certain of the comparative figures have been reclassified to conform to the presentation adopted in the current period.

12. SUPPLEMENTAL INFORMATION TO STATEMENT OF CASH FLOW

	Years Ended December 31
	2007	2006	2005
Cash taxes paid	$—	$1,153	$4,093
Cash interest received	23,281	9,289	15,410
Cash interest paid	142,049	41,483	14,370
Non cash additions to property, plant and equipment	(206,994)	66,653	10,900
Non cash additions to capital stock	(5,966)	17,978	3,225
Change in non-cash working capital
Accounts and other receivables	$(6,014)	$(505)	$351
Accounts payable and accrued liabilities	36,554	28,960	12,991

Net change in non-cash working capital	$30,540	$28,455	$13,342

Operating activities	$4,496	$(2,060)	$(2,552)
Financing activities	(4,793)	5,553	1,500
Investing activities	30,837	24,962	14,394

Net change in non-cash working capital	$30,540	$28,455	$13,342

13.	FAS 69 RESERVES (unaudited)
     The following oil and gas information is provided in accordance with the FASB statement No. 69 Disclosures about Oil and Gas Producing Activities.
     These rules restrict the measurement and evaluation of reserves and cash flow to those activities associated with a stand-alone SAGD operation. These rules also do not permit recognition of resources. In order to satisfy these requirements, amounts noted include estimated costs to purchase natural gas to generate steam, costs to purchase diluent to transport raw bitumen and a sales price based on the resulting blended barrel which has historically sold at a price substantially lower than WTI . These assumptions are not consistent with the planned development of our reserves at the Long Lake Project. The Long Lake Project is an integrated project and includes facilities that are expected to produce a synthetic gas which significantly reduces our need to purchase natural gas and our expected primary sales product is primarily Premium Sweet Crude (PSC™) which is expected to sell at a price similar to WTI and does not require diluent for transportation. Our reserves are all located in Canada.
A. Reserve Quantity Information
     Our net proved reserves and changes in those reserves for our operations are disclosed below. The net proved reserves represent management’s best estimate of proved oil and natural gas reserves after royalties. Reserve estimates for each property are prepared each year, and all reserves have been assessed by independent qualified reserves consultants.
     Estimates of crude oil and natural gas proved reserves are determined through analysis of geological and engineering data, and demonstrate reasonable certainty that they are recoverable from known reservoirs under economic and operating conditions that existed at year end.

Thousands of barrels	Bitumen

December 31, 2005
Revisions of Previous Estimates of total proved reserves	217,829

December 31, 2006 Closing / 2007 Opening Total Proved Reserve Balance	217,829
Revisions of Previous Estimates of total proved reserves	17,525

December 31, 2007 Closing Total Proved Reserve Balance	235,354

Notes:

1.	Represents bitumen reserves rather than upgraded synthetic crude oil reserves (PSC™ )

2.	Proved reserves are the estimated quantities that geological and engineering data demonstrate with reasonable certainty can be recovered in future years from known reservoirs under existing economic and operating conditions. Reserves are considered “proved” if they can be produced economically, as demonstrated by either actual production or conclusive formation testing.

3.	Proved developed reserves are expected to be recovered through existing wells with existing equipment and operating methods. Proved developed reserves were 59 million barrels at December 31, 2007 (December 31, 2006 — 60 million barrels).

4.	Based on bitumen prices at December 31, 2005. During 2006, primarily due to an increase in bitumen prices, there is a revision to previous estimates resulting in total proved reserves of 218 million barrels.
B. Capitalized Costs

	Proved	Unproved	Capitalized
Cdn$ millions	Properties	Properties	Costs

As at December 31, 2007	$828,173	$258,095	$1,086,268
As at December 31, 2006	$538,504	$177,402	$715,906

             13. FAS 69 RESERVES (CONTINUED)
C. Costs Incurred

	Years ended
Cdn$ millions	2007	2006

Property Acquisition Costs
Proved	$—	$—
Unproved	5	44
Exploration costs	55	54
Development costs	309	401
Asset retirement costs	1	—

Total Costs Incurred	$370	$499

D. Standardized Measure of Discounted Future Net Cash Flows and Changes Therein
     In calculating the standardized measure of discounted future net cash flows, year-end constant prices and cost assumptions were applied to OPTI’s estimated annual future production from proved reserves to determine cash inflows. Future production and development costs are based on constant period end price assumptions and assume the continuation of existing economic, operating and regulatory conditions. Future income taxes are calculated by applying statutory income tax rates to future pre-tax cash flows after provision for the tax cost of the oil properties based upon existing laws and regulations. The discount was computed by application of a 10% discount factor to the future net cash flows. The calculation of the standardized measure of discounted future net cash flows is based upon the discounted future net cash flows prepared by OPTI’s independent qualified reserves evaluators in relation to the reserves they respectively evaluated.
     OPTI cautions that the discounted future net cash flows relating to proved reserves are an indication of neither the fair market value of OPTI’s oil properties, nor the future net cash flows expected to be generated from such properties. The discounted future net cash flows do not include the fair market value of probable or possible oil reserves, nor is consideration given to the effect of future changes in crude oil prices, development, asset retirement and production costs and possible changes to tax and royalty regulations. In addition, no consideration for the benefit of our on site Upgrader is included. The prescribed discount rate of 10% may not appropriately reflect future interest rates.

Cdn$ millions	2007	2006

Future cash inflow	$12,582	$7,524
Less future:
Production costs	4,666	3,273
Development costs	1,673	928
Asset retirement obligation payments	73	24
Income taxes	1,252	904

Future net cash flow	4,918	2,395
Less effect of 10% annual discount	2,803	1,404

Discounted future net cash flow	$2,115	$991

             13. FAS 69 RESERVES (CONTINUED)

	2007	2006

	($ millions)
Discounted net cash flow — beginning of year	$991	$—
Changes due to prices	1,457	1,234
Actual development costs during the period	272	382
Changes in future development costs	(451)	(342)
Accretion of discount	131	(31)
Net changes in income taxes	(98)	(320)
Changes resulting from changes to royalties other than due to pricing	252	245
Changes resulting from technical reserves revisions	71	4
Changes resulting from effects of production timing	(301)	(47)
Changes from production costs	(209)	(134)

Discounted net cash flow — beginning of year	$2,115	$991

PART II
INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
INDEMNIFICATION OF DIRECTORS AND OFFICERS
Section 124 of the Canada Business Corporations Act provides for indemnification of directors and officers of the Registrant.
Section 124 of the Canada Business Corporations Act provides as follows:
124. (1) Indemnification. A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.
(2) Advance of Costs. A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfil the conditions of subsection (3).
(3) Limitation. A corporation may not indemnify an individual under subsection (1) unless the individual
     (a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and
     (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.
(4) Indemnification in derivative actions. A corporation may with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favour, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).
(5) Right to indemnity. Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity
     (a) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and
     (b) fulfils the conditions set out in subsection (3).
(6) Insurance. A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual

II-1

     (a) in the individual’s capacity as a director or officer of the corporation; or
     (b) in the individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request.
(7) Application to court. A corporation, an individual or an entity referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order that it sees fit.
(8) Notice to Director. An applicant under subsection (7) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.
(9) Other notice. On an application under subsection (7) the court may order notice to be given to any interested person and the person is entitled to appear and be heard in person or by counsel.
The By-laws of the Registrant provide that it shall indemnify a director or officer of the Registrant, or another person who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, to the maximum extent permitted by the Canada Business Corporations Act.
Subject to the limitations contained in the Canada Business Corporations Act, the Registrant may purchase, maintain or participate in such insurance for the benefit of such persons referred to above as the Board may from time to time determine.
The Registrant also has agreements with each director and officer to provide indemnification to the extent permitted under the Canada Business Corporations Act.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.
EXHIBITS
See Exhibit Index beginning on page E-1.

II-2

PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
Item 1. Undertaking
     The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the U.S. Securities and Exchange Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Registration Statement on Form F-10 or to transactions in said securities.
Item 2. Consent to Service of Process
     (a) Concurrent with the filing of this Registration Statement on Form F-10, the Registrant is filing with the U.S. Securities and Exchange Commission a written irrevocable consent and power of attorney on Form F-X.
     (b) Any change to the name or address of the agent for service of process of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III-1

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on the 28th day of January, 2008.

OPTI CANADA INC.
By:	/s/ Sid Dykstra
	Name:	Sid Dykstra
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sid Dykstra, President, Chief Executive Officer and Director of OPTI Canada Inc. and David Halford, Chief Financial Officer of OPTI Canada Inc., or either of them, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on January 28, 2008.

Signature	Title

/s/ Sid Dykstra Sid Dykstra	President, Chief Executive Officer and Director

/s/ David Halford David Halford	Chief Financial Officer

/s/ James M. Stanford James M. Stanford	Chairman of the Board of Directors

/s/ Yoram Bronicki Yoram Bronicki	Director

Signature	Title

Ian W. Delaney	Director

Charles L. Dunlap	Director

Randall Goldstein	Director

Robert G. Puchniak	Director

/s/ Christopher P. Slubicki Christopher P. Slubicki	Director

/s/ Samuel Spanglet Samuel Spanglet	Director

/s/ James van Hoften James van Hoften	Director
AUTHORIZED REPRESENTATIVE
     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of OPTI Canada Inc. in the United States, on the 28th day of January, 2008.

By:	/s/ Charles L. Dunlap
	Name:	Charles L. Dunlap
	Title:	Director

EXHIBIT INDEX

Exhibit
Number	Description
2.1	Registration Rights Agreement, dated December 15, 2006, between OPTI Canada Inc. and the Initial Purchasers named therein.

2.2	Registration Rights Agreement, dated July 5, 2007, between OPTI Canada Inc. and the Initial Purchasers named therein.

4.1	The Registrant’s Annual Information Form dated January 23, 2008, for the year ended December 31, 2007.

4.2	The Registrant’s Audited Comparative Consolidated Financial Statements as at and for the years ended December 31, 2007, 2006 and 2005, together with the auditor’s report thereon (contained on pages C-1 through C-25 of this Registration Statement).

4.3	Management’s Discussion and Analysis of the Financial Condition and Results of Operations of the Registrant as at and for the years ended December 31, 2007 and 2006 (contained on pages 44 through 59 of this Registration Statement).

4.4	The Registrant’s Notice of 2007 Annual and Special Meeting and Management Proxy dated March 7, 2007 in connection with the Annual and Special Meeting of the Shareholders of the Registrant held on April 27, 2007.

5.1	Consent of PricewaterhouseCoopers LLP.

5.2	Consent of McDaniel & Associates Consultants Ltd.

5.3	Consent of Macleod Dixon LLP.

6.1	Powers of Attorney (contained on the signature page of this Registration Statement).

7.1	Indenture, dated December 15, 2006, entered into between OPTI Canada Inc. , the Initial Guarantors named therein and The Bank of New York.

7.2	Indenture, dated July 5, 2007 entered into between OPTI Canada Inc. , the Initial Guarantors named therein and The Bank of New York.

7.3	Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York on Form T-1 relating to 8 1/4% Senior Secured Notes due 2014.

7.4	Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York on Form T-1 relating to 7.875% Senior Secured Notes due 2014.

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

E-1